                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No. __________)

Filed by the registrant  /X/
Filed by a party other than the registrant  / /

Check the appropriate box:
/ /   Preliminary proxy statement
/X/   Definitive proxy statement
/ /   Definitive additional materials
/ /   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         First Harrisburg Bancor, Inc.
               (Name of Registrant as Specified in Its Charter)

                         First Harrisburg Bancor, Inc.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):  (previously paid)

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: common stock
     (2)  Aggregate number of securities to which transactions applies:
          2,768,411
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $14.77
     (4)  Proposed maximum aggregate value of transaction:  $40,889,430.47

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid: $8,177.89
     (2)  Form, schedule or registration statement no.:
                 Preliminary proxy statement
     (3)  Filing party: First Harrisburg Bancor, Inc.
     (4)  Date filed: January 5, 1996

                         FIRST HARRISBURG BANCOR, INC.
                            234 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 232-6661


                                                                January 23, 1996


Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders (the 'Special Meeting') of First Harrisburg Bancor, Inc. ('First Harrisburg'), which will be held at The Ramada Inn on Market Square located at 23 South Second Street, Harrisburg, Pennsylvania, on Friday, February 23, 1996 at 10:00 a.m., local time.

     At the Special Meeting, stockholders will be asked to approve and adopt the Agreement and Plan of Reorganization (the 'Reorganization Agreement') and a related Agreement and Plan of Merger (the 'First Harrisburg Merger Agreement'), both dated as of November 12, 1995, whereby Harris Acquisition Corporation will be merged into First Harrisburg (the 'First Harrisburg Merger'), with First Harrisburg as the surviving corporation. If the First Harrisburg Merger is consummated, each share of common stock of First Harrisburg, par value $.01 per share (the 'First Harrisburg Common Stock'), outstanding immediately prior to consummation of the First Harrisburg Merger (other than shares in First Harrisburg's treasury, shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law, and shares held by Harris Savings Bank ('Harris') or its parent or subsidiaries in other than a fiduciary capacity) shall be converted into and represent the right to receive $14.77 in cash without any interest thereon (the 'First Harrisburg Merger Consideration').

     As a result of the First Harrisburg Merger, First Harrisburg will become a wholly-owned subsidiary of Harris. Immediately thereafter, First Harrisburg will be liquidated into Harris and First Federal Savings and Loan Association of Harrisburg, the wholly-owned subsidiary of First Harrisburg, will then be merged with and into Harris (the 'Harris Merger'). Approval by First Harrisburg's stockholders of the Reorganization Agreement and the First Harrisburg Merger Agreement is a condition to consummation of the First Harrisburg Merger and the Harris Merger (which mergers are referred to collectively herein as the 'Merger'). The terms of the Merger are explained in detail in the accompanying Joint Proxy Statement, which we urge you to read carefully.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND FIRST HARRISBURG MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF SAME BECAUSE THE BOARD BELIEVES THEM TO BE LN THE BEST INTERESTS OF THE STOCKHOLDERS.

     Enclosed is a Notice of Special Meeting of Stockholders, the Joint Proxy Statement, a proxy card and, for First Harrisburg, its 1994 Annual Report to Stockholders and Form 10-Q for the quarter ended September 30, 1995. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                          Sincerely,

                                          Patrick J. Aritz
                                          President and Chief Executive Officer

                         FIRST HARRISBURG BANCOR, INC.
                            234 North Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 232-6661



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 23, 1996


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First Harrisburg Bancor, Inc. ('First Harrisburg') will be held at The Ramada Inn on Market Square located at 23 South Second Street, Harrisburg, Pennsylvania, on Friday, February 23, 1996, commencing at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Joint Proxy Statement:

     1. To consider and vote upon the Agreement and Plan of Reorganization dated as of November 12, 1995 (the 'Reorganization Agreement'), by and among Harris Savings Bank ('Harris'), Harris Acquisition Corporation ('HAC'), First Harrisburg and First Federal Savings and Loan Association of Harrisburg ('First Federal'), and a related Agreement and Plan of Merger (the 'First Harrisburg Merger Agreement'), pursuant to which (i) HAC will be merged into First Harrisburg (the 'First Harrisburg Merger'), with First Harrisburg as the surviving corporation of the First Harrisburg Merger; and (ii) each share of common stock of First Harrisburg, par value $.01 per share ('First Harrisburg Common Stock'), outstanding immediately prior to consummation of the First Harrisburg Merger (other than shares in First Harrisburg's treasury, shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law, and shares held by Harris or its parent or subsidiaries in other than a fiduciary capacity) shall be converted into and represent the right to receive $14.77 in cash ('First Harrisburg Merger Consideration'), as described in the Joint Proxy Statement, and the Reorganization Agreement and the First Harrisburg Merger Agreement which is attached as Appendix A thereto; and

     2. To transact such other business, if any, as may properly come before the Special Meeting and any adjournment or postponement thereof.


     Only holders of record of the First Harrisburg Common Stock at the close of business on January 16, 1996 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.


     Each stockholder entitled to vote at the Special Meeting will have the right to dissent from the First Harrisburg Merger and to obtain payment for the fair value of his shares upon compliance with the applicable provisions of Pennsylvania law. For a summary of the rights of stockholders of First Harrisburg to dissent, see 'THE MERGER -Dissenters' Rights - First Harrisburg Stockholders' in the attached Joint Proxy Statement and Appendix D thereto.



                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ J. Frederic Redslob

                                          J. Frederic Redslob, Secretary

Harrisburg, Pennsylvania

January 23, 1996


  YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
INTRODUCTION..............................................................................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................      2
SUMMARY...................................................................................................      3
FIRST HARRISBURG SELECTED CONSOLIDATED FINANCIAL INFORMATION..............................................     11
HARRIS SELECTED CONSOLIDATED FINANCIAL INFORMATION........................................................     12
STOCKHOLDER MEETINGS......................................................................................     14
  Special Meeting of First Harrisburg Stockholders........................................................     14
  Special Meeting of Harris Stockholders..................................................................     15
THE MERGER................................................................................................     16
  Background of and Reasons for the Merger; Recommendations of the Boards of
     Directors............................................................................................     16
  Terms of the Merger.....................................................................................     18
  Surrender of Certificates...............................................................................     19
  Opinions of Financial Advisors..........................................................................     19
  Representations and Warranties; Conditions to the Merger................................................     27
  Regulatory and Other Approvals..........................................................................     28
  Business Pending the Merger.............................................................................     28
  Effective Date of the Merger; Termination...............................................................     30
  Interests of Certain Persons in the Merger..............................................................     30
  Certain Income Tax Consequences.........................................................................     32
  Accounting Treatment of the Merger......................................................................     33
  Investment Agreement....................................................................................     33
  Dissenters' Rights -- First Harrisburg Stockholders.....................................................     34
  Dissenters' Rights -- Harris Stockholders...............................................................     36
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............................................     39
RELATIONSHIPS WITH INDEPENDENT AUDITORS...................................................................     43
STOCKHOLDER PROPOSALS.....................................................................................     43
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS FOR HARRIS............     44
  Independent Auditors' Report............................................................................    F-1
  Consolidated Financial Statements as of and for the Period Ended December 31, 1994......................    F-2
     Unaudited Financial Statements as of and for the Period Ended September 30, 1995.....................   F-32
  Management's Discussion and Analysis of Financial Condition and Results of Operations: December 31,
     1994.................................................................................................   F-42
    September 30, 1995....................................................................................   F-72

APPENDIX A -- AGREEMENT AND PLAN OF REORGANIZATION AND THE EXHIBITS THERETO...............................    A-1

APPENDIX B -- OPINION OF FINANCIAL ADVISOR TO HARRIS......................................................    B-1

APPENDIX C -- OPINION OF FINANCIAL ADVISOR TO FIRST HARRISBURG............................................    C-1

APPENDIX D -- STATUTES CONCERNING DISSENTERS' RIGHTS......................................................    D-1

                              HARRIS SAVINGS BANK
                       AND FIRST HARRISBURG BANCOR, INC.
                             JOINT PROXY STATEMENT
                                  INTRODUCTION


     This joint proxy statement ('Joint Proxy Statement') is being furnished to stockholders of Harris Savings Bank ('Harris') and First Harrisburg Bancor, Inc. ('First Harrisburg') in connection with the solicitation of proxies by the Boards of Directors of Harris and First Harrisburg (the 'Harris Board' and the 'First Harrisburg Board', respectively) for their use at their respective special meetings of stockholders, and any adjournment or postponement thereof, to be held at the time and place set forth in the accompanying respective notices of special meeting ('Special Meetings'). It is anticipated that the mailing of this Joint Proxy Statement and the enclosed proxy card will commence on or about January 23, 1996.


     At their respective Special Meetings, stockholders of Harris and First Harrisburg will be asked to approve and adopt an Agreement and Plan of Reorganization (the 'Reorganization Agreement'). The stockholders of First Harrisburg will be asked to approve a related Agreement and Plan of Merger of Harris Acquisition Corporation ('HAC') with and into First Harrisburg (the 'First Harrisburg Merger Agreement'). The stockholders of Harris will be asked to approve a related Agreement and Plan of Merger of First Federal Savings and Loan Association of Harrisburg with and into Harris (the 'Harris Merger Agreement'). First Federal Savings and Loan Association of Harrisburg ('First Federal') is a wholly-owned subsidiary of First Harrisburg. The Reorganization Agreement and related First Harrisburg Merger Agreement and Harris Merger Agreement each are dated as of November 12, 1995. Copies of each are attached hereto as Appendix A.


     Upon the Effective Date (as defined in the Reorganization Agreement) of the merger transaction underlying the First Harrisburg Merger Agreement (the 'First Harrisburg Merger'), each share of the common stock of First Harrisburg, par value $.01 per share ('First Harrisburg Common Stock') issued and outstanding immediately prior to the Effective Date, other than shares in First Harrisburg's treasury, shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law, and shares held by Harris or its parent or subsidiaries in other than a fiduciary capacity shall be converted into and represent the right to receive $14.77 in cash without any interest thereon (the 'First Harrisburg Merger Consideration'). Immediately after effectiveness of the First Harrisburg Merger, First Harrisburg will be liquidated and dissolved (the 'First Harrisburg Liquidation') pursuant to the First Harrisburg Plan of Liquidation and Dissolution (the 'First Harrisburg Plan of Liquidation'). Immediately thereafter, the merger transaction underlying the Harris Merger Agreement (the 'Harris Merger') will be consummated. All shares of common stock of Harris, par value $.01 per share ('Harris Common Stock') issued and outstanding prior to effectiveness of the Harris Merger, except for shares as to which dissenters' rights have been exercised and duly perfected in accordance with Pennsylvania law, will remain outstanding thereafter. The First Harrisburg Merger, the First Harrisburg Liquidation and the Harris Merger will occur consecutively and are expected to occur contemporaneously, or with each transaction occurring as soon as practicable after consummation of the preceding transaction. The First Harrisburg Merger and the Harris Merger are referred to collectively herein as the 'Merger'. For a more complete description of the Reorganization Agreement and the terms of the Merger, see 'THE MERGER'.


     All information concerning Harris contained in this Joint Proxy Statement has been furnished by Harris, and all information contained herein concerning First Harrisburg has been furnished by First Harrisburg.


     The First Harrisburg Common Stock is quoted and traded from time to time on the Nasdaq National Market System ('Nasdaq/NMS') under the symbol 'FFHP'. The last reported closing sales price per share of First Harrisburg Common Stock as of January 19, 1996, the latest practicable trading day before printing of this Joint Proxy Statement, was $14.125. The last reported closing sales price per share of Harris Common Stock on that date was $18.75. See 'SUMMARY -- Market and Market Prices'.


     ALL STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission ('SEC') by First Harrisburg (File No. 0-17913) pursuant to the Securities Exchange Act of 1934, as amended ('Exchange Act') are incorporated by reference in this Joint Proxy Statement:

          1. First Harrisburg's Annual Report on Form 10-K for the year ended December 31, 1994 (including certain information contained in First Harrisburg's Proxy Statement dated March 17, 1995, used in connection with First Harrisburg's 1995 Annual Meeting of Stockholders and incorporated by reference in the Form 10-K);

          2. First Harrisburg's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

          3. First Harrisburg's Current Report on Form 8-K dated November 12, 1995; and

          4. The following portions of First Harrisburg's Annual Report to Stockholders for the year ended December 31, 1994: audited consolidated financial statements and notes thereto (pages 3 through 31); management's discussion and analysis of financial condition and results of operations (pages 32 through 41); and selected consolidated financial and other data (page 42).

     Accompanying this Joint Proxy Statement are First Harrisburg's 1994 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended

September 30, 1995. Financial and other information included in the reports incorporated by reference herein do not reflect stock splits or stock dividends declared subsequent to the respective issuance dates of such reports.

     The Reorganization Agreement between Harris, HAC, First Harrisburg and First Federal dated as of November 12, 1995 and the exhibits thereto are included herewith as Appendix A and are incorporated by reference herein. Discussions of the terms and conditions of the Reorganization Agreement are summary in nature, and holders of First Harrisburg Common Stock and Harris Common Stock are referred to the Reorganization Agreement for a more complete discussion of the terms and conditions of the Merger, the Reorganization Agreement and related transactions.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement or any supplement hereto.

     Also incorporated herein by reference are the documents attached hereto as Appendices B, C and D to this Joint Proxy Statement.


     THIS JOINT PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS FILED BY FIRST HARRISBURG WITH THE SEC WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL OF SUCH DOCUMENTS WITH RESPECT TO FIRST HARRISBURG ARE AVAILABLE, UPON WRITTEN OR ORAL REQUEST, FROM J. FREDERIC REDSLOB, SECRETARY, FIRST HARRISBURG BANCOR, INC., 234 NORTH SECOND STREET, HARRISBURG, PENNSYLVANIA 17101; TELEPHONE NUMBER (717) 232-6661. COPIES WILL BE PROVIDED (WITHOUT EXHIBITS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE) FREE OF CHARGE BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 12, 1996.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS JOINT PROXY STATEMENT AND IN THE APPENDICES ATTACHED HERETO. STOCKHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

THE PARTIES TO THE MERGER

     FIRST HARRISBURG AND FIRST FEDERAL. First Harrisburg is a Pennsylvania corporation and a unitary savings and loan holding company registered under the

Home Owners' Loan Act, as amended (the 'HOLA'). First Harrisburg is the parent holding company of First Federal, a federally chartered savings and loan association. The deposits of First Federal are insured to the maximum extent provided by law by the Savings Association Insurance Fund ('SAIF'), which is administered by the Federal Deposit Insurance Corporation ('FDIC'). The principal business of First Federal consists of attracting deposits from the general public and applying these funds, together with borrowings, to the origination and purchase of first mortgage loans on single-family residences and origination of consumer loans which bear adjustable interest rates and/or have relatively short maturities averaging approximately seven years. First Federal also engages in the acquisition of land to be sold for residential real estate and in mortgage banking through its wholly-owned subsidiaries. One of these subsidiaries also provides financial services (including brokerage services) and insurance products. First Harrisburg's executive offices are located at 234 North Second Street, Harrisburg, Pennsylvania 17101, and its telephone number is
(717) 232-6661. At September 30, 1995, First Harrisburg had total consolidated assets of $309.7 million, total liabilities of $285.0 million, including deposits of $167.8 million, and stockholders' equity of $24.7 million.

     FOR ADDITIONAL INFORMATION CONCERNING FIRST HARRISBURG, ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, SEE 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE', 'SUMMARY' AND 'FIRST HARRISBURG SELECTED CONSOLIDATED FINANCIAL INFORMATION'.

     HARRIS AND HAC. Harris is a Pennsylvania state-chartered stock savings bank and the successor to a state-chartered mutual savings and loan formed in 1886. In 1991, Harris converted its charter to a state-chartered mutual savings bank and in 1994, Harris became a state-chartered stock savings bank and the majority-owned subsidiary of Harris Financial, MHC, a mutual holding company of Harris. As part of the 1994 conversion and reorganization, Harris completed a stock offering that raised net proceeds of $23.7 million. HAC is a special purpose, acquisition entity with no operations and was formed for the sole purpose of effecting the Merger.


     The deposits of Harris are insured by the FDIC under the SAIF. Harris has been a member of the Federal Home Loan Bank ('FHLB') System since 1941. Harris operates 25 full-service offices, two mortgage lending offices and an operations center. Harris operates primarily in the five central Pennsylvania counties of Dauphin, Cumberland, York, Lancaster and Lebanon and the Maryland county of Washington. It is the largest SAIF-insured institution headquartered in the five Pennsylvania counties that it serves. At September 30, 1995, Harris had total assets of $1.25 billion with deposits of $1.07 billion and stockholders' equity of $148.4 million.


     The principal executive offices of Harris are located at Second and Pine Streets, Harrisburg, Pennsylvania 17101, telephone number (717) 236-4041.

THE STOCKHOLDER MEETINGS

     FIRST HARRISBURG. The First Harrisburg Special Meeting will be held at The Ramada Inn on Market Square located at 23 South Second Street, Harrisburg, Pennsylvania on February 23, 1996 at 10:00 a.m., local time. Only the holders of record of the outstanding shares of First Harrisburg Common Stock at the close of business on January 16, 1996 (the 'First Harrisburg Record Date') are entitled to notice of and to vote at the First Harrisburg Special Meeting. At the First Harrisburg Record Date, 2,530,526 shares of First Harrisburg Common Stock were both outstanding and entitled to vote. A majority of the outstanding shares of First Harrisburg Common Stock must be represented in person or by proxy at the First Harrisburg Special Meeting in order for a quorum to be present. Each share of First Harrisburg Common Stock entitles the holder thereof to one vote on each matter to be submitted to First Harrisburg's stockholders at the First Harrisburg Special Meeting.

     At the First Harrisburg Special Meeting, First Harrisburg's stockholders will be asked to consider and vote upon (i) a proposal to approve the Reorganization Agreement and the First Harrisburg Merger Agreement (the 'First Harrisburg Proposal'), and (ii) the transaction of such other business as may properly come before the First Harrisburg Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon at the First Harrisburg Special Meeting is required to approve and adopt the First Harrisburg Proposal. Shares as to which the 'ABSTAIN' box has been marked on the proxy and shares held by brokers in street name for customers for which voting instructions have not been received ('broker non-votes') will be counted as present for determining if a quorum is present; however, such abstentions and broker non-votes are not considered votes cast and thus will not affect the number of votes required for approval. See 'STOCKHOLDER MEETINGS - Special Meeting of First Harrisburg Stockholders'.


     The directors of First Harrisburg and First Federal have agreed and intend to vote or cause to be voted all shares of First Harrisburg Common Stock which they have the right to vote for approval of the First Harrisburg Proposal. As of the First Harrisburg Record Date, the directors and executive officers of First Harrisburg and their associates in the aggregate beneficially owned 267,518 shares, or 10.4 percent, of the issued and outstanding First Harrisburg's Common Stock, excluding shares subject to options.


     Revocability of Proxies. Holders of First Harrisburg Common Stock may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Harrisburg (J. Frederic Redslob, Secretary, 234 North Second Street, Harrisburg, Pennsylvania 17101) a written notice of revocation or a proxy bearing a later date, or by voting in person at the First Harrisburg Special Meeting. Attendance at the First Harrisburg Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the First Harrisburg Special Meeting.

     HOLDERS OF FIRST HARRISBURG COMMON STOCK ARE URGED TO COMPLETE, DATE AND

SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE FIRST HARRISBURG SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE FIRST HARRISBURG SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTER IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE FIRST HARRISBURG PROPOSAL.

HARRIS


     The Harris Special Meeting will be held at the Zembo Temple located at Third and Division Streets, Harrisburg, Pennsylvania on February 23, 1996 at 3:00 p.m., local time. Only the holders of record of the outstanding shares of Harris Common Stock at the close of business on January 16, 1996 (the 'Harris Record Date') are entitled to notice of and to vote at the Harris Special Meeting. At the Harris Record Date, 11,210,400 shares of Harris Common Stock were issued outstanding and entitled to vote. A majority of the outstanding shares of Harris Common Stock must be represented in person or by proxy at the Harris Special Meeting in order for a quorum to be present. Each share of Harris

Common Stock entitles the holder thereof to one vote on each matter to be submitted to Harris' stockholders at the Harris Special Meeting.

     At the Harris Special Meeting, Harris' stockholders will be asked to consider and vote upon: (i) a proposal to approve and adopt the Reorganization Agreement and the Harris Merger Agreement (the 'Harris Proposal') and (ii) the transaction of such other business as may properly come before the Harris Special Meeting and any adjournment or postponement thereof. The affirmative vote of two-thirds of the shares of Harris Common Stock outstanding as of the Harris Record Date is required to approve and adopt the Harris Proposal. Because Harris Financial, MHC beneficially owns 8,500,000 shares or 76 percent of the Harris Common Stock outstanding as of the Harris Record Date and has indicated its intent to vote in favor of the Harris Proposal, approval of the Harris Proposal is thereby assured. See 'STOCKHOLDER MEETINGS - Special Meeting of Harris Stockholders'.

     Revocability of Proxies. Holders of Harris Common Stock may revoke a proxy at any time prior to its exercise by notifying Bernard H. Sarfert, Sr., Corporate Secretary of Harris, Second and Pine Streets, Harrisburg, Pennsylvania 17101 of their intention to revoke and submitting a proxy bearing a later date or by appearing in person at the Harris Special Meeting and voting in person after giving notice to the Corporate Secretary. Attendance at the Harris Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the Harris Special Meeting.

     HOLDERS OF HARRIS COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE EVEN IF THEY ARE PLANNING TO ATTEND THE HARRIS SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE HARRIS SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTER IDENTIFIED ON THE PROXY CARDS IN

ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE HARRIS PROPOSAL.

TERMS OF THE MERGER

     In accordance with the terms of the Reorganization Agreement, on the Effective Date, HAC will be merged with and into First Harrisburg with First Harrisburg surviving (the 'First Harrisburg Merger'). Each share of First Harrisburg Common Stock outstanding immediately prior to the consummation of the First Harrisburg Merger (other than shares in First Harrisburg's treasury, shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law, and shares held by Harris or its parent or subsidiaries in other than a fiduciary capacity) shall be converted into and represent the right to receive $14.77 in cash without any interest thereon (the 'First Harrisburg Merger Consideration'). Also on the Effective Date, First Harrisburg will be liquidated into Harris and First Federal will then be merged with and into Harris (the 'Harris Merger') and each share of Harris Common Stock outstanding prior to the Harris Merger, except for shares as to which dissenters' rights have been exercised and duly perfected in accordance with Pennsylvania law, will remain outstanding thereafter.

FAIRNESS OPINIONS


     FIRST HARRISBURG. The Board of Directors of First Harrisburg has received a written opinion from National Capital Group, Inc. ('National Capital'), dated as of January 19, 1996, to the effect that the consideration to be paid to First Harrisburg's stockholders pursuant to the Reorganization Agreement is fair to the stockholders of First Harrisburg from a financial point of view. A copy of the fairness opinion of National Capital is attached hereto as Appendix C and should be read in its entirety.



     HARRIS. The Harris Board has received a written opinion from Ryan, Beck & Co. ('Ryan Beck'), dated as of January 19, 1996, to the effect that the terms of the Merger are fair from a financial point of view to Harris and its stockholders. A copy of the fairness opinion of Ryan Beck is attached hereto as Appendix B and should be read in its entirety.

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF FIRST HARRISBURG AND HARRIS

     The Boards of Directors of First Harrisburg and Harris have determined that the Merger is in the best interests of their respective stockholders and, accordingly, have unanimously approved the Merger. THE BOARDS OF DIRECTORS OF FIRST HARRISBURG AND HARRIS UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE FOR THE FIRST HARRISBURG PROPOSAL AND THE HARRIS PROPOSAL, AS THE CASE MAY BE. SEE 'THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS'.

INVESTMENT AGREEMENT

     In fulfillment of a condition to Harris' entry into the Reorganization Agreement and to induce such entry, First Harrisburg and Harris entered into an Investment Agreement, a copy of which is attached as Exhibit 4 to the Reorganization Agreement, which is attached to this Joint Proxy Statement as Appendix A. Pursuant to the Investment Agreement, First Harrisburg granted to Harris a warrant (the 'Harris Warrant'), exercisable in whole or in part only under certain circumstances, to purchase up to 638,741 authorized but unissued shares of First Harrisburg Common Stock (as adjusted for the 10 percent stock dividend paid on November 15, 1995) at a price of $11.875 per share. The per share exercise price of the Harris Warrant was determined by arm's-length negotiations and was based on the historical market price of the First Harrisburg Common Stock prior to the announcement of the Merger. The purpose of the Harris Warrant is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire First Harrisburg. See 'THE MERGER -- Investment Agreement'.

CONDITIONS TO THE MERGER

     The obligations of the parties to the Reorganization Agreement to consummate the transactions contemplated thereunder are subject to fulfillment of a variety of conditions, including the approval by the respective stockholders of Harris and First Harrisburg, the receipt of all required regulatory approvals, the receipt of an opinion concerning income tax consequences of the Merger, the absence of more than 20 percent of the outstanding shares of First Harrisburg Common Stock having exercised dissenters' rights, the absence of any suit or proceeding seeking to enjoin the consummation of the transactions contemplated by the Reorganization Agreement, the continuing accuracy of the representations and warranties of the other party to the Reorganization Agreement, compliance with all covenants not otherwise waived and the delivery of certain documentation contemplated by the Reorganization Agreement. See 'THE MERGER -- Representations and Warranties; Conditions to the Merger'.

DISSENTERS' RIGHTS -- FIRST HARRISBURG STOCKHOLDERS

     Holders of shares of First Harrisburg Common Stock who object to the First Harrisburg Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the 'BCL') and paid to them in cash in lieu of the cash they would otherwise be entitled to receive in the First Harrisburg Merger. A copy of the pertinent statutory provisions of the BCL is attached to this Joint Proxy Statement as Appendix D. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN A LOSS OF DISSENTERS' RIGHTS. See 'THE MERGER -- Dissenters' Rights of First Harrisburg Stockholders'.

DISSENTERS' RIGHTS -- HARRIS STOCKHOLDERS

     Holders of shares of Harris Common Stock who object to the Harris Merger and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the provisions of the Pennsylvania Banking Code of 1965, as amended (the 'Pennsylvania Banking Code') and the BCL and paid to them in cash. A copy of the pertinent statutory provisions of the BCL and the Pennsylvania Banking Code are attached to this Joint Proxy Statement as Appendix D. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN A LOSS OF DISSENTERS' RIGHTS. See 'THE MERGER -- Dissenters' Rights of Harris Stockholders'.

CERTAIN INCOME TAX CONSEQUENCES

     It is a condition to consummation of the transactions contemplated by the Reorganization Agreement that Harris shall have received an opinion from KPMG Peat Marwick LLP ('KPMG'), in a form reasonably satisfactory to Harris, that such transactions will not be taxable transactions to the parties to the Reorganization Agreement under federal or Pennsylvania income tax law. The opinion to be rendered by KPMG is expected to include a finding that the First Harrisburg Merger will qualify for treatment under Section 338 of the Internal Revenue Code of 1986, as amended (the 'Code') whereby Harris will be treated as having acquired the First Harrisburg Common Stock in a qualified stock purchase transaction and then liquidating First Harrisburg in a tax free transaction under Section 332 of the Code with no gain or loss being recognized on either the subsequent First Harrisburg Liquidation or Harris Merger.

     NONETHELESS, THE RECEIPT OF THE FIRST HARRISBURG MERGER CONSIDERATION IN EXCHANGE FOR SHARES OF FIRST HARRISBURG COMMON STOCK WILL RESULT IN TAXABLE GAIN OR LOSS BEING RECOGNIZED BY EACH STOCKHOLDER OF FIRST HARRISBURG, MEASURED BY THE DIFFERENCE BETWEEN THE AGGREGATE AMOUNT OF FIRST HARRISBURG MERGER CONSIDERATION RECEIVED AND THE STOCKHOLDER'S ADJUSTED TAX BASIS IN SUCH SHARES. See 'THE MERGER -- Certain Income Tax Consequences'.

ACCOUNTING TREATMENT OF THE MERGER

     It is a condition to consummation of the Merger that the Merger be accounted for as a purchase for accounting purposes. See 'THE MERGER -- Conditions to the Merger' and 'THE MERGER -- Accounting Treatment of the Merger'.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Reorganization Agreement contains provisions which require Harris to
(i) appoint Bruce S. Isaacman, the Chairman of the Board of First Harrisburg, as a director of Harris upon consummation of the Merger, subject to the receipt of any required regulatory approvals, (ii) honor the termination provisions of the employment agreements between First Harrisburg and two of its executive officers, (iii) honor the terms of First Federal's Non-Employee Directors' Retirement Plan, First Federal's Deferred Compensation Agreements with certain directors, and First Federal's Deferred Compensation Trust Agreement with an independent trustee dated October 16, 1992, as amended, (iv) provide the employees of First Harrisburg and its subsidiaries who become employed by Harris immediately following consummation of the Merger with service credit from their hire date at First Harrisburg or its subsidiaries under various employee benefit plans offered by Harris, to the extent permissible in accordance with the provisions of the applicable plan, insurance policies, contract and underlying law, (v) provide severance payments to employees of First Harrisburg and its subsidiaries (other than employees whose severance benefits are provided for in written employment agreements) whose employment is terminated (other than for cause) on or after the Effective Date and before the expiration of six months following the Effective Date, in an amount equal to one week's pay for each year of service with First Harrisburg or its subsidiaries, up to a maximum of 26 weeks, and (vi) indemnify all former and then-existing directors, officers, employees and agents of First Harrisburg or of any of its subsidiaries for a period of six years after the Effective Date with respect to any matter based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of First Harrisburg or any of its subsidiaries. In addition, Harris has agreed to hire Patrick J. Aritz, the President and Chief Executive Officer of First Harrisburg, and Michael L. Vitali, the President and Chief Executive Officer of AVSTAR Mortgage Corporation, upon consummation of the Merger and to pay each of these two officers a combination of cash and Harris Common Stock within 30 days following the Effective Date in consideration of such officers waiving their rights to severance pay under their current employment agreements. Furthermore, Harris has agreed to honor the Business Consultant Agreement between First Federal and Robert H. Trewhella for 1996 and 1997. See 'THE MERGER -- Interests of Certain Persons in the Merger'.

     Other than as set forth above, no director or executive officer of First Harrisburg or Harris has any direct or indirect material interest in the Merger, except in the case of First Harrisburg insofar as ownership of First Harrisburg Common Stock and existing options to purchase such stock might be deemed such an interest.

UNAUDITED PRO FORMA CONDENSED COMBINED SUMMARY FINANCIAL INFORMATION

     The unaudited pro forma condensed combined summary financial information set forth below gives effect to the Merger under the purchase accounting method. The pro forma condensed combined summary statements of income treat the Merger as if it had been consummated at the beginning of the respective periods, and the pro forma condensed combined summary balance sheet treats the Merger as if it had been consummated on September 30, 1995. For a description of the bases for the pro forma adjustments, see 'UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION'.

     This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed for purposes hereof, nor is it necessarily indicative of future operating results or financial position. See 'UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION'.

                                                                NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                       -------------------------------------------------------
                                                                        FIRST        PRO FORMA      PRO FORMA
                                                         HARRIS       HARRISBURG    ADJUSTMENTS     COMBINED
                                                       -----------    ----------    -----------    -----------
                                                           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Interest income.....................................   $    58,547    $   16,808      $(2,293)     $    73,062
Interest expense....................................        33,877         9,900         (371)          43,406
Net interest income.................................        24,670         6,908       (1,922)          29,656
Income before income taxes..........................        11,622         3,083       (2,697)          12,008
Net income..........................................         7,351         1,930       (2,697)           6,584
Net income per share:
  Primary...........................................          0.67          0.80                          0.60
  Fully diluted.....................................          0.67          0.80                          0.60
Weighted average shares and share equivalents
  outstanding:
  Primary...........................................    11,000,016     2,419,225                    11,000,016
  Fully diluted.....................................    11,003,554     2,420,580                    11,003,554


                                                                    YEAR ENDED DECEMBER 31, 1994
                                                       -------------------------------------------------------
                                                                        FIRST        PRO FORMA      PRO FORMA
                                                         HARRIS       HARRISBURG    ADJUSTMENTS     COMBINED
                                                       -----------    ----------    -----------    -----------
                                                           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Interest income.....................................   $    73,932    $   18,593      $(3,133)     $    89,392
Interest expense....................................        38,241         9,274         (495)          47,020
Net interest income.................................        35,691         9,319       (2,638)          42,372
Income before income taxes..........................        17,401         4,519       (3,669)          18,251
Net income..........................................        10,053         2,606       (3,669)           8,990
Net income per share:
  Primary...........................................          0.85(1)       1.08                          0.82
  Fully diluted.....................................          0.85(1)       1.08                          0.82
Weighted average shares and share equivalents
  outstanding:
  Primary...........................................    10,908,964     2,413,927                    10,908,964
  Fully diluted.....................................    10,908,964     2,413,927                    10,908,964

------------------

(1) Harris' earnings per share amount for 1994 excludes $.07 per share of net income earned during the 25-day period ended January 25, 1994 because Harris converted from a mutual savings bank to a stock savings bank on that date.

                                                             BALANCE SHEET DATA AS OF SEPTEMBER 30, 1995
                                                       -------------------------------------------------------
                                                                        FIRST        PRO FORMA      PRO FORMA
                                                         HARRIS       HARRISBURG    ADJUSTMENTS     COMBINED
                                                       -----------    ----------    -----------    -----------
                                                                           (IN THOUSANDS)
Cash and cash equivalents...........................   $    82,472    $    6,880      $   569      $    89,921
Investment securities(1)............................       159,193        20,979                       180,172
Mortgage-backed securities..........................       346,456        41,853      (40,889)         347,420
Loans receivable, net...............................       618,642       189,058        3,972          811,672
Loans held for sale.................................             0        40,022                        40,022
Total assets........................................     1,250,024       309,696      (20,623)       1,539,097
Deposits............................................     1,066,962       167,843        1,409        1,236,214
Borrowings..........................................        20,480       110,033                       130,513
Total liabilities...................................     1,101,613       285,028        3,895        1,390,536
Total stockholders' equity..........................       148,411        24,668      (24,518)         148,561

------------------
(1) Includes stock in the FHLB of Pittsburgh.



MARKET AND MARKET PRICES

     The First Harrisburg Common Stock and the Harris Common Stock are included for quotation on the Nasdaq/NMS under the symbols 'FFHP' and 'HARS', respectively. The table below sets forth, for the calendar quarters indicated, the reported high and low closing sales prices of First Harrisburg Common Stock and Harris Common Stock based on published financial sources and cash dividends paid or declared per share by First Harrisburg and Harris. The closing sales prices and the cash dividends paid per share for the First Harrisburg Common Stock have been retroactively adjusted for the stock splits and stock dividends paid during 1994 and 1995.

                                                    FIRST HARRISBURG COMMON STOCK         HARRIS COMMON STOCK
                                                    -----------------------------    -----------------------------
                                                                          CASH                             CASH
                                                                        DIVIDENDS                        DIVIDENDS
                                                                        PAID PER                         PAID PER
                                                     HIGH      LOW        SHARE       HIGH      LOW        SHARE
                                                    ------    ------    ---------    ------    ------    ---------
1994
First Quarter....................................   $10.91    $10.00     $ 0.045     $20.00    $15.75     $ 0.000
Second Quarter...................................    10.91      9.43       0.045      18.50     16.25       0.072
Third Quarter....................................    14.55      9.32       0.045      18.25     16.25       0.100
Fourth Quarter...................................    14.32      9.09       0.045      16.88     12.50       0.100
1995
First Quarter....................................   $11.59    $ 9.09     $ 0.050     $16.75    $13.25     $ 0.125
Second Quarter...................................    11.82     10.91       0.050      16.75     15.50       0.125
Third Quarter....................................    11.82     11.14       0.050      18.50     15.75       0.130
Fourth Quarter...................................    14.63     11.25       0.055      20.50     18.00       0.130


     On November 10, 1995, the last full trading day prior to the execution and delivery of the Reorganization Agreement and the public announcement thereof, the closing sales prices per share of First Harrisburg Common Stock and Harris Common Stock on the Nasdaq/NMS as reported in the Wall Street Journal were $11.25 and $19.00, respectively. On January 19, 1996, the most recent practicable date prior to the printing of this Joint Proxy Statement, the closing sales prices per share of First Harrisburg Common Stock and Harris Common Stock on the Nasdaq/NMS were $14.125 and $18.75, respectively.

     The following table sets forth (i) the last reported sales price for First Harrisburg Common Stock and Harris Common Stock on November 10, 1995, the last trading day preceding public announcement of the execution of the Merger Agreement, and (ii) the equivalent per share price of the First Harrisburg Common Stock after giving effect to the fixed acquisition price of $14.77 per share.

                                                                           HISTORICAL MARKET            FIRST
                                                                                 VALUE               HARRISBURG
                                                                          --------------------       EQUIVALENT
                                                                            FIRST                      MARKET
                                                                          HARRISBURG    HARRIS     VALUE PER SHARE
                                                                          ---------     ------     ---------------
November 10, 1995.....................................................     $ 11.25      $19.00         $ 14.77

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE FIRST HARRISBURG COMMON STOCK AND HARRIS COMMON STOCK, TO THE EXTENT POSSIBLE, PRIOR TO THE SPECIAL MEETINGS.


RECENT EVENTS--REGULATORY APPROVALS



     In connection with the reorganization of Harris into a stock savings bank on January 25, 1994, Harris Financial, MHC became the parent holding company of Harris, holding 76.4 percent of the Harris Common Stock. Since the reorganization, Harris Financial, MHC has waived dividends to which it would otherwise have been entitled as a result of the shares of Harris Common Stock that it owns and the dividend declarations thereon by Harris. Total dividends waived during the year ended December 31, 1994, and the nine-month period ended September 30, 1995 were $2.3 million and $3.2 million, respectively. As part of the regulatory applications filed in connection with the Merger, federal banking regulators have advised Harris that dividend waivers, such as those by Harris Financial, MHC since the reorganization, typically give rise to the need to seek prior regulatory approval and be subject to special treatment. The special treatment typically includes one or more of the following: (i) prior application to and approval by regulators prior to any waiver of dividends by Harris Financial, MHC; (ii) the exclusion of the amount of dividends waived from the capital accounts of Harris for purposes of calculating dividend payments available for the payment of dividends to minority stockholders of Harris; and
(iii) the establishment by Harris Financial, MHC of a restricted capital account in the amount of the cumulative dividends waived by Harris Financial, MHC being included therein without future reduction and with such cumulative amount being deemed senior as to claims of minority stockholders of Harris and added to any liquidation account in Harris established in connection with any future conversion of Harris Financial, MHC from mutual to stock form, thereby rendering such amount unavailable for distribution to minority shareholders of Harris in such event. Ultimately, the treatment of dividends waived would be handled in accordance with any rules, regulations or policies promulgated by federal banking regulators. There can be no assurance that any such rules, regulations or policies will be promulgated by such regulators or, if promulgated, will result in a requirement that each of the aforementioned steps be taken. Moreover, it is unclear whether the regulators might impose these and/or additional standards as a precondition of approving the Merger or, even if they do not so impose such standards as a precondition to the Merger, that Harris would be required to adopt such standards, and/or additional standards, regardless of whether the Merger is consummated, in the event of any future conversion, in whole or in part, of Harris Financial, MHC from mutual to stock form. To the extent that one or more of these standards become regulatorily mandated, then the effect of compliance could be a negative impact upon the amount of dividends which might be paid to minority stockholders of Harris. Additionally, when calculating the value of Harris in connection with any future full conversion of Harris Financial, MHC from mutual to stock form, the total market value of the Harris Common Stock held by minority stockholders would be negatively impacted upon such full conversion due to the fact that Harris Financial, MHC would then be deemed to own a greater portion of the calculated value of Harris, resulting from the cumulative amount of dividends waived.

          FIRST HARRISBURG SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (Dollars in Thousands, Except Per Share Data)

     The following tables set forth certain consolidated financial and other data of First Harrisburg at the dates and for the periods indicated. For additional financial information about First Harrisburg, see 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE'.

                                                                                             DECEMBER 31,
                                                      SEPTEMBER 30,    --------------------------------------------------------
                                                          1995           1994        1993        1992        1991        1990
                                                      -------------    --------    --------    --------    --------    --------
                                                                                            (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Total assets............................                $ 309,696      $269,985    $266,417    $232,011    $234,830    $237,456
Loans receivable, net(1)................                  270,933       234,308     228,469     175,381     194,935     209,168
Investment securities and
  interest-bearing deposits(2)..........                   29,246        22,589      24,731      44,348      28,915      15,991
Deposits................................                  167,843       151,460     164,404     182,693     211,151     205,226
FHLB advances...........................                   70,964        22,011      24,600      19,000       1,000      10,000
Short-term borrowings...................                   39,069        64,980      46,295       5,717          --       3,148
Stockholders' equity....................                   24,668        23,399      21,023      17,456      15,652      15,110

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                             -------------------    --------------------------------------------------------
                                              1995        1994        1994        1993        1992        1991        1990
                                             -------    --------    --------    --------    --------    --------    --------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Total interest income.....................   $16,808    $ 13,453    $ 18,593    $ 17,253    $ 19,048    $ 22,046    $ 23,788
Total interest expense....................     9,900       6,503       9,274       8,935      11,488      15,040      16,934
                                             -------    --------    --------    --------    --------    --------    --------
Net interest income.......................     6,908       6,950       9,319       8,318       7,560       7,006       6,854
Provision for loan losses.................        --          --          --          --         105         366       1,630
                                             -------    --------    --------    --------    --------    --------    --------
Net interest income after provision for
  loan losses.............................     6,908       6,950       9,319       8,318       7,455       6,640       5,224
Gain (loss) on sale of investment and
  trading securities......................        --          --         (11)         --         (17)          8       1,746
Unrealized losses on securities held for
  sale....................................        --          --          --         (16)         --          --          --
Gain on sale of mortgage-backed
  securities..............................        --          --          --          --          --           6          --
Gain on sale of mortgages.................     1,295       1,198       1,338       2,173       1,450         773         502
Gain (loss) on sale of property and


  equipment...............................        --          (8)         (7)         17          --          --          --
Gain on sale of servicing.................        --         114         114          --          22          --          --
Income (loss) from real estate
  operations..............................        30         109         176         (35)        156         615         128
Other income excluding gains (losses) on
  above sales.............................       952       1,086       1,440       1,689       1,196       1,110       1,108
Noninterest expenses......................     6,102       5,952       7,850       7,738       6,963       6,373       6,522
                                             -------    --------    --------    --------    --------    --------    --------
Income before income taxes and cumulative
  effect of change in accounting for
  income taxes............................     3,083       3,497       4,519       4,408       3,299       2,779       2,186
Income taxes..............................     1,153       1,479       1,913       1,517       1,290       1,149       1,644
                                             -------    --------    --------    --------    --------    --------    --------
Income before cumulative effect of change
  in accounting for income taxes..........     1,930       2,018       2,606       2,891       2,009       1,630         542
Cumulative effect of change in accounting
  for income taxes........................        --          --          --         717          --          --          --
                                             -------    --------    --------    --------    --------    --------    --------
Net income................................   $ 1,930    $  2,018    $  2,606    $  3,608    $  2,009    $  1,630    $    542
                                             -------    --------    --------    --------    --------    --------    --------
                                             -------    --------    --------    --------    --------    --------    --------
Earnings per share(3).....................       .80         .84        1.08        1.51         .86         .71         .24
                                             -------    --------    --------    --------    --------    --------    --------
                                             -------    --------    --------    --------    --------    --------    --------

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                               -----------------    --------------------------------------------------------
                                               1995       1994        1994        1993        1992        1991        1990
                                               -----    --------    --------    --------    --------    --------    --------
OTHER SELECTED DATA:
Average yield earned on interest-earning
  assets....................................    8.16%       7.61%       7.70%       7.76%       8.46%       9.86%      10.31%
Average rate paid on interest-bearing
  liabilities...............................    5.19        4.01        4.19        4.32        5.42        6.98        7.63
Average interest rate spread:
        During period.......................    2.97        3.60        3.51        3.44        3.04        2.88        2.68
        At end of period....................    2.81        3.60        3.83        3.54        3.47        2.79        2.94
Ratio of noninterest expense to average
  total assets..............................    2.78        3.10        3.02        3.25        2.95        2.68        2.67
Return on average assets....................     .88        1.04        1.00        1.52         .85         .68         .22
Return on average equity....................   10.69       12.22       11.73       18.59       12.12       10.50        3.66
Average equity to average assets............    8.23        8.58        8.54        8.16        7.03        6.52        6.08
Dividend payout ratio.......................   20.63       17.86       18.52       11.59       17.96       19.58       49.22
Number of full service offices at end of
  period....................................       8           8           8           8           8           7           7

------------------

(1) Includes mortgage-backed securities and loans held for sale.
(2) Includes securities held for sale, stock in the FHLB of Pittsburgh and interest-bearing accounts. At September 30, 1995, the interest-bearing accounts amounted to $2.8 million.
(3) Earnings per share were adjusted retroactively to reflect the two for one stock split effective January 1995, the 20 percent stock dividend paid in November 1993 and the 10 percent stock dividends paid in November 1995, November 1992 and November 1991.

               HARRIS SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (Dollars in Thousands, Except Per Share Data)

     The following tables set forth certain consolidated financial and other data of Harris at the dates and for the periods indicated. For additional financial information about Harris, reference is made to 'INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS FOR HARRIS'.

                                                                                     YEARS ENDED DECEMBER 31,
                                               SEPTEMBER 30,    ------------------------------------------------------------------
                                                   1995            1994          1993          1992          1991          1990
                                               -------------    ----------    ----------    ----------    ----------    ----------
                                                                                           (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Total assets.....................               $ 1,250,024     $1,058,088    $1,087,006    $1,051,740    $1,060,765    $  980,896
Loans receivable, net (Note 2)...                   618,642        574,794       566,550       737,980       843,463       820,746
Investment securities and
  interest-bearing deposits......                   577,226        438,808       485,650       280,177       180,185       122,976
Deposits.........................                 1,066,962        910,576       937,903       950,662       963,685       877,517
FHLB advances....................                    18,500              0             0             0        10,000        25,000
Short-term borrowings............                     1,980          2,475             0             0             0             0
Stockholders' equity.............                   148,411        135,036       107,886        90,228        76,990        69,031


                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                               YEARS ENDED DECEMBER 31,
                                    ------------------------    ------------------------------------------------------------------
                                     1995          1994            1994          1993          1992          1991          1990
                                    -------    -------------    ----------    ----------    ----------    ----------    ----------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Total interest income............   $58,574     $    55,308     $   73,932    $   81,020    $   94,620    $   96,980    $   93,894
Total interest expense...........    33,877          28,388         38,241        41,409        52,333        65,984        69,463
Net interest income..............    24,670          26,920         35,691        39,611        42,287        30,996        24,431
Provision for loan losses........         0               0              0           800         2,484         1,002         1,666
Net interest income after
  provision for loan losses......    24,670          26,920         35,691        38,811        39,803        29,994        22,765
Gain (loss) on sale of investment
  and trading securities.........         0           1,421          1,421             0         2,401             0             0
Gain on sale of mortgage-backed
  securities.....................         0          (1,410)        (1,410)        1,778         3,031            91           186
Gain on sale of mortgages                 0               0              0             0           116            15             0
Gain (loss) on sale of property
  and equipment..................         0               1              1           (57)           (4)            0             0
Income (loss) from real estate
  operations.....................       418             (29)           144           522          (138)         (237)         (172)
Other income excluding gains
  (losses) on above sales........     1,971           1,905          2,491         2,842         2,358         1,915         1,767
Noninterest expenses.............    15,437          15,621         20,937        18,488        23,675        18,503        17,454


Income before income taxes and
  cumulative effect of change in
  accounting for income taxes....    11,622          13,187         17,401        25,408        23,892        13,275         7,092
Income taxes.....................     4,271           5,566          7,348         9,170        10,654         5,316         3,440
Income before cumulative effect
  of change in accounting for
  income and postretirement
  benefits.......................     7,351           7,621         10,053        16,238        13,238         7,959         3,652
Cumulative effect of change in
  accounting for income taxes and
  postretirement benefits........         0               0              0         1,420             0             0             0
Net income.......................     7,351           7,621         10,053        17,658        13,238         7,959         3,652
Earnings per share (Notes 1 and
  3).............................      0.67            0.63           0.85          1.59          1.19          0.72          0.33

------------------
Note 1: Earnings per share figures for 1993, 1992, 1991, and 1990 are pro forma based on pro forma common shares outstanding of 11,125,000 shares.
Note 2: Includes loans held for sale of $31,392 and $3,948 in 1992 and 1990 respectively.
Note 3: Earnings per share figures for 1994 exclude $.07 per share earned during the 25 day period (pre-conversion) ended January 25, 1994.

                                                       AS OF OR FOR
                                                           THE
                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,     AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                      --------------    -----------------------------------------
                                                      1995     1994     1994     1993     1992     1991     1990
                                                      -----    -----    -----    -----    -----    -----    -----
OTHER SELECTED DATA:
Average yield on interest-earning assets...........    7.34%    6.97%    7.02%    7.80%    9.14%    9.61%    9.92%
Average rate paid on interest-bearing
  liabilities......................................    4.85%    4.05%    4.12%    4.42%    5.52%    7.00%    7.84%
Average interest rate spread:
  During period....................................    2.49%    2.92%    2.90%    3.38%    3.62%    2.61%    2.08%
  At end of period.................................    2.16%    2.82%    2.86%    3.06%    4.33%    3.02%    3.30%
Ratio of noninterest expense to average total
  assets...........................................    1.83%    1.92%    1.93%    1.70%    2.26%    1.59%    1.56%
Return on average assets...........................    0.90%    0.94%    0.93%    1.67%    1.26%    0.77%    0.37%
Return on average equity...........................    6.80%    7.70%    7.59%   17.75%   15.41%   10.95%    5.33%
Average equity to average assets...................   13.17%   12.16%   12.27%    9.42%    8.16%    7.04%    6.99%
Dividend payout ratio (Note 1).....................   12.76%    5.37%    6.44%     N/A      N/A      N/A      N/A
Number of full service offices at end of period....      25       23       23       22       22       22       21

------------------
Note 1: Excludes dividends waived by the Bank's mutual holding company parent, Harris Financial MHC, totaling approximately $3.2 million, $1.5 million, and $2.3 million for the nine month period ended September 30, 1995 and September 30, 1994, and the year ended December 31, 1994, respectively.

                              STOCKHOLDER MEETINGS

     This Joint Proxy Statement is being furnished to First Harrisburg's stockholders in connection with the solicitation of proxies by the Board of Directors of First Harrisburg for use at the First Harrisburg Special Meeting to be held on February 23, 1996, and at any adjournment or postponement thereof.

     This Joint Proxy Statement is also being furnished to Harris' stockholders in connection with the solicitation of proxies by the Board of Directors of Harris for use at the Harris Special Meeting to be held on February 23, 1996, and at any adjournment or postponement thereof.

     FIRST HARRISBURG STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. First Harrisburg stock certificates should not be forwarded until after receipt of a letter of transmittal, which will be provided to First Harrisburg stockholders promptly following consummation of the Merger if the Merger is approved by the respective stockholders of First Harrisburg and Harris.


     This Joint Proxy Statement, the Notice of Special Meeting of Stockholders of First Harrisburg and the Notice of Special Meeting of Stockholders of Harris and the accompanying proxies solicited by the First Harrisburg Board and the Harris Board, respectively, are first being mailed to the stockholders of First Harrisburg and Harris on or about January 23, 1996.


     All information contained in this Joint Proxy Statement relating to First Harrisburg and its subsidiaries has been supplied by First Harrisburg, and all information contained in this Joint Proxy Statement relating to Harris and its subsidiaries has been supplied by Harris.

     The principal executive offices of First Harrisburg are located at 234 North Second Street, Harrisburg, Pennsylvania 17101, and its telephone number is
(717) 232-6661. The principal executive offices of Harris are located at Second and Pine Streets, Harrisburg, Pennsylvania 17101, and its telephone number is
(717) 236-4041.

SPECIAL MEETING OF FIRST HARRISBURG STOCKHOLDERS

     The First Harrisburg Special Meeting will be held on February 23, 1996, commencing at 10:00 a.m., local time, at The Ramada Inn on Market Square located at 23 South Second Street, Harrisburg, Pennsylvania.

     Purpose of Meeting. The purpose of the First Harrisburg Special Meeting is to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and the First Harrisburg Merger Agreement (collectively the 'First Harrisburg Proposal') and the transaction of such other business as may properly come before the First Harrisburg Special Meeting and any adjournment or postponement thereof. It is not anticipated that any matter other than the First Harrisburg Proposal will be brought before the First Harrisburg Special Meeting. If any other matter is properly presented at the First Harrisburg Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.


     Shares Outstanding and Entitled to Vote; Record Date. The close of business on January 16, 1996 has been fixed by the Board of Directors of First Harrisburg as the First Harrisburg Record Date for the determination of holders of First Harrisburg Common Stock entitled to notice of and to vote at the First Harrisburg Special Meeting and any adjournment or postponement thereof. At the close of business on the First Harrisburg Record Date, there were 2,571,012 shares of First Harrisburg Common Stock issued and outstanding, held by approximately 1,200 holders of record. Of the 2,571,012 shares of First Harrisburg Common Stock issued and outstanding, 40,486 shares are deemed to be owned by a subsidiary of First Harrisburg through a grantor trust and are thus not entitled to be voted under applicable Pennsylvania law. Each other share of First Harrisburg Common Stock entitles the holder thereof to one vote on each matter to be submitted to First Harrisburg stockholders at the First Harrisburg


Special Meeting.

     Vote Required. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of First Harrisburg entitled to vote at the First Harrisburg Special Meeting, must be present in person or by proxy before any action may be taken at the First Harrisburg Special Meeting. Under the BCL, the affirmative vote of a majority of the votes cast by all stockholders of First Harrisburg entitled to vote thereon is required to approve and adopt the Reorganization Agreement and the First Harrisburg Merger Agreement. The votes may be made in person or by proxy. Shares as to which the 'ABSTAIN' box has been marked on the proxy and broker non-votes will be counted as present for determining if a quorum is present; however, under the BCL, an abstention or a broker non-vote is not a vote cast and thus will not affect the number of votes required for approval.


     As of the First Harrisburg Record Date, the directors and executive officers of First Harrisburg and their associates in the aggregate beneficially owned and are entitled to vote 267,518 shares or 10.4 percent of the outstanding shares of First Harrisburg Common Stock (exclusive of shares of First Harrisburg Common Stock which may be acquired upon the exercise of outstanding stock options). The directors of First Harrisburg have agreed and intend to vote or cause to be voted all shares of First Harrisburg which they have the right to vote for approval of the First Harrisburg Proposal.


     Voting and Revocation of Proxies. A proxy for use at the First Harrisburg Special Meeting is being furnished to each First Harrisburg stockholder together with this Joint Proxy Statement and is solicited by the Board of Directors of First Harrisburg. Any First Harrisburg stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of First Harrisburg, at the address of First Harrisburg set forth on First Harrisburg's Notice of Special Meeting of Stockholders, written notice of such revocation; by executing a later-dated proxy; or by attending the First Harrisburg Special Meeting and giving notice of such revocation in person. Attendance at the First Harrisburg Special Meeting will not, in and of itself, constitute revocation of a proxy. Each proxy returned to First Harrisburg (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

     Solicitation of Proxies. In addition to solicitations by mail, proxies may be solicited personally or by telephone, and directors, officers and employees of First Harrisburg and Harris may solicit proxies from the stockholders of First Harrisburg, without additional compensation to them and at nominal costs to First Harrisburg and Harris, respectively. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of First Harrisburg Common Stock and such parties will be reimbursed for the expenses incurred by them. Harris and First Harrisburg each will bear all expenses incurred by it in connection with the solicitations, except for printing and mailing expenses which will be shared based on the proportionate costs incurred by each.


SPECIAL MEETING OF HARRIS STOCKHOLDERS

     The Harris Special Meeting will be held on February 23, 1996, commencing at 3:00 p.m., local time, at the Zembo Temple, located at Third and Division Streets, Harrisburg, Pennsylvania.

     Purpose of Meeting. The purpose of the Harris Special Meeting is to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and the Harris Merger Agreement (the 'Harris Proposal') and the transaction of such other business as may properly come before the Harris Special Meeting and any adjournment or postponement thereof. It is not anticipated that any matter other than the Harris Proposal will be brought before the Harris Special Meeting. If any other matter is properly presented at the Harris Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.


     Record Date; Voting Rights; Shares Outstanding; Vote Required. The close of business on January 16, 1996 has been fixed as the Harris Record Date for purposes of determining stockholders entitled to notice of and to vote at the Harris Special Meeting. On that date, there were issued and outstanding 11,210,400 shares of Harris Common Stock held by approximately 4,300 stockholders of record. The holders of Harris Common Stock are entitled to one vote per share. The affirmative vote of the holders of two-thirds of the Harris Common Stock outstanding will be required to approve and adopt the Harris Proposal. Under Pennsylvania law and Harris' bylaws, a quorum is required to conduct business at the Harris Special Meeting. A quorum is constituted by the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast on the particular matters to be voted on. A quorum is of no practical relevance, however, in view of the two-thirds vote required to approve the Harris Proposal.


     AS A PRACTICAL MATTER, BOTH THE PRESENCE OF A QUORUM AND APPROVAL OF THE HARRIS PROPOSAL IS ASSURED BECAUSE THE PARENT HOLDING COMPANY OF HARRIS, HARRIS FINANCIAL, MHC, OWNS BENEFICIALLY 8,500,000 SHARES OR 76 PERCENT OF THE HARRIS COMMON STOCK OUTSTANDING AND HAS INDICATED ITS INTENT TO VOTE IN FAVOR OF THE HARRIS PROPOSAL.

     Voting and Revocation of Proxies. Shares of Harris Common Stock represented by a proxy properly signed and returned at or prior to the Harris Special Meeting and not subsequently revoked prior to the vote will be voted at the Harris Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of Harris Common Stock represented by such proxy will be voted FOR approval of the Harris Proposal. Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, stockholders of Harris should either provide notice to Bernard H. Sarfert, Sr., Corporate Secretary of Harris at Second and Pine Streets, Harrisburg, Pennsylvania 17101 or execute a later-dated proxy and give notice thereof to the Corporate Secretary. Alternatively, stockholders of Harris can appear at the Harris Special Meeting and vote in person after giving notice to the Corporate Secretary. The presence at the Harris Special Meeting of any stockholder who has given a proxy will not, in and of itself, serve to revoke a proxy.


     Solicitation of Proxies. In addition to solicitations by mail, proxies may be solicited personally or by telephone, and directors, officers and employees of Harris and First Harrisburg may solicit proxies from the stockholders of Harris, without additional compensation to them and at nominal costs to Harris. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of Harris Common Stock and such parties will be reimbursed for the expenses incurred by them. Harris has retained Chemical Mellon to assist in mailing proxy materials. Harris and First Harrisburg each will bear all expenses incurred by it in connection with the solicitations, except for printing and mailing expenses which will be shared based on the proportionate costs incurred by each.


                                   THE MERGER

     The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached to this Joint Proxy Statement as Appendix A. All stockholders of First Harrisburg and Harris are urged to read such document carefully.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTOR

     Background of the Merger. During the summer of 1994, First Harrisburg was engaged in preliminary discussions with a bank holding company regarding a stock-for-stock acquisition of First Harrisburg at a price per share lower than the current $14.77 per share Merger Consideration (after adjusting for the 2-for-1 stock split and 10 percent stock dividend paid by First Harrisburg since such time). In July 1994, Harris approached First Harrisburg with a proposal to acquire First Harrisburg for cash at a per share price below the price being proposed by the bank holding company, with the proposal being subject to a number of conditions. First Harrisburg informed Harris in July 1994 that its proposal was not acceptable and that First Harrisburg was not interested in pursuing discussions based on such terms.

     In August 1994, the Board of Directors of First Harrisburg authorized management to negotiate an acquisition of First Harrisburg by the above bank holding company based upon a stock-for-stock exchange. On August 31, 1994, in light of the increased price and trading volume of the First Harrisburg Common Stock, First Harrisburg publicly announced that it was having discussions with a prospective acquiror and that were no assurances that a definitive agreement could be executed.


     Following the August 31, 1994 press release, First Harrisburg was contacted by a number of other prospective acquirors. On September 8, 1994, First Harrisburg publicly announced that it had received preliminary indications of interest from a number of prospective acquirors, that it had hired National Capital to determine the level of such interest and to advise and assist First Harrisburg with respect to acquisition proposals that may be received, and that it would be several weeks before final proposals were received. First Harrisburg entered into confidentiality agreements with 10 financial institutions or their holding companies (including Harris) which had expressed interest in acquiring First Harrisburg. Each of these institutions then received information regarding First Harrisburg and were requested to submit their proposal by a specific date.

     Of the 10 institutions, six submitted preliminary proposals, of which three were below the current Merger Consideration. Of the three lowest proposals, two of the bidders dropped out, and the third bidder increased its proposal by more than 10 percent to be competitive with the other proposals received. The remaining four bidders (including Harris) then conducted more extensive due diligence in late September and October 1994. The three bidders other than Harris were each proposing a stock-for-stock exchange. In October 1994, the stock prices of these bidders dropped to at or near their 52 week lows, causing two of the bidders to drop out and the third to substantially reduce its price to below where the initial bank holding company had originally been. First Harrisburg then contacted the initial bank holding company, which re-affirmed its interest but then reduced its proposed price when the market price of its stock also declined. First Harrisburg then determined in late October 1994 to commence negotiations with Harris regarding a cash acquisition of First Harrisburg.

     The draft definitive agreement submitted by Harris contained provisions providing for a possible downward adjustment to the per share acquisition price, which were deemed unacceptable by First Harrisburg. Harris then revised its proposed agreement by reducing the per share acquisition price and providing for both upward and downward adjustments to the acquisition price based upon purchase accounting adjustments. These adjustments would have been based upon the fair market value of First Harrisburg's assets and liabilities at the time of closing, and the per share price would have declined if interest rates increased. Because interest rates had been increasing since February 1994, the Board of Directors of First Harrisburg determined that it was not in the best interests of First Harrisburg's stockholders to assume this interest rate risk. On November 23, 1994, First Harrisburg terminated discussions and publicly announced that it had been unable to reach agreement with respect to price in light of the declines in the stock prices of the prospective stock acquirors and, in the case of Harris, the continued rise in interest rates.

     In September 1995, Harris renewed its interest in acquiring First Harrisburg. After several discussions between the parties, First Harrisburg informed Harris in mid-October that Harris' proposed price was not satisfactory. The parties then had a further meeting at which Harris increased its price to the current Merger Consideration (as adjusted for the 10 percent stock dividend paid on November 15, 1995), and First Harrisburg determined to proceed with negotiations of a definitive agreement.

     The management of First Harrisburg then reviewed and revised several drafts of the definitive agreement with the assistance of its legal counsel and investment banker. The Reorganization Agreement was reviewed by the Board of Directors of First Harrisburg on November 10, 1995 with First Harrisburg's legal counsel and investment banker, and the investment banker orally opined at the meeting that the Merger Consideration was fair to First Harrisburg's stockholders from a financial point of view. After all of the questions of First Harrisburg's directors were answered, the Board of Directors voted to adjourn the meeting until November 12, 1995 to give all of the directors an additional opportunity and sufficient time to further consider the Reorganization Agreement.

     On November 12, 1995, the Board of Directors of First Harrisburg and the Board of Directors of Harris met separately to review the proposed definitive Reorganization Agreement. After consideration of all factors deemed relevant and in conjunction with advice from each of their financial and legal advisors, the respective Boards of Directors determined that the proposed Merger was in each of their best interests and the best interests of their respective stockholders and unanimously approved the Merger. Harris and First Harrisburg executed the Reorganization Agreement and related agreements on November 12, 1995.

     Reasons for the Merger. The terms of the Reorganization Agreement, including the First Harrisburg Merger Consideration to be paid to First Harrisburg's stockholders, were the result of arm's-length negotiations between the representatives of First Harrisburg and Harris. Among the factors considered by the Boards of Directors of First Harrisburg or Harris, as appropriate, in deciding to approve and recommend the terms of the Merger were (i) the First Harrisburg Merger Consideration to be paid to First Harrisburg's stockholders in relation to the market value, book value, earnings per share and dividend rates of the First Harrisburg Common Stock, (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of First Harrisburg and Harris, (iii) industry and economic conditions, (iv) the impact of the Merger on the depositors, employees, customers and communities served by First Harrisburg and Harris through expanded consumer lending and retail banking products and services, (v) the opinions of First Harrisburg's and Harris' financial advisors as to the fairness of the First Harrisburg Merger Consideration from a financial point of view to the holders of the First Harrisburg Common Stock and the Harris Common Stock, as the case may be, (vi) the general structure of the transaction and the compatibility of management and business philosophy, (vii) the likelihood of receiving the requisite regulatory approvals in a timely manner, (viii) the ability of the combined enterprise to compete in relevant banking and non-banking markets, (ix) the ability to strengthen Harris' presence in the greater Harrisburg, Pennsylvania metropolitan area (after the Merger, Harris will have approximately 18 branches in the greater Harrisburg metropolitan area), (x) the short-term and long-term impact the Merger will have on Harris' consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas and expanded consumer lending and retail banking products and services, and (xi) the improvement of the franchise value of Harris to its stockholders as a result of the enhanced network and products and services. In making their determination, the Boards of Directors of First Harrisburg and Harris did not ascribe relative weights to the factors which they considered.


     The Boards of Directors of First Harrisburg and Harris believe that the Merger is in the best interest of their respective organizations and their respective stockholders. THE FIRST HARRISBURG AND HARRIS DIRECTORS UNANIMOUSLY RECOMMEND THAT THE FIRST HARRISBURG AND HARRIS STOCKHOLDERS, RESPECTIVELY, VOTE FOR THE APPROVAL OF THE MERGER.

TERMS OF THE MERGER

     On the Effective Date, the First Harrisburg Merger will be effected pursuant to which HAC, a wholly-owned subsidiary of Harris formed solely for the purpose of effecting the transactions contemplated by the Reorganization Agreement, will be merged with and into First Harrisburg and the separate existence of HAC will cease. Each outstanding share of First Harrisburg Common Stock outstanding immediately prior to the consummation of the First Harrisburg Merger (other than shares in First Harrisburg's treasury, shares as to which dissenters' rights have been asserted and duly perfected in accordance with Pennsylvania law, and shares held by Harris or its parent or subsidiaries in other than a fiduciary capacity) shall be converted into and represent the right to receive $14.77 in cash representing the First Harrisburg Merger Consideration. The aggregate amount of the First Harrisburg Merger Consideration to be paid by Harris in connection with the First Harrisburg Merger is expected to be approximately $40.9 million if all outstanding stock options of First Harrisburg are exercised. Also, on the Effective Date, the First Harrisburg Liquidation will occur pursuant to which the separate corporate existence of First Harrisburg will cease and First Federal will become a wholly-owned subsidiary of Harris. Immediately thereafter, the Harris Merger will be effected pursuant to which First Federal will be merged with and into Harris and each share of Harris Common Stock (except for those shares as to which stockholders have exercised their statutory right to dissent) issued and outstanding immediately before the Harris Merger will remain outstanding thereafter. The end result of consummating these transactions is that on the Effective Date, the separate existence of each of First Harrisburg, First Federal and HAC will cease and Harris will succeed to the rights, benefits and obligations of each in accordance with the provisions of the Reorganization Agreement.

     First Harrisburg has in effect a variety of stock option plans, programs and arrangements pursuant to which directors, officers and key employees of First Harrisburg have been granted options to purchase First Harrisburg Common Stock. The Reorganization Agreement provides that on or before the Effective Date, each holder of an option to purchase shares of First Harrisburg Common Stock then outstanding shall receive cash (whether or not such option is then exercisable) in settlement thereof from First Harrisburg in an amount equal to the excess, if any, of the $14.77 First Harrisburg Merger Consideration over the per share exercise price under such stock option, multiplied by the number of shares of First Harrisburg Common Stock covered by such option; provided, however, that the aggregate amount paid in settlement of such options does not exceed $1,408,681. All such options will automatically be deemed cancelled and of no further effect as of the Effective Date.

SURRENDER OF CERTIFICATES


     As soon as practicable after the Effective Date, the stock transfer agent of Harris, Chemical Mellon, acting in the capacity of exchange agent, will mail to all holders of First Harrisburg Common Stock a letter of transmittal, together with instructions for the exchange of their First Harrisburg Common Stock certificates for cash. Until so exchanged, each certificate representing First Harrisburg Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the First Harrisburg Merger Consideration consisting of cash in the amount of $14.77 into which each such share is to be converted. FIRST HARRISBURG STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

OPINIONS OF FINANCIAL ADVISORS

     First Harrisburg. The Board of Directors of First Harrisburg originally retained National Capital in August 1994 to render an opinion regarding the fairness to the stockholders of First Harrisburg of the proposed exchange ratio in the stock-for-stock acquisition of First Harrisburg that was being negotiated at the time. When the Board of Directors of First Harrisburg decided in September 1994 to solicit and review additional proposals, First Harrisburg retained National Capital to advise and assist it in connection with the proposed sale and/or merger of First Harrisburg. National Capital was chosen as First Harrisburg's financial advisor on the basis of its experience and expertise in the valuation of securities in connection with mergers and acquisitions. National Capital is a financial consulting and investment banking firm that is engaged, among other things, in the evaluation of thrift and banking institutions and their securities, the negotiation and structuring of merger and acquisition transactions, and other financial advisory matters for financial institutions. Except as described herein, National Capital is not affiliated with First Harrisburg, Harris or their respective affiliates.


     National Capital advised First Harrisburg on November 10, 1995, and rendered its written opinion on November 12, 1995, that in its opinion, as of November 12, 1995, the Merger Consideration to be received by the stockholders of First Harrisburg was fair from a financial point of view. National Capital has re-affirmed and updated its written opinion in its written opinion dated January 19, 1996, which is attached hereto as Appendix C. No limitations were imposed by the First Harrisburg Board of Directors upon National Capital with respect to the investigations made or procedures followed by it in arriving at its opinion. However, National Capital was not retained by First Harrisburg to solicit indications of interest from other companies that may have had an interest in acquiring First Harrisburg. If additional indications of interest had been solicited, matters may have come to National Capital's attention to cause National Capital to reach a different opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF NATIONAL CAPITAL DATED JANUARY 19, 1996, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT. FIRST HARRISBURG'S STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. NATIONAL CAPITAL'S OPINION IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST HARRISBURG STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FIRST HARRISBURG SPECIAL MEETING. THE SUMMARY OF THE OPINION OF NATIONAL CAPITAL SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. NATIONAL CAPITAL'S WRITTEN OPINION AS OF NOVEMBER 12, 1995 IS TO THE SAME EFFECT AS THE OPINION ATTACHED HERETO.


     For purposes of its opinion, National Capital reviewed the Merger Agreement and analyzed various financial information relating to First Harrisburg and Harris, including First Harrisburg's and Harris' most recently audited financial statements and regulatory reports filed with regulatory agencies, including the SEC and the FDIC. In addition, National Capital had discussions with the management of First Harrisburg concerning its business, operations, assets, financial condition and prospects; performed a discounted cash flow analysis of the First Harrisburg Common Stock for certain cash flows attributable to such shares over future periods utilizing varying assumptions; reviewed the historical market prices and trading activity of the First Harrisburg Common Stock; compared the results of operations of First Harrisburg with those of certain other companies deemed by National Capital to be reasonably similar; reviewed the markets for the common stock of thrift and banking institutions, placing particular emphasis on those institutions located in Pennsylvania; compared the Merger Consideration with the terms of certain other transactions deemed by National Capital to be reasonably similar; and considered such other matters and made such other financial analyses and investigations as National Capital deemed appropriate. On the basis of the foregoing, National Capital determined that the Merger Consideration to be received by the stockholders of First Harrisburg in the Merger is fair from a financial point of view.

     The following paragraphs summarize the material portions of the financial and comparative analyses performed by National Capital in arriving at its opinion as to the fairness, from a financial point of view, of the Merger Consideration. The following summary does not purport to be a complete description of the analyses performed, or the matters considered, by National Capital in arriving at its opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, National Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, National Capital believes that its analyses must be considered as a whole and that considering only portions of its analyses may be misleading or an incomplete view of the analyses and the process underlying its opinion. In its analyses, National Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond First Harrisburg's and Harris' control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. Analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or their securities actually may be sold. In addition, as described above, National Capital's opinion, along with its presentation to First Harrisburg's Board of Directors, is just one of many factors taken into consideration by First Harrisburg's Board of Directors.

     As more fully described below, National Capital also considered certain financial and stock market data relating to First Harrisburg and Harris and compared it to similar data relating to other publicly held savings associations and savings and loan holding companies and considered financial terms of comparable transactions which have been either recently announced or effected.

     In connection with its review, National Capital relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding First Harrisburg and Harris provided to National Capital by the companies and their representatives. National Capital also relied on the management of First Harrisburg as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to National Capital, and National Capital assumed that such forecasts reflect the best currently available estimates and judgments of the management of First Harrisburg. National Capital was not retained to nor did it review individual credit files or conduct a physical inspection of any of the properties or facilities of First Harrisburg or Harris, nor was it retained to nor did National Capital make any independent evaluation or appraisal of First Harrisburg's or Harris' assets or liabilities. National Capital also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to First Harrisburg and Harris.

     The following is a brief summary of the analyses and procedures performed by National Capital in the course of arriving at its opinion:

     Valuation Analysis. Using a valuation analysis, National Capital estimated the present value of theoretical values of First Harrisburg Common Stock based upon certain estimates about the future performance of First Harrisburg over a five-year period. The range of values were based on a projected asset growth for First Harrisburg of 10 percent annually and estimates of annual profitability for First Harrisburg as measured by a projected return on average assets ranging from between .73 percent and .80 percent. (An adjustment was also made to include an estimated payment to the FDIC as a special assessment to recapitalize the SAIF.) These assumptions were based upon First Harrisburg's estimates of prospective future performances as well as the past financial performance of First Harrisburg. Based upon these assumptions and the estimate of an annual dividend payout ratio of 20 percent, the calculated fully diluted book value per share of the First Harrisburg Common Stock at the end of the five-year period was estimated to be $13.70. Dividends paid over the five-year period were estimated at $1.11. National Capital's analysis considered the present value of the estimated future dividend stream over the five-year period and the present value of the theoretical value for First Harrisburg's shares based upon a range of terminal book value multiples between 150 percent and 200 percent and a range of discount rates between 10 percent and 12.5 percent. The dividend payout ratio assumed is within the target ranges established by First Harrisburg, and the range of terminal multiples of book value are based on current price to book value multiples of selected comparable companies. Such comparable companies are referred to in ' -- Comparable Company Analysis' and in ' -- Comparable Transaction Analysis' below. The dividend stream and terminal values were discounted to present value using discount rates which reflect assumptions regarding the required rates of return of the current and prospective stockholders of First Harrisburg Common Stock under current economic conditions. The range of present values per fully diluted shares of First Harrisburg Common Stock resulting from the above referenced analysis was $12.17 to $17.84.

     Comparable Company Analysis. National Capital compared the operating performance of First Harrisburg to publicly traded savings institutions that National Capital deemed to be comparable to First Harrisburg. The group consisted of 18 Pennsylvania publicly traded savings institutions with total assets between $50.9 million and $7.9 billion with a median asset size of $314.6 million. The companies reported an equity to assets ratio between 4.0 percent and 30.8 percent with a median of 8.79 percent. National Capital compared First Harrisburg with members of the comparable savings institutions based upon selected operating fundamentals, including capital adequacy, profitability and asset quality. Using pricing data as of November 3, 1995, the median price to the last twelve months earnings multiple was 13.05 times for the comparable savings institutions and 12.37 times for First Harrisburg. The median price to stated book value was 111.8 percent for the comparable group savings institutions and 127.5 percent for First Harrisburg. The implied market trading values derived from such comparable company analysis resulted in a calculation ranging from approximately $10.57 to $11.87 per fully diluted share for First Harrisburg Common Stock.

     At September 30, 1995, the median equity to assets ratio of 8.79 percent for the group of comparable savings institutions was slightly higher than the
7.69 percent for First Harrisburg. The median return on average equity for the twelve months ending September 30, 1995 was 9.39 percent for the group of comparable savings institutions and 11.03 percent for First Harrisburg. Based on the Harris offer of $14.77 in cash for each share of First Harrisburg Common Stock, the Harris offer represented 156.3 percent of First Harrisburg's fully diluted book value and 16.23 times First Harrisburg's latest twelve months earnings through September 30, 1995.

     Comparable Transaction Analysis. National Capital performed an analysis of prices and premiums offered in connection with 1995 announced acquisitions of savings institutions located in the Mid Atlantic region (including Delaware, Maryland, New Jersey, New York, Pennsylvania and the District of Columbia). The analysis further evaluated pricing for cash transactions as compared to transactions involving the exchange of common stock. Multiples of earnings and fully diluted book value implied by the consideration to be received by First Harrisburg's stockholders in the Merger were compared with multiples offered in such transactions, which included nine cash transactions and three transactions involving an exchange of stock. The median offer price to book value for the cash transactions was 140.68 percent, while the median offer price to book value for the stock exchange transactions was 147.74 percent. The equivalent offer price to fully diluted book value for First Harrisburg was 156.3 percent based on the Harris offer price of $14.77 in cash for each outstanding share of First Harrisburg Common Stock as of September 30, 1995 (as adjusted for the 10 percent stock dividend paid on November 15, 1995 and the impact of outstanding unexercised stock options). The median multiple of offer price to latest 12 months earnings for the cash transactions was 15.49 times, while the median multiple of offer price to latest twelve months earnings for the stock exchange transactions was 17.44 times, as compared to 16.23 times for First Harrisburg on a fully diluted basis and 15.07 times on an as reported basis. The median offer price to deposits multiple for the cash transactions was 19.28 times, while the median offer price to deposits multiple for the stock exchange transactions was
24.98 times. The equivalent offer price to First Harrisburg's deposits as of September 30, 1995 was 24.36 times. National Capital reviewed the core capital to total assets ratio of the comparable group, which had a median ratio of 8.79 percent for the cash transactions and 7.74 percent for the stock exchange transactions versus First Harrisburg's ratio of 7.69 percent as of September 30, 1995. In addition, National Capital reviewed the profitability of the comparable group, which had a median return on average assets for the prior 12 month period preceding the sale announcement of .64 percent for the cash transactions and
1.33 percent for the stock exchange transactions, versus First Harrisburg's ratio of .93 percent as of September 30, 1995.

     National Capital also performed an analysis of prices and premiums offered in connection with 1995 announced acquisitions of savings institutions with total assets ranging from $100 million to $500 million. These transactions were made up of companies throughout the United States. The analysis further evaluated pricing for cash transactions as compared to transactions involving the exchange of common stock. Multiples of earnings and fully diluted book value implied by the consideration to be received by First Harrisburg's stockholders in the Merger were compared with multiples offered in such transactions, which included seven cash transactions and 16 transactions involving an exchange of stock. The median offer price to book value for the cash transactions was 140.49 percent, while the median offer price to book value for the stock exchange transactions was 143.13 percent. The equivalent offer price to fully diluted book value for First Harrisburg was 156.3 percent based on the Harris offer price of $14.77 in cash for each outstanding share of First Harrisburg Common Stock as of September 30, 1995 (as adjusted for the 10 percent stock dividend paid on November 15, 1995 and the impact of outstanding unexercised stock options). The median multiple of offer price to latest twelve months earnings for the cash transactions was 17.34 times, while the median multiple of offer price to latest twelve month earnings for the stock exchange transactions was
16.84 times, as compared to 16.23 times for First Harrisburg on a fully diluted basis and 15.07 times on an as reported basis. The median offer price to deposits multiple for the cash transactions was 16.89 times, while the median offer price to deposits multiple for the stock exchange transactions was 19.63 times. The equivalent offer price to First Harrisburg's deposits as of September 30, 1995 was 24.36 times. National Capital reviewed the core capital to total assets ratio of the comparable group, which had a median ratio of

9.62 percent for the cash transactions and 9.65 percent for the stock exchange transactions versus First Harrisburg's ratio of 7.69 percent as of September 30, 1995. In addition, National Capital reviewed the profitability of the comparable group, which had a median return on average assets for the prior twelve month period preceding the sale announcement of .53 percent for the cash transactions and .98 percent for the stock exchange transactions, versus First Harrisburg's ratio of .93 percent as of September 30, 1995.

     It is important to note that when National Capital took into account the values shown in the comparables used in connection with the rendering of its opinion, no company or transaction used in these analyses were identical to First Harrisburg or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

     Upon retaining National Capital as its financial advisor in September 1994, First Harrisburg paid National Capital a non-refundable retainer fee of $20,000. During the course of the initial engagement of National Capital as its financial advisor, which expired on September 30, 1995, First Harrisburg also reimbursed National Capital for its reasonable, documented out-of-pocket expenses. National Capital's engagement was formally renewed in early November 1995, at which time First Harrisburg paid a financial advisory fee of $20,000. In addition, First Harrisburg agreed to pay National Capital a success fee upon consummation of the Merger equal to 0.75 percent of the aggregate Merger Consideration. Based upon the 2,571,012 shares of First Harrisburg Common Stock outstanding at the date of the Merger Agreement (as adjusted for the 10 percent stock dividend paid on November 15, 1995) and the cash to be paid upon settlement of outstanding stock options, the success fee will be approximately $295,000. First Harrisburg has also agreed to reimburse National Capital for its reasonable, documented out-of-pocket expenses, which reimbursement shall not exceed $10,000 without First Harrisburg's prior written approval. National Capital's compensation, including the success fee which is contingent upon completion of the Merger, was determined by arm's-length negotiations between First Harrisburg and Harris. First Harrisburg has further agreed to indemnify and hold harmless National Capital from and against certain liabilities which may arise in connection with the engagement of National Capital, including liabilities under state or federal thrift, banking and securities laws.

     Harris. On October 30, 1995, Harris retained Ryan Beck to act as its advisor in connection with the proposed acquisition of First Harrisburg. Ryan Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations and savings and loan holding companies in connection with acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the Pennsylvania banking market and banking organizations operating in that market, and was selected by Harris because of its knowledge of, experience with, and reputation in the financial services industry.



     In its capacity as Harris' financial advisor, Ryan Beck provided advice to Harris with respect to certain terms and conditions of the acquisition. The decisions as to whether to pursue the First Harrisburg acquisition and the final pricing of the acquisition were ultimately made by the Harris Board; however, Ryan Beck rendered its formal written opinion on November 12, 1995 that, as of November 12, 1995, the financial terms of the acquisition of First Harrisburg were 'fair' to Harris and its stockholders from a financial point of view. Ryan Beck re-affirmed and updated its written opinion in its written opinion dated January 19, 1996 (the 'Opinion'), which is attached hereto as Appendix B. No limitations were imposed by the Harris Board upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at the Opinion.



     THE FULL TEXT OF THE OPINION OF RYAN BECK DATED JANUARY 19, 1996, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT. HARRIS' STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. RYAN BECK'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID BY HARRIS IN THE ACQUISITION AND DOES NOT

CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HARRIS SPECIAL MEETING. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. RYAN BECK'S WRITTEN OPINION AS OF NOVEMBER 12, 1995 IS TO THE SAME EFFECT AS THE OPINION ATTACHED HERETO AS APPENDIX B.

     In connection with its analysis, Ryan Beck reviewed: (i) the Reorganization Agreement and related documents; (ii) First Harrisburg's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1992 through 1994, and First Harrisburg's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995 and First Harrisburg's Consolidated Report of Condition and Income for September 30, 1995; (iii) Harris' Annual Reports to stockholders for the years ended December 31, 1992 through 1994 and Harris' Quarterly Reports on Form F-4 for the periods ended March 31, 1995 and June 30, 1995 and Harris' Consolidated Report of Condition and Income for September 30, 1995; (iv) certain operating and financial information provided to Ryan Beck by the management of First Harrisburg relating to its business and prospects; (v) certain operating and financial information provided to Ryan Beck by the management of Harris relating to its business and prospects; (vi) the historical stock prices and trading volume of the First Harrisburg Common Stock; (vii) as more particularly described below, the terms of recent acquisitions of thrift institutions which Ryan Beck deemed generally comparable to First Harrisburg; (viii) as more particularly described below, the publicly-available financial data of thrift institutions which Ryan Beck deemed generally comparable to First Harrisburg; and (ix) such other studies, analyses, inquiries and examinations as Ryan Beck deemed appropriate. Ryan Beck also reviewed certain projections provided by Harris for the fiscal year ending December 31, 1996 and met with certain members of First Harrisburg's senior management to discuss First Harrisburg's past and current business operations, financial condition, strategic plans and future prospects.


     The preparation of a fairness opinion on a transaction such as the acquisition involves various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. In arriving at the Opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck's Opinion. No single analysis was assigned a greater significance than any other.

     In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Harris and First Harrisburg provided to Ryan Beck by the companies and their representatives. Ryan Beck did not independently verify but assumed that the allowance for loan losses set forth in the balance sheets of First Harrisburg at September 30, 1995 was adequate and complied fully with all applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan Beck was not retained to, nor did it, conduct a physical inspection of any of the properties or facilities of First Harrisburg or make any independent evaluation or appraisal of First Harrisburg's assets or liabilities. Ryan Beck reviewed certain historical financial data provided by First Harrisburg and reviewed certain historical financial data and financial and operating forecasts and projections (and the assumptions and bases therefor) provided by Harris. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such financial and operating forecasts which, in Ryan Beck's judgment, were appropriate under the circumstances. The projections furnished to Ryan Beck were prepared by the management of Harris. Harris does not publicly disclose internal management projections of the type provided to Ryan Beck in connection with its review of the acquisition. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation factors related to future economic and competitive conditions, the future financial condition and results of Harris and First Harrisburg and the future cost savings and revenue enhancements associated with the acquisition. Accordingly, actual results could vary significantly from those reflected in such projections. Ryan Beck also assumed that the acquisition in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Harris and First Harrisburg.

     In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Harris or First Harrisburg. Any estimates contained in Ryan Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the underlying companies or their securities may actually be sold.


     The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at the Opinion, which analyses and procedures were presented to Harris' Board of Directors.

     Comparable Companies and Comparable Acquisition Analyses. Ryan Beck compared First Harrisburg's financial data as of June 30, 1995 with that of a group of 30 selected thrift institutions with total assets between $200 million and $600 million located in the Mid Atlantic region for which public trading and pricing data was available. Ryan Beck deemed this group to be generally comparable to First Harrisburg. At or for the 12 months ended June 30, 1995, First Harrisburg had tangible equity to assets of 7.69 percent, a total capital to risk adjusted assets ratio of 12.96 percent, a 0.93 percent return on average assets, a return on average equity of 11.03 percent, a net interest margin of
3.63 percent, an efficiency ratio of 73.30 percent, a ratio of non-performing loans to total loans of 0.75 percent, a ratio of loan loss reserves to non-performing loans of 60.84 percent, and a ratio of non-performing assets to loans plus real estate owned of 0.85 percent. These ratios were compared to the median ratios of the 30 selected thrift institutions, which were, as calculated, tangible equity to assets of 8.40 percent, a total capital to risk adjusted assets ratio of 16.28 percent, a return on average assets of 0.92 percent, a return on average equity of 10.18 percent, a net interest margin of 3.57 percent, an efficiency ratio of 61.28 percent, a ratio of non-performing loans to total loans of 1.53 percent, a ratio of loan loss reserves to non-performing loans of 82.00 percent, and a ratio of non-performing assets to loans plus real estate owned of 2.01 percent.

     Ryan Beck also compared the First Harrisburg Common Stock bid and asked quotations of approximately $12.00 per share prior to the announcement of the executed Reorganization Agreement noting that $12.00 per share represents 127.52 percent of the tangible book value and 12.4 times the latest 12 month earnings, as compared to the median trading multiples of 111.62 percent of tangible book value and 11.99 times the latest 12 months earnings for the peer group.

     Ryan Beck compared First Harrisburg's financial data as of June 30, 1995 with that of a group of 16 selected thrift institutions being acquired in transactions announced since January 1, 1995 and for which pricing data pertaining to the transactions was publicly available. This group was comprised of thrift institutions each having total assets between $175 million and $425 million. Ryan Beck deemed this group to be generally comparable to First Harrisburg. The median ratios of the 16 selected thrift institutions, as calculated, represented a 8.56 percent tangible equity to assets ratio, a non-performing assets to assets ratio of 0.34 percent and an annualized year-to-date return on average assets of 0.84 percent and were compared to First Harrisburg's 7.69 percent tangible equity to assets ratio, a non-performing assets to assets ratio of 0.55 percent and a 0.93 percent return on average assets.


     Ryan Beck also calculated certain ratios based on the proposed transaction price for the First Harrisburg Common Stock of $14.77 per share. These ratios yielded the following results: (i) 154.01 percent of First Harrisburg's September 30, 1995 stated book value per share; (ii) 154.01 percent of First Harrisburg's September 30, 1995 tangible book value per share; (iii) 15.55 times

First Harrisburg's actual earnings per share for the 12 month period ended September 30, 1995; and (iv) tangible book premium as a percentage of core deposits of 7.93 percent. The median ratios for the group of 16 comparable acquisition transactions and their respective transaction prices were 148.94 percent of book value, 148.94 percent of tangible book value, 15.73 times earnings and tangible book premium expressed as a percentage of core deposits of
5.95 percent.

     No company or transaction analyzed, as described above is identical to First Harrisburg or the transaction involving its acquisition by Harris. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.


     Merger Accretion/Dilution Analysis. Ryan Beck calculated Harris' post-merger, pro forma tangible book value, earnings per share, return on average assets and return on average equity based on the $14.77 First Harrisburg Merger Consideration assuming (i) projected 1996 net income for Harris as provided by Harris's management; (ii) net income for the nine months ended September 30, 1995 annualized for First Harrisburg; and (iii) cost savings and revenue enhancements anticipated as a result of the acquisition as provided by Harris' management. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Ryan Beck then compared Harris' post-merger, pro forma tangible book value, earnings per share, return on average assets and return on average equity with Harris' tangible book value, pre-merger 1996 projected earnings per share, pre-merger 1996 projected return on average assets and pre-merger 1996 projected return on average equity. Assuming cost savings and revenue enhancements anticipated as a result of the acquisition as provided by Harris' management, this pro forma acquisition would be approximately 10.71 percent dilutive to tangible book value and 35.44 percent accretive to earnings per share and would result in an increase in the return on average assets of approximately 8 basis points and an increase in the return on average equity of approximately 207 basis points.


     Return on Investment Analysis. Ryan Beck calculated a pro forma return on investment based on the projected cash flow contribution of First Harrisburg as compared to the acquisition cost of First Harrisburg, including one-time acquisition-related expenses. The cash flow contributions were based on: (i) First Harrisburg's net income for the nine months ended September 30, 1995 annualized and grown at an annual growth rate of 7 percent, (ii) cost savings and revenue enhancements anticipated as a result of the acquisition as provided by Harris' management unadjusted for inflation; (iii) a seven-year investment period; and (iv) a residual valuation of First Harrisburg equal to eight times pro forma net income in year seven. Based on these assumptions, the pro forma return on investment was approximately 14.92 percent.


     In connection with its written Opinion dated as of January 19, 1996, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its November 12, 1995 written opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.



     RYAN BECK'S WRITTEN OPINION DATED AS OF JANUARY 19, 1996 WAS BASED SOLELY UPON THE INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES THAT EXISTED AS OF THE DATE OF SUCH OPINION. EVENTS OCCURRING AFTER SUCH DATE COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN THE OPINION. RYAN BECK HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE THEREOF.


     The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its Opinion.

     With regard to Ryan Beck's services in connection with the financial advisory agreement and the Reorganization Agreement, Harris has agreed to pay Ryan Beck a $100,000 advisory and fairness opinion fee. To date, Harris has paid Ryan Beck $35,000 of this fee, plus reimbursement of out-of-pocket expenses. The balance will be payable at the closing of the transaction. In addition, Harris has agreed to reimburse Ryan Beck for its reasonable out-of-pocket costs and expenses incurred in connection with the services rendered to Harris pursuant to its engagement, including the fees of its legal counsel. Harris has also agreed to identify Ryan Beck against certain liabilities, including liabilities under federal securities laws, incurred in connection with its services. The amounts of all of Ryan Beck's fees were determined by negotiation between Harris and Ryan Beck.


     Ryan Beck provided financial advisory services to Harris during 1994 with respect to Harris' negotiations with First Harrisburg and received a fee of $35,000 for such services. Additionally, in 1994 Ryan Beck provided financial advisory services to Harris regarding the formation of Harris Financial, MHC and provided advisory, administrative, and securities marketing services in connection with the offering by Harris of the Harris Common Stock issued in connection with the conversion of Harris from a mutual to a capital stock organization and received fees and commissions in connection therewith. Ryan Beck also provided various other financial advisory services to Harris and received a fee of approximately $16,300 therefor during 1994 and 1995.


     Ryan Beck's trading department has engaged in making a market in the First Harrisburg Common Stock. Ryan Beck has not had an investment banking relationship with First Harrisburg during the last three years. Ryan Beck's research department has periodically produced earnings estimates and research reports on First Harrisburg.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

     The Reorganization Agreement contains representations and warranties by Harris, HAC, First Harrisburg and First Federal regarding a variety of matters. In the case of Harris and HAC, representations and warranties have been made concerning their organization, authority to conduct business, the power and authority to enter into the Reorganization Agreement and to consummate the transactions thereunder, the sufficiency of resources available to Harris to consummate the transactions under the Reorganization Agreement, the accuracy of information prepared and provided by them in connection with the Reorganization Agreement and the approval of the Reorganization Agreement by Harris Financial, MHC, among other things. In the case of First Harrisburg and First Federal, representations and warranties have been provided concerning their organization, capitalization, authority to conduct business, the power and authority to enter the Reorganization Agreement and to consummate the transactions thereunder, the paid-up status and coverage of federal deposit insurance, completeness and sufficiency of regulatory filings, material accuracy of financial statements, compliance with applicable laws, the absence of certain legal proceedings and other events including material adverse changes in their business or financial condition, the adequacy of insurance coverage generally, validity of loans, taxes, employee benefit plans, certain contracts, undisclosed liabilities, environmental matters, properties, the propriety of the operations of the mortgage banking business of AVSTAR Mortgage Corporation and the accuracy of information prepared and provided in connection with the Reorganization Agreement, among other things.

     The obligations of Harris and First Harrisburg to consummate the Merger are subject to the fulfillment, at or prior to the Effective Date, of a variety of conditions, the material conditions of which are as follows: (i) approval of the Harris Proposal and the First Harrisburg Proposal by the requisite votes of stockholders of Harris and First Harrisburg, respectively; (ii) receipt of all requisite regulatory approvals for the Merger, the expiration of all waiting periods and the satisfaction of all pre-consummation conditions in any such approval, without any nonstandard term or condition which would materially impair the value of First Harrisburg to Harris or otherwise impact Harris in a materially adverse way; (iii) the receipt of an opinion concerning the income tax consequences of the Merger, as discussed under '-- Certain Income Tax Consequences' below; (iv) the absence of more than 20 percent of the outstanding shares of First Harrisburg Common Stock having exercised their statutory dissenters' rights; (v) the absence of any action, suit, proceeding, order, decree or injunction seeking to enjoin or prohibit the consummation of the transactions contemplated by the Reorganization Agreement; (vi) the continuing accuracy and applicability of the representations and warranties of the other party to the Reorganization Agreement; (vii) compliance with all covenants not otherwise waived; (viii) execution of 'Support Agreements' by the directors of First Harrisburg; (ix) delivery of consents and other authorizations required for closing the transactions contemplated by the

Reorganization Agreement; and (x) the receipt of certain certificates, legal opinions, auditors' letters and fairness opinions.

     Except with respect to any required stockholder or regulatory approvals and in the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger, all of the conditions of consummating the Merger may be waived at any time by the party for whose benefit they were created, and the Reorganization Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval by Harris' or First Harrisburg's stockholders shall alter the First Harrisburg Merger Consideration.

REGULATORY AND OTHER APPROVALS

     A variety of regulatory applications have been filed and are pending in connection with the consummation of the transactions contemplated under the Reorganization Agreement. Receipt of all requisite regulatory approvals is a condition precedent to consummating the transactions contemplated by the Reorganization Agreement. There can be no assurance, however, that any or all of such regulatory approvals will be forthcoming or, if received, the timing of such receipt.

     Harris Financial, MHC, the parent holding company of Harris, has filed an application with the Board of Governors of the Federal Reserve System (the 'Federal Reserve') under the provisions of the Bank Holding Company Act of 1956, as amended (the 'BHCA'). The Federal Reserve will take into consideration the financial and managerial resources and future prospects of Harris Financial, MHC and its subsidiaries as well as the convenience and needs of the communities to be served in reaching a decision as to whether or not to approve the application.

     Harris Financial, MHC and Harris have filed an application with the Office of Thrift Supervision (the 'OTS') under the provisions of the Savings and Loan Holding Company Act. The prior approval of the OTS is required because of the fact that a savings association is being acquired. First Federal, the wholly owned subsidiary of First Harrisburg, has also filed with the OTS the requisite notice of its intention to merge with and into Harris.

     Harris has filed an application with the Pennsylvania Department of Banking in accordance with the applicable provisions of Pennsylvania banking law. Harris has also filed an application with the FDIC under the Bank Merger Act which requires approval by the primary federal regulator of Harris as the survivor of the Harris Merger. The Harris Merger cannot be consummated until the 15th day after approval by the FDIC.

     Consummation of the Merger will be subject to obtaining a variety of additional clearances and approvals, including change of ownership clearances concerning AVSTAR Mortgage Corporation in each state in which it is licensed to do business. Harris and First Harrisburg are unaware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action will be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained, would not delay the consummation of the transactions contemplated under the Reorganization Agreement and would not be conditioned in a manner that would cause Harris to terminate the Reorganization Agreement. Moreover, there can be no assurance that no action will be brought challenging the Merger on antitrust or other grounds.

BUSINESS PENDING THE MERGER

     The provisions of the Reorganization Agreement provide that, until the Effective Date, Harris is required to conduct its business in a manner that will not adversely affect its ability to obtain the necessary regulatory approvals contemplated under the Reorganization Agreement or its ability to perform its obligations thereunder. Likewise, during the period prior to the Effective Date, Harris is required to maintain and preserve its business, comply with its duties and obligations imposed under applicable law, use its best efforts to satisfy all transactions contemplated under the Reorganization

Agreement and use its best efforts to promptly file all required regulatory applications and amendments thereto.

     Prior to the Effective Date, First Harrisburg and First Federal are required to conduct their business only in the ordinary course consistent with past practices and written policies, refrain from suffering a material adverse change in their business or operations, preserve their businesses, maintain their properties and insurance coverage, perform material obligations under contractual agreements, furnish financial statements to Harris concerning their operations and financial position, comply with material obligations imposed under law, maintain their standing and existence and that of their subsidiaries, notify Harris of any facts that would prevent them from satisfying the conditions in the Reorganization Agreement or that would constitute a material adverse change in their business or operations, use their best efforts to satisfy the conditions under the Reorganization Agreement and refrain from amending their corporate organic documents.

     First Harrisburg and First Federal have also undertaken to take a number of affirmative actions prior to the Effective Date, including the suspension of the First Harrisburg Dividend Reinvestment Plan, the termination of all stock option plans and employee benefit plans (other than the directors' retirement plan), cooperation with Harris in approving any revision to the Reorganization Agreement involving a structural change to the Merger (provided that such cooperation and approval does not impact the First Harrisburg Merger Consideration) and the divestiture of any non-permitted activity now being undertaken that will be prohibited to be undertaken by Harris after the Effective Date unless otherwise approved by the applicable regulatory authorities.

     First Harrisburg and First Federal are also obligated under the Reorganization Agreement to refrain, and to ensure that their subsidiaries refrain, from issuing shares of capital stock or securities convertible into capital stock (other than pursuant to stock options outstanding as of November 12, 1995 or pursuant to the Harris Warrant), purchasing or redeeming any shares of capital stock, merging with or into another entity (except pursuant to written advice of counsel that the failure to do so is likely to be deemed to constitute a breach of fiduciary duty by the First Harrisburg Board), paying dividends other than regular quarterly cash dividends in an amount not to exceed $.055 per share per quarter (except for the 10 percent stock dividend paid on November 15, 1995), entering into any employment agreement or compensation arrangement other than in the ordinary course of business, entering into or modifying any pension or retirement plan (except as required by law or pursuant to the provisions of the Reorganization Agreement), incurring indebtedness or liability for borrowed money, entering into any material contract other than in the ordinary course of business, taking action that would constitute a breach of a representation or warranty set forth in the Reorganization Agreement, entering into any related party transaction concerning the extension of credit other than in accordance with applicable law and in the ordinary course of business, changing accounting principles or practices (except as required), waiving or materially modifying existing agreements, making any loan in excess of $250,000 to any affiliate other than AVSTAR Mortgage Corporation in the ordinary course of business, entering into any swap or similar arrangement, entering into any derivative or similar arrangement, taking any action that would knowingly impair the receipt of regulatory approvals of the transactions contemplated under the Reorganization Agreement, selling or transferring any servicing rights other than in the ordinary course of business, materially altering underwriting standards, or directly or indirectly agreeing to take any of the aforementioned actions.

     In addition, First Harrisburg and First Federal have agreed not to solicit inquiries or proposals, or furnish information to or participate in any discussions or negotiations with third parties, concerning any acquisition of all or a material portion of their assets or equity interests or involving any business combination with them or their subsidiaries. First Harrisburg and First Federal are required to notify Harris immediately if any such inquiries or proposals are forthcoming. They are also required to refrain from permitting their officers, directors, agents and advisors from taking any such action. Notwithstanding the foregoing, First Harrisburg is permitted to respond to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties provided the First Harrisburg Board receives written advice from counsel that the First Harrisburg Board is likely to be deemed to have breached its fiduciary duty under applicable Pennsylvania law if it refrains from so doing.

EFFECTIVE DATE OF THE MERGER; TERMINATION

     The Effective Date shall be the date and time of the later to occur of the acceptance for filing by the Secretary of State of the Commonwealth of Pennsylvania of articles of merger for the First Harrisburg Merger, or such later date and time as shall be specified in such articles as agreed to by the parties to the Reorganization Agreement; provided, however, that on such Effective Date, the First Harrisburg Liquidation and the Harris Merger shall also be effectuated. Unless the parties otherwise agree, the Effective Date is required to occur on or before the 30th calendar day following the later of the receipt of all requisite regulatory approvals, together with the expiration of all applicable waiting periods, and the receipt of all requisite stockholder approvals. The closing of the transactions contemplated by the Reorganization

Agreement (the 'Closing') will take place at 10:00 a.m., local time, on the Effective Date unless otherwise agreed to by the parties.

     Harris and First Harrisburg each anticipate that the Merger will be consummated in the second quarter of 1996. Consummation of the Merger could be delayed, however, as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to the consummation of the Merger is not satisfied. There can be no assurance as to if or when such approvals will be obtained or conditions satisfied.

     The Reorganization Agreement may be terminated whether before or after its approval by stockholders: (i) by any party if the Closing does not occur before October 31, 1996, unless otherwise agreed to by the parties or unless the failure to so consummate by such time is due to a breach by the party seeking to terminate; (ii) at any time by the mutual written agreement of all of the parties to the Reorganization Agreement; (iii) upon the expiration of 30 days from the date of notice to First Harrisburg of its or its subsidiary's material misrepresentation or breach of a warranty, representation, covenant or agreement unless it is reasonably evident that such situation will be completely corrected; (iv) upon the expiration of 30 days from the date of notice to Harris of its or its subsidiary's material misrepresentation or breach of a warranty, representation, covenant or agreement unless it is reasonably evident that such situation will be completely corrected; (v) by the vote of a majority of the Board of Directors of Harris and Harris Acquisition or First Harrisburg and First Federal if the stockholders of First Harrisburg or Harris fail to approve the Reorganization Agreement; or (vi) any party who has been informed in writing by a federal or state banking regulatory authority, or by any other required regulatory authority, that a required approval or consent will not be granted and the time period for all appeals and reconsiderations has expired.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of First Harrisburg, stockholders should be aware that members of First Harrisburg's management and the First Harrisburg Board of Directors have interests in the Merger that are in addition to the interests of stockholders generally. The First Harrisburg Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

     Board of Directors of Harris. Upon consummation of the First Harrisburg Merger and subject to the receipt of any required regulatory approvals, Harris will appoint Bruce S. Isaacman, the Chairman of the Board of First Harrisburg, as a director of Harris for a term expiring at Harris' annual stockholders' meeting to be held in April 1997.

     Existing Employment Agreements. Under the Reorganization Agreement, Harris has agreed to honor the termination provisions of the employment agreements between First Harrisburg and two of its executive officers. Each of the agreements is substantially similar, except with respect to titles and base salaries. The agreements provide that each of the two officers may terminate his employment for good reason if certain events occur subsequent to a change in control of First Harrisburg, including but not limited to a change in the officer's reporting responsibilities, titles or offices. Upon such termination, each of the two officers will be entitled to receive severance equal to 2.99 times his average aggregate annual compensation during the preceding five calendar years, provided that such amount together with any other payments which the officer has the right to receive does not exceed three times the officer's 'base amount' as defined in Section 280G(b)(3) of the Code. Consummation of the First Harrisburg Merger will constitute a change in control for purposes of these agreements.

     New Employment Agreements. Upon consummation of the First Harrisburg Merger, Harris has agreed to hire (i) Patrick J. Aritz, the President and Chief Executive Officer of First Harrisburg, as the Executive Vice President and Chief Operating Officer of Harris at an initial annual salary of between $112,000 and $115,000, and (ii) Michael L. Vitali, the President and Chief Executive Officer of AVSTAR Mortgage Corporation, a wholly-owned subsidiary of First Federal. Messrs. Aritz and Vitali have waived their rights to severance pay under their current employment agreements with First Harrisburg and First Federal in consideration of the new employment agreements with Harris, the payment of cash by Harris ($150,000 to Mr. Aritz and $50,000 to Mr. Vitali) and the issuance of Harris Common Stock (stock valued at $100,000 to Mr. Aritz and $50,000 to Mr. Vitali), with the cash payment and stock issuance to occur within 30 days after the Effective Date. In addition, following the Effective Date, Mr. Aritz will receive from Harris benefits commensurate with those given to other senior officers of Harris, the use of an automobile, and the payment of county club dues.

     Continuation of Business Consultant Agreement. Robert H. Trewhella, who retired as President and Chief Executive Officer of First Harrisburg and First Federal in 1995, has a Business Consultant Agreement with First Federal dated July 1, 1995. Pursuant to the consulting agreement, Mr. Trewhella has agreed to provide certain consulting services during 1996 and 1997 for a fee of $40,000 per year, plus the continuation of his medical coverage during 1996 and 1997 at First Federal's expense. Harris has agreed to retain Mr. Trewhella as a consultant for 1996 and 1997.

     Directors' Retirement Plan. Harris has agreed to honor the terms of First Federal's Non-Employee Directors' Retirement Plan, provided that its obligations under such plan shall not exceed $470,000. Pursuant to such plan, Mr. Isaacman will receive an aggregate of $110,000 in equal monthly installments over 10 years, and Messrs. Aronson, Berry, Kessler and Trewhella will each receive an aggregate of $90,000 in equal monthly installments over 10 years.

     Deferred Compensation Agreements. Harris has agreed to honor the terms of First Federal's Deferred Compensation Agreements with Messrs. Trewhella, Aronson, Isaacman and Kessler and Mrs. Graham and First Federal's Deferred Compensation Trust Agreement with an independent trustee dated October 16, 1992, as amended. However, under no circumstances shall Harris' obligations under such agreements exceed the amounts deferred on or prior to the Effective Date and the investment returns on such amounts deferred.

     Employees; Employee Benefit Plans.  Immediately prior to or as of the

Effective Date, First Harrisburg shall terminate all qualified employee pension, profit sharing and stock bonus plans (including its Employee Stock Ownership
Plan) and all employees of First Harrisburg and its subsidiaries will, to the extent provided by the relevant plan and by law, become fully vested in and eligible to receive benefits under all such plans of First Harrisburg and its subsidiaries, and such plans will be fully funded prior to termination. First Harrisburg shall distribute all vested accrued benefits as soon as reasonably practicable following such termination and shall obtain such regulatory determinations as may be appropriate to ensure the qualified status of such plans pursuant to Section 401(a) of the Code upon termination. Harris and HAC shall have no liability under such plans.

     Former employees of First Harrisburg or its subsidiaries who become employed by Harris immediately following the Effective Date shall be entitled to participate in those hospitalization, medical, life and disability benefit plans provided by Harris for its employees in accordance with the terms of those plans. Former employees of First Harrisburg or any of its subsidiaries who become employed by Harris on the Effective Date shall, to the extent permissible in accordance with the provisions of the applicable plan, insurance policies, contract and underlying law, receive service credit from their hire date for employment at First Harrisburg or its subsidiaries for purposes of eligibility to participate in the above plans provided by Harris.

     Upon the Effective Date, former employees of First Harrisburg or its subsidiaries who become employed by Harris will be entitled to participate, pursuant to the terms of the applicable plan, in the qualified pension, profit sharing and stock bonus plans in effect at such time for employees of Harris. Former employees of First Harrisburg and its subsidiaries who become employed by Harris on the Effective Date shall receive service credit from their hire date for employment at First Harrisburg or its subsidiaries for purposes of eligibility and vesting requirements under Harris' retirement savings plan and defined benefit pension plan and service credit from the Effective Date for purposes of benefit calculation under Harris' defined benefit pension plan.

     Pre-existing condition requirements for health, life, disability and other benefits and any insurance waiting period will be waived only for those former employees of First Harrisburg or its subsidiaries offered employment with Harris to the extent that Harris' benefit plans, insurance policies or programs would permit the same without a material increase in Harris' premiums or costs associated therewith.

     Harris will provide or allow severance payments to employees of First Harrisburg and its subsidiaries (other than employees whose severance benefits are provided for in written employment agreements) whose employment is terminated (other than for cause) on or after the Effective Date and before the expiration of six months following the Effective Date, in the amount equal to one week's pay for each year of service with First Harrisburg or its subsidiaries, up to a maximum of 26 weeks. In computing such severance payments for non-exempt, full-time employees, overtime and bonus are excluded. In computing such severance payments for non-exempt regular part-time employees, the weekly compensation shall be based on one-fifty-second (1/52) of the employee's total salary, excluding overtime and bonus, paid in 1995. For full-time exempt employees, weekly compensation is calculated by taking 1/52 of the employee's 1995 annual salary, excluding bonus.

     Indemnification and Insurance. On and after the Effective Date and for a period ending six years thereafter, Harris shall indemnify, defend and hold harmless all former and then-existing directors, officers, employees and agents of First Harrisburg or of any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Harris, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of First Harrisburg or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date to the same extent as such officer, director, employee or agent would be entitled to indemnification by First Harrisburg or any of its subsidiaries as of the date of the Merger Agreement, including the right to advancement of expenses, provided, however, that any such officer, director, employee or agent of First Harrisburg may be indemnified by Harris only to the extent permitted by applicable law and to the extent permitted by Harris' Articles of Incorporation and By-laws. In addition, Harris shall use commercially reasonable efforts to obtain and maintain a directors' and officers' liability insurance tail coverage policy with respect to the directors' and officers' of First Harrisburg and its subsidiaries relating to periods prior to the Effective Date and for a period ending two years thereafter.

     Other than as set forth above, no director or executive officer of First Harrisburg or Harris has any direct or indirect material interest in the Merger, except in the case of First Harrisburg insofar as ownership of First Harrisburg Common Stock and existing options might be deemed such an interest.

CERTAIN INCOME TAX CONSEQUENCES

     It is a condition to the obligation of Harris to consummate the transactions contemplated by the Reorganization Agreement that it shall have received an opinion from KPMG Peat Marwick LLP as to certain income tax consequences resulting from such transactions.

     The income tax laws are complex and each stockholder's individual circumstances may affect the tax consequences to the stockholder. In addition, no information is provided with respect to the tax consequences to the holders of First Harrisburg Common Stock of the Merger under applicable state, local, foreign and other tax laws. Consequently, each stockholder is urged to consult a tax advisor

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
regarding the federal, state, local, foreign and other tax consequences of the Merger applicable to such stockholder.

     On the basis of facts, representations and assumptions which will be referred to or set forth in their opinion, Harris believes that on the Effective Date, KPMG Peat Marwick LLP will opine that (i) for federal and Pennsylvania income tax purposes, the transactions contemplated by the Reorganization Agreement will be tax free to the parties thereto; (ii) from the standpoint of Harris, it will be treated as having acquired the stock of First Harrisburg in a qualified stock purchase transaction pursuant to Section 338 of the Code; and
(iii) the subsequent First Harrisburg Liquidation will qualify for treatment under Section 332 of the Code with no gain or loss being recognized as a result of such liquidation or as a result of the subsequent Harris Merger.

     THE RECEIPT BY STOCKHOLDERS OF FIRST HARRISBURG OF THE FIRST HARRISBURG MERGER CONSIDERATION IN EXCHANGE FOR THEIR SHARES OF FIRST HARRISBURG COMMON STOCK WILL BE TREATED AS A TAXABLE EVENT TO SUCH STOCKHOLDERS WITH GAIN OR LOSS BEING RECOGNIZED BY SUCH STOCKHOLDERS MEASURED BY THE DIFFERENCE BETWEEN THE AGGREGATE AMOUNT OF FIRST HARRISBURG MERGER CONSIDERATION RECEIVED AND THE STOCKHOLDERS' ADJUSTED TAX BASIS IN SUCH SHARES.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, Harris will record the acquisition of First Harrisburg at its cost at the Effective Time of the Merger, which cost would include the cash paid in the Merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of First Harrisburg based upon their fair values at the Effective Time of the Merger in accordance with generally accepted accounting principles. Acquisition cost in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized over a period of 15 years for financial accounting purposes. The reported income of Harris will include the operations of First Harrisburg after the Effective Time of the Merger. See 'Unaudited Pro Forma Condensed Combined Financial Information'.

INVESTMENT AGREEMENT


     In connection with the Reorganization Agreement, Harris and First Harrisburg have entered into an Investment Agreement and First Harrisburg has issued to Harris a Warrant (the 'Harris Warrant') thereunder (collectively the 'Warrant Agreement'), entitling Harris to purchase up to 638,741 shares of First Harrisburg Common Stock upon the occurrence of certain events described below. The exercise price under the Warrant Agreement is $11.875 per share. The Warrant Agreement is designed to compensate Harris for its risks, costs and expenses and the commitment of resources associated with the Merger in the event the Merger is not consummated due to an attempt by a third person to gain control of First Harrisburg. Harris may not exercise the Harris Warrant except upon (i) a willful breach of the Reorganization Agreement by First Harrisburg that would permit termination by Harris, unless cured prior to exercise of the Harris Warrant;
(ii) the failure of First Harrisburg stockholders to approve the transaction contemplated by the Reorganization Agreement after the announcement by any person other than Harris or an affiliate of Harris of an offer or proposal to acquire 15 percent or more of the First Harrisburg Common Stock or to acquire, merge or consolidate with First Harrisburg or First Federal or to acquire all or substantially all of the assets of either; (iii) the acquisition by anyone other than Harris or its affiliates of beneficial ownership of 15 percent or more of the First Harrisburg Common Stock; (iv) any person other than Harris or its affiliates having commenced a tender or exchange offer or having filed an application with an appropriate bank regulatory authority to purchase or acquire shares of First Harrisburg Common Stock or by publicly announcing any offer therefor, such that upon consummation thereof, such person would own, control or have the right to acquire 15 percent or more of the First Harrisburg Common Stock; or (v) First Harrisburg having entered into an agreement or understanding with someone other than Harris or its subsidiaries for such person to acquire, merge or consolidate with First Harrisburg or to purchase or acquire all or substantially all of the assets of First Federal. Each of the foregoing is referred to herein as a 'Warrant Event'. No

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
Warrant Event has occurred as of the date of this Joint Proxy Statement and neither Harris nor First Harrisburg is aware that any Warrant Event is being contemplated by any third person. The Warrant Agreement may discourage third persons from making competing offers to acquire First Harrisburg and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Reorganization Agreement.

     If a Warrant Event occurs, Harris may exercise the Harris Warrant in whole or in part. Under federal banking law, exercise of the Harris Warrant by Harris for more than 5 percent of the outstanding First Harrisburg Common Stock would require prior approval by federal banking regulators. Any sale of shares of First Harrisburg Common Stock purchased by Harris would, in all likelihood, require registration under the Securities Act of 1933. First Harrisburg has agreed to effect such registration, if requested.

DISSENTERS' RIGHTS -- FIRST HARRISBURG STOCKHOLDERS

     Any owner of shares of First Harrisburg Common Stock has the right under Subchapter 15D of the BCL to object to the First Harrisburg Merger and demand to be paid in cash the fair value of such shares upon complying in full with the provisions of Subchapter 15D. THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SUBCHAPTER 15D OR SECTION 1930 OF THE BCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE PROVISIONS, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX D. SUCH PROVISIONS MUST BE STRICTLY COMPLIED WITH OR A STOCKHOLDER'S DISSENTERS' RIGHTS WILL BE LOST.

     If an owner of shares of First Harrisburg Common Stock wants to exercise the right to dissent, such owner must satisfy all the following conditions: (i) the owner must file with First Harrisburg prior to the vote with respect to the First Harrisburg Merger a written notice of his intention to demand that he be paid the fair value of his shares of First Harrisburg Common Stock if the First Harrisburg Merger takes place (Neither a vote in person or by proxy against approval of the First Harrisburg Proposal nor an abstention from voting with respect to, or a failure to vote for approval of the First Harrisburg Proposal will constitute such a written notice.); (ii) the owner must not effect any change in the beneficial ownership of his shares of First Harrisburg Common Stock from the date of filing such written notice continuously through the Effective Date; and (iii) the owner must not vote in person or by proxy for approval of the First Harrisburg Proposal. (Neither an abstention from voting with respect to, nor a failure to vote in person or by proxy against approval of the First Harrisburg Proposal will constitute a vote for adoption and approval of the First Harrisburg Proposal.) Unless an owner follows all these steps, he will not acquire any right to payment of the fair value of his shares and will be conclusively presumed to have consented to the First Harrisburg Merger and will be bound by its terms. A written notice of an intention to demand payment of fair value should be sent prior to the First Harrisburg Special Meeting to First Harrisburg Bancor, Inc., 234 North Second Street, Harrisburg, Pennsylvania 17101, Attention: Secretary.

     A person who is the beneficial owner, but not the record holder, of shares of First Harrisburg Common Stock and who desires to exercise the rights of a dissenting stockholder may assert those rights with respect to shares held on that person's behalf. Such a person will be treated as a dissenting stockholder if he submits to First Harrisburg a written consent of the record holder of those shares to such treatment no later than the time dissenters' rights are asserted with respect to those shares. A beneficial owner may not dissent with respect to less than all shares of which such person is the owner, whether or not the shares so owned are registered in such person's name.

     A record holder for more than one beneficial owner may assert dissenters' rights as to less than all of the shares registered in his name only if that holder dissents with respect to all shares beneficially owned by a person that are held by him and discloses the name and address of that person. In that event, the record holder will be treated as if the shares as to which he has dissented and the other shares held by him were registered in the names of different persons.

     If the First Harrisburg Proposal is approved by the requisite vote of the stockholders of First Harrisburg, either First Harrisburg or Harris, as the surviving corporation, will mail a 'further notice' to each owner who followed all of the steps described above. The 'further notice' will (i) state the location where and the date by which a demand for payment must be sent and certificates formerly representing shares of First Harrisburg Common Stock must be deposited in order to obtain payment, which date will not be less than 30 days after the date of mailing of the 'further notice',
(ii) supply a form for demanding payment that includes a request for certification of the date on which the dissenter acquired beneficial ownership of his shares of First Harrisburg Common Stock, and (iii) include a copy of Subchapter 15D of the BCL. If a dissenter fails to timely demand payment or to timely deposit his certificates as required by the 'further notice', that person will not have any right to receive payment of the fair value of his shares.

     If the First Harrisburg Merger has not been consummated within 60 days after the date specified in the 'further notice' for demanding payment and depositing certificates, First Harrisburg will return any deposited certificates. At any time thereafter, First Harrisburg or Harris, as the surviving corporation, may send a new 'further notice' containing the provisions described above to all dissenters.

     Promptly after the Effective Date, or upon timely receipt of demand for payment if the First Harrisburg Merger has already occurred, Harris will either
(i) pay the amount that Harris estimates is the fair value of the dissenters' shares to the dissenters who timely made demand for payment and timely deposited their certificates, or (ii) provide written notice to those dissenters that no payment will be made. This payment or written notice will be accompanied by a closing balance sheet and statement of income of First Harrisburg for a fiscal year ending not more than 16 months before the date of payment or notice, the latest available interim financial statements of First Harrisburg, a statement of Harris' estimate of the fair value of the dissenters' shares, a notice of the right of a dissenter to demand payment or supplemental payment, as the case may be, and a copy of Subchapter 15D of the BCL. If Harris does not pay its estimate of the fair value of the shares of First Harrisburg Common Stock of any dissenter, it must return his deposited certificates to him. Harris may make a notation on any returned certificate that a demand for payment of fair value with respect to that certificate has been made. If that certificate is transferred, any new certificate will bear a similar notation, together with the name of the original dissenting holder or owner thereof. A transferee will not acquire by transfer any rights other than those that the original dissenter had after making demand for payment of fair value.

     If a dissenter believes that Harris' estimate of the fair value of his shares of First Harrisburg Common Stock is less than their fair value, that dissenter should send Harris his own estimate of their fair value. A dissenter's estimate will constitute a demand for payment of the his estimate of the fair value of his shares of First Harrisburg Common Stock or for payment of the difference between the two estimates if Harris has paid that dissenter its estimate. If a dissenter does not file with Harris his own estimate within 30 days after the mailing to him of the payment of Harris' estimated fair value or its written notice thereof, that dissenter will not be entitled to receive any amount greater than the payment remitted by Harris or the amount stated in that notice.

     Within 60 days after the latest of (i) the Effective Date, (ii) timely receipt of any demands for payment of fair value in response to a 'further notice', or (iii) timely receipt of a dissenter's estimate of the fair value of his shares of First Harrisburg Common Stock, if any demand for payment remains unsettled, Harris may file an application for relief in the Court of Common Pleas of Dauphin County, Pennsylvania (the 'Dauphin Court'), requesting that the fair value of the remaining dissenters' shares be determined. All dissenters whose demands for payment of the fair value of their dissenters' shares have not been settled will be made parties to such proceeding. Each dissenter who is made a party to such proceeding will be entitled to recover the amount by which the fair value of his dissenters' shares exceeds any amount previously paid to that dissenter by Harris for his shares, plus interest. If Harris fails to file an application with the Dauphin Court prior to the expiration of that 60-day period, any dissenter who has made a demand for payment of the fair value of his dissenters' shares, and has not already settled his claim against Harris may file an application with the Dauphin Court in the name of Harris within 30 days of the expiration of that 60-day period. If no such dissenter files an application within that 30-day period, all remaining dissenters will be paid Harris' estimate of the fair value of their dissenters' shares and will not be entitled to any additional amounts. In any proceeding before the

Dauphin Court, the fair value of the dissenters' shares to be determined by the Dauphin Court is the fair value of those shares immediately prior to the

Effective Date, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

     The costs and expenses of any proceeding to determine the fair value of the remaining dissenters' shares will be determined by the Dauphin Court and assessed against Harris, although all or any part of those costs and expenses may be apportioned and assessed as the Dauphin Court deems appropriate against any dissenters who are parties to the proceeding and whose actions in demanding supplemental payments the Dauphin Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The fees and expenses of counsel and experts for the respective parties may be assessed as the Dauphin Court deems appropriate against Harris and in favor of any or all dissenters if Harris failed to comply substantially with the requirements of Subchapter 15D and may be assessed against Harris or any dissenter, in favor of any other party, if the Dauphin Court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter 15D. If the Dauphin Court decides that any dissenter's counsel provided substantial benefits to other dissenters, but that the fees of such counsel should not be assessed against Harris, then the Dauphin Court may award that counsel reasonable fees to be paid out of the amounts awarded to those other dissenters.

     It is a condition to the obligations of the parties to the Reorganization Agreement to consummate the First Harrisburg Merger that the number of dissenters' shares be less than 20 percent of the First Harrisburg Common Stock immediately prior to the Effective Date. See 'THE MERGER -- Conditions to the Merger'.

     FIRST HARRISBURG STOCKHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SUBCHAPTER 15D.

DISSENTERS' RIGHTS -- HARRIS STOCKHOLDERS

     A holder of shares of Harris Common Stock is entitled under the Pennsylvania Banking Code of 1965, as amended (the 'Pennsylvania Banking Code') to exercise the rights of a dissenting stockholder under Subchapter 15D of the BCL, to object to the Harris Merger and make written demands that Harris pay in cash the fair value of the shares of Harris Common Stock held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Subchapter 15D or
Section 1930 of the BCL and is qualified in its entirety by reference to such statutory provisions, which (together with Sections 1607(a) and 1222 of the Pennsylvania Banking Code) are set forth in full as to this Joint Proxy Statement/Prospectus as Appendix D.

     A record holder of shares of Harris Common Stock may assert dissenters' rights as to fewer than all such shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents.

     A beneficial owner of shares of Harris Common Stock who is not the record holder of such shares is entitled to assert dissenters' rights with respect to shares held on his behalf only if he submits to Harris no later than the time of the assertion of dissenters' rights a written consent of the record holder of such shares. A beneficial owner may not dissent with respect to less than all shares of Harris Common Stock owned by him, whether or not the shares so owned by him are registered in his name.

     In the event that a holder of shares of Harris Common Stock wishes to dissent to the Harris Merger and obtain payment of the fair value of his shares, he must satisfy all of the following conditions to acquire any right to payment of the fair value of his shares under Pennsylvania law: (i) the owner must file with Harris, prior to the vote on the Harris Proposal, a written notice of intention to demand that he be paid the fair value for his shares if the Harris Merger is effectuated (Neither a proxy indicating a vote against, an abstention, a vote in person against nor the failure to vote with regard to the Harris Proposal shall constitute the written notice required.); (ii) the owner must effect no change in the beneficial ownership of his shares from the date of filing such written notice continuously through the Effective Date; and
(iii) the owner must not vote his shares in favor of the Harris Proposal. Neither an abstention from voting with respect to, nor failure to vote in person or by proxy against approval of, the Harris Proposal constitutes a vote for adoption and approval of the Harris Proposal. However, a signed proxy that is returned without any instruction as to how the proxy shall be voted will be voted for the Harris Proposal and will be deemed a waiver of the rights of a dissenting stockholder.

     A dissenter who fails in any of these respects shall not acquire any right to payment of the fair value of his shares under Subchapter 15D of the BCL. Each written notice of intention to demand payment must clearly state that the stockholder intends to demand that he be paid the fair value of his shares if the Harris Merger is effectuated, must provide the name, address and telephone number of the stockholder and should be sent to Harris Savings Bank, Second and Pine Streets, Harrisburg, Pennsylvania 17101, Attention: Bernard H. Sarfert, Sr., Corporate Secretary. A dissenting stockholder retains all other rights of a Harris stockholder.

     If the Harris Proposal is approved by the stockholders of Harris by the required vote at the Harris Special Meeting, Harris shall mail a notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who did not vote in favor of the Harris Proposal. Such notice shall: (i) state where and when a demand for payment must be sent and certificates representing shares must be deposited in order to obtain payment. The time set for receipt of the demand and deposit of certificates shall be not less than 30 days from the mailing of the notice; (ii) be accompanied by a copy of Subchapter 15D of the BCL and Sections 1607(a) and 1222 of the Pennsylvania Banking Code; and (iii) supply a form for demanding payment that includes a request for certification of the date on which the stockholder, or the person on whose behalf the stockholder dissents, acquired beneficial ownership of the shares.

     The dissenting stockholder must make written demand for payment of the fair value of the shares with respect to which dissent is made and must deposit certificates representing such shares in accordance with the terms of the notice to demand payment sent by Harris. A stockholder who fails to timely demand payment, or fails to timely deposit certificates, as required by the notice to demand payment, shall not have any right under Subchapter 15D to receive payment of the fair value of his shares.

     Within 60 days after the date set for demanding payment and depositing certificates, if the Harris Merger has not been effectuated, Harris shall return any certificates that have been deposited. When deposited certificates have been returned, Harris may at any later time send a new notice to demand payment, which will have a like effect as the original notice.

     Promptly after effectuation of the Harris Merger, or upon timely receipt of demand for payment if the Harris Merger has already been effectuated, Harris shall either remit to dissenters who have made demand and have deposited their certificates the amount that Harris estimates to be the fair value of the shares, or shall give written notice that no remittance will be made. The remittance or notice shall be accompanied by: (i) the closing balance sheet and statement of income of Harris for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements; (ii) a statement of Harris' estimate of the fair value of the shares; and (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D of the BCL and Sections 1607(a) and 1222 of the Pennsylvania Banking Code.

     If Harris gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, the dissenter may send to Harris his own estimate of the fair value of the shares, which shall be deemed a demand for payment of such amount or the deficiency.

     Where the dissenter does not file his own estimate within 30 days after the mailing by Harris of its remittance or notice, the dissenter shall be entitled to no more than the amount stated on the notice or remitted to him by Harris.

     Within 60 days after the latest of (i) effectuation of the Harris Merger;
(ii) timely receipt of any demands for payment; or (iii) timely receipt of any estimates by dissenters of the fair value of their shares, if any demands for payment remain unsettled, Harris may file in the Dauphin Court an application for relief requesting that the fair value of the shares be determined by the court. All dissenting shareholders, wherever residing, whose demands have not been settled shall be made parties to the proceeding. A copy of the application for relief shall be served on each such dissenter.

     The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value, which appraiser shall have such power and authority as may be specified by the court.

     Each dissenter who is made a party to the proceeding shall be entitled to recover the amount, if any, by which the fair value of his shares is found to exceed the amount, if any, previously remitted by Harris, plus interest.

     If Harris fails to file an application for relief, any dissenter who made a demand and who has not already settled his claim against Harris may do so in the name of Harris at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application with the Dauphin Court within the 30-day period, such dissenter will be paid Harris' estimate of the fair value of his shares and no more, and may bring an action to recover any amount not previously remitted.

     In general, the costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against Harris. However, any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties to the proceeding and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Harris and in favor of any or all dissenters if Harris failed to comply substantially with the requirements of Subchapter 15D of the BCL. Such fees and expenses may be assessed against either Harris or a dissenter, in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter 15D of the BCL. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Harris, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     HARRIS STOCKHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SUBCHAPTER 15D AND SECTIONS 1607(A) AND 1222 OF THE PENNSYLVANIA BANKING CODE.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of First Harrisburg and Harris that are included or incorporated by reference in this Joint Proxy Statement. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE', 'FIRST HARRISBURG SELECTED CONSOLIDATED FINANCIAL INFORMATION' and 'HARRIS SELECTED CONSOLIDATED FINANCIAL INFORMATION'. The unaudited pro forma condensed combined financial information set forth below gives effect to the Merger under the purchase accounting method. The pro forma condensed combined balance sheet treats the Merger as if it had been consummated on September 30, 1995, and the pro forma condensed combined statements of income treat the Merger as if it had been consummated at the beginning of the respective periods.

     This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates assumed for purposes hereof, nor is it necessarily indicative of future operating results or financial position.


                                                       PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                                AS OF SEPTEMBER 30, 1995
                                                  ------------------------------------------------------
                                                                   FIRST       PRO FORMA      PRO FORMA
                                                    HARRIS      HARRISBURG    ADJUSTMENTS     COMBINED
                                                  -----------  -------------  -----------    -----------
                                                                           (IN THOUSANDS)
Assets:
  Cash on hand and due from banks...............  $    10,895       $   4,115     $     569 (G) $    15,579
  Interest-earning deposits in other
    institutions................................       71,577           2,765             0          74,342
  Investment securities held to maturity........       88,750          18,662           219 (B)     107,631
  Investment and mortgage-backed securities
    available for sale..........................      237,729           9,496       (40,151)(A)     207,074
  Mortgage-backed securities held to maturity...      172,595          34,674          (263)(B)     207,006
  Loans receivable, net.........................      618,642         189,058         3,972 (C)     811,672
  Loans held for sale...........................            0          40,022             0          40,022
  Federal Home Loan Bank stock..................        6,575           5,502             0          12,077
  Other assets..................................       43,261           5,402        15,031 (D)      63,694
                                                  -----------     -----------    -----------    -----------
    Total Assets................................  $ 1,250,024       $ 309,696     $ (20,623)    $ 1,539,097
                                                  -----------     -----------    -----------    -----------
                                                  -----------     -----------    -----------    -----------

Liabilities:
  Deposits......................................  $ 1,066,962       $ 167,843     $   1,409 (E) $ 1,236,214

  Borrowed funds................................       20,480         110,033             0         130,513
  Other liabilities.............................       14,171           7,152         2,486 (D)      23,809
                                                  -----------     -----------    -----------    -----------
    Total liabilities...........................    1,101,613         285,028         3,895       1,390,536
                                                  -----------     -----------    -----------    -----------
Stockholders' Equity:
  Common stock, par value.......................          112              24            24 (F)         112
  Additional paid-in capital....................       25,097          15,298       (15,148)(F)      25,247
  Retained earnings.............................      123,705          10,073       (10,073)(F)     123,705
  Treasury stock, at cost.......................            0            (641)          641 (F)           0
  ESOP..........................................       (1,643)           (209)          209 (F)      (1,643)
  RRP...........................................         (860)              0             0            (860)
  Net unrealized gain on marketable securities
    available for sale..........................        2,000 (F)         123          (123)(F)       2,000
                                                  -----------     -----------    -----------    -----------
    Total stockholders' equity..................      148,411          24,668       (24,518)        148,561
                                                  -----------     -----------    -----------    -----------
    Total liabilities and stockholders'
      equity....................................  $ 1,250,024       $ 309,696     $ (20,623)    $ 1,539,097
                                                  -----------     -----------    -----------    -----------
                                                  -----------     -----------    -----------    -----------

                             HARRIS SAVINGS BANK
                Notes to Pro Forma Consolidated Balance Sheet
                                 (Unaudited)
                           As of September 30, 1995


(A)        Harris intends to liquidate $40.2 million of marketable securities as a source of funds for the
           Merger Consideration. The total cash component of the acquisition price is calculated as shown below:

           Shares of First Harrisburg Common Stock outstanding at September 30, 1995, as adjusted for the 10 percent stock dividend paid on November 15, 1995, and
             exercise of all outstanding options.............................................       2,768,411
           Cash payment per share............................................................          $14.77
                                                                                               --------------
           Cash portion of the Merger Consideration..........................................     $40,889,430
           Less:
           Cash to be paid by holders of options to purchase 197,399 shares of First
             Harrisburg Common Stock.........................................................       1,506,902
           Plus:
           Estimated acquisition costs.......................................................         768,000
                                                                                               --------------
           Total estimated cash payment by Harris............................................     $40,150,528
                                                                                               --------------
                                                                                               --------------



           The funds for the cash portion of the acquisition price were assumed to come primarily from the liquidation of marketable securities and cash on hand.
(B)        The adjustments to investment securities and mortgage-backed securities reflect the adjustment of
           First Harrisburg's respective portfolios to their estimated market value, using market quotations and other comparable information.
(C)        The adjustment to loans receivable, net of unearned interest, reflects the write-up of First
           Harrisburg's portfolio to its estimated market value by discounting the portfolio using the estimated remaining lives of the various types of loans and estimated current interest rates.
(D)        Includes an adjustment to purchased mortgage servicing rights of $2,663,000 which reflects the write-up of the servicing rights to fair market value based on current assumptions about future cash flows. Also includes an adjustment to fixed assets of $816,000 which reflects a write-up to appraised market values and an adjustment of $11,552,000 to reflect the allocation of goodwill including the tax effect ($2,117,000) of purchase accounting adjustments.
(E)        The adjustment to deposits reflect the adjustments of the deposits to their estimated market value by discounting the liabilities using the estimated remaining lives of the various types of the deposits and estimated current interest rates.
(F)        Represents the elimination of First Harrisburg's Common Stock, additional paid-in capital, retained earnings, treasury stock and miscellaneous equity items.
(G)        Represents residual cash from exercised FHB Common Stock options (Note A), less estimated acquisition cash expenditures.

                                                PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR
                                                       NINE MONTHS ENDED SEPTEMBER 30, 1995
                                        -----------------------------------------------------------------
                                                               FIRST         PRO FORMA        PRO FORMA
                                            HARRIS          HARRISBURG      ADJUSTMENTS       COMBINED
                                        --------------   ---------------  -------------   ---------------
                                                 (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Interest income:
  Loans...............................  $       36,546   $      13,388    $    (421)(A)   $       49,513
  Mortgage-backed
     securities.......................          12,870           1,966          (23)(B)           14,813
  Investments.........................           8,794           1,216       (1,849)(C)            8,161
  FHLB stock..........................             337             238                               575
                                        --------------  ---------------   ----------      --------------
     Total interest income............          58,547          16,808       (2,293)              73,062
                                        --------------  ---------------   ----------      --------------

Interest expense:
  Deposits and escrow.................          33,304           5,609         (371)(D)           38,542
  Borrowed funds......................             573           4,291                             4,864
                                        --------------  ---------------   ----------      --------------
     Total interest expense...........          33,877           9,900         (371)              43,406
                                        --------------  ---------------   ----------      --------------
Net interest income...................          24,670           6,908       (1,922)              29,656
Provisions for possible losses on


  loans...............................               0               0                                 0
                                        --------------  ---------------   ----------      --------------
Net interest income after provision
  for possible losses on loans........          24,670           6,908       (1,922)              29,656
Non-interest income...................           1,971           2,277                             4,248
Non-interest expense..................          15,019           6,102          775 (E)           21,896
                                        --------------  ---------------   ----------      --------------
Income before income taxes............          11,622           3,083       (2,697)              12,008
Income taxes..........................           4,271           1,153                             5,424
                                        --------------  ---------------   ----------      --------------
Net income............................  $        7,351   $       1,930    $  (2,697)      $        6,584
                                        --------------  ---------------   ----------      --------------
                                        --------------  ---------------   ----------      --------------

Net income per share (F):
  Primary.............................  $         0.67   $        0.80                    $         0.60
  Fully diluted.......................            0.67            0.80                              0.60
Weighted average shares and share
  equivalents outstanding:
  Primary.............................      11,000,016       2,419,225                        11,000,016
  Fully diluted.......................      11,003,554       2,420,580                        11,003,554

Book value per share (G)..............  $        13.25   $       10.55                    $        13.01

                                                PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR
                                                            YEAR ENDED DECEMBER 31, 1994
                                          -------------------------------------------------------------
                                                               FIRST        PRO FORMA       PRO FORMA
                                              HARRIS         HARRISBURG    ADJUSTMENTS       COMBINED
                                          -------------    -------------   -----------    -------------
                                                 (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Interest income:
  Loans.................................  $      47,355    $    15,056     $    (561)(A)    $    61,850
  Mortgage-backed securities............         20,809          2,435            30 (B)         23,274
  Investments...........................          5,325            918        (2,602)(C)          3,641
  FHLB stock............................            443            184                              627
                                          -------------    -----------     ----------     -------------
     Total interest income..............         73,932         18,593        (3,133)            89,392
                                          -------------    -----------     ----------     -------------

Interest expense:
  Deposits and escrow...................         38,107          6,070          (495)(D)         43,682
  Borrowed funds........................            134          3,204                            3,338
                                          -------------    -----------     ----------     -------------
     Total interest expense.............         38,241          9,274          (495)            47,020
                                          -------------    -----------     ----------     -------------
Net interest income.....................         35,691          9,319        (2,638)            42,372


Provisions for possible losses on
  loans.................................              0              0                                0
                                          -------------    -----------     ----------     -------------
Net interest income after provision for
  possible losses on loans..............         35,691          9,319        (2,638)            42,372
Non-interest income.....................          2,503          3,050                            5,553
Non-interest expense....................         20,793          7,850         1,031 (E)         29,674
                                          -------------    -----------     ----------     -------------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................         17,401          4,519        (3,669)            18,251
Income taxes............................          7,348          1,913                            9,261
                                          -------------    -----------     ----------     -------------
Net income..............................  $      10,053    $     2,606     $  (3,669)     $       8,990
                                          -------------    -----------     ----------     -------------
                                          -------------    -----------     ----------     -------------

Net income per share (F):
  Primary...............................  $        0.85(*) $      1.08                    $        0.82
  Fully diluted.........................           0.85(*)        1.08                             0.82
Weighted average shares and share
  equivalents outstanding:
  Primary...............................     10,908,964      2,413,927                       10,908,964
  Fully diluted.........................     10,908,964      2,413,927                       10,908,964

Book value per share (G)................  $       12.08    $      9.93                    $       12.08

------------------
* Harris' earnings per share amount for 1994 excludes $.07 per share of net income earned during the 25-day period ended January 25, 1994 because Harris converted from a mutual savings bank to a stock savings bank on that date.

                             HARRIS SAVINGS BANK
          Notes to Pro Forma Condensed Combined Statements of Income
                                 (Unaudited)

(A) Represents the current period amortization of the adjustment to fair value of the loans receivable of First Harrisburg on the level yield method over an estimated life of approximately nine years.
(B) Represents the current period amortization of the adjustment to fair value of the mortgage-backed securities of First Harrisburg on the level yield method over an estimated life of nine years.
(C) Represents the loss of earnings on the $40.2 million of cash and marketable securities used to fund the acquisition price, at an average rate of 6.37 percent for 1994 and 86.25 percent for the nine months ended September 30, 1995.
(D) Represents the current period accretion of the adjustment to fair value of the savings deposits of First Harrisburg on the level yield method over an estimated life of approximately three years.
(E)      Represents the current period write-off of the amortization expense on intangible assets as recorded in the financial statements over a period of 15 years.
(F) Earnings per share are based upon the combined historical income of First Harrisburg and Harris, including the effects of the pro forma purchase accounting adjustments.

(G) The book value for Harris has not been adjusted to reflect the amount of dividends waived by Harris' parent, Harris Financial, MHC in the amounts of $2.3 million and $3.2 million during the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively.


                        RELATIONSHIPS WITH INDEPENDENT AUDITORS

     The Harris Board and the First Harrisburg Board each have appointed KPMG Peat Marwick LLP as independent auditors for Harris and First Harrisburg, respectively, for the fiscal year ending December 31, 1995. KPMG Peat Marwick LLP has served as independent auditors for Harris for over 20 years and for First Harrisburg continuously since 1990 . A representative of KPMG Peat Marwick LLP is expected to be present at the Harris Special Meeting and at the First Harrisburg Special Meeting, will have an opportunity to make a statement if he or she desires and will be available to respond to questions.

                            STOCKHOLDER PROPOSALS

FIRST HARRISBURG

     If the Merger is not consummated prior to First Harrisburg's next annual meeting of stockholders, any proposal which a stockholder wished to have included in First Harrisburg's proxy statement and form of proxy relating to First Harrisburg's 1996 Annual Meeting of Stockholders must have been received by First Harrisburg at 232 North Second Street, Harrisburg, Pennsylvania 17101 by November 20, 1995. No proposals were received by such date.

HARRIS

     To be considered for inclusion in the proxy materials relating to the 1996 Annual Meeting of Harris, stockholder proposals were required to have been received at the principal executive offices of Harris on or before December 19, 1995. No proposals were received by such date.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
               MANAGEMENT'S DISCUSSION AND ANALYSIS FOR HARRIS

Independent Auditors' Report.......................................    F-1

Consolidated Financial Statements as of and for the Period Ended
  December 31, 1994................................................    F-2

Unaudited Financial Statements as of and for the Period Ended
  September 30, 1995...............................................   F-32

Management's Discussion and Analysis of Financial Condition and
  Results of Operation:
        December 31, 1994..........................................   F-42
        September 30, 1995.........................................   F-72

                                  INDEPENDENT
                                AUDITORS' REPORT
-------------------------------------------------------------------------------
Peat Marwick LLP

Certified Public Accountants

225 Market Street          Telephone 717 238-7131        Telefax 7l7 233 1101
Suite 300
P.O. Box 1190
Harrisburg, PA 17108-1190

The Board of Directors
Harris Savings Bank

We have audited the accompanying consolidated statements of financial condition of Harris Savings Bank and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harris Savings Bank and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31,1994 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for marketable securities in 1994 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As discussed in notes 1 and 18, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes". As discussed in note 15, the Company also adopted the provisions of Financial Accounting Standards Board's SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" in 1993.

                                                         KPMG Peat Marwick LLP

January 27, 1995

                      Harris Savings Bank And Subsidiaries
                             CONSOLIDATED STATEMENTS
                             OF FINANCIAL CONDITION
-------------------------------------------------------------------------------

          December 31, 1994 and 1993 (in thousands, except share data)

                                                                 1994             1993
                                                             ----------------------------
ASSETS
Cash and cash equivalents ..............................     $    44,356      $    64,486
Marketable securities (fair value
 of $399,418 and $435,235) (notes 1 and 4) .............         409,123          424,181
Loans receivable, net (note 5) .........................         574,794          566,550
Real estate held for investment (note 7) ...............           1,626            1,850
Foreclosed real estate .................................           6,697            6,523
Premises and equipment, net of accumulated
 depreciation of $11,436 and $10,351 (note 8) ..........          10,384           10,949
Accrued interest receivable (note 9) ...................           6,165            6,446
Deferred tax asset (note 18) ...........................           3,506            4,182
Other assets ...........................................           1,437            1,839
                                                             ----------------------------
 Total assets ..........................................     $ 1,058,088      $ 1,087,006
                                                             ============================

LIABILITES AND STOCKHOLDERS' EQUITY
Deposits (note 11) .....................................     $   910,576      $   937,903
Escrow and stock over-subscriptions (note 3) ...........           5,116           11,643
Accrued interest payable ...............................             608              486
Stock subscriptions payable (note 3) ...................               0           25,000
Other borrowings (note 12) ..............................          2,475                0
Postretirement benefit obligation (note 15) ............           1,975            1,741
Other liabilities ......................................           1,768            2,038
Accrued income taxes ...................................             534              309
                                                             ----------------------------
 Total liabilities .....................................         923,052          979,120
                                                             ----------------------------

Commitments (notes 14 and 19)

Common stock, $.01 par value, authorized
 50,000,000 shares; 11,178,750 shares issued
 and outstanding at December 31, 1994 ..................             112                0
Paid in capital ........................................          24,544                0
Retained earnings ......................................         117,292          107,886
Net unrealized loss on marketable securities (note 4) ..          (3,905)               0
Employee stock ownership plan (note 16) ................          (2,014)               0

Recognition and retention plans (note 17) ..............            (993)               0
                                                             ----------------------------
 Total stockholders' equity ............................         135,036          107,886
                                                             ----------------------------
 Total liabilities & stockholders' equity ..............     $ 1,058,088      $ 1,087,006
                                                             ============================



See accompanying notes to consolidated financial statements.

                      Harris Savings Bank And Subsidiaries
                             CONSOLIDATED STATEMENTS
                                    OF INCOME
-------------------------------------------------------------------------------

 Years ended December 31, 1994, 1993 and 1992 (in thousands, except share data)

                                                              1994          1993            1992
                                                            -------------------------------------
INTEREST INCOME:
Loans receivable:
 First mortgage loans .................................     $39,998        $52,837        $72,189
 Consumer and other loans..............................       7,357          7,012          8,358
Held-to-maturity securities............................      13,468          8,984          8,578
Available-for-sale and held-for-sale securities........      13,109         12,187          5,495
                                                            -------------------------------------
 Total interest income ................................      73,932         81,020         94,620
                                                            -------------------------------------

INTEREST EXPENSE:
Deposits (net of withdrawal fees of $154, $129
 and $145) (note 11)...................................      37,905         41,254         52,136
Borrowed funds (note 12)...............................         134              0             61
Escrow and stock subscriptions ........................         202            155            136
                                                            -------------------------------------
 Total interest expense................................      38,241         41,409         52,333
                                                            -------------------------------------
 Net interest income...................................      35,691         39,611         42,287
Provision for loan losses (note 5).....................           0            800          2,484
                                                            -------------------------------------
 Net interest income after provision for loan losses ..      35,691         38,811         39,803
                                                            -------------------------------------

NON-INTEREST INCOME:
Service charges on deposits ...........................         729            734            752
Other service charges/commissions/fees.................         743          1,161          1,028
Servicing income (note 6) .............................         911            871            679

Gain on sale of securities, net (note 4) ..............          11          1,778          5,432
Other..................................................         109             19             11
                                                            -------------------------------------
 Total non-interest income.............................       2,503          4,563          7,902
                                                            -------------------------------------

NON-INTEREST EXPENSE:
Salaries and benefits..................................      11,390          9,659          8,634
Equipment expense .....................................       1,286          1,386          1,310
Occupancy expense .....................................       1,709          1,671          1,594
Advertising and public relations.......................         630            467            487
FDIC insurance..........................................      2,151          1,970          2,144
Director fees .........................................         304            312            269
(Income) loss from real estate operations (note 7) ....        (144)          (522)           138
Amortization and write-off of intangibles (note 10)....           0              0          5,974
Other..................................................       3,467          3,023          3,263
                                                            -------------------------------------
 Total non-interest expense............................      20,793         17,966         23,813
                                                            -------------------------------------
Income before income taxes and cumulative effect
 of accounting changes.................................      17,401         25,408         23,892
Income taxcs (note 18).................................       7,348          9,170         10,654
                                                            -------------------------------------
Income after income taxes and before
 cumulative effect of accounting changes...............      10,053         16,238         13,238
Cumulative effect of accounting changes
 (notes 15 and 18) ....................................           0          1,420              0
                                                            -------------------------------------
 Net income ...........................................     $10,053        $17,658        $13,238
                                                            =====================================
Earnings per share (notes 1 and 3).....................     $  0.85            N/A            N/A
                                                            =====================================

See accompanying notes to consolidated financial statements.

                      Harris Savings Bank And Subsidiaries
                             CONSOLIDATED STATEMENTS
                             OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

           Years ended December 31, 1994, 1993 and 1992 (in thousands)


                                                                 1994          1993        1992
                                                               ---------------------------------
COMMON STOCK (par value: $.01)
Balance at January 1......................................      $    0       $     0     $     0

Stock issuance............................................         111             0           0
Exercised stock options...................................           1             0           0
                                                               ---------------------------------
 Balance at December 31...................................         112             0           0
                                                               ---------------------------------

PAID IN CAPITAL
Balance at January 1......................................           0             0           0
Stock issuance............................................      23,606             0           0
Exercised stock options...................................         537             0           0
Excess of fair value above cost
 of ESOP stock committed for release .....................         306             0           0
Excess of fair value above cost
 of earned portion of RRP stock ..........................          95             0           0
                                                               ---------------------------------
 Balance at December 31...................................      24,544             0           0
                                                               ---------------------------------

RETAINED EARNINGS
Balance at January 1.....................................      107,886        90,228      76,990
Net income ...............................................      10,053        17,658      13,238
Dividends ($.27 per share in 1994) (note 1)................       (647)            0           0
                                                               ---------------------------------
 Balance at December 31......................................  117,292       107,886      90,228
                                                               ---------------------------------

NET UNREALIZED GAIN (LOSS) ON
MARKETABLE SECURITIES AVAILABLE FOR SALE
Balance at January 1......................................           0             0           0
Implementation change in accounting for marketable
 securities, net of tax effect of $4,004..................       6,645             0           0
Change in unrealized gain (loss) on markerable securities
 available for sale, net of tax effect of $(6,356) .......     (10,550)            0           0
                                                               ---------------------------------
 Balance ar December 31...................................      (3,905)            0           0
                                                               ---------------------------------


EMPLOYEE STOCK OWNERSHIP PLAN
Balance at January 1......................................           0             0           0
Common stock acquired by ESOP.............................      (2,475)            0           0
ESOP stock committed for release..........................         461             0           0
                                                               ---------------------------------
 Balance at December 31...................................      (2,014)            0           0
                                                               ---------------------------------

RECOGNITION AND RETENTION PLANS
Balance at January 1......................................           0             0           0
Common stock acquired by RRPs.............................      (1,250)            0           0
Earned portion of RRPs ....................................        257             0           0
                                                               ---------------------------------
 Balance at December 31...................................        (993)            0           0
                                                               ---------------------------------
Total stockholders' equity................................    $135,036      $107,886     $90,228

                                                               =================================


See accompanying notes to consolidated financial statements.

                      Harris Savings Bank and Subsidiaries
                             CONSOLDATED STATEMENTS
                                  OF CASH FLOWS
-------------------------------------------------------------------------------

           Years ended December 31, 1994, 1993 and 1992 (in thousands)


                                                                  1994          1993            1992
                                                               --------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ............................................         $10,053        $17,658        $13,238
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Interest credited to deposit accounts ...............          24,714         26,904         27,135
  Provision for loan losses ...........................               0            800          2,484
  Net depreciation, amortization and accretion ........             (22)        (2,101)           825
  Net gain on sales of interest earning assets..........            (11)        (1,778)        (5,548)
  (Gain) loss on the sale of foreclosed real estate ...               6             28             (4)
  Equity losses from joint ventures....................               7              9             90
  Decrease (increase) in accrued interest receivable...             281           (823)         1,381
  Increase (decrease) in accrued interest payable......             122           (192)          (589)
  Amortization and write-off of intangibles.............              0              0          5,974
  Earned ESOP shares ...................................            767              0              0
  Earned RRP shares.....................................            352              0              0
  Deferred income taxes ...............................           3,029           (464)          (241)
  Other, net...........................................           1,229            669          1,131
                                                               --------------------------------------
 Net cash provided by operating activities.............          40,527         40,710         45,876
                                                               --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and principal reductions of
 marketable securities:
  Held-to-maturity ....................................          54,189         39,231       110,214
  Available-for-sale and held-for-sale.................          40,254         27,251         7,237
Proceeds from sales of marketable securities:
  Held-to-maturity.....................................               0              0        30,485
  Available-for-sale and held-for-sale ................         108,092         3l,943        32,708
Purchase of marketable securities:
  Held-to-maturity.....................................        (103,663)      (120,678)      (99,008)
  Available-for-sale and held-for-sale.................         (82,919)      (208,675)      (76,186)
Loans sold.............................................             378              0         2,135
Net increase in loan originations less principal
 payments of loans ....................................         (16,473)       171,841        60,528
Decrease in loans held for sale........................               0              0       (31,392)
Investment in real estate held for investment..........               0            (56)            0
Proceeds from payments on real estate
 held for investment ..................................             355          1,128           857

Purchase of premises and equipment.....................            (550)          (849)         (445)
Cash proceeds received from the sale of foreclosed
 real estate ..........................................             890          1,204           659
                                                               --------------------------------------
 Net cash provided by (used in) investing activities ..             553        (57,660)       37,792
                                                               --------------------------------------


                      Harris Savings Bank and Subsidiaries
                             CONSOLDATED STATEMENTS
                                  OF CASH FLOWS
                                   (continued)
-------------------------------------------------------------------------------

           Years ended December 31, 1994, 1993 and 1992 (in thousands)

                                                                    1994          1993           1992
                                                                 ---------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net decrease in deposits..............................          $(52,041)      $(39,663)      $(40,158)
 Net increase (decrease) in other borrowings ..........             2,475              0        (10,000)
 Net (decrease) increase in escrow, stock
  over-subscriptions, and stock subscriptions payable .           (31,527)        30,943            424
 Net proceeds from stock issuance .....................            23,717              0              0
 Cash dividends........................................              (647)             0              0
 Purchase of ESOP shares ..............................            (2,475)             0              0
 Purchase of RRP shares................................            (1,250)             0              0
 Proceeds from the exercise of stock options ..........               538              0              0
                                                                 ---------------------------------------
 Net cash used in financing activities.................           (61,210)        (8,720)       (49,734)
                                                                 ---------------------------------------
 Net (decrease) increase in cash and cash equivalents..           (20,130)       (25,670)        33,934
Cash and cash equivalents at beginning of year.........            64,486         90,156         56,222
                                                                 ---------------------------------------
Cash and cash equivalents at end of year...............           $44,356        $64,486        $90,156
                                                                 =======================================

SUPPLEMENTAL DISCLOSURES:
Cash paid during the years for:
 Interest on deposits, advances and other borrowings
  (includes interest credited to deposit accounts) ....           $38,092        $41,601        $52,922
 Income taxes..........................................             5,494         10,771          9,853

NON-CASH INVESTING ACTIVITIES:
Transfers from loans to foreclosed real estate.........           $ 1,213        $   735        $ 6,778
Mortgage-backed securities received in exchange for
 mortgage loans........................................             8,296        158,644         65,778
Decrease in carrying value of marketable securities
 available-for-sale....................................             6,257              0              0


See accompanying notes to consolidated financial statements.

                      Harris Savings Bank and Subsidiaries
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

                        December 31, 1994, 1993 and 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Harris Savings Bank and subsidiaries conform to generally accepted accounting principles and to general practices within the thrift industry.

     The following is a description of the more significant of those policies.

(a) Basis of Financial Statement Presentation The accompanying consolidated financial statements include the accounts of Harris Savings Bank (the "Bank") and HS Service Corporation and CBL Service Corporation, its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

       In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

      Management believes that the allowances for losses on loans and foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in economic conditions.

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

(b) Cash and Cash Equivalents For purposes of the statement of cash flows, the Bank defines cash equivalents as demand deposits with other financial institutions.

(c) Marketable Securities As of January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain

Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily detemminable fair values and for all investments in debt securities. These investments are classified in three categories and accounted for as follows:

o Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

o Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

                      Harris Savings Bank and Subsidiaries
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (Continued)
-------------------------------------------------------------------------------

                        December 31, 1994, 1993 and 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(c) Marketable Securities (continued) Premiums and discounts are amortized or accreted over the term of the related securities using a method that approximates the interest method. Gains or losses upon sale are determined using the specific identification method.

     Prior to the adoption of SFAS 115 on January 1, 1994, the Bank classified its marketable securities as either held-for-investment or held-for-sale. Held-for-investment securities were recorded at amortized cost, and held-for-sale securities were recorded at the lower of cost or fair value.

     Federal law requires a member institution of the Federal Home Loan Bank
(FHLB) system to hold stock of its district FHLB according to a predetermined formula. This stock is recorded at cost and may be pledged to secure FHLB advances.

(d) Loans Receivable Loans receivable are stated at unpaid principal balances, adjusted for the allowance for loan losses, net deferred loan origination fees and unearned discounts.

     Discounts on first mortgage loans are amortized to income using a method that approximates the interest method over the remaining period to contractual maturity, adjusted for prepayments. Discounts on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

     Recognition of interest income on loans is computed using the interest method. Interest on loans that are contractually past due ninety days and over is reserved in accordance with regulatory requirements.

(e) Loans Held for Sale Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market, net of deferred fees relating to the specific loans. The Bank had no loans held for sale as of December 31, 1994 and 1993.

(f) Real Estate Held for Investment and Foreclosed Real Estate Real estate properties acquired through loan foreclosure and in-substance foreclosure are initially recorded at the lower of the loan value or fair value less estimated costs to sell at the date of foreclosure. At the time of foreclosure the excess, if any, of the loan carrying value over the estimated fair value of the property is charged to the allowance for loan losses. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or estimated net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

     Valuations are periodically performed by management on both real estate held for investment and foreclosed real estate. An allowance for losses is established by a charge to operations if the carrying value of real estate held for investment exceeds its estimated net realizable value, or the carrying value of foreclosed real estate exceeds its estimated fair value.

(g) Premises and Equipment Buildings, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, furnture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is being amortized using the straight-line method over the lesser of the estimated useful life or terms of the related leases.

                      Harris Savings Bank and Subsidiaries
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (Continued)
-------------------------------------------------------------------------------

                        December 31, 1994, 1993 and 1992


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(h) Loan Origination and Commitment Fees and Related Costs Loan fees are accounted for in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Calculation of the interest method is done on a loan-by-loan basis. The amortization of deferred fees and costs is discontinued on non-performing loans.

(i) Intangible Assets Intangible assets represented the excess of fair values of liabilities assumed over fair values assigned to net assets received in the acquisition of savings and loan associations which had been accounted for as purchases. Such amounts were written off during the year ended December 31, 1992.

(j) Loan Servicing Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

(k) Income Taxes Effective January 1, 1993 the Bank adopted the provisions of Statement of Financial Accounting Standard No. 109, "Accounting for
Income Taxes", on a prospective basis. The Statement changed the Bank's method of accounting for income taxes from the deferred method to the asset and liability method. The deferred method required matching of annual income tax expense with pretax accounting income by providing deferred taxes at current rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

(l) Derivative Financial Instruments In October 1994, the FASB issued
Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS
119). SFAS 119 is effective for years ending after December 15, 1994. The Bank has no involvement with derivative financial instruments that meet the definition of a derivative as defined by SFAS 119.


(m) Earnings Per Share Primary and fully diluted earnings per share are based on the weighted average number of common shares outstanding during each period and common equivalent shares (using the treasury share method) outstanding at the end of the year. The Bank's common equivalent shares consist of stock options, shares awarded for the RRPs and shares earned under the ESOP. The resulting number of shares used in computing primary and fully diluted earnings per share was 10,908,964 in 1994. Earnings per share totaled $.85 per share in 1994. Per share net income for the 25-day period ended January 25, 1994 totaled $.07 per share and is excluded from 1994 earnings per share. Proforma earnings per share, based on proforma common shares outstanding of 11,125,000 shares, totaled $1.59 and $1.19 in 1993 and 1992, respectively.




(n) Dividends The Bank may not pay dividends on or repurchase any of its common stock if the effect thereof would reduce net worth below the level of adequate capitalization as defined by the FDIC and the Pennsylvania Department of Banking.

                      Harris Savings Bank and Subsidiaries
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (Continued)
-------------------------------------------------------------------------------

                        December 31, 1994, 1993 and 1992



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)



(n) Dividends (continued) During 1994, the Bank's mutual holding company parent, Harris Financial, MHC, waived all of its dividends due from the Bank. These dividends, had they not been waived, would have totaled $2,314,000 in 1994.



(2) REGULATORY STRUCTURE



     The Bank's primary regulators are the Pennsylvania State Department of Banking and the Federal Deposit Insurance Corporation (FDIC). Harris also is bound by many of the provisions of Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA).



     The FDIC required institutions to have a minimum regulatory leverage capital ratio equal to 4% of total assets and a risk-based capital ratio of 8.00% at December 31, 1994 and December 31, 1993. The Pennsylvania Department of Banking also required minimum regulatory leverage capital of 6% and risk-based capital of 10% as of December 31, 1994 and December 31, 1993. The Bank exceeded minimum regulatory capital levels at December 31, 1994 and 1993.



(3) CORPORATE REORGANIZATION AND STOCK ISSUANCE




On December 15, 1992, the Board of Trustees of the Bank unanimously adopted a plan of reorganization whereby the Bank would reorganize into a Pennsylvania chartered mutual holding company.



     The reorganization was accomplished on January 25, 1994 through a purchase and assumption of assets and liabilities whereby the Bank: (i) incorporated as a Pennsylvania capital stock savings bank; (ii) transferred most of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the newly-formed bank in exchange for all of the common stock of the Bank not sold in the Offering; and (iii) adopted a new charter issued by the Pennsylvania Department of Banking changing its form to that of a state chartered mutual holding company. Each savings account of the Bank at the time of the reorganization became a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account retains liquidation rights with respect to the holding company rather than the Bank.



     Prior to the reorganization, the Bank received the approval of the Federal Reserve, the Department of Banking and the FDIC for transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock was offered on a priority basis to: (i) eligible depositors as of December 31, 1992; (ii) the employee stock ownership plan (ESOP); (iii) officers, trustees and employees of the Bank, and the Bank's recognition and retention plans (RRP); (iv) other depositors and borrowers as of October 29, 1993; and (v) the general public. Subscriptions received dunng the offering period which ended December 29, 1993, including shares reserved for the ESOP, exceeded the maximum offering of 2,500,000 shares ($25,000,000) . As a result of the maximum subscription, Harris Financial, MHC (mutual holding company) received 8,500,000 shares (76.4%) of Harris Savings Bank (stock bank) stock. Also, the ESOP received 247,500 shares and the RRP received 125,000 shares.



     As a result of the stock offering, Harris Savings Bank received gross proceeds of $25,250,000. Expenses associated with the offering totaled $1,533,000, resulting in net capital additions to the Bank of $23,717,000. The Bank recorded common stock at par of $111,000 and paid in capital of $23,606,000 from the stock issuance.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------

          (All dollar amounts presented in the tables are in thousands)

(4) MARKETABLE SECURITIES
Upon adoption of SFAS 115 on January 1, 1994, (note 1) the Bank recorded a net increase of $10,649,000 in the carrying value of its available-for-sale securities portfolio. The corresponding increase to capital, net of tax, was $6,645,000. During the twelve month period ended December 31, 1994, the Bank recorded a net decrease of $16,906,000 in the carrying value of its available-for-sale securities portfolio, with a corresponding decrease to capital, net of tax, of $10,550,000.

    Marketable Securities at December 31, 1994, consist of:

Held-to-maturity, at amortized cost.....   $ 222,735
Available-for-sale, at fair value.......     186,388
                                           ---------
                                           $ 409,123
                                           =========

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for held-to-maturity and available-for-sale securities by major security type at December 31, 1994, were as follows:

                                                   Gross       Gross
                                                 Unrealized  Unrealized
                                      Amortized   Holding     Holding         Fair
                                         Cost      Gains       Losses         Value
                                     -----------------------------------------------
HELD-TO-MATURITY:
U.S. Government and agencies .......  $  37,052   $       0    $ (1,972)    $  35,080
FHLB securities ....................        301           0           0           301
Mortgage-backed securities:
 FNMA PC's .........................      1,469           8           0         1,477
 FHLMC PC's ........................      3,841           6          (9)        3,838
 FNMA CMO's ........................     89,704           0      (4,220)       85,484
 FHLMC CMO's .......................     90,368           0      (3,518)       86,850
                                      -----------------------------------------------
Total mortgage-backed securities ...    185,382          14      (7,747)      177,649
                                      -----------------------------------------------
Total securities held-to-maturity ..  $ 222,735   $      14    $ (9,719)    $ 213,030
                                      ===============================================

AVAILABLE-FOR-SALE:
U.S. Government and agencies ......   $  16,028   $      20    $      0     $  16,048
Equity ............................      22,574       1,426      (1,484)       22,516
Mortgage-backed securities:
 FNMA PC's ........................      18,580           0        (509)       18,071
 FHLMC PC's .......................     135,463           0      (5,710)      129,753
                                      -----------------------------------------------
Total mortgage-backed securities ..     154,043           0      (6,219)      147,824
                                      -----------------------------------------------

Total securities available-for-sale   $ 192,645     $ 1,446    $ (7,703)    $ 186,388
                                      ===============================================

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)

(4) MARKETABLE SECURITIES (continued)

The amortized cost and fair value of marketable securities at December 31, 1994 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized                Fair
                                                  Cost                 Value
                                              --------------------------------
HELD-TO-MATURITY:
Due in one year or less ................       $ 15,298              $  15,063
Due after one year through five years...          7,050                  6,403
Due after five years through ten years..         15,005                 13,915
Due after ten years.....................              0                      0
Mortgage-backed securities..............        185,382                177,649
                                              --------------------------------
Total securities held-to-maturity.......      $ 222,735              $ 213,030
                                              ================================

AVAILABLE-FOR-SALE:
Due in one year or less .................      $      0               $      0
Due after one year through five years ...             0                      0
Due after five years through ten years ..             0                      0
Due after ten years .....................        16,028                 16,048
Equity securities........................        22,574                 22,516
Mortgage-backed securities ..............       154,043                147,824
                                              --------------------------------
 Total securities available-for-sale ....     $ 192,645              $ 186,388
                                              ================================

     Marketable securities having a carrying value of $5,049,000 at December 31, 1994 were pledged to secure public deposits.
     The amortized cost and fair value of investment securities, mortgage-backed securities, and securities held-for-sale at December 31, 1993 are as follows:


                                                           1993
                                        -------------------------------------------
                                                       Gross       Gross
                                         Amortized  Unrealized   Unrealized   Fair
                                           Cost         Gains     Losses      Value
                                        -------------------------------------------
INVESTMENT SECURITIES:
U.S. treasuries and agencies ........   $ 40,040        $ 471   $ (123)   $ 40,388
FHLB stock..........................       7,551            0        0       7,551
                                        ------------------------------------------
 Total investment securities .......      47,591          471     (123)     47,939
                                        ------------------------------------------
MORTGAGE-BACKED SECURITIES:
FNMA PC's...........................       4,395          151        0       4,546
FHLMC PC's..........................       8,063          209        0       8,272
FNMA CMO's .........................      75,031          182     (185)     75,028
FHLMC CMO's..........................     68,038          176     (110)     68,104
                                        ------------------------------------------
 Total mortgage-backed securities ..     155,527          718     (295)    155,950
                                        ------------------------------------------
SECURITIES HELD FOR SALE:
Equity..............................      10,232        3,253        0      13,485
FNMA PC's...........................      14,666            0       (9)     14,657
FHLMC PC's..........................     196,165        7,449     (410)    203,204
                                        ------------------------------------------
 Total securities held for sale......    221,063       10,702     (419)    231,346
                                        ------------------------------------------
 Total investment and mortgage-
  backed securities.................    $424,181     $ 11,891   $ (837)  $ 435,235
                                        ==========================================

                                      F-12

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)


(4) MARKTABLE SECURITIES (continued)
Activity from the sale of marketable securities is as follows:

                                                                 1994       1993       1992
                                                             --------------------------------
Proceeds .........................................           $108,092    $ 31,943    $ 63,193
                                                             ================================

Gross gains ......................................           $  2,556    $  1,778     $ 5,533
Gross losses .....................................              2,545           0         101
                                                             --------------------------------
Net gain .........................................           $     11     $ 1,778     $ 5,432
                                                             ================================


     All sales of marketable securities occurred in the available-for-sale portfolio in 1994 and in the held-for-sale portfolio in 1993 and 1992.

(5) LOANS RECEIVABLE
Loans receivable at December 31 are summarized as follows:

                                                            1994          1993
                                                         ----------------------
FIRST MORTGAGE LOANS (principally conventional):
Principal balances:
 Secured by one-to-four family residences ............   $ 433,206    $ 439,230
 Secured by other residential real estate properties .      27,443       27,004
 Construction loans (net of undisbursed portion
  of $10,802 and $9,983) .............................       8,642        5,915
 Other (primarily secured by commercial
  real estate properties) ............................      22,299       25,257
                                                         ----------------------
                                                           491,590      497,406
Less:
 Unearned premiums ....................................        (81)        (138)
 Net deferred loan origination fees ..................       7,840        8,157
                                                         ----------------------
 Total first mortgage loans ..........................     483,831      489,387
                                                         ----------------------

CONSUMER AND OTHER LOANS:
Principal Balances:
 Automobile ..........................................          86           96
 Mobile home .........................................      10,767        7,196
 Home equity and second mortgage .....................      74,295       66,941
 Credit cards ........................................       3,765        3,881
 Commercial ..........................................       1,884          880
 Other ...............................................       4,110        3,281
                                                         ----------------------
                                                            94,907       82,275

Plus:
 Net deferred loan origination costs .................         226          179
 Unearned discounts ..................................          (3)          (7)
 Dealer reserves .....................................       2,102        1,300
                                                         ----------------------
Total consumer and other loans ......................       97,232       83,747
                                                         ----------------------

Less allowance for loan losses .......................       6,269        6,584
                                                         ----------------------
 Net loans ...........................................   $ 574,794    $ 566,550
                                                         ======================

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)


(5) LOANS RECEIVABLE (continued)

Activity in the allowance for loan losses is summarized as follows for the years ended December 31:
                                               1994         1993         1992
                                             ---------------------------------
Balance at beginning of year ............    $ 6,584      $ 6,000      $ 3,593
Provision charged to income .............          0          800        2,484
Charge-offs and recoveries, net .........       (315)        (216)         (77)
                                             ---------------------------------
Balance at end of year ..................    $ 6,269      $ 6,584      $ 6,000
                                             =================================


     Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $3,000,000, $2,427,000 and $4,663,000 at December 31,
1994, 1993 and 1992, respectively. Interest income foregone on these loans amounted to $141,000, $148,000 and $269,000 during 1994, 1993 and 1992, respectively.

(6) LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                    1994              1993
                                                  --------------------------
MORTGAGE LOAN PORTFOLIOS SERVICED FOR:
FHLMC ......................................      $198,022          $225,514
FNMA .......................................         1,937             2,692
Other investors ............................         2,003             2,941
                                                  --------------------------
                                                  $201,962          $231,147
                                                  ==========================

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $ 1,736,000 and $ 1,838,000 at December 31, 1994 and 1993, respectively.
     The Bank recognized servicing fees of $911,000, $871,000 and $679,000 for the years ended 1994, 1993 and 1992, respectively.

(7) REAL ESTATE HELD FOR INVESTMENT

The Bank and its wholly-owned subsidiaries have direct investments in real estate projects and participate in joint ventures with third parties engaged primarily in acquiring, developing and constructing residential housing units. Real estate held for investment at December 31 is summarized as follows:

                                                      1994             1993
                                                    ------------------------
Investment in real estate partnerships..........    $ 1,626          $ 1,850
                                                    ------------------------

     Income (losses) from real estate operations for the years ended December 31 are as follows:

                                                        1994     1993     1992
                                                       -----------------------
Equity losses in partnerships .......................  $  (7)   $  (9)   $ (90)
Net gain (loss) on sale of foreclosed real estate ...     (6)     (28)       4
Foreclosed real estate income (expense), net ........    157      559      (52)
                                                       -----------------------
 Net income (loss) ..................................  $ 144    $ 522    $(138)
                                                       =======================

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)


(7) REAL ESTATE HELD FOR INVESTMENT (continued)

Summaries of assets, liabilities and partners' equity (deficit) of the partnerships and operations for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                         1994       1993       1992
                                                       -----------------------------
ASSETS:
Cash ...............................................   $   105    $   214    $   181
Land, buildings and construction in progress .......     2,762      3,036      3,619
Other assets .......................................       711        494      1,470

                                                       -----------------------------
 Total assets ......................................   $ 3,578    $ 3,744    $ 5,270
                                                       =============================

LIABILITIES AND PARTNERS' EQUITY (DEFICIT):
Mortgage loans payable .............................   $ 3,322    $ 3,678    $ 4,835
Other liabilities ..................................       806        610        961
                                                       -----------------------------
 Total liabilities .................................     4,128      4,288      5,796
                                                       -----------------------------

PARTNERS' EQUITY (DEFICIT):
HS Service Corporation .............................      (275)      (272)      (263)
Other ..............................................      (275)      (272)      (263)
                                                       -----------------------------
 Total partners' equity (deficit) ..................      (550)      (544)      (526)
                                                       -----------------------------
 Total liabilities and partners' equity (deficit) ..   $ 3,578    $ 3,744    $ 5,270
                                                       =============================

OPERATIONS OF PARTNERSHIPS:
Real estate sales ..................................   $   738    $ 1,167    $ 1,106
Other income .......................................        18         40         60
                                                       -----------------------------
                                                           756      1,207      1,166
Cost of sales ......................................      (444)      (788)      (828)
Selling and other expenses .........................      (297)      (438)      (486)
                                                       -----------------------------
 Net income (loss) .................................   $    15    $   (19)   $  (148)
                                                       =============================

(8) PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1994 and 1993 follows:

                                                                     Estimated
                                              1994          1993    Useful Lives
                                           --------------------------------------
Land ...............................        $ 1,654       $ 1,654
Buildings and improvements .........          9,457         9,434    5-50 years
Leasehold improvements .............          1,855         1,833    5-10 years
Furniture and equipment .............         7,435         7,015    5-10 years
Automobiles ........................            111            83    3 years
Software ...........................          1,308         1,281    5 years
Accumulated depreciation ...........        (11,436)      (10,351)
                                           --------------------------------------
                                           $ 10,384       $10,949
                                           ======================================


     Depreciation expense for the years 1994, 1993 and 1992 amounted to $1,115,000, $1,229,000 and $1,242,000, respectively.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)

(9) ACCRUED INTEREST RECEIVABLE
Accrued interest receivable at December 31 is summarized as follows:

                                                1994        1993
                                              -------------------
Government and other securities ........      $   939     $ 1,137
Mortgage-backed securities .............        2,073       1,979
Loans receivable .......................        3,153       3,330
                                              -------------------
                                              $ 6,165     $ 6,446
                                              ===================

(10) INTANGIBLE ASSETS

Intangible assets resulting from the acquisitions of the West Shore, Conestoga and Manheim Savings and Loan Associations and the deposits of a local branch office of a savings bank were fully amortized/written-off by December 31, 1992.

      Amortization expense for 1992 was $2,239,000. Management wrote off the remaining intangible assets as of December 31, 1992. This write-off amounted to $3,735,000.

(11) DEPOSITS

Deposits at December 31, 1994 and 1993 are summarized as follows:

Weighted-average rate
at December 31, 1994
                                                                                  1994                     1993
                                                                         ------------------------------------------------
                                                                         Amount         Percent     Amount         Percent
---------------------------------------------------------------------------------------------------------------------------
 $9,429,000 and $9,880,000 ..........................        2.53%      $ 56,341          6.19     $ 53,637          5.72
Money market ........................................        3.35%        60,793          6.67       69,618          7.42
Savings .............................................        3.12%       195,664         21.49       50,224         26.68
                                                                        -------------------------------------------------
                                                                        $312,798         34.35     $373,479         39.82

                                                                        -------------------------------------------------
Certificates of deposit:
  0% to 3.99% .......................................        3.68%      $ 77,103          8.47     $251,550         26.82
  4% to 4.99% .......................................        4.37%       195,643         21.10        3,441         11.03
  5% to 5.99% .......................................        5.44%       186,125         20.44       64,824          6.91
  6% to 6.99% .......................................        6.17%        86,112          9.46       68,358          7.29
  7% to 7.99% .......................................        7.44%        25,306          2.78       37,422          3.99
  8% to 8.99% .......................................        8.26%        24,673          2.71       35,356          3.77
  9% to 9.99% .......................................        9.03%         1,554          0.17        1,552          0.17
 10% to l0.99% ......................................       10.18%            79          0.01           81          0.01
 11% and over .......................................       11.09%            39          0.00          703          0.07
                                                                        -------------------------------------------------
                                                                         596,634         65.52      563,287         60.06
Clubs ...............................................        2.88%         1,144          0.13        1,137          0.12
                                                                        -------------------------------------------------
Total time deposits .................................                    597,778         65.56        4,424         60.18
                                                                        -------------------------------------------------
Total deposits ......................................        4.41%      $910,576        100.00     $937,903        100.00
                                                                        =================================================

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)


(11) DEPOSITS (continued)

The aggregate amount of deposits with a minimum denomination of $100,000 was approximately $69,826,000 and $84,840,000 at December 31, 1994 and 1993,
respectively. At December 31, 1994, scheduled maturities by weighted average rate of certificates of deposit are as follows:

                                                   Year ending December 31,
                                               --------------------------------
Weighted average rate                            1995        1996        1997
-------------------------------------------------------------------------------
  0% to 3.99% ..........................       $ 72,115    $  4,988     $     0
  4% to 4.99% ..........................        147,410      41,487       3,572
  5% to 5.99% ..........................         66,144      52,115      33,314
  6% to 6.99% ..........................          2,708       5,514      24,502
  7% to 7.99% ..........................          4,559      14,976       2,478
  8% to 8.99% ..........................         13,630         728       4,593
  9% to 9.99% ..........................             57          16       1,481
 10% to l0.99% .........................             49          30           0
 11% and over ..........................             39           0           0
                                               --------------------------------
                                               $306,711    $119,854     $69,940

                                               ================================

                                                   Year ending December 31,
                                               --------------------------------
Weighted average rate                            1998        1999    Thereafter
-------------------------------------------------------------------------------
  0% to 3.99% ..........................       $      0    $      0    $      0
  4% to 4.99% ..........................          3,080          13          81
  5% to 5.99% ..........................         21,864      11,205       1,483
  6% to 6.99% ..........................         29,589      20,245       3,554
  7% to 7.99% ..........................             26         613       2,654
  8% to 8.99% ..........................          2,578       2,600         544
  9% to 9.99% ..........................              0           0           0
 10% to l0.99% .........................              0           0           0
 11% and over ..........................              0           0           0
                                               --------------------------------
                                               $ 57,137    $ 34,676    $  8,316
                                               ================================

     Interest expense on deposits for the years ended December 31 is summarized as follows:

                                                   1994        1993        1992
                                               --------------------------------
Money market ...........................        $ 2,056     $ 2,286     $ 3,239
Savings ................................          7,361       7,858       6,516
NOW ....................................          1,107       1,162       1,313
Certificates of deposit ................         27,326      29,882      40,944
Clubs ..................................             55          66         124
                                               --------------------------------
                                                $37,905     $41,254     $52,136
                                               ================================

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)


(12) BORROWED FUNDS

No advances from the Federal Home Loan Bank (FHLB) or other borrowed funds were outstanding at December 31, 1994 or 1993.

     Interest expense on advances from the FHLB totalled $61,000 in 1992, with no corresponding expense in 1993 and 1994.

     Pursuant to collateral agreements with the FHLB, advances are fully secured by stock in the FHLB, certain debt securities and qualifying first mortgage loans. There were available lines of credit totaling $105,595,000 at December 31, 1994 and 1993.

     In conjunction with the corporate reorganization and stock issuance accomplished on January 25, 1994, as discussed in note (3), the Bank borrowed $2,475,000 from an unrelated local institution to fund the purchase of 247,500 shares of Harris Savings Bank stock. The purpose of this stock purchase was to establish the Bank's ESOP.

     The terms of the ESOP borrowing include five equal annual principal installments of $495,000 beginning January 25, 1995 and on the last day of January each year thereafter until retirement of the debt. Interest on the borrowing accrues at the rate of 5.75% per annum and is payable monthly. Interest expense recorded on the ESOP loan totaled $134,000 for the year ended December 31, 1994.

(13) RETAINED EARNINGS -- PARTIALLY RESTRICTED

Retained earnings are partially restricted in connection with regulations related to the insurance of savings accounts which require the Bank to maintain certain statutory reserves.

(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
AND CONCENTRATIONS OF CREDIT RISK

The Bank issues financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and performance standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and performance standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     At December 31, 1994 and 1993, the Bank had the following off-balance sheet risk items:

    Financial instruments whose contract amounts represent credit risk:

                                                         1994       1993
                                                     ----------------------
COMMITMENTS TO EXTEND CREDIT:
 Unused open-end consumer lines of credit ..          $ 23,387   $ 25,805
 Unused credit card lines ..................            23,625     24,218
 Funds available on construction loans......            10,802      9,983
 Loan originations..........................             4,407     16,431
Performance standby letters of credit.......             2,228      1,946

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)

(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
AND CONCENTRATIONS OF CREDIT RISK (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held includes residential and income-producing commercial properties.

     Performance standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The terms of the letters of credit vary from 6 months to 36 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.


     Most of the Bank's business activity is with customers located within the Bank's defined market area. The Bank grants commercial, residential and consumer loans throughout central Pennsylvania. Since the majority of the Bank's loan portfolio is located in central Pennsylvania, a substantial portion of the Bank's debtors ability to honor their contracts and increases or decreases in the market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in this area.

(15) EMPLOYEE BENEFITS

The Bank has a qualified non-contributory defined benefit pension plan covering substantially all of its employees. Pension expense for 1994, 1993 and 1992 was $401,000, $375,000 and $340,000, respectively. Benefits are based on years of service and the employee's average monthly pay using the five highest years of Bank employment. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following sets forth the plan's funded status and amounts recognized in the Bank's statement of financial condition at December 31, 1994 and 1993:

                                                      1994       1993
                                                  ----------------------
ACTUARIAL PRESENT VALUE OF
BENEFIT OBLIGATIONS:
Accumulated benefit obligation:
 Vested...................................           $ 5,670     $ 5,457
 Non-vested ..............................               140         215
                                                  ----------------------
                                                       5,810       5,672
Effect of projected future compensation...             2,433       2,081
                                                  ----------------------

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)



(15) EMPLOYEE BENEFITS (continued)
                                                               1994      1993
                                                              ----------------
Projected benefit obligation for service rendered to date..   $ 8,243  $ 7,753
Plan assets at fair value..................................     8,112    7,646
                                                              ----------------
Plan assets below projected obligation.....................      (131)    (107)
Unrecognized net loss .....................................     1,054      812

Unrecognized prior service cost............................       225      240
Unrecognized net asset being amortized over 22 years.......      (537)    (576)
                                                              ----------------
 Prepaid pension cost......................................   $   611  $   369
                                                              ================

     The components of net pension expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                1994      1993      1992
                                                               -------------------------
Service cost-benefits earned during the period ............    $ 539     $ 465     $ 425
Interest cost on projected benefit obligation .............      510       463       401
Actual return on plan assets ..............................     (205)     (674)     (518)
Net amortization and deferral of gains and (losses) (1) ...     (443)      121        32
                                                               -------------------------
 Net pension expense ......................................    $ 401     $ 375     $ 340
                                                               =========================
(1) This item comprises:
 Current years net asset gain (loss)
  deferred for later recognition ..........................     (429)    $ 145     $  56
 Amortization of prior service cost .......................       15        15        15
 Amortization of unrecognized net asset or
  obligation at transition ................................      (38)      (39)      (39)
 Amortization of net loss .................................        9         0         0
                                                               -------------------------
                                                              $ (443)    $ 121     $  32
                                                               =========================

     Assumptions used to develop the net pension cost were:

                                                                1994      1993      1992
                                                               --------------------------

Discount rate .............................................      7.0%      6.5%      7.0%
Expected long-term rate of return on assets ...............      8.0%      8.0%      8.0%
Rate increase in compensation levels ......................      5.0%      4.5%      5.0%

     Assets of the Bank's qualified non-contributory defined benefit pension plan consists primarily of certificates of deposit, U.S. Government securities, corporate bonds and collective investment funds.

     The Bank also has a defined contribution pension plan covering substantially all employees. The Bank will provide a matching contribution of 25% of employee contributions to a maximum of 6% of employee compensation. Pension expense related to the defined contribution plan was $60,000, $54,000 and $47,000 in 1994, 1993 and 1992, respectively.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
          (All dollar amounts presented in the tables are in thousands)



(15) EMPLOYEE BENEFITS (continued)



In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees. Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" (SFAS106). SFAS 106 requires the accrual method of accounting for postretirement benefits other than pensions. Previously, the Bank accounted for these benefits on a pay-as-you-go
(cash) basis. Cash expenditures for these benefits totaled $6,000 in 1992.



     The Bank recorded the entire transition obligation amounting to $1,528,000 upon adoption of SFAS 106. The effect on net income was approximately $1,009,000 after a deferred tax benefit of $519,000.




     The components of net periodic postretirement benefit cost for the years ended December 31, 1994 and 1993 are as follows:



                                                            1994      1993
                                                         -----------------
NET PERIODIC POSTRETIREMENT BENEFIT COST:
Service cost .........................................   $   126   $   106
Interest cost ........................................       103       107
Amortization of unrecognized prior service cost ......         6         0
Recognition of transition obligation existing
 at January 1, 1993 ..................................         0     1,528
                                                         -----------------
 Total net periodic postretirement benefit cost ......   $   235   $ 1,741
                                                         =================

ACCUMULATED POSTRETIREMENT
BENEFIT OBLIGATION:

Fully eligible active and former members .............   $   371   $   504
Other active members .................................     1,005       998
Retired members ......................................       228       263
                                                         -----------------
                                                           1,604     1,765
Plan assets ..........................................         0         0
Unrecognized net gain (loss) .........................       371       (24)
                                                         -----------------
Accumulated postretirement benefit obligation
 recognized in the statement of condition ............   $ 1,975   $ 1,741
                                                         =================



     The postretirement benefit obligation was determined using a discount rate of 7.0%. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.0% in 1994, decreasing by 0.5% per year to an ultimate rate of 6.0% in 2000 and thereafter over the projected payout period of benefits.



     The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1.0% increase in the health care trend rate would increase the accumulated postretirement benefit obligation by approximately $501,000 at December 31, 1994 and increase the aggregate of the service and interest cost components by $91,000 for the year ended December 31, 1994.



     The FASB has issued Statement of Financial Accounting Standard No. 112, "Employers' Accounting for Postemployment Benefits". The Bank currently has no obligation for postemployment benefits; therefore, SFAS 112 does not impact the

Bank.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)

(16) EMPLOYEE STOCK OWNERSH1P PLAN
On January 25, 1994 the Bank established a leveraged employee stock ownership plan (ESOP) for employees who have attained age 21 and who have completed a twelve-month period of employment with the Bank during which they worked at least 1,000 hours. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received on unearned ESOP shares are used to pay debt service. The ESOP. shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and become eligible for allocation to employee accounts. Actual ESOP share allocations to employee accounts are based on each employee's relative portion of the Bank's total eligible compensation recorded during the year shares are earned.

     The Bank accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the Bank's statement of condition. As shares are eamed, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of accrued interest. ESOP compensation expense was $767,000 for 1994.

  The ESOP shares as of December 31, 1994 were as follows:
                                                                   1994
                                                               -----------
Allocated shares............................................             0
Shares released for allocation..............................             0
Earned shares not yet released for allocation...............        46,110
Unearned shares.............................................       201,390
                                                               -----------
                                                                   247,500
                                                               ===========
Fair value of unearned shares at December 31................   $ 2,769,000
                                                               ===========

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------

(17) STOCK AWARD AND OPTION PLANS
On January 25, 1994 the Bank established the Harris Savings Bank Recognition and Retention Plan for Officers and Employees (the "RRP for Employees") and the Harris Savings Bank Recognition and Retention Plan for Outside Directors (the "RRP for Outside Directors").

     Under the RRP for Employees, awards totaling 104,000 shares of common stock may be granted. As of December 31, 1994, restricted stock performance awards have been granted. These restricted stock awards will vest only if the Bank achieves certain financial goals over one-year performance periods. Vesting periods range from four to five years beginning with the inception of the plan. Recipients of restricted stock awards are not required to provide consideration to the Bank other than rendering service and have the right to vote the shares and receive dividends. In 1994, awards totaling 79,000 shares were granted under the RRP for Employees. The awards are recorded at market value at the time the shares are earned. At the time of inception of the plan, the cost of the plan shares was recorded as unearned compensation in stockholders' equity. As granted shares are earned, compensation is charged to expense at share market value, unearned compensation is reduced at share cost ($10 per share), thereby increasing stockholders' equity, and paid in capital is increased by the appreciated portion of the shares' market value. The Bank recorded compensation expense under the RRP for Employees totaling $282,000 for the year ended December 31, 1994, including $187,000 charged from unearned compensation and $95,000 recorded as an increase to paid in capital. At December 31, 1994, the RRP for Employees held 25,000 shares reserved for future grants.

     Under the RRP for Outside Directors, awards totaling 21,000 common shares may be granted. In 1994, unrestricted shares were granted with a vesting period of three years beginning with the inception of the plan. These stock awards are not based on the achievement of performance goals. Recipients of these stock awards are not required to provide consideration to the Bank other than the rendering service and have the right to vote the shares and receive dividends. During 1994, awards totaling 20,000 shares were granted under the RRP for Outside Directors. The awards are recorded at cost at the time the shares are awarded ($10 per share). At the inception of the plan, the cost of the shares was recorded as unearned compensation in stockholders' equity. As granted shares vest, compensation expense is recorded at cost and charged from unearned compensation. The Bank recorded compensation expense under the RRP for Outside Directors totaling $70,000 for the year ended December 31, 1994 with a corresponding charge from unearned compensation. At December 31, 1994, the RRP for Outside Directors held 1,000 shares reserved for future grants.

     On January 25, 1994, the Bank also established the Harris Savings Bank 1994 Incentive Stock Option Plan (the "Option Plan") for key employees of the Bank and the Harris Savings Bank 1994 Stock Option Plan for Outside Directors (the "Directors' Option Plan") for non-employee directors of the Bank. Recipients of options under the Option Plan and Directors' Option Plan are required to pay consideration to the Bank to exercise option shares as well as render service over the applicable vesting periods. Also, recipients of options have no rights with respect to share voting or receipt of dividends on unexercised option shares.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)

(17) STOCK AWARD AND OPTION PLANS (continued)
During 1994, the Bank granted incentive options under the Option Plan for the purchase of 171,250 shares at an exercise price of $10.00 per share. Incentive stock options under the Option Plan vest over periods of three to five years, or at the time of certain qualified events, and are exercisable within a ten-year period from the date options become vested. A total of 53,750 shares were exercised under the Option Plan during 1994. Although the exercise of options under the Option Plan normally does not result in the recording of compensation expense, a total of $159,000 of compensation expense has been recognized in the statement of income during 1994 due to the settlement of certain exercised shares for cash. At December 31,1994, incentive stock options to purchase 117,500 shares remain outstanding.

     During 1994, the Bank granted options under the Directors' Option Plan to purchase 75,000 shares at an exercise price of $10.00 per share. Also, options to purchase an additional 3,750 shares have been reserved for future issuance. Stock options under the Option Plan for Outside Directors vest after one year from the date of grant and are exercisable within a ten-year period beginning with the date options become vested. At December 31,1994, the entire 75,000 options initially granted under the Directors' Option Plan remain outstanding.

(18) INCOME TAXES
The Bank and subsidiaries file consolidated federal income tax returns on a calendar year basis. If certain conditions are met in determining taxable income, the Bank is allowed a special bad-debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. The Bank used the percentage of taxable income method in the post-reorganization period of 1994 (note 3) and in 1993.

     Retained earnings includes approximately $28,392,000 at December 31, 1994 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes equal to an amount which net of the federal tax liability would be equal to the amount so used. The percentage-of-taxable income bad-debt deduction amounted to approximately $876,000 and $1,982,000 for 1994 and 1993, respectively.

     As previously discussed in note 1, the Bank adopted Statement 109 in 1993 on a prospective basis, with the cumulative effect of this accounting change amounting to an increase in the financial statement deferred tax asset of $2,429,000, with a corresponding increase to income.

     Income tax expense for the years ended December 31 1994, 1993, and 1992 is summarized as follows:

                                            1994          1993          1992
                                          ------------------------------------
Federal:
  Current ............................    $ 2,854       $ 7,892        $ 9,371
  Deferred............................      3,029          (464)          (241)
                                          ------------------------------------
                                            5,883         7,428          9,130
State-current.........................      1,465         1,742          1,524
                                          ------------------------------------
Income tax expense....................    $ 7,348       $ 9,170        $10,654
                                          ====================================

                      Harris Savings Bank and Subsidiaries

                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)


(18) INCOME TAXES (continued)
Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of of 35% in 1994 and 1993, and 34% in 1992 to income before income taxes as a result of the following:

                                                          1994      1993      1992
                                                        ---------------------------
Expected income tax expense at federal tax rate ......  $ 6,090   $ 8,893   $ 8,123
Taxable interest income not recorded in book income ..      180         0         0
Dividends received deduction .........................     (246)     (132)      (68)
Non-taxable amortization:
 Intangible assets ...................................        0         0     2,031
 Loan discount .......................................        0         0      (362)
Non-deductible ESOP expense ..........................      107         0         0
State tax based income, net of federal income taxes ..      973     1,132     1,006
Adjustment of prior year accrual .....................        0      (534)        0
Other ................................................      244      (189)      (76)
                                                        ---------------------------
Total income tax expense .............................  $ 7,348   $ 9,170   $10,654
                                                        ===========================


     Prior to the adoption of SFAS 109, deferred tax expense (income) resulted from timing differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of the timing differences for the year ended December 31, 1992 is as follows:

                                                                 1992
                                                               --------
Loan fees deferred for financial reporting purposes...         $ (202)
Uncollected interest and late charges ................            (74)
Deferred compensation ................................             31
Excess servicing......................................            (53)
Other.................................................             57
                                                               --------
                                                               $ (241)
                                                               ========

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)


(18) INCOME TAXES (continued)
In accordance with SFAS 109, the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below.

                                                               1994        1993
                                                            --------------------
DEFERRED TAX ASSETS:
Deferred interest and fee income ....................       $ 1,280      $ 3,853
Deferred compensation expense ........................          365          377
Reserve for uncollected interest .....................           69          184
Postretirement health benefits expense ..............           691          609
Excess loan servicing fees ...........................          123          257
Allowance for loan losses ............................        2,239        2,304
Net unrealized loss on marketable securities
 available-for-sale ..................................        2,352            0
Stock-based compensation expense .....................          123            0
                                                            --------------------
 Total ...............................................        7,242        7,584
                                                            --------------------

DEFERRED TAX LIABILITIES
Depreciation expense .................................      $   182      $   191
Pension expense ......................................          214          129
Excess prepaid expense ...............................          141          189
Bad-debt reserve .....................................        3,199        2,893
                                                            --------------------
 Total ...............................................        3,736        3,402
                                                            --------------------
  Net deferred tax asset .............................      $ 3,506      $ 4,182
                                                            ====================

Management has determined that it is not required to establish a valuation reserve for the deferred asset since it is more likely than not that the deferred tax asset will be realized through future reversals of existing temporary differences, future taxable income, and tax planning strategies.

(19) LEASES
At December 31, 1994, the Bank was obligated under non-cancelable operating leases for office space. Certain leases contain escalation clauses providing for increased rentals based on increases in the average consumer price index. Rental expenses for these facilities aggregated $413,000, $371,000 and $362,000 for 1994, 1993 and 1992, respectively.

     The projected minimum rental payments under the terms of the leases at December 31, 1994, net of projected sub-lease rentals, are as follows:

  Years ending
  December 31                                       Amount

------------------------------------------------------------
      1995....................................     $   407
      1996....................................         368
      1997....................................         360
      1998....................................         355
      1999....................................         341
2000 and thereafter...........................       5,311
                                                  ---------
                                                   $ 7,142
                                                  =========

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)

(20) FAIR VALUE ACCOUNTING
Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107) requires all entities to disclose the fair value of its financial instruments and liabilities. For Harris Savings Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. Many of the Bank's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Since it is the Bank's general practice not to engage in trading or sales activities, significant assumptions and estimations were used in calculating present values in discounted cash flow models.

     Estimated fair values at December 31, 1994 and 1993 have been determined by the Bank using the best available data, as generally provided in the Bank's "call report" as submitted to the FDIC with an estimation methodology suitable for each category of financial instrument.

     Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

     Cash and cash equivalents The carrying amounts for short-term investments approximate fair value because of the short maturity of, and negligible credit concerns within, those instruments.

                                                    1994                     1993
                                           --------------------------------------------
                                           Estimated    Carrying   Estimated   Carrying
                                           Fair value   Amount     Fair value  Amount
                                           --------------------------------------------
Cash and cash equivalents.............     $ 44,356     $ 44,356   $ 64,486    $ 64,486


Marketable securities (including available-for-sale and held-for-sale securities) The fair value of marketable securities actively traded in the secondary market have been valued based on quotations received from securities dealers.

                                                                  1994                           1993
                                                       ----------------------------------------------------------
                                                       Estimated       Carrying       Estimated         Carrying
                                                       Fair value      Amount         Fair value        Amount
                                                       ----------------------------------------------------------
Held-to-maturity.................................       $ 213,030       $ 222,735       $ 203,889       $ 203,118
Securities available-for-sale and held-for sale..         186,388         186,388         231,346         221,063
                                                       ----------------------------------------------------------
                                                       $ 399,418       $ 409,123       $ 435,235       $ 424,181

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)


(20) FAIR VALUE ACCOUNTING (continued)


Deposits, Escrow and Stock Subscriptions, and Other Borrowings Under SFAS 107, the fair value of deposits with no stated maturity, such as demand deposit accounts, NOW accounts, money market accounts and savings accounts, is equal to the amount payable on demand. The fair value of time deposits with stated maturities is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of escrow and stock subscriptions, which have no stated maturity, is equal to the amount on deposit. The fair value of other borrowings is based on the discounted value of contractual cash flows.



                                                       1994                          1993
                                             -----------------------------------------------------
                                             Estimated      Carrying       Estimated      Carrying
                                             Fair value     Amount         Fair value     Amount
                                             -----------------------------------------------------

Demand and NOW accounts ................     $  56,341    $ 56,341         $ 53,637       $ 53,637
Money market accounts ..................        60,793      60,793           69,618         69,618
Savings ................................       195,664     195,664          250,224        250,224
Time deposits ..........................       595,396     597,778          575,252        564,424
                                             -----------------------------------------------------
                                             $ 908,194    $910,576         $948,731       $937,903
                                             =====================================================
Escrow and stock subscriptions .........     $   5,116    $  5,116         $ 36,643       $ 36,643
                                             =====================================================
Other borrowings .......................     $ 2,384      $  2,475         $      0       $      0
                                             =====================================================



Loans Fair values are estimated for portfolios of loans with similar characteristics. Residential mortgages make up a substantial percentage of the Bank's loan portfolio. These residential mortgages, which are generally underwritten to standards substantially in conformity with Federal Home Loan Mortgage Corporation ("Freddie Mac") standards, have been estimated based on the market value of a comparable Freddie Mac participation certificate (for participation certificates with similar interest rates and maturity dates) adjusted by deducting .50% for credit risk and cost of servicing.



     Term fed funds and construction loans are of relatively short maturity and have an estimated fair value equal to the carrying value. Fair values for all other loans have been calculated by discounting scheduled cash flows. The discount rate used in these calculations is the market rate for similar instruments adjusted for non-interest operating costs, credit risk and assumed prepayment risk.



                                                       1994                          1993
                                             -----------------------------------------------------
                                             Estimated      Carrying       Estimated      Carrying
                                             Fair value     Amount         Fair value     Amount
                                             -----------------------------------------------------
One-to-four family mortgages...........      $ 408,585       $ 435,278       $ 447,819   $ 439,230
Construction loans.....................          8,642           8,642           5,805       5,915
Credit cards ..........................          3,765           3,765           3,881       3,881
Other loans............................        135,649         138,812         135,908     130,655
Less: Allowances for loan losses.......              0          (6,269)              0      (6,584)
                                             -----------------------------------------------------
                                             $ 556,641       $ 580,228       $ 593,413   $ 573,097

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)



(20) FAIR VALUE ACCOUNTING (continued)


Commitments to Extend Credit and Performance Standby Letters of Credit The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of performance standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.




                                                                          1994
                                                        ---------------------------------------
                                                        Contract     Carrying        Estimated
                                                        Amount       Amount(1)       Fair value
                                                        ---------------------------------------
COMMITMENTS TO EXTEND CREDIT:
Unused open-end consumer lines of credit ............   $23,387       $     0        $     0
Unused credit card lines ............................    23,625             0              0
Funds available on construction loans ...............    10,802           324            324
Loan originations ....................................    4,407            85             85
Performance standby letters of credit ...............     2,228             1              1
                                                        ---------------------------------------
                                                        $64,449       $   410        $   410
                                                        =======================================



                                                                          1993
                                                        ---------------------------------------
                                                        Contract     Carrying        Estimated

                                                        Amount       Amount(1)       Fair value
                                                        ---------------------------------------
COMMITMENTS TO EXTEND CREDIT:
Unused open-end consumer lines of credit ............   $ 25 805     $     0         $     0
Unused credit card lines ............................     24,218           0               0
Funds available on construction loans ...............      9,983         295             295
Loan originations ...................................     16,431         326             326
Performance standby letters of credit ...............      1,946           1               1
                                                        ---------------------------------------
                                                        $ 78,383     $   622         $   622
                                                        =======================================



(l) The amounts shown under "carrying amount" represent accruals or deferred income arising from these unrecognized financial instruments.



Limitations Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings or of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and the estimates and assumptions that must be made.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are thousands)



(21) NEW ACCOUNTING STANDARDS



In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of

Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). Also, in October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" (SFAS 118), which amends SFAS 114.



     SFAS 114 and SFAS 118 address the accounting by creditors for impairment of certain loans. The Statements require that impaired loans that are within the scope of SFAS 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or the fair value of the collateral if the loan is collateral dependent. SFAS 118 amends the provisions of SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and to require additional disclosure on interest income recognition related to impaired loans.



     SFAS 114 and SFAS 118 are effective for years beginning after December 15, 1994. The Bank expects to adopt SFAS 114 and SFAS 118 in January, 1995 with no material effect on the Bank's financial condition or results of operations.
As of December 31, 1994, the aggregate principal balance of loans that meet the definition of impaired loans under SFAS 114 was $413,000.




     In June 1994, the FASB issued Statement of Financial Accounting Standards No. 116 "Accounting for Contributions Received and Contributions Made" (SFAS
116). SFAS 116 presents standards for contributions and applies to all entities that receive or make contributions. Under SFAS 116, contributions received, including unconditional promises to give, are recognized as revenue in the period received at their fair values. Contributions made, including unconditional promises to give, are recognized as expenses in the period made at their fair values.



     SFAS 116 is effective for years beginning after December 15, 1994. The Bank expects to adopt SFAS 116 in January 1995 with no material effect on the Bank's financial condition or results of operations.

                      Harris Savings Bank and Subsidiaries
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (CONTINUED)
--------------------------------------------------------------------------------
           (All dollar amounts presented in the tables are in thousands)



(22) CONSOLIDATED QUARTERLY FINANCIAL DATA (unaudited)



                                                          1994
                                        ----------------------------------------
                                            First    Second    Third     Fourth
                                           Quarter   Quarter  Quarter    Quarter
                                        ----------------------------------------
Interest income ......................  $18,684    $18,090    $18,534    $18,624
Interest expense .....................    9,395      9,284      9,709      9,853
                                        ----------------------------------------
  Net interest income ................    9,289      8,806      8,825      8,771
Provision for loan losses ............        0          0          0          0
Non-interest income ..................      616        639        662        586
Non-interest expense .................    4,955      5,250      5,445      5,l43
                                        ----------------------------------------
  Income before income taxes .........    4,950      4,195      4,042      4,214
Provision for income taxes ...........    2,011      1,844      1,711      1,782
                                        ----------------------------------------
  Net income .........................  $ 2,939    $ 2,351    $ 2,331    $ 2,432
                                        ========================================
Earnings per share ...................  $  0.20    $  0.22    $  0.21    $  0.22
                                        ========================================

                                                            1993
                                           -------------------------------------
                                            First    Second    Third     Fourth
                                           Quarter   Quarter  Quarter    Quarter
                                           -------------------------------------
Interest income .........................  $20,788   $21,025   $19,969   $19,238
Interest expense ........................   11,139    10,446    10,085     9,739
                                           -------------------------------------
  Net interest income ...................    9,649    10,579     9,884     9,499
Provision for loan losses ...............       60       140       300       300
Non-interest income .....................      605     1,685       759     1,514
Non-interest expense ....................    4,404     4,252     4,461     4,849
                                           -------------------------------------
  Income before income taxes ............    5,790     7,872     5,882     5,864
Provision for income taxes ..............    1,857     3,211     2,332     1,770
Cumulative effect of accounting changes .    1,420         0         0         0
                                           -------------------------------------

  Net income ............................  $ 5,353   $ 4,661   $ 3,550   $ 4,094
                                           =====================================

                        UNAUDITED FINANCIAL INFORMATION
                         AS OF AND FOR THE PERIOD ENDED
                               SEPTEMBER 30, 1995

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                (Consolidated Statements of Financial Condition
                                 (in thousands)

                                                     September 30,   December 31,    September 30,
                                                         1995            1994            1994
                                                     -------------   ------------     -----------
                                                      (unaudited)     (unaudited)     (unaudited)
Assets
Cash and cash equivalents .......................   $    82,472     $    44,356      $   37,614
Marketable securities (note 2)...................       505,649         409,123         435,165
Loans receivable, net (note 3)...................       618,642         574,794         572,895
Loan servicing rights (note 4)...................         4,612               0               0
Real estate held for investment..................         1,099           1,626           1,739
Foreclosed real estate...........................         6,534           6,697           7,069
Premises and equipment, net of accumulated
 depreciation of $12,152, $11,436, and $11,091...        10,088          10,384          10,533
Accrued interest receivable......................         7,873           6,165           6,205
Deferred tax asset (note 5)......................             0           3,506           2,473
Intangible assets (note 6).......................        10,366               0               0
Other assets.....................................         2,689           1,437           2,026
                                                    -----------     -----------     -----------
  Total assets...................................   $ 1,250,024     $ 1,058,088     $ 1,075,719
                                                    ===========     ===========     ===========


Liabilities and Stockholders' Equity

Deposits.........................................   $ 1,066,962     $   910,576     $   927,867
Escrow...........................................         3,223           5,116           2,834
Accrued interest payable.........................         6,759             608           5,149
Postretirement benefit obligation...............         2,183           1,975           1,912
Other borrowings.................................        20,480           2,475           2,475
Deferred tax liability (note 5)..................           330               0               0
Other liabilities................................         1,709           1,768           1,733
Accrued income taxes.............................           (33)            534            (402)
                                                    -----------     -----------     -----------
  Total liabilities                                   1,101,613         923,052         941,568
                                                    -----------     -----------     -----------
Common stock, $.01 par value, authorized
 50,000,000 shares; 11,203,150 shares issued

 and outstanding at September 30, 1995,
 11,178,750 shares issued and outstanding at
 December 31, 1994, and 11,125,000 shares
 issued and outstanding at September 30, 1994....           112             112             111
Paid in capital..................................        25,097          24,544          23,963
Retained earnings................................       123,705         117,292         115,098
Net unrealized gain (loss) on marketable
 securities (note 2).............................         2,000          (3,905)         (1,860)
Employee stock ownership plan....................        (1,643)         (2,014)         (2,104)
Recognition and retention plans..................          (860)           (993)         (1,057)
                                                    -----------     -----------     -----------
 Total stockholders' equity......................       148,411         135,036         134,151
                                                    -----------     -----------     -----------
  Total liabilities & stockholders' equity.......   $ 1,250,024     $ 1,058,088     $ 1,075,719
                                                    ===========     ===========     ===========


See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                       Consolidated Statements of Income
                                 (in thousands)

                                                   Nine months ended September 30,          Three months ended September 30,
                                                   -------------------------------          --------------------------------
                                                     1995                   1994               1995                1994
                                                  ---------             ---------           ----------         -----------
Interest income:                                 (unaudited)            (unaudited)         (unaudited)        (unaudited)
 Loans receivable:
  First mortgage loans........................   $     30,111            $     30,224        $     10,135          $  9,898
  Consumer and other loans....................          6,435                   5,367               2,302             1,900
 Held-to-maturity securities..................         11,809                  15,549               4,006             5,260
 Available-for-sale securities................         10,192                   4,168               3,611             1,476
                                                 ------------            ------------        ------------      ------------
  Total interest income.......................         58,547                  55,308              20,054            18,534
                                                 ------------            ------------        ------------      ------------
Interest expense:
 Deposits (net of withdrawal fees of $199,
  $99, $39, and $31)..........................         33,199                  28,111              11,848             9,651
 Borrowed funds...............................            573                      98                 314                37
 Escrow and stock subscriptions...............            105                     179                  34                21
                                                 ------------            ------------        ------------      ------------
  Total interest expense......................         33,877                  28,388              12,196             9,709
                                                 ------------            ------------        ------------      ------------
  Net interest income.........................         24,670                  26,920               7,858             8,825

Provision for loan losses.....................              0                       0                   0                 0

                                                 ------------            ------------        ------------      ------------
  Net interest income after
   provision for loan losses..................         24,670                  26,920               7,858             8,825
                                                 ------------            ------------        ------------      ------------
Non-interest income:
 Service charges on deposits..................            552                     533                 189               186
 Other service charges/commissions/fees.......            504                     586                 150               166
 Net Servicing income.........................            805                     691                 300               223
 Gain on sale of securities, net (note 2).....              0                      11                   0                 0
 Other........................................            110                      96                  55                87
                                                 ------------            ------------        ------------      ------------
 Total non-interest income....................          1,971                   1,917                 694               662
                                                 ------------            ------------        ------------      ------------

Non-interest expense:
 Salaries and benefits........................          8,473                   8,647               2,858             3,011
 Equipment expense............................            829                     971                 271               321
 Occupancy expense............................          1,342                   1,285                 446               431
 Advertising and public relations.............            423                     413                 155               197
 FDIC insurance...............................          1,576                   1,615                 523               539
 Director fees................................            228                     224                  71                70
 (Income) loss from real estate operations....           (418)                     29                (152)               41
 Amortization of intangibles..................              4                       0                   4                 0
 Other........................................          2,562                   2,466                 953               835
                                                 ------------            ------------        ------------      ------------
  Total non-interest expense..................         15,019                  15,650               5,129             5,445
                                                 ------------            ------------        ------------      ------------
Income before income taxes....................         11,622                  13,187               3,423             4,042

Income tax expense (note 5)...................          4,271                   5,566               1,278             1,711
                                                 ------------            ------------        ------------      ------------
  Net income..................................   $      7,351            $      7,621        $      2,145      $      2,331
                                                 ============            ============        ============      ============
Earnings per share (1)........................   $       0.67            $       0.63        $       0.19      $       0.21
                                                 ============            ============        ============      ============
 Average shares outstanding...................     11,003,554              10,945,575          11,025,355        10,951,348


(1) The Bank executed its initial public stock issuance on January 25, 1994; accordingly, net income for the nine months ended September 30, 1994 excludes $735.000. or $.07 per share, earned during the 25-day period ended January 25,1994.

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                                 (in thousands)


                                                                 Nine months ended September 30,
                                                                 -------------------------------
                                                                    1995               1994
                                                                 (unaudited)        (unaudited)
                                                                 -----------        ------------
Common stock (par value: $.01)
 Balance at January 1..................................          $     112           $       0
 Stock issuance........................................                  0                 111
                                                                 ---------           ---------
  Balance at September 30..............................                112                 111
                                                                 ---------           ---------
Paid in capital
 Balance at January 1..................................             24,544                   0
 Stock issuance........................................                  0              23,605
 Exercised stock options...............................                244                   0
 Excess of fair value above cost
  of ESOP stock committed for release..................                242                 260
 Excess of fair value above cost
  of earned portion of RRP stock.......................                 67                  98
                                                                 ---------           ---------
  Balance at September 30..............................             25,097              23,963
                                                                 ---------           ---------
Retained earnings
 Balance at January 1..................................            117,292             107,886
 Net income............................................              7,351               7,621
 Dividends ($.380 and $.172 per share).................               (938)               (409)
                                                                 ---------           ---------
  Balance at September 30..............................            123,705             115,098
                                                                 ---------           ---------
Net unrealized gain (loss) on marketable
  securities available for sale
  Balance at January 1................................              (3,905)                  0
 Change in unrealized gain (loss) on marketable
  securities, available for sale, net of tax
  effect of ($3,557) and $1,120.......................               5,905              (1,860)
                                                                 ---------           ---------
  Balance at September 30.............................               2,000              (1,860)
                                                                 ---------           ---------

Employee stock ownership plan
 Balance at January 1.................................              (2,014)                  0
 Common stock acquired by ESOP........................                   0              (2,475)
 ESOP stock committed for release.....................                 371                 371
                                                                 ---------           ---------
  Balance at September 30.............................              (1,643)
                                                                 ---------           ---------
Recognition and retention plans
 Balance at January 1.................................                (993)                  0
 Common stock acquired by RRPs........................                   0              (1,250)
 Earned portion of RRPs...............................                 133                 193
                                                                 ---------           ---------
  Balance at September 30.............................                (860)             (1,057)

                                                                 ---------           ---------
Total stockholders' equity............................           $ 148,411           $ 134,151
                                                                 =========           =========


See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                         Nine months ended September 30,
                                                         -------------------------------
                                                                1995        1994
                                                         --------------  ---------------
                                                           (unaudited)    (unaudited)
Cash flows from operating activities:
 Net income...............................................  $   7,351      $  7,621
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Interest credited to deposit accounts..................     15,706        14,404
   Provision for loan losses..............................          0             0
   Net depreciation, amortization and accretion...........        610           (61)
   Net gain on sales of interest earning assets...........          0            (5)
   Gain on the sale of foreclosed real estate.............       (106)          (23)
   Equity losses from joint ventures......................         16            19
   (Increase) decrease in accrued interest receivable.....     (1,708)          240
   Increase in accrued interest payable...................      6,151         4,680
   Earned ESOP shares.....................................        613           631
   Earned RRP shares......................................        200           291
   Deferred income taxes..................................        279         2,830
   Other, net.............................................       (914)         (466)
                                                            ---------     ---------
  Net cash provided by operating activities...............     28,198        30,161
                                                            ---------     ---------

Cash flows from investing activities:
 Proceeds from maturities and principal reductions of
  marketable securities...................................     57,051        70,250
 Proceeds from sales of marketable securities.............          0       108,565
 Purchase of marketable securities........................   (144,293)     (194,409)
 Purchase of loans........................................    (10,764)            0
 Loans sold...............................................          0           378
 Net increase in loan originations less principal
  payments of loans.......................................    (33,266)       (6,034)
 Purchase of loan servicing rights........................     (4,808)            0
 Investment in real estate held for investment............       (299)            0
 Proceeds from payments on real estate held for investment        288           329

 Purchase of premises and equipment.......................       (424)         (420)
 Cash proceeds received from the sale of foreclosed               702
  real estate.............................................                      499
 Acquisition of intangible asset..........................    (10,367)            0
                                                            ---------     ---------
  Net cash used in investing activities...................   (146,180)      (20,842)
                                                            ---------     ---------



                                  (continued)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                  (continued)
                                 (in thousands)

                                                               Nine months ended September 30,
                                                               -------------------------------
                                                                     1995             1994
                                                               -------------      ------------
                                                                 (unaudited)       (unaudited)
Cash flows from financing activities:
 Net increase (decrease) in deposits..........................     $ 140,680       $ (24,440)
 Net increase in other borrowings                                     18,005           2,475
 Net increase (decrease) in escrow, stock over-subscriptions,
  and stock subscriptions payable.............................        (1,893)        (33,809)
 Net proceeds from stock issuance.............................             0          23,717
 Cash dividends...............................................          (938)           (409)
 Purchase of ESOP shares......................................             0          (2,475)
 Purchase of RRP shares.......................................             0          (1,250)
 Proceeds from the exercise of stock options..................           244               0
                                                                   ---------       ---------

 Net cash provided by (used in) financing activities..........       156,098         (36,191)

 Net decrease in cash and cash equivalents....................        38,116         (26,872)

Cash and cash equivalents at beginning of period..............        44,356          64,486
                                                                   ---------       ---------
Cash and cash equivalents at end of period....................     $  82,472       $  37,614
                                                                   =========       =========

Supplemental disclosures:

Cash paid during the years for:

 Interest on deposits, advances and other borrowings

  (includes interest credited to deposit accounts)............     $  27,726       $  23,675
 Income taxes.................................................         4,559           3,969

Non-cash investing activities:

 Transfers from loans to foreclosed real estate...............     $     554       $   1,184
 Mortgage-backed securities received in exchange for
  mortgage loans..............................................             0           8,296

Maryland branch acquisition (note 6):
  Fair value of assets acquired...............................     $ 115,604       $       0
  Deposit premium paid........................................        10,367               0
  Fair value of liabilities assumed...........................       125,971               0

See accompanying notes to consolidated financial statements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
          (All dollar amounts presented in the tables are in thousands)

(1) Accounting Policies

The Consolidated Financial Statements include the accounts of Harris
Savings Bank and its wholly-owned subsidiaries Harris Delaware Corporation,
H. S. Service Corporation, and C.B.L. Service Corporation. All material intercompany balances and transactions have been eliminated in consolidation.

The information contained in the Consolidated Financial Statements is unaudited. In the opinion of management all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of interim periods have been made. Operating results for the nine month period ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995.

The accounting policies followed in the presentation of interim financial results are the same as those followed on an annual basis, except for the accounting for loans receivable as described in note (3) below. These policies are presented on pages 45 through 48 of the 1994 Annual Report to Stockholders.

(2) Marketable Securities

Marketable securities consist of the following as of the dates indicated:

                                                 September 30, 1995        December 31, 1994        September 30, 1994
                                                 ------------------        -----------------        ------------------
Held-to-maturity, at amortized cost..............    $ 267,920              $ 222,735               $ 238,400
                                                     ---------              ---------               ---------

Available-for-sale, at amortized cost............      234,524                192,645                 199,745
Available-for-sale, net unrealized gain (loss)...        3,205                 (6,257)                 (2,980)
                                                     ---------              ---------               ---------
Available-for-sale, at fair value................      237,729                186,388                 196,765
                                                     ---------              ---------               ---------
  Total marketable securities....................    $ 505,649              $ 409,123               $ 435,165
                                                     =========              =========               =========

The amortized cost and fair value of marketable securities at September 30, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized       Fair
                                               Cost          Value
                                              --------     --------
Held-to-maturity:
 Due in one year or less...................   $ 10,700     $ 10,678
 Due after one year through five years.....     68,428       68,268
 Due after five years through ten years....     16,197       16,254
 Due after ten years
 Mortgage-backed securities................    172,595      170,938
                                              --------     --------
   Total securities held-to-maturity.......   $267,920     $266,138
                                              ========     ========

Available-for-sale:
 Due in one year or less...................   $      0     $      0
 Due after one year through five years.....          0            0
 Due after five years through ten years....          0            0
 Due after ten years.......................     38,251       38,854
 Equity securities.........................     22,833       25,014
 Mortgage-backed securities................    173,440      173,861
                                              --------     --------
    Total securities available-for-sale....   $234,524     $237,729
                                              ========     ========


                                  (continued)

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(2) Marketable Securities (continued)

Activity from the sale of marketable securities was as follows:

                                    For the nine months ended
                                           September 30,

                                    -------------------------
                                        1995          1994
                                    ----------     ----------

                    Proceeds......   $      0        $108,092
                                     ========        ========

                    Gross gains...   $      0        $  2,556
                    Gross losses..          0           2,545
                                     --------        --------

                    Net gain......   $      0        $     11
                                     ========        ========

All sales of marketable securities occurred in the available-for-sale portfolio for the nine month period ended September 30, 1994.

(3) Loans Receivable

On January 1, 1995, the Bank adopted Statement of Financial Accounting
Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosures" (SFAS 118), which amends SFAS 114.

SFAS 114 and SFAS 118 address the accounting by creditors for impairment of certain loans. The Statements require that impaired loans that are within the scope of SFAS 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or the fair value of the collateral if the loan is collateral dependent. SFAS 118 amends the provisions of SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and to require additional disclosure on interest income recognition related to impaired loans.

The carrying value of impaired loans as of September 30, 1995 was $6,001,000, of which $4,517,000 required a loss reserve. The total allowance for loan losses related to these loans was $1,117,000 as of September 30, 1995.

During the nine months ended September 30,1995, the Bank's average carrying value of impaired loans was $6,041,363. Interest income recognized on impaired loans during this period totaled $298,000. Recognition of interest income on impaired loans is computed using the interest method. Interest on such loans that are contractually past due ninety days and over is reserved in accordance with regulatory requirements.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(4) Loans Serviced for Others


The following table sets forth information concerning loans serviced for others as of the dates indicated:

                                            September 30,  December 31,  September 30,
                                                1995          1994          1994
                                            -------------  ------------  -------------
Unpaid principal balances of
 mortgage loans serviced for:
FHLMC...................................     $427,785       $198,022       $202,548
FNMA....................................        1,567          1,937          2,110
Other investors.........................        1,595          2,003          2,130
                                             --------       --------       --------
   Total mortgage loans serviced........     $430,947       $201,962       $206,788
                                             ========       ========       ========
Carrying value of purchased mortgage
 loan servicing rights..................     $  4,612       $      0       $      0
                                             ========       ========       =========

Unpaid principal balances of mortgage loans serviced for others are not included in the accompanying statements of financial condition.

In May 1995, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards No.122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" (SFAS 122). SFAS 122 amends Statement 65 to require an institution to recognize as separate assets the rights to service mortgage loans for others when a mortgage loan is sold or securitized and servicing rights retained. SFAS 122 also requires an entity to measure the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value.

The Bank presently does not know and cannot reasonably estimate the impact of adopting the provisions of SFAS 122 on its financial condition or results of operations.

SFAS 122 is to be applied prospectively in fiscal years beginning after December 15, 1995, with early application encouraged, to transactions which an institution sell or securitizes mortgage loans with servicing rights retained. In addition, the provisions of SFAS 12 should be applied to the measurement of impairment for all capitalized servicing rights, including servicing rights capitalized prior to the initial adoption of SFAS 122. The Bank expects to adopt the provisions of SFAS 122 effective January 1, 1996.

(5) Income Taxes

Income tax expense for the nine month periods ended September 30, 1995 and September 30, 1994 was as follows:

                                                  September 30,

                                             ------------------------
                                                1995          1994
                                             ---------     ----------
                    Federal:
                         Current..........   $ 3,276        $ 2,944
                         Deferred.........       664          1,513
                                             -------        -------
                                               3,940          4,457
                    State - current.......       331          1,109
                                             -------        -------
                    Income tax expense....   $ 4,271        $ 5,566
                                             =======        =======

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(5) Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                          September 30,    December 31,    September 30,
                                             1995              1994           1994
                                          ------------     -----------      ------------
Deferred tax assets:
   Deferred interest and fee income.....   $  876           $ 1,280         $ 1,382
   Deferred compensation expense........      335               365             370
   Reserve for uncollected interest.....       65                69              53
   Postretirement benefits expense......      764               691             669
   Excess loan servicing fees...........      230               123             169
   Allowance for loan losses............    2,192             2,239           2,247
   Net unrealized loss on marketable
    securities available-for-sale.......        0              2,352          1,121
   Stock-based compensation expense.....      142                123            102
                                           -------           --------      --------
     Total..............................     4,604              7,242         6,113
                                           -------           --------      --------

Deferred tax liabilities:
   Depreciation expense................      145                182            171
   Pension expense.....................       358                214            249
   Excess prepaid expense..............        84                141            118
   Bad-debt reserve....................     3,142              3,199          3,102
   Net unrealized gain on marketable
    securities available-for-sale......     1,205                  0              0
                                           -------           --------       --------

     Total.............................     4,934              3,736          3,640
                                           -------           --------       --------

        Net deferred tax (liability) asset $ (330)           $ 3,506        $ 2,473
                                           =======           ========       ========


(6) Intangible assets

Effective September 29, 1995, Harris Savings Bank completed an acquisition of two banking offices located in Hagerstown, Maryland from Columbia First
Bank. The acquisition included the purchase of $125,971,000 in deposit liabilities, $115,350,000 of cash and cash equivalents, and $254,000 in selected loans and fixed assets. The acquisition was accounted for as a purchase and resulted in a deposit premium of $10,367,000, which will be amortized over a seven year period using the straight-line method. This acquisition provided the Bank with a presence in the Maryland market.

                      HARRIS SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
         (All dollar amounts presented in the tables are in thousands)

(7) New Accounting Standards

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a new method of accounting for stock-based compensation arrangements with employees. The new method is a fair value based method rather than the intrinsic value based method that is currently utilized. However, SFAS 123 does not require an entity to adopt the new fair value based method for purposes of preparing basic financial statements. If an entity chooses not to adopt the new fair value based method, SFAS 123 requires as entity to display in the footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted.

Currently, the Bank has not determined whether it will adopt the fair value based method and accordingly, cannot estimate the impact on the basic financial statements that SFAS 123 will have upon adoption.

SFAS 123 is effective for financial statements with fiscal years beginning after December 15, 1995.


(8) Dividend Waiver



Harris Financial, MHC, the parent holding company of Harris has waived dividends amounting to $3.2 million during the nine month period ended September

30, 1995 with respect to the shares of Harris that it owns.

                            MANAGEMENT'S DISCUSSION
                                AND ANALYSIS OF
                            FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

     This section presents Management's discussion and analysis of the financial condition and results of operations of Harris Savings Bank and Subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes which appear later in this report. Such financial condition and results of operations are not intended to be indicative of future performance.


     SUMMARY Harris Savings Bank (the Bank) commonly referred to as "Harris Savings" was formed as a state chartered mutual savings and loan association in 1886. In 1991, Harris Savings Association converted its charter to a state chartered mutual savings bank and on January 25, 1994, the Bank became a state chartered stock savings bank. Contemporaneously with this conversion to a state chartered stock savings bank, the Bank completed a successful stock issuance that raised net proceeds of $23.7 million.

     The deposits of the Bank are insured by Federal Deposit Insurance Corporation (FDIC) under the Savings Association Insurance Fund (SAIF). The
Bank has been a member of the Federal Home Loan Bank System since 1941. The Bank operates 23 full service offfices, three mortgage lending offfices, and an operations center.

     The Bank primarily operates in the five central Pennsylvania counties of Dauphin, Cumberland, York, Lancaster, and Lebanon. It is the largest SAIF insured institution headquartered in the five county area that it serves. At December 31, 1994, the Bank had total assets of $1.058 billion with deposits of $910.6 million and stockholders' equity of $135.0 million.

    The Bank's lending activities are concentrated on origination of loans secured by first mortgages on owner-occupied one-to-four family residences located throughout the five county area that it serves. At December 31, 1994, such loans accounted for 73.9% of total loans. The Bank also offers a variety of consumer loans.

      The net income of the Bank is dependent to a substantial extent on the difference between interest income, consisting of interest received on loans and investments, and interest expense, consisting of interest paid on deposit accounts and borrowings. The difference between such income and expense is referred to as net interest income. Interest income is derived from the average interest rate received on average interest earning assets, while interest expense represents the average rate paid on average interest-bearing liabilities.

     The Bank, therefore, is affected by changes in the overall level of interest rates and prevailing economic conditions. Generally, as interest rates rise, the percentage of net interest income of the Bank will tend to fall. Conversely, when interest rates fall, the percentage of net interest income will tend to rise. This condition is often referred to as "interest rate risk". The more interest rate risk that an institution has, the larger the fluctuations in net interest income. How an institution manages its interest rate risk often determines its success or lack of success.

     During most of 1994, interest rates rose significantly, with short-term rates rising at a more rapid pace than long-term rates. Since the rates offered on the Bank's deposit products are driven largely by competition in the short-term investment market and the rates offered on its loan products are driven by competition in the long-term capital markets, the Bank experienced a significant decline in net interest income and gains on sales of marketable securities in 1994. Conversely, the lowering interest rate environment that characterized 1993 and 1992 allowed the Bank to post record net interest income, marketable securities gains, and net income in those years. The Bank does not anticipate a return to the record performance levels of 1993 and 1992 until the capital markets experience a sustained period of lowering interest rates.



     Another major risk normally undertaken by financial institutions is "credit risk". This is the risk that a borrower will not repay a loan and that the underlying collateral will be insufficient to prevent a loss. Net credit losses in 1994 were considered to be insignificant. The Bank's experience in credit losses has consistently been among the best in the industry and can be attributed to conservative underwriting and the relatively stable economic environment in central Pennsylvania.



     The Bank has historically practiced strong expense control, resulting in the achievement of overhead expense performance that consistently ranks favorably to the Bank's peers. The Bank continues to emphasize expense control; however, non-interest expense has increased significantly in 1994 in large part because of stock-based incentive compensation plans and the employee stock ownership plan established with the Bank's stock issuance on January 25, 1994. These plans are intended to promote the long-term financial success of the Bank and are expected to remain a significant component of the Bank's compensation structure in the future.



     The pages that follow present detailed discussion and analysis of the matters discussed in this summary as well as other significant components of the Bank's financial condition and results of operations.

                             SELECTED CONSOLIDATED
                                 FINANCIAL DATA
-------------------------------------------------------------------------------

                  (All dollar amounts presented in the tables,
                 except for per share amounts, are in thousands)


     Set forth below are selected financial data of Harris Savings Bank. This information is derived in part from and should be read in conjunction with the Consolidated Financial Statements of Harris Savings Bank and Notes which are presented later in this report.


                                                                                     At December 31,
                                                        -------------------------------------------------------------------------
AT YEAR END:                                               1994            1993            1992            1991            1990
                                                        ----------      ----------      ----------      ----------      ---------
Total assets......................................      $1,058,088      $1,087,006      $1,051,740      $1,060,765      $ 980,896
Loans receivable, net.............................         574,794         566,550         706,588         843,643        816,798
Loans held-for-sale...............................               0               0          31,392               0          3,948
Marketable securities.............................         409,123         424,181         193,425         127,960         98,683
Deposits..........................................         910,576         937,903         950,662         963,685        877,517
Escrow/stock over-subscriptions...................           5,116          11,643           5,700           5,276          4,629
Advances from FHLB-Pittsburgh
 and other borrowed funds.........................               0               0               0          10,000         25,000
Other borrowings..................................           2,475               0               0               0              0
Retained eamings
 (partially restricted) (1)........................        117,292         107,886          90,228          76,990         69,031
Paid in capital and common stock ..................         24,656               0               0               0              0
Unearned ESOP and RRP shares.......................         (3,007)              0               0               0              0
Net unrealized loss on
 marketable securities.............................         (3,905)              0               0               0              0


(1) Retained earnings are partially restricted in connection with regulations related to the insurance of savings accounts which require the Bank to maintain certain statutory reserves. In addition, see Note 18 to the Consolidated Financial Statements.


                                                                                 Years ended December 31,
                                                          -----------------------------------------------------------------------
FOR THE YEAR:                                                1994            1993           1992           1991            1990
                                                          --------        --------        --------       --------        --------
Interest income...................................        $ 73,932        $ 81,020        $ 94,620       $ 96,980        $ 93,894

Interest expense..................................          38,241          41,409          52,333         65,984          69,463
                                                          -----------------------------------------------------------------------
 Net interest income..............................          35,691          39,611          42,287         30,996          24,431
  Provision for loan losses.......................               0             800           2,484          1,002           1,666
                                                          -----------------------------------------------------------------------
 Net interest income after
  provision for loan losses.......................          35,691          38,811          39,803         29,994          22,765
Non-interest income...............................           2,503           4,563           7,902          2,021           1,953
Non-interest expense .............................          20,793          17,966          23,813         18,740          17,626
                                                          -----------------------------------------------------------------------
Income before income taxes and
 cumulative effect of accounting changes..........          17,401          25,408          23,892         13,275           7,092
Income taxes......................................           7,348           9,170          10,654          5,316           3,440
                                                          -----------------------------------------------------------------------
 Income after income taxes and before cumulative
  effect of accounting changes....................          10,053          16,238          13,238          7,959           3,652
Cumulative effect of accounting changes ..........               0           1,420               0              0               0
                                                          -----------------------------------------------------------------------
 Net income ......................................        $ 10,053        $ 17,658        $ 13,238        $ 7,959         $ 3,652
                                                          =======================================================================




                                                                            At or for the Years Ended December 31,
                                                             --------------------------------------------------------------------
FINANCIAL RATI0S:                                              1994          1993             1992         1991(1)          1990
                                                             -------         -----           ------        -------          -----
Return on average assets..........................             0.93%         1.67%           1.26%          0.77%           0.37%
Return on average equity..........................             7.59%        17.75%          15.41%         10.95%           5.33%
Average equity to average assets..................            12.27%         9.42%           8.16%          7.04%           6.99%
PER SHARE DATA:
Combined pre- and post-reorganization
 earning per share................................            $ 0.92
Earnings per share (2) (3) .......................            $ 0.85        $ 1.59          $ 1.19         $ 0.72         $ 0.33
Dividends/share...................................            $ 0.27
Book value/share (2) .............................            $12.08        $ 9.70          $ 8.11         $ 6.92         $ 6.21
Dividend payout ratio (4) ........................             6.44%



(1) Includes the acquisition of Heritage Federal Savings Assocation from the Resolution Trust Corporation (RTC).
(2) Proforma per share data presented for years prior to 1994 is based on 11,125,000 common shares outstanding.
(3) Earnings per share for 1994 includes only earnings generated subsequent to the corporate reorganization and stock issuance completed January 25, 1994.
(4) Excludes dividends waived by the Bank's mutual holding company parent, Harris Financial, MHC, totaling approximately $2.3 million in 1994.

                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)

     NET INTEREST INCOME The primary component of the Bank's earnings is its net interest income. Net interest income is the excess of interest income on average interest-earning assets above interest expense incurred on average interest-bearing liabilities. Net interest income is significantly affected by changes in average account balances (volume), interest rates, and by the mix of interest-earning assets and interest-bearing liabilities. Net interest income was $35.7 million in 1994, a decrease of $3.9 million or 9.9% from $39.6 million in 1993. Net interest income in 1993 decreased $2.7 million or 6.4% from $42.3 million in 1992.

     TABLE 1 Average Balance Sheets, Rates, and Interest Income and Expense Summary


                                                  ------------------------------------------
                                                                      1994
                                                  ------------------------------------------
                                                     Average                       Average
                                                     Balance       Interest(7)    Yield/Cost
                                                  -------------------------------------------
ASSETS:
Interest-earning assets:
 Mortgage loans, net (1) (8)................         $ 489,134       $ 39,998        8.18%
 Other loans, net (8).......................            88,655          7,357        8.30
 Marketable securities, net (2).............           431,529         24,837        5.76
 Other interest-earning assets (3) .........            43,196          1,740        4.03
                                                  ------------------------------------------
Total interest-earning assets...............         1,052,514         73,932        7.02%
                                                  ------------------------------------------
Non-interest-earning assets.................            27,027
                                                  ------------------------------------------
Total assets ...............................       $ 1,079,541
                                                  ==========================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
 Savings deposits ..........................         $ 234,090        $ 7,361        3.14%
 Time deposits..............................           571,710         27,381        4.79
 NOW and money market accounts ...........             112,072          3,163        2.82
 Escrow/stock subscriptions.................             7,629            202        2.65
 Borrowed funds.............................             2,312            134        5.80
                                                  ------------------------------------------
Total interest-bearing liabilities..........           927,813         38,241        4.12%

                                                  ------------------------------------------
Non-interest-bearing liabilities............            19,218
                                                  ------------------------------------------
Total liabilities ..........................           947,031
Stockholders' Equity .......................           132,510
                                                  ------------------------------------------
Total liabilities and Stockholders' Equity..       $ 1,079,541
                                                  ==========================================

Net interest income.........................                         $ 35,691
                                                  ==========================================
Interest rate spread (4)....................                                         2.90%
Net interest-earning assets.................         $ 124,701
                                                  ==========================================
Net interest margin (5) ....................                                         3.39%
Ratio of interest-earning assets to
 Interest-bearing liabilities...............             1.13x
                                                  ==========================================

(1) Includes mortgage loans held-for-sale.
(2) Includes available-for-sale securities in 1994 and held-for-sale marketable securities in 1993 and 1992.
(3) Includes interest-earning deposits in the FHLB-Pittsburgh, federal funds sold and FHLB-Pittsburgh stock.
(4) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

Table 1 presents the average asset and liability balances, interest rates, interest income, and interest expense for each of the years in the three year period ended December 31, 1994. The data in Table 1 has not been presented using a taxable equivalent basis because tax exempt income was not material in relation to net interest income for the periods shown.


For the Years Ended December 31, (6)
--------------------------------------------------------------------------------------
                    1993                                      1992
--------------------------------------------------------------------------------------
  Average                         Average     Average                       Average
  Balance        Interest(7)    Yield/Cost    Balance       Interest(7)     Yield/Cost
--------------------------------------------------------------------------------------
$  580,358        $ 52,837         9.10%     $ 730,815       $ 72,189          9.88%
    80,239           7,012         8.74         95,983          8,358          8.71
   312,091          19,224         6.16        160,150         12,412          7.75
    65,564           1,947         2.97         48,238          1,661          3.44
--------------------------------------------------------------------------------------

 1,038,252          81,020         7.80%     1,035,186         94,620          9.14%
--------------------------------------------------------------------------------------
    18,228                                      17,921
--------------------------------------------------------------------------------------
$1,056,480                                 $ 1,053,107
======================================================================================

$  224,085         $ 7,924         3.54%     $ 151,255        $ 6,640          4.39%
   594,633          29,882         5.03        675,386         40,944          6.06
   112,296           3,448         3.07        113,883          4,552          4.00
     6,065             155         2.56          6,198            136          2.19
        --              --           --            726             61          8.40
--------------------------------------------------------------------------------------
   937,079          41,409         4.42%       947,448         52,333          5.52%
--------------------------------------------------------------------------------------
    19,901                                      19,755
--------------------------------------------------------------------------------------
   956,980                                     967,203
    99,500                                      85,904
--------------------------------------------------------------------------------------
$1,056,480                                 $ 1,053,107
======================================================================================

                  $ 39,611                                   $ 42,287
======================================================================================
                                   3.38%                                       3.62%
$ 101,173                                    $ 87,738
======================================================================================
                                   3.82%                                       4.08%

     1.11x                                       1.09x
======================================================================================

(5) Net interest margin represents net interest income before provision for loan losses divided by average interest-earning assets.
(6) Amounts not presented on a tax-equivalent basis.
(7) lncludes income recognized on deferred loan fees of $1,879,000, $4,190,000, and $4,447,000 in 1994, 1993, and 1992, respectively.
(8) Includes non-accrual loans.

                             RESULTS OF OPERATIONS
                                  (CONTINUED)
-------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)

     NET INTEREST INCOME (continued) Table 2 presents an analysis of the changes in net interest income attributable to changes in the volume and rate components of net interest income. During 1994, there was a decrease in net interest income of $0.2 million due to changes in volume and a decrease of $3.7 million due to changes in rates. In 1993, there was a decrease in net interest income of $1.6 million due to changes in volume and a decrease of $l.l million due to changes in rates.

TABLE 2 Rate-Volume Analysis of Changes in Net Interest Income

                                                Year Ended December 31, 1994                Year Ended December 31, 1993
                                                         Compared to                                  Compared to
                                                Year Ended December 31, 1993                Year Ended December 31, 1992
                                                      Increase (Decrease)                        Increase (Decrease)
                                        -----------------------------------------------------------------------------------------
                                          Volume          Rate             Net           Volume           Rate             Net
                                        -----------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Mortgage loans,net...................   $ (8,301)       $ (4,538)       $(12,839)       $(14,865)       $ (4,487)       $(19,352)
Other loans, net.....................        736            (391)            345          (1,371)             25          (1,346)
Marketable securities, net...........      7,357          (1,744)          5,613          12,230          (5,418)          6,812
Other interest-earning assets........       (664)            457            (207)            596            (310)            286
                                        -----------------------------------------------------------------------------------------
 Total interest-earning assets.......       (872)         (6,216)         (7,088)         (3,410)        (10,190)        (13,600)
                                        -----------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Savings deposits.....................        354            (917)           (563)          3,197          (1,913)          1,284
Time deposits........................     (1,153)         (1,348)         (2,501)         (4,894)         (6,168)        (11,062)
NOW and money market accounts........         (7)           (278)           (285)            (63)         (1,041)         (1,104)
Escrow/stock subscriptions...........         41               6              47              (3)             22              19
Borrowed funds.......................        134               0             134             (61)              0             (61)
                                        -----------------------------------------------------------------------------------------
 Total interest-bearing liabilities..       (631)         (2,537)         (3,168)         (1,824)         (9,100)        (10,924)
                                        -----------------------------------------------------------------------------------------
Net change in net interest income....     $ (241)       $ (3,679)       $ (3,920)       $ (1,586)       $ (1,090)       $ (2,676)
                                        =========================================================================================


Note: Changes in interest income and interest expense arising from the combination of rate and volume variances are allocated entirely as rate variances.


     As shown in Table 2, the decrease in net interest income for 1994 was primarily attributable to changes in rates. The magnitude of this change can be understood by analyzing the interest rate spread and the net interest margin presented in Table 1. The interest rate spread for 1994 was 2.90%, compared to 3.38% in 1993 and 3.62% in 1992. The net interest margin was 3.39% in 1994 as compared to 3.82% for 1993 and 4.08% for 1992. The decreases recorded in 1994 for both measures can be attributed to the rising interest rate trend that characterized most of 1994. The decreases in interest rate spread and net interest margin in 1993 relative to 1992 is due largely to the slowing of general interest rate decreases in 1993 as compared to 1992.


     As illustrated in Table 1, a pronounced lag exists between the time changes occur in market interest rates and when such changes appear in the Bank's interest-earning asset and interest-bearing liability portfolios. The average yield on average interest-earning assets is influenced by the rate of repayments and prepayments, purchases and sales, and the mix of asset maturities as well as current market rates. Similarly, the average cost of average interest-bearing liabilities is influenced by redemptions, early withdrawals, deposit inflow, and the mix of liability maturities as well as current market rates.

                             RESULTS OF OPERATIONS
                                  (CONTINUED)
------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)


     NET INTEREST INCOME (continued) The Bank expects short-term interest rates, and to a lesser extent long-term interest rates, to continue rising moderately throughout 1995. This trend in rates, should it continue, is expected to exert downward pressure on the Bank's net interest margin. Management believes the Bank's asset and deposit portfolios are structured to mitigate the effects of the expected rate increases while retuming a reasonable net interest income performance.

     PROVISION FOR LOAN LOSSES The Bank maintains an allowance for loan losses to provide for possible future losses in its loan portfolio. During 1994, no provisions for loan losses were charged against earnings, as compared to provisions totaling $800,000 and $2,484,000 charged against earnings in 1993 and 1992, respectively. The decrease in the provision in 1994 and 1993 primarily reflects reduced loan balances and management's assessment of the loan portfolio in consideration of the improving condition of the economy and a continued low level of delinquencies. Loan loss provisions charged during 1992 resulted primarily from management's consideration of the general economic decline existing during that period and a corresponding increase in loan delinquencies, particularly loans secured by real estate other than one- to four-family residential properties.

     Management reviews loan delinquencies on a continuous basis and performs an analysis of loan quality on a quarterly basis, classifying assets to determine the adequacy of its allowance for loan losses. The Bank will continue to provide for possible loan losses when deemed appropriate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additional provision for loan losses based on their judgment about information available to them at the time of their examination.

      NON-INTEREST INCOME Table 3 presents an analysis of changes in the Bank's non-interest income during the years 1994 and 1993.


TABLE 3 Non-Interest Income

                                                     1994/1993                        1993/1992
                                               -------------------                 ---------------
                                                     Increase                          Increase
                                                    (Decrease)                        (Decrease)
                                               -------------------                 ---------------
                                       1994     Amount          %       1993        Amount       %        1992
                                    ----------------------------------------------------------------------------
Service charges on deposits ....      $ 729        $ (5)      (0.7)    $ 734       $ (18)      (2.4)      $ 752
Other service charges/
 commissions/fees...............        743        (418)     (36.0)    1,161         133       12.9       1,028
Service income..................        911          40        4.6       871         192       28.3         679
Gain on sale of securities, net          11      (1,767)     (99.4)    1,778      (3,654)     (67.3)      5,432
Other...........................        109          90      473.7        19           8       72.7          11
                                    ----------------------------------------------------------------------------
 Total..........................    $ 2,503    $ (2,060)     (45.1)  $ 4,563    $ (3,339)     (42.3)    $ 7,902
                                    ============================================================================


                             RESULTS OF OPERATIONS
                                  (CONTINUED)
-------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)


     NON-INTEREST INCOME (continued) Non-interest income totaled $2.5 million in 1994, which represents a decrease of $2.1 million, or 45.1%, from the $4.6 million of total non-interest income recorded in 1993. The 1994 decrease was due primarily to a reduction of gains on sales of marketable securities of $ 1.8 million, or 100% of the total gains on sales of marketable securities recorded in 1993. Management attributes this trend to rising interest rates in 1994, which reduced the market value of the Bank's predominantly interest-rate-sensitive securities portfolio, thereby reducing the potential for realizing gains. Also contributing to the 1994 decrease in total non-interest income was a $.4 million decrease in fee income from the sale of uninsured investment products, which represents a 50.0% decrease from the $ .8 million of such income recorded in 1993. Management attributes this fee income reduction to net outflows of funds from uninsured investment products back to insured deposit products as deposit rates climbed during 1994.

     Non-interest income totaled $4.6 million in 1993, which represents a decrease of $3.3 million, or 42.3%, from the $7.9 million of total non-interest income recorded in 1992. This total decrease resulted primarily from a reduction of $3.7 million, or 67.3% in 1993 from the $5.4 million in gains on sales of marketable securities in 1992. Management considers the 1992 selling gains to be an extraordinarily high level of such income resulting from one-time opportunities presented by the rapid and sustained interest rate decreases that dominated the capital markets in 1992. Management does not expect that high levels of income due to gains on securities sales will be achieved in 1995 or in the near term.

     NON-INTEREST EXPENSE Table 4 presents a summary of the changes in non-interest expense for the two year period ended December 31, 1994.

TABLE 4 Non-Interest Expense

                                                               1994/1993                        1993/1992
                                                            ----------------                 ---------------
                                                                Increase                         Increase
                                                               (Decrease)                       (Decrease)
                                                            ----------------                 -----------------
                                                  1994      Amount        %       1993       Amount        %         1992
                                                --------------------------------------------------------------------------
Salaries and benefits (1) ..................    $11,390    $ 1,731      17.9     $ 9,659     $ 1,025      11.9     $ 8,634
Equipment expense...........................      1,286       (100)     (7.2)      1,386          76       5.8       1,310
Occupancy expense...........................      1,709         38       2.3       1,671          77       4.8       1,594
Advertising and public relations............        630        163      34.9         467         (20)     (4.1)        487
FDIC insurance..............................      2,151        181       9.2       1,970        (174)     (8.1)      2,144
Trustee fees ...............................        304         (8)     (2.6)        312          43      16.0         269
(Income) loss from real estate operations ..       (144)       378     (72.4)       (522)       (660)   (478.3)        138
Amortization and write-off of intangibles...          0          0       0.0           0      (5,974)   (100.0)      5,974
Other.......................................      3,467        444      14.7       3,023        (240)     (7.4)      3,263
                                                --------------------------------------------------------------------------
 Total......................................    $20,793    $ 2,827      15.7     $17,966     $(5,847)    (24.6)    $23,813
                                                ==========================================================================

(1) Full-time equivalent employees totaled 346, 350, and 342 at December 31, 1994, 1993, and 1992, respectively. The actual number of employees, including part-time employees, totaled 384, 380, and 372 at December 31, 1994, 1993, and 1992, respectively.

     During 1994, total non-interest expense increased $2.8 million, or 15.7%, to $20.8 million as compared to the $18.0 million in total non-interest expense recorded in 1993. The most significant component of this increase was an increase of $1.7 million, or 17.9%, in total salaries and benefits expense. In addition to normal merit pay and benefit cost increases, the increase in total salaries and benefits expense included the effects of the Bank's stock-based incentive compensation plans and ESOP plan, which were established in conjunction with the Bank's stock issuance on January 25, 1994.

                             RESULTS OF OPERATIONS

                                  (CONTINUED)
-------------------------------------------------------------------------------



     NON-INTEREST EXPENSE (continued) Compensation expense related to the incentive stock plans and ESOP plan totaled $1.3 million in 1994, with no corresponding expense recorded in prior years. These plans are intended to promote the long-term financial success of the Bank and are expected to remain a significant component of the Bank's compensation structure in future years. Total non-interest expense was also increased in 1994 by a reduction of $.4 million in income from real estate operations. The Bank's real estate operations include direct investments by the Bank and subsidiaries in real estate projects, equity investments in joint ventures that engage in real estate projects, and the operation of foreclosed real estate.

     Total non-interest expense decreased $5.8 million, or 24.6%, in 1993 from the $23.8 million recorded in 1992. The 1993 decrease resulted primarily because all remaining intangible assets were either amortized or written off during 1992, resulting in a charge to earnings during that period of $6.0 million. During 1994 and 1993, earnings were not charged for any expenses related to intangible assets. During 1993, total salaries and benefits expense increased $1.0 million, or 11.9%, from the $8.6 million recorded in 1992. During 1993, the Bank adopted Statement of Financial Accounting Standards No. 106 (SFAS
106), "Employer's Accounting for Postretirement Benefits Other Than Pensions." During 1993, the Bank recorded a charge to net income of $1.0 million after a deferred tax benefit of $.5 million upon adoption of SFAS 106 as well as $.2 million of postretirement benefits expense. Under the pay-as-you-go accounting for postretirement benefits that existed in 1992 and prior years, related earnings charges were negligible. The remaining increase in salaries and benefits expense in 1993 was due primarily to normal merit increases in salaries and increases in employee benefit costs. During 1993, management implemented an employee benefit cost sharing policy as part of a long-term cost containment program. Also contributing to the decrease in total non-interest expense in 1993 was an increase of $.7 million in income from real estate operations, which resulted primarily from the recognition of income on in-substance foreclosed real estate.

     PROVISION FOR INCOME TAxES Income tax provisions totaled $7.3 million in 1994, which represents a decrease of $ 1.8 million, or 19.9%, from the $9.2 million of income tax expense recorded in 1993. This decrease reflects a reduction of $8.0 million, or 31.5%, in income before taxes in 1994 from the $25.4 million recorded in 1993. Also reflected in 1993 was a reduction of $.6 million in the Bank's recorded federal tax liability related to the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The adoption of SFAS 109 was recorded as the cumulative effect of an accounting change and resulted in an increase in the financial statement deferred tax asset of $2.4 million, with a corresponding increase in income.

     Income tax expense in 1993 was $1.5 million, or 13.9%, less than the $10.7 million recorded in 1992. This decrease resulted primarily from a decrease in 1993 of $4.5 million, or 15.1%, in income before income taxes after excluding the effect of amortization and write-off of intangibles which is nondeductible for tax purposes. Also reflected in 1993 was an increase in the Bank's federal income tax rate from 34% to 35%, which was imposed by the Omnibus Budget Reconciliation Act of 1993.

                              FINANCIAL CONDITION
-------------------------------------------------------------------------------

     SOURCES AND USES OF FUNDS The Bank's operating activities generated cash totaling $40.5 million and $40.7 million in 1994 and 1993, respectively. In addition to cash flows from operations, the Bank generates and uses cash in its investing and financing activities. During 1994, the Bank's cash flows from investing activities resulted in a net source of cash of $.6 million, which included net cash generated by securities transactions totaling $16.0 million and a net use of cash from loan transactions totaling $16.1 million. During 1994, the Bank's financing activities resulted in a net use of cash of $61.2 million, including net withdrawals from deposits totaling $52.0 million and a net decrease of $31.5 million in escrow and stock subscriptions, which were partially offset by proceeds from the Bank's stock issuance totaling $23.7 million.

      In 1993, the Bank's investing activities resulted in a net use of cash of $57.7 million, including net cash used in securities activities totaling $230.9 million and cash generated by loan activities totaling $171.8 million. The Bank's financing activities in 1993 resulted in a net use of cash of $8.7 million, including net withdrawals on deposits totaling $39.7 million offset by an increase in escrow and stock subscriptions totaling $30.9 million.

     CAPITAL RESOURCES Total equity increased $27.1 million, or 25.1%, in 1994. This increase included capital additions of $23.7 million from proceeds from the Bank's stock issuance, net income of $ 10.1 million, earned ESOP and RRP shares totaling $ 1.1 million, and paid in capital from the exercise of stock options totaling $.5 million. Offsetting these capital additions in 1994 were reductions of $3.9 million from net unrealized losses on available-for-sale securities, net of tax effect, $3.8 million of unearned ESOP and RRP shares established with the Bank's stock issuance, and $.6 million in dividends declared to stockholders. Total equity increased $17.7 million, or 19.6%, in 1993, due entirely to net income. During 1994, 1993, and 1992, the ratio of average equity to average assets amounted to 12.27%, 9.42%, and 8.16%, respectively.

     Ratios of capital to assets are common measures of adequate capitalization for financial institutions. The Bank, as an FDIC-insured state-chartered savings bank, must maintain minimum levels of capital under regulations of the FDIC and the Pennsylvania Department of Banking. During 1994 and 1993, the Bank was required under FDIC regulations to maintain a minimum of 4% leverage capital and 8% risk-based capital, according to FDIC capital definitions. During 1994 and 1993, the Pennsylvania Department of Banking required a minimum of 6% leverage capital and 10% risk-based capital according to capital definitions similar to those of the FDIC.

     Under FDIC capital definitions, leverage capital is composed of equity capital reduced by goodwill and other intangible assets. The leverage ratio equals leverage capital divided by total assets. Under FDIC capital definitions, risk-based capital is composed of Tier 1 and Tier 2 capital. Tier 1 capital equates to leverage capital and Tier 2 capital includes the allowance for loan losses and qualifying debt obligations. The risk-based capital ratio equals the total of Tier 1 and Tier 2 capital divided by total risk-weighted assets.

                              FINANCIAL CONDITION
--------------------------------------------------------------------------------
                                  (CONTINUED)

         (All dollar amounts presented in the tables are in thousands)

CAPITAL RESOURCES (continued) Table 5 presents an analysis of the Bank's regulatory capital ratios as of December 31, 1994 and 1993. At December 31, 1994 and 1993, the Bank exceeded all regulatory capital requirements.

TABLE 5 Capital Analysis
                                                        At December 31,
                                                  --------------------------
                                                     1994             1993
                                                  --------------------------
CAPITAL:
Tier 1 capital .........................          $ 138,941        $ 107,886
Tier 2 capital .........................              6,202            6,584
                                                  --------------------------
Total capital...........................          $ 145,143        $ 114,470
                                                  ==========================
Total risk-weighted assets..............          $ 496,124        $ 497,013
                                                  ==========================

RATIOS:
Tier 1 capital to risk-weighted asses...               28.0%            21.7%
Tier 2 capital to risk-weighted assets..                1.3%             1.3%
                                                  --------------------------
Total capital to risk-weighted assets...               29.3%            23.0%
                                                  ==========================
Leverage ratio..........................               13.1%             9.9%
                                                  ==========================

INTEREST RATE SENSITIVITY The largest component of the Bank's net income is net interest income, which the Bank attempts to maximize by properly managing credit risk and interest rate risk. The remainder of this section is dedicated to discussing interest rate risk; credit risk is discussed in later sections of this report.


      The Bank manages its interest rate risk primarily through its Asset/Liability Management Committee ("the Committee"). The Committee generally meets at least twice each month to review the Bank's current interest rate risk position, monitor current asset and liability products and rates, and communicate to the Bank's Board of Directors concerning the Bank's interest rate risk exposure.

     The Committee uses a variety of analytical tools to measure the Bank's interest rate risk exposure, including standard repricing analysis ("GAP analysis"), market value of portfolio equity analysis ("MVPE analysis"), and net interest income analysis ("NII analysis"). The Bank maintains an interest rate risk policy, which establishes acceptable limits and ranges for the Bank's GAP MVPE, and NII positions. The Committee monitors the Bank's various interest rate risk measures in light of current and expected market interest rate conditions and approves desired asset and liability transactions and offerings accordingly. The Bank also securitizes conforming mortgage loans where the Committee has determined that carrying such loans in the loan portfolio would raise the Bank's interest rate risk exposure to unacceptable levels.

     Table 6 sets forth the amounts of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1994, which are anticipated by the Bank to reprice or mature in each of the future time periods shown.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)

INTEREST RATE SENSITIVITY (continued)

TABLE 6 GAP Analysis

                                                                             December 31, 1994
                                       -------------------------------------------------------------------------------------------

                                                    More Than      More Than     More Than     More Than
                                        One Year   One Year to   Three Years to Five Years to Ten Years to   More Than
                                        or Less    Three Years     Five Years     Ten Years   Twenty Years  Twenty Years   Total
                                       -------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Real estate loans..................... $ 107,779     $ 116,015    $   79,542     $ 119,138     $  66,814    $   2,302    $ 491,590
Consumer loans........................    57,950        24,612         8,771         3,397           177            0       94,907
Marketable securities ................   166,237       149,653        31,893        34,563        10,461       22,574      415,381
Other interest-earning assets.........    29,685             0             0             0             0            0       29,685
                                       -------------------------------------------------------------------------------------------
 Total interest-earning assets........   361,651       290,280       120,206       157,098        77,452       24,876    1,031,563
                                       -------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Savings accounts......................    93,267             0       102,397             0             0            0      195,664
NOW accounts (1)......................         0             0        46,912             0             0            0       46,912
Money market accounts.................    60,793             0             0             0             0            0       60,793
Time deposits.........................   325,175       172,492        91,796         8,315             0            0      597,778
Escrow (1)............................     5,056             0             0             0             0            0        5,056
                                       -------------------------------------------------------------------------------------------

 Total interest-bearing liabilities... $ 484,291     $ 172,492    $  241,105     $   8,315     $       0    $       0    $ 906,203
                                       -------------------------------------------------------------------------------------------


Interest sensitivity gap per period... $(122,640)    $ 117,788    $ (120,899)    $ 148,783     $  77,452    $  24,876    $ 125,360
                                       -------------------------------------------------------------------------------------------

Cumulative interest sensitivity gap... $(122,640)    $  (4,852)   $ (125,751)    $  23,032     $ 100,484    $ 125,360
                                       -------------------------------------------------------------------------------------------

Cumulative interest sensitivity gap
 as a percentage of total assets......    (11.58)%       (0.45)%      (11.88)%        2.18%         9.50%       11.86%
                                       -------------------------------------------------------------------------------------------

Cumulative net interest-earning
 assets as a percentage of
 net interest-bearing liabilities.....      74.69%       99.27%        86.00%       102.55%       111.10%      113.84%
                                       -------------------------------------------------------------------------------------------



(1) Excludes non-interest accounts

     Generally, the amount of assets and liabilities shown in Table 6 were determined in accordance with the contractual terms of the underlying financial instruments. However, certain instruments have been presented based on the estimated effects of general repricing and prepayment assumptions. Real estate loans include primarily conventional fixed-rate loans secured by one- to four-family homes. In the current interest rate environment, refinancing activity is expected to remain slow; therefore, empirical normal prepayment speeds have been assumed for this portfolio. Marketable securities primarily reflect the contractual maturities of the underlying assets, as do consumer loans and other interest-earning assets. Time deposits, money market accounts, and escrow accounts reflect the contractual maturities of the underlying deposits. All NOW accounts and approximately half of the Bank's savings accounts are considered not to be interest rate sensitive, and therefore were assumed to mature in three to five years.

                              FINANCIAL CONDITION
                                  (CONTINUED)

--------------------------------------------------------------------------------


INTEREST RATE SENSITIVITY (continued) Management believes its asset and liability portfolios were properly structured as of December 31, 1994 to limit the Bank's exposure to continued rising interest rates while producing a reasonable level of net interest income. During the first quarter of 1994, the Bank completed a significant restructuring of its marketable securities portfolio to reduce its overall interest rate risk exposure. This restructuring is discussed in the section that follows.

MARKETABLE SECURITIES The Bank maintains a marketable securities portfolio to provide liquidity, manage interest rate risk and credit risk, and to invest excess cash. The Bank's investment policy currently provides for held-to-maturity, available-for-sale, and trading portfolios as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115); however, the Bank currently does not engage in trading portfolio activities. The Bank adopted SFAS 115 on January 1, 1994, recording a net increase of $10.6 million in the carrying value of its available-for-sale securities portfolio and an increase of $6.6 million, net of tax effect, in stockholders' equity. The market value of the Bank's marketable securities has decreased as interest rates increased in 1994, resulting in a net decrease during 1994 of $16.9 million in the carrying value of the Bank's available-for-sale securities portfolio and a decrease in stockholders' equity of $10.5 million, net of tax effect.


     During the first quarter of 1994, the Bank completed a restructuring of its available-for-sale securities portfolio for the purpose of reducing the

Bank's exposure to rising interest rates. This restructuring included the sale of primarily long-term fixed-rate mortgage pool securities, netting proceeds of $108.1 million and a negligible net gain. These proceeds were invested primarily in shorter-term and adjustable-rate securities. Management believes the Bank's marketable securities portfolio is properly structured at December 31, 1994 to limit the Bank's exposure to continued rising interest rates while achieving an acceptable investment yield. Table 7 presents the marketable securities portfolio maturity stratification as of December 31, 1994. Following Table 7 is Table 8, which presents a summary of the Bank's marketable securities portfolio as of December 31, 1994, 1993, and 1992.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)


TABLE 7 Analysis of Investments

     The table below sets forth certain information regarding the amortized cost, weighted average yields, and maturities of the Bank's marketable securities, including available-for-sale, at December 31, 1994. The stratification of balances is based on stated final maturities.


                                              -----------------------------------------------
                                                      One Year          After One Through
                                                      or Less               Five Years
                                              -----------------------------------------------
                                                              Weighted              Weighted
                                               Amortized      Average   Amortized    Average
                                                  Cost         Yield       Cost       Yield

                                              -----------------------------------------------
HELD-TO-MATURITY:
 U.S. government and agency obligations...      $ 14,997        5.66%  $   7,050       5.73%
 FHLB CD's................................           301        6.60           0       0.00
 Mortgage-Backed Securities (3):
  FNMA PC's...............................             0        0.00       1,469       8.53
  FHLMC PC's .............................             0        0.00       3,841       8.42
  FNMA CMO's .............................        21,981        5.20      59,041       5.62
  FHLMC CMO's ............................        27,320        4.60      44,558       5.35
                                              -----------------------------------------------
 Total mortgage-backed securities.........        49,301        4.87     108,909       5.65
                                              -----------------------------------------------
 Total securities held-to-maturity........      $ 64,599        5.06%  $ 115,959       5.65%
                                              -----------------------------------------------

AVAILABLE FOR-SALE
 U.S. government and agency obligations ..      $      0        0.00%  $       0       0.00%
 Equity (1) (2)...........................             0        0.00      15,210       7.31
 Mortgage-backed securities:
  FNMA PC's...............................             0        0.00           0       0.00
  FHLMC PC's..............................             0        0.00           0       0.00
                                              -----------------------------------------------
 Total mortgage-backed securities.........             0        0.00           0       0.00
                                              -----------------------------------------------
 Total securities available-for-sale .....      $      0        0.00%  $  15,210       7.31%
                                              -----------------------------------------------

Total marketable securities...............      $ 64,599        5.06%  $ 131,169       5.85%
                                              ===============================================

(1) Includes FHLMC, FNMA, and FHLB stocks.
(2) The yleld on the Preferred Stocks has not been computed on a tax equivalent basis for the 70% dividend exclusion.
(3) Based on current prepayment trends, $199.0 million of mortgage-backed securities are anticipated to prepay or reprice within three years.

      At December 31, 1994
------------------------------------------------------------------------------------------
       After Five Through
            Ten Years            Over Ten Years                    Total
------------------------------------------------------------------------------------------
                    Weighted             Weighted                                Weighted
     Amortized      Average   Amortized  Average    Amortized      Market        Average
        Cost         Yield       Cost     Yield        Cost        Value          Yield
------------------------------------------------------------------------------------------
     $ 15,005        6.48%  $       0       0.00%    $  37,052    $  35,080         6.01%
            0        0.00           0       0.00           301          301         6.60


            0        0.00           0       0.00         1,469        1,477         8.53
            0        0.00           0       0.00         3,841        3,838         8.42
        8,682        5.51           0       0.00        89,704       85,484         5.51
       18,490        6.42           0       0.00        90,368       86,850         5.34
------------------------------------------------------------------------------------------
       27,172        6.13           0       0.00       185,382      177,649         5.51
------------------------------------------------------------------------------------------
     $ 42,177        6.26%  $       0       0.00%    $ 222,735    $ 213,030         5.59%
------------------------------------------------------------------------------------------

     $      0        0.00%  $  16,028       6.49%    $  16,028    $  16,048         6.49%
            0        0.00       7,364       6.34        22,574       22,516         6.99

            0        0.00      18,580       5.71        18,580       18,071         5.71
           10        7.00     135,453       6.34       135,463      129,753         6.34
------------------------------------------------------------------------------------------
           10        7.00     154,033       6.27       154,043      147,824         6.27
------------------------------------------------------------------------------------------
     $     10        7.00%  $ 177,425       6.29%    $ 192,645    $ 186,388         6.37%
------------------------------------------------------------------------------------------

     $ 42,187        6.26%  $ 177,425       6.29%    $ 415,380    $ 399,418         5.96%
==========================================================================================

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)


MARKETABLE SECURITIES (continued)

TABLE 8 Composition of Marketable Securities Portfolios

     The following table sets forth certain information regarding the amortized cost and fair values of the Bank's marketable securities portfolio at December 31, 1994:


                                                                       Amortized          Fair
                                                                          Cost            Value
                                                                       -------------------------
HELD-TO-MATURITY:
 U.S. Government and agencies.....................................     $  37,052       $  35,080
 FHLB certificates of deposit.....................................           301             301
 Mortgage-backed securities:
  FNMA PC's.......................................................         1,469           1,477

  FHLMC PC's......................................................         3,841           3,838
  FNMA CMO's......................................................        89,704          85,484
  FHLMC CMO's.....................................................        90,368          86,850
                                                                       -------------------------
 Total mortgage-backed securities.................................       185,382         177,649
                                                                       -------------------------
 Total securities held-to-maturity................................     $ 222,735       $ 213,030
                                                                       -------------------------

AVAILABLE-FOR-SALE:
 U.S. Government and agencies.....................................     $  16,028       $  16,048
 Equity...........................................................        22,574          22,516
 Mortgage-backed securities:
  FNMA PC's.......................................................        18,580          18,071
  FHLMC PC's......................................................       135,463         129,753
                                                                       -------------------------
 Total mortgage-backed securities.................................       154,043         147,824
                                                                       -------------------------
 Total securities available-for-sale .............................     $ 192,645       $ 186,388
                                                                       -------------------------
OTHER INTEREST EARNING SECURITIES:
 FHLB daily investment............................................     $  29,685       $  29,685
                                                                       -------------------------

Total marketable securities and interest earning investments .....     $ 445,065       $ 429,103
                                                                       =========================


                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)

MARKETABLE SECURITIES (continued)

TABLE 8 Composition of Marketable Securities Portfolios (continued)

     The following table sets forth certain information regarding the carrying and fair values of the Bank's investment securities portfolio, mortgage-backed securities portfolio and its held-for-sale portfolio at the dates indicated:


                                                                          At December 31
                                                       ----------------------------------------------------
                                                                   1993                      1992
                                                      ----------------------------------------------------
                                                       Carrying          Fair        Carrying        Fair

                                                         Value           Value         Value         Value
                                                      ----------------------------------------------------
INVESTMENT SECURITIES:
U.S.Government and agency obligations.............     $  22,136       $  22,217    $  14,015      $  14,065
SBA pools.........................................        17,904          18,171       19,007         19,020
Equity securities (1).............................         7,551           7,551        8,932          8,932
                                                      ------------------------------------------------------
 Total investment securities......................     $  47,591       $  47,939    $  41,954      $  42,017
                                                      ------------------------------------------------------

INVESTMENT SECURITIES HELD-FOR-SALE:
FHLMC common stock................................     $     232       $   2,959    $     232      $   2,803
FHLMC preferred stock.............................        10,000          10,526        5,000          5,125
                                                      ------------------------------------------------------
 Total investment securities held-for-sale .......     $  10,232       $  13,485    $   5,232      $   7,928
                                                      ------------------------------------------------------
Total investment securities.......................     $  57,823       $  61,424    $  47,186      $  49,945
                                                      ------------------------------------------------------

MORTGAGE-BACKED SECURITIES:
FNMA..............................................     $   4,395       $   4,546    $   9,709      $  10,073
FHLMC.............................................         8,063           8,272       14,821         15,273
CMOs (FNMA and FHLMC).............................       143,069         143,132       57,841         57,392
                                                      ------------------------------------------------------
 Total mortgage-backed securities.................     $ 155,527       $ 155,950    $  82,371      $  82,738
                                                      ------------------------------------------------------

MORTGAGE-BACKED SECURITIES HELD-FOR-SALE
FNMA..............................................     $  14,666       $  14,657    $       0      $       0
FHLMC.............................................       196,165         203,204       63,868         66,228
                                                      ------------------------------------------------------
 Total mortgage-backed securities held-for-sale:..     $ 210,831       $ 217,861    $  63,868      $  66,228
                                                      ------------------------------------------------------
Total mortgage-backed securities..................     $ 366,358       $ 373,811    $ 146,239      $ 148,966
                                                      ------------------------------------------------------
Total investment and mortgage-backed securities...     $ 424,181       $ 435,235    $ 193,425      $ 198,911
                                                      ------------------------------------------------------
OTHER INTEREST-EARNING SECURITIES:
FHLB daily investment.............................     $  61,469       $  61,469    $  86,752      $  86,752
                                                      ------------------------------------------------------
Total investment, mortgage-backed and
 other interest-earning investments...............     $ 485,650       $ 496,704    $ 280,177      $ 285,663
                                                      ======================================================



(1) Equity securities are comprised of FHLB-Pittsburgh and FNMA stock which are required by regulation to be held by the Bank.

                              FINANCIAL CONDITION

                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in millions)



MARKETABLE SECURITIES (continued) The Bank invests heavily in mortgage-backed securities, including balloon, adjustable rate, and fixed rate participation certificates ("PCs") as well as collateralized mortgage obligations ("CMOs"). All of the Bank's PC and CMO securities are directly insured or guaranteed by the FHLMC, FNMA, or GNMA. Also, the Bank's CMO securities are predominantly "planned amortization class one" and all of the Bank's CMOs pass established Federal Financial Institution Examination Council ("FFIEC") standards for inclusion in the held-to-maturity portfolio.

     Table 9 presents selected financial information related to the Bank's held-to-maturity securities portfolio and available-for-sale and held-to-maturity portfolios at, or for the years ended, December 31, 1994, 1993, and 1992.

TABLE 9 Marketable Securities Classification

     The following table shows the amortized cost, percent of total assets, portfolio yields, pre-tax profit on sales, volume of sales, and net unrealized gains and losses on marketable securities at, or for the years ended, December 31, 1994, 1993, and 1992:


                                                           1994       1993      1992
                                                         -------------------------------
HELD-TO-MATURITY PORTFOLIO:
Year-end amortized cost..............................    $ 222.7    $ 203.1    $ 124.3
Percent of total asses ..............................       21.05%     18.69%     11.82%
Year-end portfolio yields............................        5.59%      5.08%      5.99%
Pre-tax profit on sales .............................    $   0.0    $   0.0    $   5.4
Volume of sales .....................................    $   0.0    $   0.0    $  40.5
Year-end net unrealized (losses) gains...............    $  (9.7)   $   0.8    $   0.4

AVAILABLE-FOR-SALE AND HELD-FOR-SALE PORTFOLIOS:
Year-end amortized cost..............................    $ 192.6    $ 221.1    $  69.1
Percent of total assets .............................       18.20%     20.34%      6.57%
Year-end portfolio yields............................        6.37%      6.81%      8.02%
Pre-tax profit on sales .............................    $   0.01   $   1.8    $   0.0
Volume of sales .....................................    $ 108.6    $  30.2    $  17.3
Year-end net unrealized (losses) gains...............    $  (6.3)   $  10.3    $   5.1


                              FINANCIAL CONDITION

                                  (CONTINUED)
--------------------------------------------------------------------------------


MARKETABLE SECURITIES (continued) As of the date of this report, both the United States Congress and the Bank's federal regulators are considering more stringent supervisory standards for financial institutions engaged in derivative securities activities. Also, in October 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119), which is effective for years ending after December 15, 1994. The Bank has no involvement with derivative financial instruments that meet the definition of SFAS 119.

LOANS The Bank continues to emphasize the origination of one- to four-family residential mortgage loans. These mortgage loans, the majority of which are secured by owner-occupied residences, are generally considered to have less credit risk than other types of loans. The Bank also provides home equity lines of credit and second mortgage loans, multi-family residential mortgage loans, commercial real estate mortgage loans, and consumer loans. The Bank offers its loan products with fixed and adjustable interest rate terms and a wide variety of repayment terms.

     The Bank experienced a decline in its mortgage origination business during 1994 as compared to 1993. During 1994, the Bank originated mortgage loans totaling $79.6 million, which was down $55.2 million, or 40.9%, from the $134.8 million recorded in 1993. Management attributes this decrease in mortgage origination activity primarily to the precipitous drop in mortgage refinancing business as interest rates climbed during 1994 as well as the fierce competition for the remaining residential mortgage loan business.

     During 1994, management implemented more aggressive rate pricing, marketing, and origination techniques to sustain and grow mortgage loan origination volume in the rigorously competitive market that is anticipated to continue for the foreseeable future. Also, the Bank has been moderately successful during 1994 in expanding its consumer and other loan origination volume, increasing both originations and asset holdings in this profitable portfolio.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------
         (All dollar amounts presented in the tables are in thousands)


LOANS (continued) Table 10 presents the composition of the Bank's mortgage, consumer and other loan portfolios as of December 31, 1994, 1993, and 1992, respectively.

TABLE 10 Loan Composition


                                                               1994                     1993
                                                     -------------------------------------------------
                                                                     Percent                  Percent
                                                                        of                       of
                                                       Amount         Total       Amount       Total
                                                     -------------------------------------------------
MORTGAGE LOANS:
One-to-four family ............................      $ 433,206        73.87%     $ 439,230      75.77%
Other residential real estate (multi-family) ..         27,443         4.68         27,004       4.66
Construction (1)...............................          8,642         1.47          5,915       1.02
Other (primarily commercial real estate) ......         22,299         3.80         25,257       4.36
                                                     -------------------------------------------------
 Total mortgage loans..........................        491,590        83.82        497,406      85.81
                                                     -------------------------------------------------

CONSUMER AND OTHER LOANS:
Automobile.....................................             86         0.01             96       0.02
Mobile home....................................         10,767         1.84          7,196       1.24
Home equity and second mortgage................         74,295        12.67         66,941      11.55
Credit cards...................................          3,765         0.64          3,881       0.67
Commercial.....................................          1,884         0.32            880       0.15
Other .........................................          4,110         0.70          3,281       0.56
                                                     -------------------------------------------------
 Total consumer and other loans................         94,907        16.18         82,275      14.19
                                                     -------------------------------------------------
 Loans receivable, gross.......................        586,497       100.00%       579,681     100.00%
                                                     -------------------------------------------------
PLUS:
Dealer reserves ...............................          2,102                       1,300
LESS:
Unearned discounts.............................            (78)                       (131)
Net deferred loan origination fees ............          7,614                       7,978
Allowance for loan losses......................          6,269                       6,584
                                                     -------------------------------------------------
                                                        13,805                      14,431
                                                     -------------------------------------------------
 Loans receivable, net ........................      $ 574,794                   $ 566,550
                                                     =================================================

LOANS HELD-FOR-SALE:
Loans held-for-sale, gross.....................      $      --                   $      --
LESS:
Net deferred loan origination fees.............             --                          --
                                                     -------------------------------------------------
 Loans held-for-sale, net......................             --                          --
                                                     -------------------------------------------------
 Total loans, including held-for-sale, gross...      $ 586,497                   $  579,681
                                                     =================================================

MORTGAGE LOANS:

ARM............................................      $  95,713         19.47%    $   91,010     18.30%
Fixed-rate.....................................        395,877         80.53        406,396     81.70
                                                     -------------------------------------------------
 Total mortgage loans..........................      $ 491,590        100.00%      $497,406    100.00%
                                                     =================================================


(1) Net of undisbursed portion of $10,802, $9,983, $8,904, $9,897, and
    $14,071 at December 31, 1994, 1993, 1992, 1991, and 1990, respectively.

                                 At December 31,
--------------------------------------------------------------------------------
        1992                    1991                     1990
--------------------------------------------------------------------------------
                Percent                 Percent                  Percent
                of                      of                       of
Amount          Total      Amount       Total      Amount        Total
--------------------------------------------------------------------------------
 $575,983      79.92%    $ 721,453      84.19%    $707,417       85.48%
   26,785       3.71        26,234       3.06       15,716        1.90
   11,664       1.62        12,357       1.44       19,707        2.38
   25,127       3.49        16,533       1.93       12,374        1.49
--------------------------------------------------------------------------------
  639,559      88.74       776,577      90.62      755,214       91.25
--------------------------------------------------------------------------------
      393       0.05           399       0.04          670        0.08
    4,773       0.66         4,594       0.54        4,641        0.56
   68,945       9.57        71,532       8.35       63,038        7.62
    3,862       0.54         1,200       0.14           --          --
      389       0.05            83       0.01           10        0.00
    2,780       0.39         2,589       0.30        4,015        0.49
--------------------------------------------------------------------------------
   81,142      11.26        80,397       9.38       72,374        8.75
--------------------------------------------------------------------------------
  720,701     100.00%      856,974     100.00%     827,588      100.00%
--------------------------------------------------------------------------------

      811                      644                     880

     (183)                     829                   1,484
    9,107                    9,733                   8,138
    6,000                    3,593                   2,048
--------------------------------------------------------------------------------
   14,924                   14,155                  11,670
--------------------------------------------------------------------------------
 $706,588                 $843,463                $816,798
================================================================================
 $ 32,328                 $     --                $     --

      936                       --                      --
--------------------------------------------------------------------------------

   31,392                       --                      --
--------------------------------------------------------------------------------
 $753,029                 $856,974                $827,588
================================================================================

 $131,983       20.64%    $125,343      16.14%    $141,466        18.73%
  507,576       79.36      651,234      83.86      613,748        81.27
--------------------------------------------------------------------------------
 $639,559      100.00%    $776,577     100.00%    $755,214       100.00%
================================================================================

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)

LOANS (continued) The Bank typically accepts a moderate degree of interest rate risk in its loan portfolio due to its emphasis on conforming residential mortgage loans. However, when market rates on such loans are considered to be below an acceptable long-term yield, or when significant prepayment risk is anticipated, the Bank will securitize such loans for sale or swapping in the secondary mortgage market. Corresponding to the rising rate environment that predominated in 1994, and the lowering rate environment that existed in 1993, the Bank's mortgage loan swapping and selling activity dropped dramatically in 1994 relative to 1993. Total swapped and sold mortgage loans dropped $150.0 million, or 94.6%, from the $158.6 million recorded in 1993 to $8.6 million in 1994.

     Table 11 shows the maturity or period to repricing of the Bank's loan portfolio at December 31, 1994. Adjustable rate loans are included as being due in the period of scheduled rate adjustment. The table does not include prepayments or scheduled principal amortization.

TABLE 11 Loan Maturity and Repricing

                                                        Amounts Due or Repricing at December 31, 1994
                              ---------------------------------------------------------------------------------------------------
                                                                   After One Year
                                           ------------------------------------------------------------
                                           Over One    Over Three   Over Five   Over Ten       Over        Total
                                Within     Through     Through      Through     Through        Twenty      After One
                               One Year    Three Years Five Years   Ten Years   Twenty Years   Years       Year          Total
                              ----------------------------------------------------------------------------------------------------
MORTGAGE LOANS:

One-to four-family..........    $ 42,002     $ 26,942     $ 7,565     $ 71,407    $128,725     $156,565      $391,204     $433,206
Other residential real estate
 (multi-family).............      10,803       11,985       2,245        1,586         750           74        16,640       27,443


Construction (1) ...........       3,045        2,837         345          253         824        1,338         5,597        8,642
Other (primarily
 commercial real estate)....       8,223        2,786       7,872        1,718         391        1,309        14,076       22,299
                              ----------------------------------------------------------------------------------------------------
 Total mortgage loans ......      64,073       44,550      18,027       74,964     130,690      159,286       427,517      491,590
                              ----------------------------------------------------------------------------------------------------

CONSUMER AND OTHER LOANS:
Home equity and
 second mortgage............      22,496        5,952      12,479       19,304      13,976           88        51,799       74,295
Credit cards ...............       3,765            0           0            0           0            0             0        3,765
Other.......................       1,616        1,921       1,645        1,494      10,010          161        15,231       16,847
                              ----------------------------------------------------------------------------------------------------
 Total consumer and
  other loans...............      27,877        7,873      14,124       20,798      23,986          249        67,030       94,907
                              ----------------------------------------------------------------------------------------------------
 Loans receivable, gross....    $ 91,950     $ 52,423    $ 32,151     $ 95,762    $154,676     $159,535      $494,547     $586,497
                               ====================================================================================================

(I) Includes obligations to convert at contractually stated rates into permanent mortgage loans.

ASSET QUALITY The Bank's experience in credit losses continues to rank among the best in the industry. Due to conservative underwriting and the relatively stable economic environment in central Pennsylvania, the Bank's overall loan quality remains very strong. To enhance this condition, management follows a policy of continuous credit monitoring, including assessment of the adequacy of the allowance for loan losses. This assessment is performed by considering current asset quality, anticipated external economic conditions, overall trends of internal delinquency by loan category, and the balance of loans in the portfolio. These assessments are performed on a quarterly basis and the provision for loan losses is adjusted accordingly.

     Table 12 presents an allocation of the allowance for loan losses by category of loans as of December 31, 1994, 1993, 1992, 1991, and 1990.The specific allocation ascribed to each category may be different than actual experience. Accordingly, the entire allowance is available to absorb losses in any category.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)

ASSET QUALITY (continued)

TABLE 12 Allocation of the Allowance for Loan Losses


                                                             As of December 31,
                        ------------------------------------------------------------------------------------------
                            1994              1993              1992               1991              1990
                        ------------------------------------------------------------------------------------------
                              % of Total       % of Total        % of Total        % of Total         % of Total
                        Amount  Loans    Amount   Loans    Amount    Loans    Amount    Loans    Amount   Loans
                        ------------------------------------------------------------------------------------------
One- to four-family
 mortgage loans........ $ 1,718  73.86%  $2,121   75.77%   $ 1,805   79.92%   $ 1,838   84.19%   $  607    85.48%
Other mortgage loans ..   1,744   9.96    1,435   10.04      1,221    8.82      1,043    6.43       411     5.77
Consumer and other
  loans................     774  16.18      821   14.19      1,117   11.26        513    9.38       462     8.75
Unallocated............   2,033    N/A    2,207     N/A      1,857     N/A        199     N/A       568      N/A
                        ------------------------------------------------------------------------------------------
 Total................. $ 6,269 100.00%  $6,584  100.00%   $ 6,000  100.00%   $ 3,593  100.00%   $2,048   100.00%
                        ==========================================================================================

Table 13 presents an analysis of activity in the Bank's allowance for loan losses for the five-year period ending December 31, 1994. Net additions to the allowance during this five-year period amounted to $5.9 million or 93.9% of the $6.3 million balance in the allowance at December 31, 1994. Charge-offs of loans, net of recoveries, amounted to $315,000, $216,000, $77,000, $18,000, and
$1,000 for 1994, 1993, 1992, 1991, and 1990, respectively, and totaled $627,000 for the five years combined.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). Also, in October 1994, the FASB issued Statement of Financial Accounting Standards
No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosures" (SFAS 118), which amends SFAS 114.

     SFAS 114 and SFAS 118 address the accounting by creditors for impairment of certain loans. The Statements require that impaired loans that are within the scope of SFAS 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or the fair value of the collateral if the loan is collateral dependent. SFAS 118 amends the provisions of SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and to require additional disclosure on interest income recognition related to impaired loans.

     SFAS 114 and SFAS 118 are effective for years beginning after December 15, 1994. The Bank expects to adopt SFAS 114 and SFAS 118 in January 1995 with no material effect on the Bank's financial condition or results of operations.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------


         (All dollar amounts presented in the tables are in thousands)


ASSET QUALITY (continued)

TABLE 13 Analysis of the Allowance for Loan Losses

                                                 At or For the Year Ended December 31, (1)
                                        --------------------------------------------------------
                                          1994         1993       1992        1991        1990
                                        --------------------------------------------------------
Balance at beginning of period .....    $ 6,584     $ 6,000     $ 3,593     $ 2,048     $   383
Provision for loan losses (2) ......          0         800       2,484       1,563       1,666
                                        --------------------------------------------------------
Charge-offs:
 One-to-four family mortgage loans ..      (106)        (17)         (7)        (10)          0
 Other mortgage loans ...............      (112)       (137)        (53)          0           0
 Consume and other loans ............      (123)        (66)        (19)         (8)         (1)
                                        --------------------------------------------------------
  Total charge-offs .................      (341)       (220)        (79)        (18)         (1)
                                        --------------------------------------------------------

Recoveries:
 One-to-four family mortgage loans ..         0           0           2           0           0
 Other mortgage loans ...............         0           0           0           0           0
 Consumer and other loans ...........        26           4           0           0           0
                                        --------------------------------------------------------
  Total recoveries ..................        26           4           2           0           0
                                        --------------------------------------------------------

Balance at end of period ............   $ 6,269     $ 6,584     $ 6,000     $ 3,593     $ 2,048
                                        ========================================================
Ratio of net charge-offs
 to average loans outstanding .......      0.06%       0.03%       0.01%       0.00%       0.00%


(I) During the periods noted, the Bank held no foreign loans.
(2) Includes $561,000 in addition in 1991 for acquired loans.

     Table 14 reflects the Bank's non-performing asset balances as of December 31, 1994, 1993, 1992, 1991, and 1990. The Bank's policy is to discontinue the accrual of interest on all loans, except credit card loans, that become 90 days or more delinquent. Unpaid interest is charged against income at the time a loan is placed on non-accrual status. Foreclosed real estate, including properties that are held for investment or deemed "in-substance foreclosed" under generally accepted accounting principles, are also included in non-performing assets.

     Foreclosed real estate includes $6.3 million, $6.1 million, and $6.1 million as of December 31, 1994, 1993, and 1992 that represents the Bank's carrying value of a large apartment complex in the Bank's primary market area. This asset was recorded as in-substance foreclosed real estate as of December 31, 1993 and 1992, and subsequently was acquired by the Bank at bankruptcy sale in 1994. During 1994, the Bank elected to retain the property for investment purposes and recorded $.3 million of related net rental income during that period.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)

ASSET QUALITY (continued) The Bank's ratio of non-performing loans to total loans and its ratio of non-performing assets to total assets compare favorably to national industry peer group averages. Loans which are considered performing and are current as to payments of principal and interest but have an above normal risk of becoming non-performing or requiring restructuring in the future are estimated to total approximately $ 13.6 million at December 31, 1994.

TABLE 14 Non-Performing Assets

                                                                At December 31,
                                               --------------------------------------------------
                                                 1994         1993      1992       1991     1990
                                               --------------------------------------------------
Non-accrual mortgage loans.................    $ 2,830      $ 2,352   $ 4,603   $ 6,858   $ 2,490
Non-acctual other loans....................        170           75        60        80       133
                                               --------------------------------------------------
 Total non-accrual loans (1)...............      3,000        2,427     4,663     6,938     2,623
Loans 90 days or more
 delinquent and still accruing ............         78          119        81        --        --
                                               --------------------------------------------------
 Total non-performing loans................      3,078        2,546     4,744     6,938     2,623
 Total foreclosed real estate, net of
  related allowance for loss (2) ..........      6,697        6,523     7,241     1,118     1,072
                                               --------------------------------------------------
Total non-performing assets ...............    $ 9,775      $ 9,069   $11,985   $ 8,056   $ 3,695
                                               ==================================================

Non-performing loans to total loans (3) ...       0.54%        0.44%     0.66%     0.81%     0.32%
Total non-performing loans and foreclosed
 real estate to total assets...............       0.92%        0.83%     1.14%     0.76%     0.41%


(1) The amounts of additional interest income that would have been recorded on non-accrual loans, had they been current, totaled $141,000, $ 148,000, $269,000, $349,000, and $134,000 for the years 1994, 1993, 1992, 1991, and 1990, respectively.
(2) Includes $6,281,000 of foreclosed real estate held for investment in 1994.
(3) Total loans excludes loans held-for-sale.

DEPOSITS AND BORROWINGS The Bank's deposit mix as of December 31, 1994 and 1993 reflects the change in interest rate trends from a lowering environment in 1993 to a rising environment in 1994. As of December 31, 1994, the Bank's total deposit portfolio of $910.6 million included time deposits of $597.8 million, or 65.6% of total deposits, and NOW, money market, and savings deposits totaling $312.8 million, or 34.4% of total deposits. As of December 31, 1993, the Bank's total deposit portfolio of $937.9 million included time deposits of $564.4 million, or 60.2% of total deposits, and NOW, money market, and savings deposits totaling $373.5 million, or 39.8% of total deposits. Management attributes the decrease in the total deposit portfolio of $27.3 million in 1994 relative to 1993 to outflows of deposit funds into competing non-deposit products, particularly mutual funds and U.S. Treasury investments. Management believes that short term interest rates will continue rising in 1995, putting continued upward pressure on the Bank's cost of deposit funds through the effects of deposit rates and a shift by customers to higher-cost time deposits.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------

         (All dollar amounts presented in the tables are in thousands)

DEPOSITS AND BORROWINGS (continued) Table 15 provides a detailed analysis of the Bank's average deposit balances, average cost, and interest expense for the three-year period ended December 31, 1994.

TABLE 15 Average Interest-Bearing Deposits, Interest Expense, and Average Cost

                                                                 For the Years Ended December 31,
                           ---------------------------------------------------------------------------------------------------------
                                              1994                                 1993                            1992
                           ---------------------------------------------------------------------------------------------------------
                           Average                        Average     Average                  Average  Average              Average
                           Balance        Interest        Cost        Balance      Interest    Cost     Balance   Interest   Cost
                           ---------------------------------------------------------------------------------------------------------
Savings deposits......     $234,090        $ 7,361        3.14%       $224,085     $ 7,924     3.54%  $151,255    $ 6,640    4.39%
Time deposits.........      571,710         27,382        4.79         594,633      29,882     5.03    675,386     40,944    6.06
NOW and money
 market accounts......      112,072          3,163        2.82         112,296       3,448     3.07    113,883      4,552    4.00
                           ---------------------------------------------------------------------------------------------------------
 Total interest-
  bearing deposits....     $917,872        $37,906        4.13%       $931,014     $41,254     4.43%  $940,524    $52,136    5.54%
                           =========================================================================================================


     Management believes the Bank's deposit portfolio remains stable as of December 31, 1994, mainly due to the conservative nature of the Bank's customer base as well as a deposit taking policy that prohibits the acceptance of brokered deposits. The aggregate amount of deposits with a minimum denomination of $ 100,000 was $69.8 million, $84.8 million, and $73.5 million as of December 31, 1994, 1993, and 1992, respectively. Table 16 presents a maturity stratification of the Bank's time deposits with minimum denominations of $100,000 as of December 31, 1994, 1993, and 1992, respectively.

TABLE 16 Maturity of Time Deposits of $100,000 or More

                                                       At December 31,
                                               --------------------------------
                                                  1994        1993       1992
                                               --------------------------------
Three months or less ..................         $ 6,134     $ 6,324    $ 13,101
Over three months through six months ..           4,636       6,533       7,337
Over six months through twelve months..           7,184       5,780       5,493
Over twelve months.....................          19,147      15,986      11,177
                                               --------------------------------
 Total.................................         $37,101     $34,623     $37,108
                                              =================================


     The Bank pays deposit insurance premiums to the Savings Association Insurance Fund ("SAIF") of the FDIC. The Bank's assessment rate is currently 23 basis points and the Bank's insurance premiums paid to the SAIF totaled $2.2 million, $2.0 million, and $2.1 million in 1994, 1993, and 1992, respectively. In addition to the SAIF, the FDIC oversees the Bank Insurance Fund ("BIF") for the purpose of insuring the deposits of federally-chartered institutions. As of the date of this writing, the FDIC is proposing a reduction in 1995 of BIF assessment rates from the 1994 average of approximately 23 basis points to an approximate average of 5 basis points. This reduction would coincide with the expected full recapitalization of the BIF reserve ratio, which is set by statute at 1.25% of total insured deposits. The FDIC has proposed maintaining the SAIF assessment rates as they exist now until the SAIF statutory reserve ratio is reached, which the FDIC estimates will occur in 2002. The FDIC is also considering various alternatives to resolve expected premium disparities.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------


DEPOSITS AND BORROWINGS (continued) Should a BIF - SAIF insurance premium disparity of the magnitude noted above be implemented, the Bank and the thrift industry as a whole could be placed at a significant competitive disadvantage relative to BIF-insured institutions in maintaining acceptable earnings and raising deposit funds. The Bank expects to continue paying 23 basis points for deposit insurance premiums.

     Average non-deposit borrowings, which include escrow accounts, stock subscriptions, and other borrowed funds, amounted to $9.9 million, $6.1 million, and $6.9 million in 1994, 1993, and 1992, respectively. The increase of $3.8 million in 1994 compared to 1993 resulted from the combined effect of the Bank's ESOP loan, which carried an average balance of $2.3 million in 1994 and was established in 1994, and an increase in average escrow/stock subscriptions of $1.5 million.

LIQUIDITY The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

     The Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the FDIC during their regular examination. The FDIC, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The FDIC allows any marketable security, whose sale would not impair the capital adequacy of the Bank, to be eligible for liquidity. The Bank's liquidity is quantified through the use of three ratios: a standard liquidity ratio of liquid assets to short-term borrowings plus deposits and two "dependency" ratios of volatile liabilities (certificates of deposit greater than $100,000 plus short-term borrowings) less short-term assets, to long-term assets, with the desired result being a negative percentage. The first dependency ratio is calculated internally by the Bank and includes investments in the available-for-sale portfolio in short-term assets. The second dependency ratio is calculated according to FDIC guidelines and excludes the available-for-sale portfolio from short-term assets.

     The Bank's standard FDIC liquidity ratios were 48.2%, 51.7%, and 32.7% at December 31, 1994, 1993, and 1992, respectively. The Bank's FDIC qualified liquid assets were $441.8 million, $490.9 million, and $311.5 million at December 31, 1994, 1993, and 1992, respectively. The Bank's internal "dependency" liquidity ratios, as calculated by management, were (12.4%), (33.4%), and (18.7%) at December 31, 1994, 1993, and 1992, respectively. The
FDIC's "dependency" liquidity ratios for the Bank were .7%, (2.7%), and (5.6%) at December 31, 1994, 1993, and 1992, respectively.

     The Bank anticipates that it will have sufficient funds available to meet its current commitments. At December 31, 1994, the Bank had commitments to originate loans, including funds available on construction loans of $15.2 million. At December 31, 1994, the Bank had no commitments to purchase marketable securities. The Bank also is obligated to pay $7.1 million under its lease agreements for branch and administrative facilities. Certificates of deposit which are scheduled to mature in one year or less at December 31, 1994, totaled $306.7 million. Based on historical experience, management estimates that a significant portion of such deposits will remain with the Bank. The Bank's 1995 strategic plan initiatives, should many of them be successfully implemented, are expected by management to utilize some of the Bank's excess liquidity.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------

     REGULATIONS From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies.

     No prediction can be made as to the likelihood of any major changes or the impact such changes might have on the Bank. Certain changes of potential significance to the Bank which have been enacted recently and others which are currently under consideration by Congress or various regulatory or professional agencies are discussed below.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires financial institutions to take certain actions relating to internal operations including providing annual reports on financial condition and management to the Bank's appropriate regulatory authorities, which are the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking.


     Management has the responsibility for maintaining adequate internal control standards as well as standards relating to loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An assessment of these standards must be made and management must assert in writing to the regulatory authorities that these standards are in place at year-end or report on exceptions.

     Management has the responsibility for complying with the laws and regulations relating to safety and soundness as designated by the FDIC or the Pennsylvania Department of Banking. At December 31st of each year, management must make an assessment and assert to the regulatory authorities in writing regarding its compliance during the year. During 1994 and 1993, the Bank was in compliance, in all significant respects, with the applicable designated safety and soundness laws and regulations.

     The FDICIA also established new regulations regarding divestiture by FDIC-insured institutions of impermissible state authorized investments and activities. The Bank currently maintains a subsidiary which has invested in joint venture projects for the acquisition and development of land for residential housing. The activities of this subsidiary are now impermissible activities. The Federal Reserve Bank ("FRB"), as a condition of approval of the Bank's mutual holding company application, required the Bank to divest of its impermissible activities within two years of its reorganization, which occurred on January 25, 1994. The FDIC has extended the approval period indefinitely. Should the Bank be required to divest of its impermissible investments within the FRB-imposed deadline, losses up to the Bank's carrying value of $1.6 million may be incurred.


     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal Act") potentially will remove many state law barriers to cross-state acquisitions, mergers, and branching. Although interstate banking and branching authority will be subject to certain conditions and restrictions and much state authority will be preserved, this law is expected to increase opportunities for expansion by and thereby increase competition among financial institutions. The relevant provisions of this law will become effective on June 1, 1997, but states can pass laws to either opt in early or opt out completely prior to that date.

     The Bank conducts its banking and branching operations within Pennsylvania, which has not passed "opt in" or "opt out" laws as of the date of this writing. Due to the proximity of the Bank's primary market to Pennsylvania's border states, management believes the Riegle-Neal Act may have a significant impact on the Bank's competitive environment in future years.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------


REGULATIONS (continued) On September 23, 1994, President Clinton signed into law the Community Development/Regulatory Relief Bill (the "CDRR Bill")

which takes effect on January 1, 1995. The CDRR Bill provides $382 million over a four year period to fund community development projects in low- and moderate-income neighborhoods through banks and community development financial institutions.

     Management has no way of anticipating whether any of these measures will be enacted or if enacted, their impact on the Bank's financial position and reported results of operation. As a consequence of the extensive regulation of banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the costs of doing business.

     MONETARY POLICY The earnings of the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement those objectives are open market operations in United States government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

     The Bank is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have a significant effect on its deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Bank's operations in the future. The effect of such policies and regulations upon the future business and earnings of the Bank cannot be predicted.


     ENVIRONMENTAL REGULATION There are several federal and state statutes which regulate the obligations and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of the loan issued by the Bank. Currently, the Bank is not a party to any pending legal proceeding pursuant to any environmental statute, nor is the Bank aware of any circumstances which may give rise to liability under any such statute.

     INFLATION AND CHANGING PRICES The consolidated statements in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

     CORPORATE REORGANIZATION AND STOCK ISSUANCE  On December 15, 1992, the

Board of Trustees of the Bank unanimously adopted a plan of reorganization whereby the Bank would reorganize into a Pennsylvania chartered mutual holding company.

                              FINANCIAL CONDITION
                                  (CONTINUED)
--------------------------------------------------------------------------------


CORPORATE REORGANIZATION AND STOCK ISSUANCE (continued) The reorganization was accomplished on January 25, 1994 through a purchase and assumption of assets and liabilities whereby the Bank: (i) incorporated a Pennsylvania capital stock savings bank; (ii) transferred most of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the newly-formed bank in exchange for all of the common stock of the Bank not sold in the Offering; and (iii) adopted a new charter issued by the Pennsylvania Department of Banking changing its form to that of a state chartered mutual holding company. Each savings account of the Bank at the time of the reorganization became a savings account in the newly-formed bank in the same amount and upon the same terms and conditions, except the holder of each such deposit account retains liquidation rights with respect to the holding company rather than the Bank.

     Prior to the reorganization, the Bank received the approval of the Federal Reserve, the Pennsylvania Department of Banking and the FDIC for transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49% of the issued and outstanding shares of its common stock. The common stock was offered on a priority basis to: (i) eligible depositors as of December 31, 1992; (ii) employee stock ownership plan (ESOP); (iii) officers, trustees and employees of the Bank, and the Bank's recognition and retention plans (RRP); (iv) other depositors and borrowers as of October 29, 1993; and (v) the general public. Subscriptions received during the offering period which ended December 29, 1993, including shares reserved for the ESOP exceeded the maximum offering of 2,500,000 shares ($25,000,000). As a result of the maximum subscription, Harris Financial, MHC (mutual holding company) received 8,500,000 shares (76.4%) of Harris Savings Bank (stock bank) stock. Also, the ESOP received 247,500 shares and the RRP received 125,000 shares.

     As a result of the stock offering, Harris Savings Bank received gross proceeds of $25.2 million which net of expenses associated with the offering of $1.5 million resulted in net capital additions to the Bank of $23.7 million.

     During 1994, the Bank's mutual holding company parent, Harris Financial, MHC, waived all of its dividends due from Harris Savings Bank. These dividends, had they not been waived, would have totaled $2.3 million in 1994. Recently, the FDIC has devoted attention to the issue of such dividend waivers and their potential impact on future appraisals of FDIC-insured institutions considering a full stock conversion. The FDIC is also reviewing whether such dividend waivers potentially represent a breach of fiduciary duties by directors of mutual holding companies. Management is currently monitoring developments related to its existing and contemplated future dividend waivers. There is currently no indication that the Bank will be adversely affected by this regulatory process.

     NEW ACCOUNTING GUIDANCE In June, 1994, the FASB issued Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made" (SFAS 116). SFAS 116 presents standards for contributions and applies to all entities that receive or make contributions. Under SFAS 116, contributions received, including unconditional promises to give, are recognized as revenue in the period received at their fair values. Contributions made, including unconditional promises to give, are recognized as expenses in the period made at their fair values

     SFAS 116 is effective for years beginning after December 15, 1994. The Bank expects to adopt SFAS 116 in January, 1995 with no material effect on the Bank's financial condition or results of operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDlTION AND RESULTS OF OPERATION
                              SEPTEMBER 30, 1995

Material Changes in Results of Operations

Net Interest Income Net Interest income totaled $7,858,000 for the quarter ended September 30, 1995, which represents a decrease of

$967,000, or 11.0%, from the $8,825,000 of net interest income recorded in the quarter ended September 30, 1994. This decrease reflected a favorable volume variance of $50,000 and an unfavorable rate variance of $1,017,000. Net Interest margin decreased 48 basis points to 2.87% in the quarter ended September 30, 1995 as compared to 3.35% recorded during the quarter ended September 30, 1994. Excluding the effects of a decrease in deferred mortgage income of $75,000 in the quarter ended September 30, 1995 as compared to the quarter ended September 30, 1994, the Bank recorded an unfavorable rate variance of $942,000, or 45 basis points in net interest margin. There were no provisions for loan losses recorded in the quarters ended September 30, 1995 and September 30, 1994.

  Net interest income totaled $24,670,000 for the nine month period ended September 30, 1995, which represents a decrease of $2,250,000, or 8.4%, from the $26,920,000 of net interest income recorded in the nine month period ended September 30, 1994. This decrease reflected an unfavorable volume variance of $312,000 and an unfavorable rate variance of $1,938,000. Net interest margin decreased 30 basis points to 3.09% in the nine month period ended September 30, 1995 as compared to 3.39% recorded during the nine month period ended September 30, 1994. Excluding the effects of a decrease in deferred mortgage income of $699,000 in the nine month period ended September 30, 1995 as compared to the nine month period ended September 30, 1994, the Bank recorded an unfavorable rate variance of $1,239,000 or 21 basis points in net interest margin. There were no provisions for loan losses recorded in the nine month periods ended September 30, 1995 and September 30, 1994.


  Table 1 on the following pages presents the Bank's average asset and liability balances, interest rates, interest income, and interest expense for each of the nine month periods ended September 30, 1995 and September 30, 1994, respectively, and for each of the quarters ended September 30, 1995 and September 30, 1994, respectively. The data in Table 1 have not been presented using a taxable equivalent basis because tax exempt income was not material in relation to net interest income for the periods shown. Following Table 1 is Table 2 which presents a rate-volume analysis of changes in net interest income.

TABLE 1 -- Average Balance Sheets, Rate, and Interest Income and Expense Summary

                                                                        For the nine months ended
                                          ----------------------------------------------------------------------------------
                                                       September 30, 1995                       September 30, 1994
                                          -----------------------------------------------------------------------------------
                                            Average           (1)        Average       Average           (1)      Average
                                            Balance        Interest     Yield/Cost     Balance        Interest   Yield/Cost
                                          ------------    ----------    ----------    ---------       ---------  -----------
                                                                      (Dollar amounts in thousands)

Assets:

  Interest-earning assets:
    Mortgage loans, net                   $   494,965      $  30,110       8.11%      $   490,311     $  30,224     8.22%
    Other loans,net                           100,119          6,436       8.57%           86,714         5,367     8.25%
    Marketable securities                     434,327         20,351       6.25%          434,456        18,455     5.66%
    Other interest-earning assets              33,889          1,650       6.49%           46,677         1,262     3.60%
                                          -----------      ---------                  -----------     ---------
  Total interest-earning assets             1,063,300         58,547       7.34%        1,058,158        55,308     6.97%
                                                           ---------                                  ---------
  Noninterest-earnings assets                  30,853                                      26,452
                                          -----------                                 -----------
  Total assets                            $ 1,094,153                                 $ 1,084,610
                                          ===========                                 ===========

Liabilities and stockholders' equity:

  Interest-bearing liabilities:
    Savings deposits                      $   154,342      $   3,580       3.09%      $   243,135     $   5,750     3.15%
    Time deposits                             645,936         26,775       5.53%          565,660        19,953     4.70%
    NOW and money market deposits             111,589          2,844       3.40%          113,824         2,408     2.82%
    Escrow and stock subscriptions              5,885            105       2.38%            8,917           179     2.68%
    Borrowed funds                             12,708            573       6.01%            2,257            98     5.79%
                                          -----------      ---------                  -----------     ---------
  Total interest-bearing liabilities          930,460         33,877       4.85%          933,793        28,388     4.05%
                                                           ---------                                  ---------
  Noninterest-bearing liabilities              19,565                                      18,933
                                          -----------                                 -----------
  Total liabilities                           950,025                                     952,726
  Stockholders' equity                        144,128                                     131,884
                                          -----------                                 -----------
  Total liabilities and stockholders'
    equity                                $ 1,094,153                                 $ 1,084,610
                                          ===========                                 ===========
Net interest income before provision
  for loan losses                                          $  24,670                                  $  26,920
                                                           =========                                  =========
Interest rate spread(2)                                                    2.49%                                    2.92%

Net interest-earnings assets              $   132,840                                 $   124,365
                                          ===========                                 ===========

Net interest margin(3)                                                     3.09%                                    3.39%

Ratio of interest-earning assets
  to interest-bearing liabilities                 1.14x                                      1.13x
                                            ===========                                ===========

(1) Includes income recognized on deferred loan fees of $878,000 and $1,577,000 for the comparable 1995 and 1994 periods, respectively.
(2) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(3) Represents the annualized net interest income before provision for loan losses divided by average interest-earning assets.

TABLE 1 -- Average Balance Sheets, Rate, and Interest Income and Expense Summary (continued)


                                                                      For the quarters ended
                                         -----------------------------------------------------------------------------------
                                                   September 30, 1995                          September 30, 1994
                                         ----------------------------------------       ------------------------------------
                                          Average             (1)        Average        Average          (1)         Average
                                          Balance          Interest      Yield/Cost     Balance        Interest    Yield/Cost
                                        -----------       ----------    -----------    ---------      ----------  -----------
                                                                (Dollar amounts in thousands)
Assets:
  Interest-earning assets:
    Mortgage loans, net                   $  504,002        $  10,135       8.04%      $  487,722      $  9,942      8.15%
    Other loans, net                         104,335            2,301       8.82%          90,125         1,856      8.24%
    Marketable securities                    467,250            7,276       6.23%         442,896         6,358      5.74%
    Other interest-earning assets             19,704              341       6.92%          32,002           378      4.72%
                                          ----------        ---------                  ----------      --------
  Total interest-earning assets            1,095,291           20,053       7.32%       1,052,745        18,534      7,04%
                                                            ---------                                  --------
  Noninterest-earning assets                  32,345                                       27,833
                                          ----------                                   ----------
  Total assets                            $1,127,636                                   $1,080,578
                                          ==========                                   ==========

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Savings deposits                      $  141,697        $   1,107       3.12%     $   232,699     $   1,820      3.13%
    Time deposits                            672,221            9,676       5.76%         577,387         7,035      4.87%
    NOW and money market deposits            118,852            1,064       3.58%         112,711           795      2.82%
    Escrow and stock subscriptions             5,990               34       2.27%           3,300            22      2.67%
    Borrowed funds                            20,882              314       6.01%           2,475            37      5.98%
                                          ----------        ---------                  ----------      --------

  Total interest-bearing liabilities         959,642           12,195       5.08%         928,572         9,709      4.18%
                                                            ---------                                  --------
  Noninterest-bearing liabilities             21,256                                       17,823
                                          ----------                                   ----------
  Total liabilities                          980,898                                      946,395
  Stockholders' equity                       146,738                                      134,183
                                          ----------                                   ----------
  Total liabilities and stockholders'
    equity                                $1,127,636                                  $ 1,080,578
                                          ==========                                   ==========
 Net interest income before provision

  for loan losses                                           $   7,858                                 $   8,825
                                                            =========                                  ========
Interest rate spread(2)                                                    2.24%                                    2.86%
Net interest-earning assets               $  135,649                                  $   124,173
                                          ==========                                   ==========
Net interest margin(3)                                                      2.87%                                    3.35%
Ratio of interest-earning assets to
  interest-bearing liabilities                  1.14x                                        1.13x
                                          ==========                                   ==========

(1) Includes income recognized on deferred loan fees of $303,000 and $378,000 for the comparable 1995 and 1994 periods, respectively.
(2) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(3) Represents the annualized net interest income before provision for loan losses divided by average interest-earning assets.

TABLE 2 -- Rate - Volume Analysis of Changes in Net Interest Income


                                      Nine Months Ended September 30, 1995              Quarter Ended September 30, 1995
                                                   Compared to                                     Compared to
                                      Nine Months Ended September 30, 1994              Quarter Ended September 30, 1994
                                               Increase (Decrease)                             Increase (Decrease)
                                   ------------------------------------------         -------------------------------------
                                       Volume         Rate            Net                Volume          Rate         Net
                                   -------------   ----------     -----------         ------------     --------    --------

Interest-earning assets:
    Mortgage loans, net              $   287         $  (401)        $  (114)            $  332          $  (139)    $  193
    Other loans, net                     829             240           1,069                293              152        445
    Marketable securities                 (5)          1,901           1,896                349              569        918
    Other interest-earning assets       (345)            733             388               (145)             108        (37)
                                    --------         -------         -------             ------          -------     ------
Total interest-earning assets            766           2,473           3,239                829              690      1,519
                                    --------         -------         -------             ------          -------     ------


Interest-bearing liabilities:
    Savings deposits                  (2,098)            (72)         (2,170)              (712)              (1)      (713)
    Time deposits                      2,830           3,992           6,822              1,155            1,486      2,641
    NOW and money market deposits        (47)            483             436                 43              226        269
    Escrow and stock subscriptions       (61)            (13)            (74)                18               (6)        12
    Borrowed funds                       454              21             475                275                2        277
                                     -------         -------         -------             ------          -------     ------
Total interest-bearing liabilities     1,078           4,411           5,489                779            1,707      2,486
                                     -------         -------         -------             ------          -------     ------

Net change in net interest income    $  (312)        $(1,938)        $(2,250)            $   50          $(1,017)    $ (967)
                                     =======         =======         =======             ======          =======     ======



Note: Changes in interest income and interest expense arising from the combination of rate and volume variances are allocated entirely as rate variances.

Non-interest Income Non-interest income totaled $694,000 for the quarter ended September 30, 1995, which represents an increase of $32,000, or 4.8%, from the $662,000 recorded in the quarter ended
September 30, 1994. This increase can be attributed primarily to net servicing income, which increased $77,000, or 34.5%, to $300,000 for the quarter ended September 30, 1995 as compared to $223,000 for the quarter ended September 30, 1994.


  Non-interest income totaled $1,971,000 for the nine month period ended September 30, 1995, which represents an increase of $54,000, or 2.8%, from $1,917,000 recorded in the nine month period ended September 30, 1994. This increase can be attributed primarily to net servicing income, which increased $114,000, or 16.5% to $805,000 for the nine month period ended September 30, 1995 as compared to $691,000 for the nine month period ended September 30, 1994.


Non-interest expense Non-interest expense totaled $5,129,000 for the quarter ended September 30, 1995, which represents a decrease of $316,000, or 5.8%, from $5,445,000 of non-interest expense recorded in the quarter ended September 30, 1994. This decrease variance resulted primarily from an increase of $193,000 in income from real estate operations to $152,000 for the quarter ended September 30, 1995 from a net loss of $41,000 recorded in the quarter ended September 30, 1994. Also reflected was a decrease in total salary and benefits expense of $153,000, or 5.1%, to $2,858,000 for the quarter ended September 30, 1995 as compared to $3,011,000 recorded for the quarter ended September 30, 1994.

  Non-interest expense totaled $15,019,000 for the nine month period ended September 30, 1995, which represents a decrease of $631,000, or 4.0%, from $15,650,000 of non-interest expense recorded in the nine month period ended September 30, 1994. This decrease resulted primarily from an increase of $447,000 in income from real estate operations to $418,000 for the nine month period ended September 30, 1995 from a net loss of $29,000 recorded in the nine month period ended September 30, 1994. Also reflected was a decrease in total salary and benefits expense of $174,000, or 2.1%, to $8,473,000 for the nine month period ended September 30, 1995 as compared to $8,647,000 recorded for the nine month period ended September 30, 1994.

Provision for Income Taxes Corporate income tax expense totaled $1,278,000 for the quarter ended September 30, 1995, which resulted in an effective tax rate of 37.3% on pretax income of $3,423,000. This represents a decrease of $433,000 from the $1,711,000 of corporate income tax expense recorded during the quarter ended September 30, 1994, which resulted in an effective tax rate of 42.3% for that period on pretax income of $4,042,000. The reduction of 5.0% in the Bank's effective tax rate during the quarter ended September 30, 1995 resulted primarily from state income tax savings on investment income.

     Corporate income tax expense totaled $4,271,000 for the nine month period ended September 30, 1995, which resulted in an effective tax rate of 36.7% on pretax income Of $11,622,000. This represents a decrease Of $1,295,000 from the $5,566,000 of corporate income tax expense recorded during the nine month period ended September 30, 1994, which resulted in an effective tax rate of 42.2% for that period on pretax income of $13,187,000. The reduction of 5.5% in the Bank's effective tax rate during the nine month period ended September 30, 1995 resulted primarily from state income tax savings on investment income.

Material Changes in Financial Condition

ACQUISITION OF TWO BRANCH OFFICES   Effective September 29, 1995 the Bank
completed an acquisition of two banking offices located in Hagerstown, Maryland from Columbia First Bank. The offices are now the 24th and 25th branch offices of the Bank.

     The acquisition included the purchase of $126.0 million in deposit liabilities, including $109.3 million in time deposits and $16.7 million in shorter term deposits, $115.3 million in cash and cash equivalents, $.2 million in loans, and $.1 million in fixed assets. The acquisition was accounted for as a purchase and resulted in a deposit premium of $10.4 million. This acquisition provided the Bank with a presence in the Maryland market.

SOURCES AND USES OF FUNDS   Total cash and cash equivalents increased $38.1
million during the nine month period ended September 30, 1995. Operating activities generated cash totaling $28.2 million during the nine month period ended September 30, 1995. During this period, investing activities of the Bank resulted in a net use of cash of $146.2 million. Activities in the Bank's portfolio of marketable securities resulted in a net use of cash of $87.2 million and activities in the Bank's loan portfolio resulted in a net use of cash of $44.0 million for the nine month period ended September 30, 1995. The Bank's financing activities generated cash totaling $156.1 million during the nine month period ended September 30, 1995 primarily due to the acquisition of $126.0 million in deposits from Columbia First Bank.

STOCKHOLDERS' EQUITY   Stockholders' Equity totaled $148.4 million, $135.0
million, and $134.2 million at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. Stockholders' Equity amounted to 11.9% on total assets of $1.250 billion as of September 30, 1995, as compared to 12.8% on total assets of $1.058 billion at December 31, 1994 and 12.5% on total assets of $1.076 billion at September 30, 1994.

     The increase in Stockholders' equity of $13.4 million in the nine month period ended September 30, 1995 included capital additions of $7.4 million from net income, $5.9 million from a net increase in the market value, net of tax effect, of the available-for-sale securities portfolio, and an increase in capital of $1.0 million from stock awards and options. Offsetting capital additions during the nine month period ended September 30, 1995 were reductions of $.9 million for dividends to shareholder.


     The increase in Stockholders' equity of $14.2 million in the twelve month period ended September 30, 1995 included capital additions of $9.8 million from net income, a net increase of $3.9 million in the market value, net of tax effect, of the available-for-sale securities portfolio, and an increase in capital of $1.7 million from stock awards and options. Offsetting capital additions during the twelve month period ended September 30, 1995 were $1.2 million in dividends to shareholders.

     The Bank's leverage capital ratio, calculated using FDIC capital definitions, totaled 10.9%, 13.1%, and 12.6% at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. The Bank's risk-based capital ratio, calculated using FDIC capital definitions, totaled 22.9%, 29.3%, and 28.3% at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. As of these dates, the Bank's capital ratios exceeded all regulatory minimum capital requirements.

MARKETABLE SECURITIES   Marketable securities, excluding cash, totaled $505.6
million, $409.1 million, and $435.2 million at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. The increase of $70.4 million in marketable securities during the twelve month period ended September 30, 1995 resulted primarily from the investment of cash received in the Maryland branch office acquisition noted above.

     Table 3 on the following pages presents the composition of the Bank's marketable securities portfolio as of September 30, 1995, December 31, 1994, and September 30, 1994, respectively.

TABLE 3--Composition of Marketable Securities Portfolios

     The following table sets forth certain information regarding the amortized cost and fair values of the Bank's marketable securities portolio at September 30, 1995, December 31, 1994. and September 30, 1994.


                                            September 30, 1995      December 31, 1994       September 30, 1994
                                           --------------------    -------------------     --------------------
                                           Amortized    Fair       Amortized     Fair      Amortized      Fair
                                             Cost       Value        Cost        Value       Cost         Value
                                           ---------   --------    ---------   -------     ---------   --------
Held-to-maturity:
 U.S. Government and agencies ......        $ 94,625   $ 94,500    $37,052   $ 35,080      $ 37,054   $ 35,650
 FHLB certificates of deposit ......             700        700        301        301             0          0
 Mortgage-backcd securities:
  FNMA PC's ........................           5,762      5,920      1,469      1,477         1,533      1,569
  FHLMC PC's .......................           3,251      3,253      3,841      3,838         4,048      4,095

  FNMA CMO's .......................          77,040     75,967     89,704     85,484        93,327     90,686
  FHLMC CMO's ......................          72,008     71,274     90,368     86,850       102,438    100,072
  Non-agency CMO's .................          14,534     14,524          0          0             0          0
                                           ---------   --------    ---------  --------     ---------   --------
 Total mortgage-backed securities ..         172,595    170,938    185,382    177,649       201,346    196,422
                                           ---------   --------    ---------   -------     ---------   --------
 Total securities held-to-maturity .        $267,920   $266,138   $222,735   $213,030      $238,400   $232,072
                                           ---------   --------    ---------  --------     ---------   --------

Available-for-sale:
 U.S. Government and agencies ......       $ 38,251    $ 38,854   $ 16,028   $ 16,048      $ 16,398   $ 16,477
 Equity ............................         22,833      25,014     22,574     22,516        22,593     23,466
 Mortgage-backed securities:
  FNMA PC's ........................         15,276      15,060     18,580     18,071        19,951     19,701
  FHLMC PC's .......................        132,201     132,885    135,463    129,753       140,803    137,121
  Non-agency PC's ..................         25,963      25,916          0          0             0          0
                                           ---------   --------    ---------  --------     ---------   --------
 Total mortgage-backed securities ..        173,440     173,861    154,043    147,824       160,754    156,822
                                           ---------   --------    ---------   -------     ---------   --------
 Total securities available-for-sale       $234,524    $237,729   $192,645   $186,388      $199,745   $196,765
                                           ---------   --------    ---------  --------     ---------   --------
Other interest-earning investments:
 FHLB daily investment .............       $ 71,577   $ 71,577    $ 29,685   $ 29,685      $ 27,999   $ 27,999
                                           ---------   --------    ---------  --------     ---------   --------

Total marketable securities and
 interest-earning investments ......       $574,021   $575,444    $445,065   $429,103      $466,144   $456,836
                                           ========   ========    ========   ========      ========   ========


LOANS   Net loans totaled $618.6 million, $574.8 million, and $572.9 million at
September 30, 1995, December 31, 1994, and September 30, 1994, respectively. The increase of $43.8 million for the nine month period ended September 30, 1995 and the increase of $45.7 million for the twelve month period ended September 30, 1995 both result from a combination of substantially increased loan demand, low prepayment experience, and a low level of loan swapping and selling activity.

     Table 4 on the following page presents an analysis of the Bank's loan portfolio as of September 30, 1995, December 31, 1994, and September 30, 1994, respectively.

 TABLE 4 - Loan Composition

                                                    September 30, 1995             December 31, 1994            September 30, 1994
                                                  ----------------------        -----------------------      -----------------------
                                                              Percent                          Percent                       Percent

                                                                of                                of                           of
                                                   Amount      Total              Amount        Total            Amount       Total
                                                   ------      -----              ------        -----            ------       -----
                                                                                 (Dollars in thousands)
Mortgage loans:
    One-to-four family                             $454,107      72.17%           $433,206       73.87%         $435,020      74.38%
    Other residential real estate (multi-family)     26,401       4.20              27,443        4.68            28,312       4.84
    Construction(1)                                  19,157       3.04               8,642        1.47             8,159       1.40
    Other (primarily commercial real estate)         22,802       3.62              22,299        3.80            23,018       3.94
                                                   --------     ------            --------      ------          --------    -------
        Total mortgage loans                        522,467      83.03             491,590       83.82           494,509      84.56
                                                   --------     ------            --------      ------          --------    -------

Consumer and other loans:
    Automobile                                           32       0.01                  86        0.01               102       0.02
    Mobile home                                      15,371       2.44              10,767        1.84            10,077       1.72
    Home equity and second mortgage                  81,350      12.93              74,295       12.67            72,380      12.37
    Credit cards                                      3,271       0.52               3,765        0.64             2,945       0.50
    Commercial                                        2,051       0.32               1,884        0.32             1,617       0.28
    Other                                             4,714       0.75               4,110        0.70             3,203       0.55
                                                   --------     ------            --------       -----          --------    -------
        Total consumer and other loans              106,789      16.97              94,907       16.18            90,324      15.44
                                                   --------     ------            --------      ------          --------    -------
        Loans receivable, gross                     629,256     100.00%            586,497      100.00%          584,833     100.00%
                                                   --------     ------            --------      ------          --------    -------

Plus:
    Dealer reserves                                   3,131                          2,102                         2,011
                                                     ------                         ------                        ------
Less:
    Unearned discounts                                 (247)                           (78)                          (91)
    Net deferred loan origination fees                7,860                          7,614                         7,621
    Allowance for loan losses                         6,132                          6,269                         6,419
                                                     ------                         ------                       -------
                                                     13,745                         13,805                        13,949
                                                   --------                      ---------                      --------
        Loans receivable, net                      $618,642                       $574,794                      $572,895
                                                   ========                       ========                      ========
Mortgage loans:
    ARM                                            $112,853      21.60%           $ 95,713      19.47%          $ 96,924      19.60%
    Fixed-rate                                      409,614      78.40             395,877      80.53            397,585      80.40
                                                   --------     ------            --------     ------           --------    -------
        Total mortgage loans                       $522,467     100.00%           $491,590     100.00%          $494,509     100.00%
                                                   ========     ======            ========     ======           ========    =======


(1) Net of undisbursed portion of $23,728 at September 30, 1995, $10,802 at December 31, 1994, and $10,084 at September 30, 1994, respectively.
(2)  There were no loans held-for-sale as of the dates indicated.

Purchased Mortgage Servicing Rights As of September 30, 1995, December 31, 1994, and September 30, 1994 the Bank held purchased mortgage servicing rights with carrying values totaling $4.6 million, $0, and $0, respectively. The unpaid principal balances of loans serviced for others totaled $430.9 million, $202.0 million, and $206.8 million at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. The Bank recorded amortization expense on purchased mortgage servicing rights totaling $101,000 and $196,000 during the quarter ended September 30, 1995 and the nine month period ended September 30, 1995, respectively. The Bank recorded no related amortization expense during 1994.

Asset Quality The Bank's asset quality continues to remain sound. Loan charge-offs net of recoveries, totaled $137,000 for the nine month period ended September 30, 1995 compared to $164,000 for the nine month period ended September 30, 1994. Loan charge-offs, net of recoveries, totaled $288,000 for the twelve month period ended September 30, 1995. Based on management's continuing review of the loan portfolio, no provisions were considered necessary in the nine month and twelve month periods ended September 30, 1995.

        The allowances for loan losses totaled $6,132,000, $6,269,000, and $6,419,000 at September 30, 1995, December 31, 1994, and September 30, 1994,
respectively. Stated as a percentage of total loans receivable, the allowance for loan losses amounted to .97%, 1.07%, and 1.10% at September 30, 1995, December 31, 1994, and September 30, 1994, respectively.

Deposits and Borrowings Deposits, not including escrow, totaled $1.067 billion, $910.6 million, and $927.9 million at September 30, 1995, December 31, 1994, and

September 30, 1994, respectively. Net deposit inflows of $156.4 million in the nine month period ended September 30, 1995, included $126.0 million in deposits from the Maryland branch office acquisition noted above and $30.4 million from internal deposit growth. During the twelve month period ended September 30, 1995, deposits increased $139.1 million, including $126.0 million in acquired deposits and $13.1 million from internal deposit growth. The composition of the Bank's deposit portfolio shifted markedly in the twelve month period ended September 30, 1995 including a net reduction of $51.8 million in non-time deposits and a net increase of $190.9 million in time deposits.


        Table 5 on the following pages presents the composition of the Bank's deposit portfolio as of September 30, 1995, December 31, 1994, and September 30, 1994, respectively.

TABLE 5--Deposit Composition

                                      At September 30, 1995       At December 31, 1994       At September 30, 1994
                                      ---------------------       --------------------       ---------------------
                                      Amount       Percent        Amount      Percent         Amount       Percent
                                      ------       -------        ------      -------         ------       -------

Demand and Now accounts               $   57,180     5.36         $ 56,341      6.19          $ 51,695      5.57
Money market                              86,400     8.10           60,793      6.67            64,552      6.96
Savings                                  143,607    13.46          195,664     21.49           222,700     24.00
Time deposits                            779,775    73.08          597,778     65.65           588,920     63.47
                                      ----------   ------         --------    ------          --------    ------
Total deposits                        $1,066,962   100.00         $910,576    100.00          $927,867    100.00
                                      ==========   ======         ========    ======          ========    ======

Liquidity The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank anticipates that it will have sufficient funds available to meet its current commitments.

  The Bank achieved all regulatory standards for liquidity at September 30, 1995, December 31, 1994, and September 30, 1994.

Pending legislation concerning SAIF premiums As of the date of this report, the United States Congress is considering legislation that would impose a one-time recapitalization assessment by the Federal Deposit Insurance Corporation (FDIC) on Savings Association Insurance Fund (SAIF) members. At present, various legislative initiatives are under Congressional consideration which include a wide range of potential assessment rates and dates, deposit measurement dates, federal tax treatments, financial institution charter issues and SAIF structural changes. The Bank currently estimates that the one-time SAIF assessment on its deposit base will likely fall within a range of $8.0 million and $10.1 million before income tax savings and will likely be assessed prior to March 31, 1996. Subsequent to this recapitalization assessment, the Bank expects a substantial reduction in its deposit insurance premium rates.

  The Bank's estimates regarding the proposed SAIF assessment are subject to great uncertainty as actual legislation may diverge from current proposals. Also, the Bank cannot reasonably estimate the effects on its results of operations or financial condition from legislation enacted concerning issues beyond the SAIF assessment itself.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              HARRIS SAVINGS BANK

                         HARRIS ACQUISITION CORPORATION

                                      AND

                         FIRST HARRISBURG BANCOR, INC.

            FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
  1.   REORGANIZATION AND MERGER............................................................................    A-2
       (a)    Merger of Harris Acquisition and First Harrisburg.............................................    A-2
       (b)    Effective Date................................................................................    A-2
       (c)    Conversion of First Harrisburg Common Stock...................................................    A-3
       (d)    Harris Common Stock...........................................................................    A-3
       (e)    Harris Acquisition Common Stock...............................................................    A-3
       (f)    Exchange of Stock Certificates................................................................    A-3
       (g)    Stock Options, Stock Option Plans, and Related Matters........................................    A-4
       (h)    Shareholders' Meetings........................................................................    A-5
       (i)    Proxy Statement...............................................................................    A-5
       (j)    Cooperation, Regulatory Approvals.............................................................    A-6
       (k)    First Harrisburg Liquidation..................................................................    A-6
       (l)    First Federal Merger..........................................................................    A-6
       (m)    Dissenting Shares.............................................................................    A-6
  2.   REPRESENTATIONS AND WARRANTIES BY HARRIS AND HARRIS ACQUISITION......................................    A-6
       (a)    Organization, Good Standing, Authority, Insurance, Etc........................................    A-6
       (b)    Agreement, Authority, Absence of Conflicts....................................................    A-6
       (c)    Sufficient Resources..........................................................................    A-7
       (d)    Harris Acquisition Representations and Warranties.............................................    A-7
       (e)    Ownership of First Harrisburg Common Stock....................................................    A-7
       (f)    Full Disclosure...............................................................................    A-7
       (g)    CRA Compliance................................................................................    A-8
       (h)    Approval by Harris Financial, MHC.............................................................    A-8
  3.   REPRESENTATIONS AND WARRANTIES BY FIRST HARRISBURG AND FIRST FEDERAL.................................    A-8
       (a)    Organization, Good Standing, Authority, Deposit Insurance, Etc................................    A-8
       (b)    Capitalization, Investments...................................................................    A-8
       (c)    Financial Statements and Exchange Act Reports.................................................    A-9
       (d)    Absence of Certain Developments...............................................................   A-10
       (e)    Taxes.........................................................................................   A-10
       (f)    Litigation....................................................................................   A-11

       (g)    Brokerage.....................................................................................   A-11
       (h)    Properties....................................................................................   A-11
       (i)    Compliance with Applicable Laws...............................................................   A-12
       (j)    Contracts and Commitments, Etc................................................................   A-12
       (k)    Insurance.....................................................................................   A-13
       (l)    No Guarantees.................................................................................   A-13
       (m)    Examination Reports...........................................................................   A-13
       (n)    Agreement, Authority, Absence of Conflicts....................................................   A-13
       (o)    Reporting.....................................................................................   A-13
       (p)    Full Disclosure...............................................................................   A-14
       (q)    Employee Benefit Plans........................................................................   A-14
       (r)    Labor Matters.................................................................................   A-14
       (s)    Environmental Matters.........................................................................   A-15
       (t)    Proceedings...................................................................................   A-16
       (u)    Undisclosed Liabilities.......................................................................   A-16

       (v)    Financial Institutions Bond...................................................................   A-16
       (w)    Repurchase Agreements.........................................................................   A-16
       (x)    Assumability of Leases and Contracts..........................................................   A-16
       (y)    Loans.........................................................................................   A-17

       (z)    Loan Portfolio................................................................................   A-17
       (aa)   Trademarks, Trade Names.......................................................................   A-17
       (bb)   Accuracy of Representations...................................................................   A-17
       (cc)   Absence of Questionable Payments..............................................................   A-17
       (dd)   Powers of Attorney, Guarantees................................................................   A-17
       (ee)   Mortgage Banking Operations and Activities....................................................   A-17
       (ff)   CRA Compliance................................................................................   A-19
       (gg)   Derivatives...................................................................................   A-19
       (hh)   Loan Loss Reserves............................................................................   A-19
  4.   ACCESS TO AND INFORMATION CONCERNING PROPERTIES, RECORDS, ETC........................................   A-19
  5.   AFFIRMATIVE COVENANTS OF HARRIS......................................................................   A-20
       (a)    Conduct of Business...........................................................................   A-20
       (b)    Preservation of Business......................................................................   A-20
       (c)    Insurance.....................................................................................   A-20
       (d)    Laws, Rules, Etc..............................................................................   A-20
       (e)    Best Efforts..................................................................................   A-20
       (f)    Notices.......................................................................................   A-20
       (g)    Regulatory Applications.......................................................................   A-20
  6.   AFFIRMATIVE COVENANTS OF FIRST HARRISBURG AND FIRST FEDERAL..........................................   A-21
       (a)    Conduct of Business...........................................................................   A-21
       (b)    Preservation of Business......................................................................   A-21
       (c)    Properties....................................................................................   A-21
       (d)    Insurance.....................................................................................   A-21
       (e)    Contracts, Etc................................................................................   A-21
       (f)    Financial Statements..........................................................................   A-21
       (g)    Laws, Rules, Etc..............................................................................   A-22
       (h)    Corporate Existence...........................................................................   A-22
       (i)    Notices.......................................................................................   A-22
       (j)    Best Efforts..................................................................................   A-22

       (k)    Amend Corporate Documents.....................................................................   A-23
       (l)    Suspend Stock and Dividend Reinvestment Plans.................................................   A-23
       (m)    First Harrisburg Benefit Plans................................................................   A-23
       (n)    Good Faith Cooperative Effort to Revise Structure.............................................   A-23
       (o)    Non-permitted Activities Divestiture..........................................................   A-23
  7.   NEGATIVE COVENANTS OF FIRST HARRISBURG AND FIRST FEDERAL.............................................   A-23
  8.   CONDITIONS TO THE OBLIGATIONS OF HARRIS, HARRIS ACQUISITION, FIRST HARRISBURG, AND FIRST FEDERAL.....   A-26
       (a)    Approval of Shareholders......................................................................   A-26
       (b)    Approval of Regulatory Agencies...............................................................   A-26
       (c)    Dissenters' Rights............................................................................   A-26
       (d)    Antitrust Laws................................................................................   A-26
       (e)    Suits, Actions................................................................................   A-26
       (f)    Statutes, Orders..............................................................................   A-26
       (g)    Other Requirements............................................................................   A-26

  9.   CONDITIONS TO THE OBLIGATIONS OF HARRIS AND HARRIS ACQUISITION.......................................   A-26
       (a)    Representations, Warranties and Covenants.....................................................   A-26
       (b)    Opinion of Special Counsel....................................................................   A-27
       (c)    Opinion of Local Counsel......................................................................   A-28
       (d)    Suit, Action, Etc.............................................................................   A-29
       (e)    Accountants' Comfort Letter...................................................................   A-29
       (f)    Accountants' Letter...........................................................................   A-29
       (g)    Support Agreement.............................................................................   A-29

       (h)    Investment Agreement..........................................................................   A-30
       (i)    Tax Ruling or Opinion.........................................................................   A-30
       (j)    Closing Documents.............................................................................   A-30
       (k)    Outstanding Stock Options.....................................................................   A-30
       (l)    Effectiveness of Transactions.................................................................   A-30
       (m)    Non-permitted Activities......................................................................   A-30
       (n)    Harris Fairness Opinion.......................................................................   A-30
 10.   CONDITIONS TO THE OBLIGATIONS OF FIRST HARRISBURG AND FIRST FEDERAL..................................   A-30
       (a)    Representations and Warranties................................................................   A-30
       (b)    Opinion of Counsel............................................................................   A-31
       (c)    Suit, Action, Etc.............................................................................   A-32
       (d)    Deposit into Payment Fund.....................................................................   A-32
       (e)    First Harrisburg Fairness Opinion.............................................................   A-32
 11.   TERMINATION OF AGREEMENT.............................................................................   A-32
 12.   EXPENSES.............................................................................................   A-33
 13.   CONFIDENTIALITY......................................................................................   A-33
 14.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC......................................................   A-33
 15.   CERTAIN POST-MERGER AGREEMENTS.......................................................................   A-33
       (a)    Employees.....................................................................................   A-33
       (b)    Existing Employment Agreements................................................................   A-34
       (c)    Board of Directors of Harris..................................................................   A-34
       (d)    Directors' Retirement Plan....................................................................   A-35
       (e)    Deferred Compensation Agreements..............................................................   A-35
       (f)    Indemnification and Insurance.................................................................   A-35
 16.   ENTIRE AGREEMENT.....................................................................................   A-35
 17.   PUBLICITY............................................................................................   A-35

 18.   AMENDMENT AND WAIVER.................................................................................   A-36
 19.   GOVERNING LAW........................................................................................   A-36
 20.   COMMUNICATIONS.......................................................................................   A-36
 21.   SUCCESSORS AND ASSIGNS...............................................................................   A-37
 22.   HEADINGS, ETC........................................................................................   A-37
 23.   SEVERABILITY.........................................................................................   A-37
 24.   NO THIRD PARTY BENEFICIARY...........................................................................   A-37
 25.   COUNTERPARTS.........................................................................................   A-37
 26.   FURTHER ASSURANCES...................................................................................   A-37

                                    EXHIBITS


AGREEMENT AND PLAN OF MERGER OF
  HARRIS ACQUISITION CORPORATION
  WITH AND INTO FIRST HARRISBURG BANCOR, INC......................................................   EXHIBIT 1

FIRST HARRISBURG BANCOR, INC. PLAN OF LIQUIDATION
  AND DISSOLUTION.................................................................................   EXHIBIT 2

AGREEMENT AND PLAN OF MERGER OF FIRST FEDERAL
  SAVINGS AND LOAN ASSOCIATION OF HARRISBURG WITH
  AND INTO HARRIS SAVINGS BANK....................................................................   EXHIBIT 3

INVESTMENT AGREEMENT..............................................................................   EXHIBIT 4

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter 'Agreement') is dated as of November 12, 1995, by and among HARRIS SAVINGS BANK, a Pennsylvania state-chartered stock savings bank ('Harris'), HARRIS ACQUISITION CORPORATION, a Pennsylvania corporation ('Harris Acquisition'), FIRST HARRISBURG BANCOR, INC., a Pennsylvania corporation ('First Harrisburg'), and FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG, a federal savings and loan association and a wholly-owned subsidiary of First Harrisburg ('First Federal') (collectively sometimes referred to as the 'Parties').

     WHEREAS, the respective Boards of Directors of Harris, First Harrisburg, and First Federal have approved and deem it advisable and in the best interests of their respective companies to consummate the transactions provided for in this Agreement and the exhibits hereto in the sequential order and manner provided herein and therein;

     WHEREAS, Harris shall incorporate Harris Acquisition as a Pennsylvania business corporation and capitalize Harris Acquisition with sufficient funds as Harris' wholly-owned subsidiary prior to the effectuation of the transactions contemplated by this Agreement and the exhibits thereto;

     WHEREAS, the respective Boards of Directors of Harris and First Harrisburg have approved, and deem it advisable and in the best interests of the Harris and First Harrisburg shareholders to consummate a merger of Harris Acquisition with and into First Harrisburg pursuant to the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger of Harris Acquisition Corporation with and into First Harrisburg Bancor, Inc. in the form attached hereto as Exhibit 1 (the 'Merger Agreement'). Such merger of Harris Acquisition with and into First Harrisburg on the terms and conditions provided in this Agreement and the Merger Agreement shall be referred to herein and therein as the 'Merger'.

     WHEREAS, subsequent to and immediately after the consummation of the Merger, First Harrisburg shall liquidate and dissolve in a transaction that is not taxable and has no adverse tax consequences to the Parties hereto, such liquidation and dissolution to be undertaken and effectuated pursuant to the First Harrisburg Bancor, Inc. Plan of Liquidation and Dissolution (the 'First Harrisburg Plan of Liquidation') in the form attached hereto as Exhibit 2;

     WHEREAS, subsequent to and immediately after the effectiveness of the First Harrisburg Plan of Liquidation, First Federal shall merge with and into Harris in a transaction that is not taxable and has no adverse tax consequences to the Parties hereto, such merger to be undertaken and effectuated pursuant to the Agreement and Plan of Merger of First Federal Savings and Loan Association of Harrisburg with and into Harris Savings Bank (the 'First Federal Merger') in the form attached hereto as Exhibit 3;

     WHEREAS, the Parties desire and intend that the Merger, the First Harrisburg Plan of Liquidation and the First Federal Merger (collectively the 'Reorganization') shall be effectuated in sequential order, each contingent upon effectiveness of all, and on the same day;



     WHEREAS, as a condition to Harris' entry into this Agreement and to induce such entry, First Harrisburg is entering into the Investment Agreement (the 'Option Agreement') attached hereto as Exhibit 4;

     WHEREAS, the Parties hereto intend that for federal income tax purposes, none of the transactions contemplated by this Agreement, the Merger Agreement, the First Harrisburg Plan of Liquidation, and the First Federal Merger will result in the realization or recognition of taxable income or loss to the Parties hereto under the Internal Revenue Code of 1986, as amended (the 'Code'), and that for accounting purposes the collective effect of all of these transactions will be treated under the purchase method of accounting; and

     WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

     1. REORGANIZATION AND MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger Agreement, the First Harrisburg Plan of Liquidation, and the First Federal Merger, the Reorganization is to be accomplished in the manner described herein.

          (a) Merger of Harris Acquisition and First Harrisburg. In accordance with the provisions of this Agreement, the Merger Agreement and the laws of the Commonwealth of Pennsylvania, at the Effective Date (as hereinafter defined), Harris Acquisition shall be merged with and into First Harrisburg, the separate corporate existence of Harris Acquisition shall cease, and First Harrisburg shall continue its corporate existence as the surviving corporation of the Merger as a Pennsylvania business corporation under the name 'First Harrisburg Bancor, Inc.' with all the rights and powers provided to such corporation under the Pennsylvania Business Corporation Law of 1988, as amended (the 'Business Corporation Law'). Also at the Effective Date, all of the outstanding shares of First Harrisburg's common stock, par value $.01 per share (the 'First Harrisburg Common Stock'), except for shares held by First Harrisburg as treasury shares, shares owned by any direct or indirect subsidiary of First Harrisburg (other than shares held pursuant to the Deferred Compensation Trust Agreement dated October 16, 1992, between First Federal and an independent trustee, as amended), shares of First Harrisburg Common Stock owned by any First Harrisburg shareholder who elects to exercise dissenters' rights in accordance with Pennsylvania law ('Dissenting Shares'), and any shares owned by Harris or its parent or subsidiaries in other than a fiduciary capacity, will be converted into the right to receive Fourteen Dollars and Seventy-Seven Cents ($14.77) in cash per share without interest in the manner specified in Section 1(c) hereof, and each outstanding share of

     Harris Acquisition common stock shall be converted into one fully paid and non-assessable share of First Harrisburg Common Stock, resulting in all outstanding shares of First Harrisburg being owned by Harris at and after the Effective Date. At the Effective Date, Harris shall be the sole shareholder of First Harrisburg and First Harrisburg shall be a wholly-owned subsidiary of Harris.

          (b) Effective Date. At the Effective Date (as hereinafter defined), the Merger shall be effected pursuant to the provisions of and with the effects provided by the Business Corporation Law, and the First Harrisburg Plan of Liquidation and the First Federal Merger shall be immediately thereafter effectuated. The Effective Date shall be the date and time of the later to occur of the acceptance for filing by the Secretary of State of the Commonwealth of Pennsylvania of articles of merger of Harris Acquisition and First Harrisburg, or such later date and time as shall be specified in such articles as agreed to by the Parties hereto, as the case may be; provided, however, that on such Effective Date, the First Harrisburg Plan of Liquidation and the First Federal Merger shall also be effectuated. Unless otherwise mutually agreed upon in writing by Harris Acquisition and First Harrisburg, upon the terms and subject to the conditions of this Agreement and the exhibits hereto, the Effective Date shall occur on or before the thirtieth (30th) calendar day following the later of (i) the receipt of all requisite regulatory approvals and the expiration of all applicable waiting periods, and (ii) the receipt of all requisite shareholder approvals, unless the Parties mutually agree to a later date. The closing of the transactions contemplated hereby (the 'Closing') shall take place at 10:00 a.m. local time at the offices of Harris on the date the Effective Date occurs, or at such other time or place as the Parties hereto shall mutually agree. At the Effective Date, Harris Acquisition shall cease to exist as a separate corporation, and First Harrisburg shall become the surviving corporation of the Merger (the 'Surviving Corporation'). The Articles of Incorporation and Bylaws of First Harrisburg, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (c) Conversion of First Harrisburg Common Stock. Each share of First Harrisburg Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of First Harrisburg Common Stock held by First Harrisburg as treasury stock, shares owned by any direct or indirect subsidiary of First Harrisburg (other than shares held pursuant to the Deferred Compensation Trust Agreement dated October 16, 1992, between First Federal and an independent trustee, as amended), shares owned by Harris or its parent or subsidiaries in other than a fiduciary capacity, and Dissenting Shares) ('Eligible Shares'), shall, by virtue of this Agreement and the Merger Agreement and without any action on the part of the holder thereof, be cancelled and converted into the right to receive Fourteen Dollars and Seventy-Seven Cents ($14.77) in cash without interest, subject to the provisions of Section 1(f) below (the 'Merger Consideration'). In no event shall the number of Eligible Shares exceed 2,768,411 shares. The aggregate amount paid for all Eligible Shares shall be the 'Aggregate Merger Consideration.' In no event shall the Aggregate Merger Consideration exceed $40,889,430. Each share of First Harrisburg Common Stock held in the treasury of First Harrisburg, held by any direct or indirect subsidiary of First Harrisburg (other than shares held pursuant to the Deferred Compensation Trust Agreement dated October 16, 1992, between First Federal and an independent trustee, as amended), or held by Harris or its parent or subsidiaries in other than a fiduciary capacity immediately prior to the Effective Date shall automatically, by virtue of this Agreement and the Merger Agreement, be cancelled and retired, and shall cease to exist, without any conversion thereof into the right to receive the Merger Consideration.

          (d) Harris Common Stock. Each share of Harris' common stock, par value $.01 per share (the 'Harris Common Stock') issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Harris Common Stock. Each share of Harris Common Stock issued and held in treasury of Harris as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Harris.

          (e) Harris Acquisition Common Stock. At the Effective Date, each issued and outstanding share of Harris Acquisition Common Stock shall be converted into one fully paid and non-assessable share of First Harrisburg Common Stock, resulting in all outstanding shares of First Harrisburg being owned by Harris at and after the Effective Date. After the Effective Date, Harris shall be the sole shareholder of First Harrisburg, and First Harrisburg shall be a wholly-owned subsidiary of Harris.

          (f) Exchange of Stock Certificates. Certificates underlying shares of First Harrisburg Common Stock shall be exchanged for the Merger Consideration in accordance with the following procedures:

             (i) The transfer agent of Harris shall act as agent (the 'Exchange Agent') in effecting and receiving, promptly after the Effective Date, the exchange of stock certificates (the 'Certificates'), which Certificates, immediately prior to the Effective Date, represented outstanding shares of First Harrisburg Common Stock (other than those shares excluded by Section 1(c) hereof), in exchange for the Merger Consideration. Upon surrender of a Certificate for exchange and cancellation together with a letter of transmittal (as described below) duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall pay to such holder, the Merger Consideration multiplied by the number of shares of First Harrisburg Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.

             (ii) At the Effective Date and until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing shares of First Harrisburg Common Stock surrendered and exchanged therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such exchange shall pay for the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of First Harrisburg Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

             (iii) At or prior to the Effective Date, Harris Acquisition shall deposit in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of First Harrisburg Common Stock (other than any shares held by First Harrisburg as treasury stock, by any direct or indirect subsidiary of First Harrisburg (other than shares held pursuant to the Deferred Compensation Trust Agreement dated October 16, 1992, between First Federal and an independent trustee, as amended) or by Harris or its parent or subsidiaries in other than a fiduciary capacity, or any shares known at the Effective Date to be Dissenting Shares) and (ii) the Merger Consideration (the 'Payment Fund'); provided, however, that in no such event shall the number of Eligible Shares entitled to the Merger Consideration exceed 2,768,411 shares or the Aggregate Merger Consideration exceed $40,889,430.

             (iv) The Exchange Agent shall, pursuant to irrevocable instructions by Harris, make the payments referred to in Section 1(f) hereof out of the Payment Fund. The Payment Fund shall not be used for any purpose except as provided herein. If any First Harrisburg shareholders who initially exercised dissenters' rights lose the right to dissent because of a failure to comply with the Business Corporation Law subsequent to the Effective Date, Harris shall promptly deposit additional cash in the Payment Fund in an amount equal to the product of the number of Dissenting Shares held by such First Harrisburg shareholders multiplied by the Merger Consideration. Promptly following the date which is two years after the Effective Date, the Exchange Agent shall return to Harris all cash, Certificates and other instruments then in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate entitled to receive therefor Merger Consideration at the Effective Date may surrender such Certificate to Harris and (subject to applicable abandoned property, escheat and similar laws), receive in exchange therefor the Merger Consideration, without interest, and shall have no greater rights against Harris or Harris Acquisition than may be accorded to general creditors of Harris under applicable law. Harris shall have no liability to First Harrisburg shareholders for compliance with applicable abandoned property, escheat and similar laws.


             (v) Within five business days after the Effective Date, the Exchange Agent shall mail to each record holder of Certificates in a form reasonably satisfactory to Harris Acquisition and First Harrisburg a letter of transmittal and instructions for use in surrendering such

        Certificates and receiving the Merger Consideration therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.

             (vi) After the Effective Date, there shall be no transfers on the stock transfer books of First Harrisburg.

          (g) Stock Options, Stock Option Plans, and Related
     Matters. Immediately prior to or at the Effective Date, each holder of a then-outstanding option to purchase shares of First Harrisburg Common Stock heretofore granted under a stock option plan, program or arrangement of First Harrisburg shall have received (whether such option is then exercisable or not) in settlement thereof a cash payment from First Harrisburg in an amount equal to the excess, if any, of the Merger Consideration over the per share exercise price under such stock option, multiplied by the number of shares of First Harrisburg Common Stock covered by such option. All such options automatically shall be deemed cancelled and of no further effect as of the Effective Date. In no event shall the amount paid by First Harrisburg in settlement of such options exceed $1,408,681 in the aggregate.

          (h) Shareholders' Meetings. First Harrisburg shall, as soon as practicable, hold a meeting of its shareholders (the 'First Harrisburg Shareholders' Meeting') to submit for shareholder approval this Agreement and the transactions contemplated hereby. An affirmative vote of at least a majority of the votes cast by all holders of First Harrisburg Common Stock entitled to vote thereon shall be required for such approval and adoption of this Agreement and the transactions contemplated thereby. First Harrisburg's directors shall recommend to its shareholders approval of this Agreement, the Merger Agreement, the Merger, and the transactions contemplated hereby and thereby, and use their best efforts to obtain such approval, in each case subject to the fiduciary duties of such directors. Harris shall, as soon as practicable, hold a meeting of its shareholders (the 'Harris Shareholders' Meeting') to submit for shareholder approval this Agreement, the transactions contemplated hereby, and the First Federal Merger. An affirmative vote of at least 66 2/3% of the outstanding shares of Harris shall be required for such approval and adoption of this Agreement, the transactions contemplated hereby and the First Federal Merger. Harris' Directors shall recommend to Harris' shareholders approval of this Agreement, the Merger Agreement, the First Federal Merger, and the transactions contemplated hereby and thereby, and use their best efforts to obtain such approval, in each case subject to the fiduciary duties of such directors.


          (i) Proxy Statement.

             (A) The Parties hereto will cooperate in the preparation and filing with the Securities and Exchange Commission ('SEC'), the Department of Banking of the Commonwealth of Pennsylvania ('Banking Department'), and

        the Federal Deposit Insurance Corporation ('FDIC'), the proxy statement to be distributed in connection with the First Harrisburg Shareholders' Meeting and the Harris Shareholders' Meeting (as amended from time to time, the 'Proxy Statement') in order to consummate the transactions contemplated hereby as soon as reasonably practicable and to satisfy all applicable requirements under the Securities Exchange Act of 1934, as amended ('Securities Exchange Act'), the rules and regulations thereunder, and the rules and regulations of the Banking Department and the FDIC.

             (B) Harris and Harris Acquisition will furnish such information concerning Harris and Harris Acquisition as is necessary in order to cause the Proxy Statement, insofar as it relates to Harris and Harris Acquisition, to comply with Section 1(i)(A) above. Harris and Harris Acquisition agree promptly to advise First Harrisburg if at any time prior to the First Harrisburg Shareholders' Meeting any information provided by it in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide First Harrisburg with the information needed to correct such inaccuracy or omission. Harris and Harris Acquisition will furnish First Harrisburg with such supplemental information as may be necessary in order to cause such Proxy Statement, insofar as it relates to Harris and Harris Acquisition, to comply with
        Section 1(i)(A) above after the mailing thereof to First Harrisburg shareholders.

             (C) First Harrisburg will furnish Harris and Harris Acquisition with such information concerning First Harrisburg on a consolidated basis as is necessary in order to cause the Proxy Statement, insofar as it relates to First Harrisburg on a consolidated basis, to comply with
        Section 1(i)(A) above. First Harrisburg agrees promptly to advise Harris and Harris Acquisition if at any time any information provided by it in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide Harris and Harris Acquisition with the information needed to correct such inaccuracy or omission. First Harrisburg will furnish Harris with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to First Harrisburg, to comply with Section 1(i)(A) above after the mailing thereof to Harris shareholders.

          (j) Cooperation, Regulatory Approvals. The Parties shall cooperate fully, and shall cause each of their affiliates to cooperate fully, in the preparation and submission by them, as promptly as reasonably practicable, of such notices, applications, petitions, and other documents and materials as may be required or any of them may reasonably deem necessary (or desirable) to the Board of Governors of the Federal Reserve System (the 'Federal Reserve'), the Banking Department, the SEC, the FDIC, the Office

     of Thrift Supervision (the 'OTS'), other regulatory authorities, holders of the voting shares of capital stock of First Harrisburg and Harris, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement and the Reorganization. Prior to the making of any such filings with any regulatory authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or any third person (such as mailings to shareholders or press releases), the Parties shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Harris and First Harrisburg (such acceptance not to be unreasonably withheld) prior to the filings with any regulatory authorities or the disclosures to shareholders or any third person, except to the extent that any party is legally required to proceed prior to obtaining the acceptances of the other Parties.

          (k) First Harrisburg Liquidation. Immediately following the Merger of Harris Acquisition with and into First Harrisburg, the Surviving Corporation, First Harrisburg, shall adopt, undertake and effectuate a complete liquidation and dissolution under the First Harrisburg Plan of Liquidation.

          (l) First Federal Merger. Immediately following the effectuation of the First Harrisburg Plan of Liquidation, First Federal shall merge with and into Harris pursuant to the First Federal Merger.

          (m) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration provided in Section 1(c) hereof, unless and until the holder of such Dissenting Shares shall have lost his right to dissent under the Business Corporation Law. If such holder shall have lost such right, each of his shares of First Harrisburg Common Stock shall thereupon be deemed to have been converted into, as of the Effective Date, the Merger Consideration.

     2. REPRESENTATIONS AND WARRANTIES BY HARRIS AND HARRIS ACQUISITION. Harris and Harris Acquisition, as applicable, represent and warrant to First Harrisburg as follows:

          (a) Organization, Good Standing, Authority, Insurance, Etc. Harris is a Pennsylvania state-chartered stock savings bank organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Harris has all requisite corporate power and authority to conduct its business as it is now conducted, to own and operate its properties and assets and to lease properties used in its business. Harris has all requisite corporate power and authority to enter into this Agreement and the Option Agreement, and subject to obtaining any required regulatory and shareholder approvals, to perform and carry out the provisions of and all its obligations under this Agreement. Harris is a member in good standing of the Federal Home Loan Bank of Pittsburgh. All customer deposits held by Harris are insured by the Savings Association Insurance Fund ('SAIF') administered by the FDIC in accordance with the Federal Deposit Insurance Act. Harris has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.


          (b) Agreement, Authority, Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Harris. Assuming receipt of regulatory approvals, no other corporate action on the part of Harris (other than approval by the shareholders of Harris) is necessary for Harris to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Harris and, assuming due authorization, execution and delivery by First Harrisburg and First Federal, constitutes a valid and binding obligation of Harris, enforceable in accordance with its terms, except as it may be limited by bankruptcy, insolvency, receivership or similar laws, now or hereafter in effect relating to creditor's rights. The execution, delivery and consummation of this Agreement will not constitute a violation or breach or a default under the Articles of Incorporation or Bylaws of Harris, any agreement, indenture or other instrument to which Harris is a party, or, to the best knowledge of Harris, any statute, rule, regulation, order, writ, injunction, decree, or directive applicable to Harris.

          (c) Sufficient Resources. Harris will have available at the Effective Date, available financial resources to enable it and Harris Acquisition to lawfully satisfy their obligations pursuant to this Agreement without the need to borrow funds or to raise additional equity capital, unless otherwise required after the date hereof by a regulatory agency. Prior to the Effective Date, Harris shall take all actions necessary to incorporate Harris Acquisition and to capitalize Harris Acquisition in an amount sufficient to permit Harris Acquisition to fully perform its duties and obligations as set forth herein. Harris has and will have sufficient management and financial resources to obtain the required regulatory and other approvals for the Merger and the transactions contemplated by this Agreement. On the date of this Agreement, there is no pending or, to the knowledge of Harris, threatened legal or governmental proceeding against Harris or any subsidiary or affiliate thereof, and Harris is not aware of any fact or circumstance, which would affect Harris' ability to obtain any of the required regulatory approvals or satisfy any other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. Until Closing, Harris will promptly notify First Harrisburg if any of the representations contained in this Section 2 ceases to be true and correct.

          (d) Harris Acquisition Representations and Warranties. Prior to the Effective Date, (i) Harris Acquisition will be a Pennsylvania business corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; (ii) Harris Acquisition will have all requisite corporate power and authority to enter into this Agreement and the Merger Agreement, and subject to obtaining any required regulatory and shareholder approvals, to carry out the provisions of and all of its obligations under this Agreement and the Merger Agreement; and (iii) the

     Board of Directors of Harris Acquisition shall duly and validly authorize the execution, delivery and performance of this Agreement and the Merger Agreement, which agreements shall be approved by Harris as the sole stockholder of Harris Acquisition. This Agreement and the Merger Agreement will constitute a valid and binding obligation of Harris Acquisition enforceable in accordance with its terms, except as it may be limited by bankruptcy, insolvency, receivership or similar laws now or hereafter in effect relating to creditors' rights. The execution, delivery and consummation of this Agreement will not constitute a violation or breach or default under the Articles of Incorporation or Bylaws of Harris Acquisition, any statute, rule, regulation, order, writ, injunction, decree or other instrument or agreement to which Harris Acquisition is a party at such time. Prior to the Effective Date of the Merger, Harris Acquisition will engage only in the transactions contemplated by this Agreement and the Merger Agreement, and will have no material liabilities and will have incurred no material obligations except in connection with the performance of the transactions provided in this Agreement and in the Merger Agreement.

          (e) Ownership of First Harrisburg Common Stock. As of the date hereof, neither Harris nor its parent or any subsidiaries of Harris directly or indirectly owns, or has any rights to acquire, any shares of First Harrisburg Common Stock, other than pursuant to this Agreement and the Option Agreement.

          (f) Full Disclosure. None of the information with respect to Harris or any parent or subsidiary of Harris which has been furnished to First Harrisburg or First Federal or has been or will be included by Harris in the Proxy Statement, or any application to, or filing with, any regulatory authority made in connection with the transactions contemplated hereby will, at the respective time it is furnished, distributed, mailed or filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

          (g) CRA Compliance. Harris has a satisfactory Community Reinvestment Act rating.

          (h) Approval by Harris Financial, MHC. Harris represents that the Board of Trustees of Harris Financial, MHC has approved this Agreement and has agreed, subject to the fiduciary duty of such trustees, to vote all the shares of Harris Common Stock held by Harris Financial, MHC in favor of this Agreement at the Harris Shareholders' Meeting.

     3. REPRESENTATIONS AND WARRANTIES BY FIRST HARRISBURG AND FIRST
FEDERAL. First Harrisburg and First Federal, as applicable, represent and warrant to Harris as set forth below. For purposes of this Section 3, the terms 'Material,' 'material' and 'materially' refer to those items which, in the aggregate, impact the financial position or results of operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole in an amount greater than a negative $700,000. In making this calculation, any adverse items shall be offset by positive items. Such terms shall not include any items due to changes resulting from or attributable to the items set forth in clauses (a) through (f) of Section 3(d)(i) of this Agreement. In addition, for purposes of this Section 3, the results of operations of First Harrisburg on a consolidated basis for the period from October 1, 1995 through the end of the calendar month immediately preceding the Effective Date, after excluding the effects of any changes resulting from or attributable to the items set forth in clauses (a) through (f) of Section 3(d)(i) of this Agreement, shall be deemed to contain positive items to the extent such items result in a reduction of expense or an addition to income and shall be deemed to contain adverse items to the extent such items result in an addition to expense or a reduction of income. The Parties also agree that any purchase accounting adjustments related to the transactions contemplated by this Agreement shall constitute neither positive nor adverse items and shall be completely disregarded for purposes of this
Section 3.

          (a) Organization, Good Standing, Authority, Deposit Insurance,
     Etc. First Harrisburg is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the subsidiaries of First Harrisburg, including First Federal and any subsidiary thereof (individually a 'First Harrisburg Subsidiary,' collectively the 'First Harrisburg Subsidiaries') is an entity of the respective type set forth on Schedule 3(a) hereto, and is organized, validly existing and in good standing under the laws of the respective jurisdiction of incorporation set forth on Schedule 3(a). All subsidiaries of First Harrisburg are listed on Schedule 3(a). Each of First Harrisburg and the First Harrisburg Subsidiaries has all requisite corporate power and authority to conduct its business as it is now conducted, to own and operate its properties and assets and to lease properties used in its business. Each of First Harrisburg and First Federal has all requisite corporate power and authority to enter into this Agreement, the Merger Agreement, and all exhibits attached hereto, as applicable and, subject to obtaining any required regulatory and shareholder approvals, to perform and carry out the provisions of and all of their respective obligations under this Agreement, the Merger Agreement, and all exhibits hereto. Each of First Harrisburg and the First Harrisburg Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business, operations, assets or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole. First Federal is a member in good standing of the Federal Home Loan Bank of Pittsburgh. All customer deposits held by First Federal are insured by the SAIF administered by the FDIC in accordance with the Federal Deposit Insurance Act. First Federal has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

          (b) Capitalization, Investments. As of the date hereof, the authorized capital stock of First Harrisburg consists of 10,000,000 shares of common stock, par value $.01 per share, of which 2,337,284 shares are duly issued and outstanding, fully paid and non-assessable, and 51,878 shares are held in treasury as issued but not outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Except as set forth in Schedule 3(b) hereto and except as provided for by the Option Agreement, there are no authorized, issued or outstanding options, convertible securities, warrants or other rights to purchase or acquire any of First Federal's or First Harrisburg's capital stock from First Federal or First Harrisburg, there is no commitment of First Federal or First Harrisburg to issue the same, and other than by operation of law, there are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which First Harrisburg or First Federal is a party, which relate to the transfer or restrict the transfer of any shares of First Harrisburg's or First Federal's capital stock. Except as disclosed in Schedule 3(b) and except as set forth in the Option Agreement, to the knowledge of First Harrisburg, there are no shareholder agreements, understandings or commitments relating to the right of any shareholder to vote or dispose of shares of First Harrisburg or shares of First Federal. The authorized capital stock of each of the First Harrisburg Subsidiaries ('First Harrisburg Subsidiaries' Capital Stock') consists of the respective number of shares of capital stock, with the respective par value per share, set forth on Schedule 3(b), of which the respective number of outstanding shares set forth on Schedule 3(b) have been duly authorized, validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3(b), all shares of the First Harrisburg Subsidiaries' Capital Stock, which are issued and outstanding, are owned directly or indirectly by First Harrisburg. Except as set forth on Schedule 3(b), there is no authorized, issued or outstanding capital stock of any of the First Harrisburg Subsidiaries, there is no commitment of any of the First Harrisburg Subsidiaries to issue any of the same and, other than by operation of law, there are no outstanding agreements, restrictions, contracts, commitments or demands of any character which relate to the transfer or restrict the transfer of any shares of the First Harrisburg Subsidiaries' Capital Stock. No share of First Harrisburg or of a First Harrisburg Subsidiary has been issued in violation of the preemptive rights of any person.

          (c) Financial Statements and Exchange Act Reports. First Harrisburg has furnished Harris with audited consolidated statements of financial condition for First Harrisburg and its subsidiaries as of the end of First Harrisburg's last two fiscal years, and audited consolidated statements of
     (i) operations, (ii) stockholders' equity, and (iii) cash flows for each of the last three fiscal years, including the notes to said audited consolidated financial statements, together with the reports of First Harrisburg's independent certified public accountants, pertaining to said audited consolidated financial statements. First Harrisburg has also furnished Harris with First Harrisburg's (i) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, containing unaudited statements of financial condition of First Harrisburg as of such dates and unaudited statements of operations and cash flows of First Harrisburg for the interim periods reflected therein, (ii) any Current Reports on Form 8-K filed by First Harrisburg since December 31, 1994, and (iii) all management letters from First Harrisburg's independent certified public accountants since January 1, 1992. For purposes of this Agreement, the 'First Harrisburg Statement' shall mean the unaudited consolidated statements of financial condition for First Harrisburg and the First Harrisburg Subsidiaries as of September 30, 1995 (including the notes thereto). The above audited and unaudited consolidated statements of financial condition present fairly the financial condition of First Harrisburg on a consolidated basis at the dates thereof, in accordance with generally accepted accounting principles consistently applied. The above audited and unaudited consolidated statements of (i) operations, (ii) stockholders' equity, and (iii) cash flows present fairly the results of the operations of First Harrisburg on a consolidated basis for the periods indicated, in accordance with generally accepted accounting principles consistently applied. Except as and to the extent reflected or reserved against in the First Harrisburg Statement, or as otherwise disclosed pursuant to this Agreement or in First Harrisburg's 1994 Annual Report to Stockholders or as set forth in Schedule 3(c), neither First Harrisburg nor any of the First Harrisburg Subsidiaries had, at the date thereof, any material liabilities or obligations, or any other liabilities or obligations which in the aggregate would be material, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, any tax liabilities, which should be reflected in the First Harrisburg Statement in accordance with generally accepted accounting principles consistently applied. The books and records of First Harrisburg and the First Harrisburg Subsidiaries are maintained in accordance with generally accepted accounting principles consistently applied.

          (d) Absence of Certain Developments. Since September 30, 1995, except as set forth on Schedule 3(d) hereto, there has been (i) no material adverse change in the financial condition, business or results of operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole, excluding changes resulting from or attributable to (a) any changes since such date in any federal or state law, rule or regulation, in any policy adopted by any federal or state regulatory authority or in generally accepted accounting principles that affect savings institutions or their holding companies generally, including but not limited to any special or increased assessment applicable to SAIF-insured institutions generally, provided that such assessment is not in excess of 100 basis points on the deposit base as of the applicable assessment date, (b) any changes since such date in market rates of interest, (c) reasonable expenses incurred since such date in connection with the transactions contemplated by this Agreement, (d) the payment of cash in settlement of outstanding stock options pursuant to Section 1(g) hereof, (e) reductions to net income or stockholders' equity incurred as a result of fully funding each of the benefit plans or agreements set forth in Schedule 3(q) attached hereto, provided, however, that the additional amount needed to effect such full funding does not exceed $922,579 in the aggregate, of which $461,860 has been accrued as of September 30, 1995 or (f) reductions to net income or stockholders' equity incurred as a result of actions taken at the request or with the written consent of Harris ('Material Adverse Change');
     (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to the stock of First Harrisburg or a First

     Harrisburg Subsidiary other than the 10% stock dividend payable on November 15, 1995 and cash dividends, the timing of which are consistent with those declared and paid in the prior fiscal year and the amounts of which are consistent with the cash dividend payable on November 15, 1995; (iii) no material loss, destruction, or damage to the properties of First Harrisburg or any of the First Harrisburg Subsidiaries, which loss, destruction, or damage is not adequately covered by insurance; (iv) no agreement, contract or commitment entered into or agreed to be entered into except for those in the ordinary course of business and except for this Agreement, the Merger Agreement, and the Option Agreement; (v) no amendment or termination of any material contract, lease, license, or other agreement to which First Harrisburg or any of the First Harrisburg Subsidiaries is a party except in the ordinary course of business; and (vi) no change in any of the accounting methods or practices or revaluation of any of the assets of First Harrisburg or the First Harrisburg Subsidiaries, except as required by changes in generally accepted accounting principles, or applicable laws, rules or regulations. Since such date, each of First Harrisburg and the First Harrisburg Subsidiaries has conducted its business only in the ordinary course and is in compliance in all material respects with all laws which govern the ownership of its property and the conduct of its business.

          (e) Taxes. First Federal is a 'domestic building and loan association' as defined in Section 7701(a)(19) of the Code. Except as set forth on Schedule 3(e) hereto, (i) each of First Harrisburg and the First Harrisburg Subsidiaries has filed all tax returns (as described below) that it is required to file and all taxes (as described below) of First Harrisburg or any of the First Harrisburg Subsidiaries to be due from First Harrisburg or any of the First Harrisburg Subsidiaries have been duly paid, other than taxes or charges which are not as yet due, delinquent or have not been finally determined, and no extensions for the time of payment have been requested; (ii) no additional assessments of tax for which adequate provisions in the First Harrisburg Statement have not been made, have been proposed, are pending or, to the best knowledge of First Harrisburg, threatened by any governmental authority; and (iii) no waivers of statutes of limitation concerning taxes associated with either First Harrisburg or any of the First Harrisburg Subsidiaries are in effect as of the date hereof. Except as set forth on Schedule 3(e), the accruals and reserves for tax liabilities reflected in the First Harrisburg Statement are adequate for the payment of all of First Harrisburg's and the First Harrisburg Subsidiaries' respective federal, state, county, municipal, local and foreign tax liabilities, including interest and penalties, whether proposed, pending, threatened or disputed, for all periods ended on or prior to September 30, 1995, and for which First Harrisburg or any of the First Harrisburg Subsidiaries may, at said date, have been liable, other than tax liabilities with respect to property acquired after September 30,

     1995, through repossession, foreclosure or purchase under similar circumstances or as a result of the transactions contemplated by this Agreement. Internal Revenue Service audits of First Harrisburg and the First Harrisburg Subsidiaries have been completed (or not commenced) through the year ended December 31, 1991, and all deficiencies, if any, resulting from completed audits have been paid. Copies of all material correspondence and documents relating to federal, state, county, municipal or local income, capital stock, franchise, or other similar taxes in respect of the five most recently completed tax years have been made available to Harris. Except as set forth on Schedule 3(e), neither First Harrisburg nor any of the First Harrisburg Subsidiaries has executed or filed with the Internal Revenue Service any agreement that is currently in effect and extends the period for assessment and collection of any federal tax.

          The Internal Revenue Service has not, to the knowledge of First Harrisburg, commenced, or given notice of its intention to commence, any examination or audit of the federal income tax returns of First Harrisburg or any First Harrisburg Subsidiary for any year subsequent to the year ended December 31, 1991. Except as disclosed on Schedule 3(e), the accruals and reserves reflected in the First Harrisburg Statement as of this date are adequate to cover all taxes, including interest and penalties thereon, if any, payable or accrued as a result of First Harrisburg's operations for all prior periods. For purposes of this Section 3(e), 'tax returns' shall mean all federal, state, county, municipal and local tax returns, reports and declarations, including, without limitation, consolidated federal income tax returns of First Harrisburg and the First Harrisburg Subsidiaries, declarations of estimated tax and tax reports required to be filed on or before this date with respect to income, properties or operations, and 'taxes' shall mean all federal, state, county, municipal, and local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

          (f) Litigation. Except as set forth on Schedule 3(f) hereto, no material action, suit, claim, counterclaim or other litigation or proceeding, or to the best knowledge of First Harrisburg investigation, is pending, or is known by the executive officers of First Harrisburg or of any of the First Harrisburg Subsidiaries to be threatened, against First Harrisburg or any of the First Harrisburg Subsidiaries before any court or governmental or administrative agency, domestic or foreign. There are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements or memoranda of understanding involving First Harrisburg or any First Harrisburg subsidiary and any federal regulatory agency, state or local court or governmental authority or arbitration tribunal that could materially and adversely affect the condition, financial or otherwise, assets, liabilities, business or operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole or that in any manner restrict the right of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole to conduct their business as presently conducted. Neither First Harrisburg nor any of the First Harrisburg Subsidiaries is aware of any fact or condition presently existing that might give rise to any litigation, investigation, or proceeding which, if determined adversely to First Harrisburg or any of the First Harrisburg Subsidiaries, would materially and adversely affect the condition, financial or otherwise, of the assets, liabilities, business or operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole.

          (g) Brokerage. Except as set forth on Schedule 3(g) hereto, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of First Harrisburg or any of the First Harrisburg Subsidiaries in connection with the transactions contemplated by this Agreement or based on any agreement or arrangement made by or on behalf of First Harrisburg or any of the First Harrisburg Subsidiaries.

          (h) Properties. Except as set forth on Schedule 3(h) hereto, each of First Harrisburg and the First Harrisburg Subsidiaries has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real or personal property, loans and other assets reflected in the First Harrisburg Statement or acquired by it subsequent to the date thereof,
     except for (i) mortgages, pledges, liens, charges or encumbrances on such property or assets described or referred to, or reflected, in the First Harrisburg Statement; (ii) liens for current taxes not yet due; (iii) such imperfections of title, encumbrances and easements, if any, as are not individually or in the aggregate substantial or material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of their properties and assets subject thereto; (iv) dispositions of such property or assets in the ordinary course of business; (v) mortgages, pledges, liens, charges or encumbrances, on assets other than real or personal property, incurred in the ordinary course of business subsequent to September 30, 1995; and (vi) liens or encumbrances on property acquired through repossession, foreclosure or purchase under similar circumstances. The structure and other improvements to real estate, furniture, fixtures and equipment reflected in the First Harrisburg Statement or acquired subsequent to the date of such statement are in good operating condition and repair (ordinary wear and tear excepted) and comply in all material respects with all applicable laws, ordinances and regulations, including, without limitation, all building codes, zoning ordinances and other similar laws. Except as set forth on
     Schedule 3(h), First Harrisburg and each of the First Harrisburg Subsidiaries own or have the right to use all real and personal properties and assets necessary to conduct their respective business as now conducted. Except as set forth on Schedule 3(h), each lease pursuant to which First Harrisburg or any of the First Harrisburg Subsidiaries, as lessee, leases real or personal property is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a material adverse effect on the financial condition, business, or operating results of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole. Except as set forth on Schedule 3(h), each of such leases is assumable by Harris or its assigns in connection with the transactions contemplated by this Agreement and without payment of any penalty or special assessment.


          (i) Compliance with Applicable Laws. Except as disclosed on Schedule 3(i) hereto, First Harrisburg and the First Harrisburg Subsidiaries are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to First Harrisburg and the First Harrisburg Subsidiaries or to any of their properties, and all permits, concessions, grants, franchises, licenses, certificates of authority, and other governmental authorizations and approvals necessary for the conduct of the business of First Harrisburg and the First Harrisburg Subsidiaries as presently conducted (the absence of which could have a material adverse effect on the business, prospects, operations, assets or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole) have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of First Harrisburg and the First Harrisburg Subsidiaries, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any such permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals.

          (j) Contracts and Commitments, Etc. Each written or oral contract (other than loans to or contracts with customers incurred by First Harrisburg in the ordinary course of business) which involves aggregate payments or receipts in excess of $100,000 per year to which First Harrisburg or any of the First Harrisburg Subsidiaries is a party, or by which First Harrisburg or any of the First Harrisburg Subsidiaries is bound, including without limitation every employment contract, employment benefit plan, agreement, lease, license and other commitment to which First Harrisburg is a party or by which First Harrisburg or its properties may be bound ('Material Contracts'), is identified in Schedule 3(j) hereto. Except as disclosed on Schedule 3(j), all such Material Contracts are valid and in full force and effect, and all parties thereto have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and no event has occurred which, with the lapse of time or notice by a third party or both could result in a default by First Harrisburg or a First Harrisburg Subsidiary under such Material Contract or under any provision of the Articles of Incorporation or Bylaws of First Harrisburg or any of the First Harrisburg Subsidiaries. Schedule 3(j) identifies each such Material Contract that requires the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

          (k) Insurance. First Harrisburg and the First Harrisburg Subsidiaries have in effect and full force insurance coverage and policies with reputable insurers, which in respect of amounts, types and risks insured is customary with industry practices for the businesses conducted by First Harrisburg and the First Harrisburg Subsidiaries. No notices of cancellation have been received in connection therewith.


          (l) No Guarantees. Except as disclosed in Schedule 3(l) hereto, neither First Harrisburg nor any of the First Harrisburg Subsidiaries is obligated as guarantor, co-signor or surety (or otherwise in a secondary liability capacity) for any obligation of any kind of any other person or entity (other than First Harrisburg or any of the First Harrisburg Subsidiaries).

          (m) Examination Reports. Neither First Harrisburg nor any of the First Harrisburg Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions since January 1, 1993 providing for the taking of corrective measures at the request of or as mandated by federal or state governmental authorities charged with the supervision or regulation of savings and loan associations or savings and loan holding companies or engaged in the insurance of savings deposits (collectively 'Thrift Regulators' and individually 'Thrift Regulator'), nor has it been advised by any Thrift Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions (of the type described above) or similar undertaking.

          (n) Agreement, Authority, Absence of Conflicts. The execution, delivery and performance of this Agreement, the Merger Agreement, and the Option Agreement have been duly and validly authorized by the Boards of Directors of First Harrisburg and First Federal, as the case may be, and do not and, subject to obtaining all required authorizations and approvals, will not violate any of the (i) provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under any Material Contract; or (ii) the Articles of Incorporation or Bylaws of First Harrisburg or any of the First Harrisburg Subsidiaries. This Agreement and the Merger Agreement have been duly executed and delivered by First Harrisburg and constitute, assuming the due authorization, execution and delivery thereof by Harris or Harris Acquisition, as the case may be, a valid and binding obligation of First Harrisburg and First Federal, respectively, enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Option Agreement has been duly executed and delivered by First Harrisburg and constitutes, assuming the due authorization, execution and delivery thereof by Harris, a valid and binding obligation of First Harrisburg.

          (o) Reporting.  First Harrisburg has timely filed all reports required to be filed by it pursuant to the Securities Act of 1933 and the Securities Exchange Act and the rules and regulations promulgated thereunder, and all such reports are complete and correct in all material respects.

          (p) Full Disclosure. None of the information with respect to First Harrisburg or any of the First Harrisburg Subsidiaries which has been furnished to Harris pursuant to this Agreement or has been or will be included by First Harrisburg in the Proxy Statement, or any application to, or filing with, any regulatory agency made in connection with the transactions contemplated hereby will, at the respective time it is furnished, distributed, mailed or filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.


          (q) Employee Benefit Plans. Each 'employee benefit plan,' as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), that now covers any employee of First Harrisburg, its predecessors or affiliates, or any of the First Harrisburg Subsidiaries, complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither First Harrisburg nor any of its predecessors or affiliates or any of the First Harrisburg Subsidiaries has engaged in any 'prohibited transaction' (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility under Part 4 of Title I of ERISA, with respect to any such plan which prohibited transaction is likely to result in any material penalties or taxes under Section 502 of ERISA or Section 4975 of the Code, or any material liability to any participant or beneficiary of such plan. No material liability to the Pension Benefit Guaranty Corporation has been incurred by First Harrisburg with respect to itself or its predecessors or affiliates or any of the First Harrisburg Subsidiaries with respect to any such plan which is subject to Title IV of ERISA, or with respect to any 'single employer plan' (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained. No such plan had an 'accumulated funding deficiency' (as defined in Section 302 of ERISA) (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each such plan exceeds the present value of the 'benefit liabilities' (as defined in Section 4001(a)(16) of ERISA) under each such plan as of the end of the most recent plan year, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for each such plan. No notice of a 'reportable event' (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any of such plans within the 12-month period ending on the date hereof. Neither First Harrisburg, its predecessors or affiliates nor any of the First Harrisburg Subsidiaries has provided, or is required to provide, security to any of such plans pursuant to Section 401(a)(29) of the Code. First Harrisburg, its predecessors and affiliates and each of the First Harrisburg Subsidiaries have contributed to no 'multiemployer plan,' as defined in Section 3(37) of ERISA, on or after September 26, 1980 except as set forth on Schedule 3(q). First

     Harrisburg, its predecessors and affiliates and each of the First Harrisburg Subsidiaries have no obligation for retiree health and life benefits under any benefit plan, contract or arrangement except as set forth on Schedule 3(q) hereto. First Harrisburg, its predecessors and affiliates and each of the First Harrisburg Subsidiaries have no obligation for any post retirement benefits under any plan, contract or arrangement, except as set forth on Schedule 3(q) hereto. To the best knowledge of First Harrisburg, all actuarial valuations and other documents and information concerning benefit plans delivered or made available in connection with this Agreement are true and correct as of the date(s) shown thereon, and all actuarial methods and assumptions are appropriate for such plans, and are consistent with the methods and assumptions permitted by the Code and ERISA. Except as set forth on Schedule 3(q), all such plans are funded to such level as would permit termination without further funding such that, upon termination, the assets of each such plan would then be sufficient to pay all vested accrued benefits thereunder, and there would be no employer liability under Title IV of ERISA. Since 1990, there has been no audit of any benefit plan of First Harrisburg or of any First Harrisburg Subsidiary

     by the Department of Labor, the IRS or the Pension Benefit Guarantee Corporation.

          (r) Labor Matters. Neither First Harrisburg nor any First Harrisburg Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is First Harrisburg or any First Harrisburg Subsidiary the subject of a proceeding asserting that First Harrisburg or any First

     Harrisburg Subsidiary has committed an unfair labor practice or seeking to compel First Harrisburg or such First Harrisburg Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving First Harrisburg or any First Harrisburg Subsidiary pending, or, to the best knowledge of First Harrisburg, threatened, that might have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole. Except as set forth on Schedule 3(r) hereto, neither First Harrisburg nor any First Harrisburg Subsidiary is subject to or a party in any complaint or action before the Pennsylvania Human Relations Commission, the Equal Employment Opportunity Commission or the Department of Labor.

          (s) Environmental Matters. For purposes of this paragraph (s), the following terms shall have the indicated meaning:

             'Environmental Law' means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
        Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
        Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.,; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

             'Hazardous Substance' means any substance presently listed,

        defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any matter containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive matter, and polychlorinated biphenyls.

             'First Harrisburg Loan Portfolio Properties and Other Properties Owned' means those properties serving as collateral for loans in First Harrisburg's loan portfolio, or properties currently owned or operated by First Harrisburg or any First Harrisburg Subsidiary (including, without limitation, in a fiduciary capacity).

             Except as set forth on Schedule 3(s) hereto:

             (1) Neither First Harrisburg nor any First Harrisburg Subsidiary is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole;

             (2) To the best knowledge of First Harrisburg, none of the First Harrisburg Loan Portfolio Properties and Other Properties Owned are in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole;

             (3) To the best knowledge of First Harrisburg, none of the First

        Harrisburg Loan Portfolio Properties and Other Properties Owned have Hazardous Substances on or in them; and

             (4) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the best knowledge of First Harrisburg, threatened relating to the liability of First Harrisburg or any First Harrisburg Subsidiary in connection with any property that previously served as collateral for a loan or was previously owned or leased or that relates to the First Harrisburg Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets, prospects or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole.

          (t) Proceedings. As of the date of this Agreement, there is no pending or, to the best knowledge of First Harrisburg or First Federal, threatened, legal or governmental proceeding against First Harrisburg or any First Harrisburg Subsidiary, and First Harrisburg and First Federal are not aware of any fact or circumstance which would adversely affect First Harrisburg's or First Federal's ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement.

          (u) Undisclosed Liabilities. Since September 30, 1995, neither First Harrisburg nor any First Harrisburg Subsidiary has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations incurred in the ordinary course of business or which would not have a material adverse effect on the financial condition, business, prospects or operating results of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole.

          (v) Financial Institutions Bond. Since January 1, 1994, First Harrisburg and the First Harrisburg Subsidiaries have continuously maintained in full force and effect a financial institutions bond insuring against acts of dishonesty by each of its employees. Except as disclosed on
     Schedule 3(v) hereto, no claim has been made under any such bond since January 1, 1994, and First Federal is unaware of any fact or condition presently existing which might form the basis of a claim under any such bond. First Federal has no reason to believe that its present financial institutions bond will not be renewed by its carrier on substantially the same basis and terms (other than an immaterial premium rate increase) as those now in effect.

          (w) Repurchase Agreements. With respect to any agreement pursuant to which First Harrisburg or any First Harrisburg Subsidiary has purchased securities subject to an agreement to resell, First Harrisburg or the First Harrisburg Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Except as disclosed on Schedule 3(w) which identifies location and type of securities, First Harrisburg maintains physical possession of purchased securities that are subject to an agreement to resell.

          (x) Assumability of Leases and Contracts.  Except as disclosed on
     Schedule 3(x) hereto, all Material Contracts are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by First Harrisburg or the First Harrisburg Subsidiary to such person or entity or change or modify the provisions or terms of such contract by reason of this Agreement or the transactions contemplated hereby.

          (y) Loans. Except as disclosed on Schedule 3(y) hereto, the loans reflected as assets on the First Harrisburg Statement, or acquired since that date, are, in all material respects, the legal, valid and binding obligations of the respective obligors named therein, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans, and the collateral and other security therefor, and the documentation for and administration of the same, satisfy in all material respects the rules, regulations or directives of the OTS, FDIC, or other applicable governmental authorities and are in accordance with their terms in all material respects.

          (z) Loan Portfolio. Except as disclosed on Schedule 3(z) hereto, all evidences of indebtedness reflected as assets of First Harrisburg or any First Harrisburg Subsidiary in the First Harrisburg Statement are in all material respects binding obligations of the respective primary obligors associated therewith, and no material amount thereof is subject to any defenses known to First Harrisburg or any First Harrisburg Subsidiary which may be asserted against First Harrisburg or any First Harrisburg Subsidiary. Except as set forth in Schedule 3(z), First Harrisburg has delivered to Harris a true and correct list and brief description of all real property (other than personal residences) in which First Harrisburg or any First Harrisburg Subsidiary has an interest as creditor or mortgagee securing an amount or amounts greater than $250,000 to one borrower, or a series of related borrowers. Except as set forth in such list (i) there are no outstanding loans held by First Harrisburg with an unpaid balance of $25,000 or more on which a default has occurred and (ii) First Federal has no loans reflected as assets in such financial statements which have principal balances in excess of $20,000 except for fully-secured mortgage loans. For purposes hereof, 'default' shall include but not be limited to a failure of an obligor to make payments with respect to any loans for 60 days or more past the due date for such payment.

          (aa) Trademarks, Trade Names. First Harrisburg owns, or has the right to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of its existing business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3(aa), no claims are pending for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same nor is there any valid basis for any such claim, challenge or question, and, to the best knowledge of First Harrisburg, the use of such trademarks, trade names and copyrights by First Harrisburg or any First Harrisburg Subsidiary does not infringe on the rights of any person.

          (bb) Accuracy of Representations. Until Closing, First Harrisburg will promptly notify Harris if any of the representations contained in this
     Section 3 ceases to be true and correct subsequent to the date hereof.

          (cc) Absence of Questionable Payments. From and after July 1, 1991, First Harrisburg has not, nor, to the best knowledge of First Harrisburg, has any director, officer, agent, employee, consultant or other person associated with, or acting on behalf of, First Harrisburg, (i) used any First Harrisburg or First Harrisburg Subsidiary corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or (ii) made any direct or indirect unlawful payments to governmental officials from any First Harrisburg corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from First Harrisburg or any First Harrisburg

     Subsidiary.

          (dd) Powers of Attorney, Guarantees. Except as set forth on Schedule 3(dd), neither First Harrisburg nor any First Harrisburg Subsidiary has any power of attorney outstanding, or any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, comaker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except for letters of credit issued in the ordinary course of business which are listed on Schedule 3(dd).

          (ee) Mortgage Banking Operations and Activities. Except as set forth in Schedule 3(ee) hereto:

          (1) Avstar Mortgage Corporation (or 'Mortgage Bank') (i) has all certifications, authorizations, licenses, permits and other approvals ('Licenses') necessary to conduct its current mortgage banking business and is in compliance therewith in all material respects, (ii) is in compliance in all material respects with all applicable investor requirements, federal and state statutes and regulations and with the underwriting and servicing guidelines of the Federal Home Loan Mortgage Corporation ('FHLMC'), and the Federal National Mortgage Association ('FNMA'), the Department of Veteran's Affairs ('VA') and the Federal Housing Administration ('FHA'), including but not limited to those statutes, regulations and guidelines governing the origination, recordation or servicing of mortgage loans closed, originated or serviced by Avstar Mortgage Corporation ('Mortgage Loans'), the obtaining of appropriate loan documentation and insurance policies, the calculation of interest rate adjustments, the maintenance of escrow accounts and filing of all documents required by the Internal Revenue Code of 1986, as amended, (iii) is in compliance in all material respects with all mortgage servicing agreements to which it is currently a party (true and complete copies of which First Harrisburg previously made available to Harris), and such agreements are valid and binding obligations of Avstar Mortgage Corporation, are in full force and effect and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), and (iv) is in compliance in all material respects with all FHA insurance certificates, VA guaranty certificates or policies of private mortgage insurance covering the loans in its loan portfolio or loan servicing portfolio, in each case except where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of First Harrisburg or the First Harrisburg Subsidiaries taken as a whole. Except as set forth in Schedule 3(ee), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity of any License currently possessed by Avstar

              Mortgage Corporation, constitute a default (or an event which with the passage of time or the giving of notice or both would constitute a default) under any mortgage servicing agreement to which Avstar Mortgage Corporation is currently a party, or result in any such mortgage servicing agreement being terminable by any party thereto, in each case except where such invalidity, default or termination would not have a material adverse effect on the business, financial condition or results of operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole.

          (2) All of the servicing rights owned by Avstar Mortgage Corporation are owned free and clear of any lien, pledge, security interest, claim, restriction or encumbrance.

          (3) Mortgage Bank is not a party to (i) any agreement or arrangement with any person to repurchase from any such person any Mortgage Loan, mortgaged property serviced for others, mortgage loans sold by Mortgage Bank with servicing released ('Servicing Released Loans') or any mortgage loan and or the servicing rights related thereto which were sold by Mortgage Bank ('Previously Disposed Loans') or (ii) any agreement, arrangement or understanding to reimburse, indemnify or hold harmless any person or otherwise assume any liability with respect to any loss suffered or incurred as a result of any default under or the foreclosure or sale of any such Mortgage Loan, mortgaged property, Servicing Released Loans, or Previously Disposed Loans except insofar as (a) such recourse is based upon a breach by Mortgage Bank of a customary representation, warranty or undertaking, or (b) Mortgage Bank incurs expenses such as legal fees in excess of the customary reimbursement limits, if any, set forth in the applicable Mortgage

              Servicing Agreement. For purposes of this Agreement, the term 'Recourse Loan' means any Mortgage Loan, mortgaged property, Servicing Released Loan or Previously Disposed Loan with respect to which Mortgage Bank bears the risk of loss as described in the preceding sentence.

          (4)Investor Commitments. First Harrisburg has previously provided to Harris complete and correct copies of all commitments to purchase Mortgage Loans ('Investor Commitments') in effect on the date hereof. Each Investor Commitment constitutes a valid and binding obligation of Mortgage Bank, and, to the best knowledge of First Harrisburg, all of the other Parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law). Each Mortgage Loan owned by Mortgage Bank and currently held for sale which is subject to an Investor Commitment is a loan eligible to be either an FHA or VA loan or sold to FNMA ('Conforming Loans') or is otherwise readily saleable in the secondary market.

          (5)Physical Damage.  To the best knowledge of First Harrisburg, there exists no physical damage to any collateral for a Mortgage Loan, which physical damage is not insured against in compliance with regulations and which would have a material adverse effect on the value or marketability of any Mortgage Loan, or on the underlying collateral.

          (6)Advances. There are no pooling, participation, servicing or other agreements to which Mortgage Bank is a party which obligate it to make advances with respect to defaulted or delinquent Mortgage Loans other than as provided in FNMA or FHLMC pooling and servicing agreements.

          (7)Pool Certification. In all material respects, all pools relating to the Mortgage Loans have been certified in accordance with applicable regulations, and the securities backed by such pools have been issued on uniform documents, in accordance with the applicable investor guide without any material deviations therefrom. The principal balance outstanding and owing on the Mortgage Loans in each pool equals or exceeds the amount owing to the corresponding security holders of such pool. No event has occurred or failed to occur which would require Mortgage Bank to repurchase any Mortgage Loan from any pool, except with respect to the obligation to repurchase Conforming Loans that are in foreclosure.

          (8)Payoff Statements. All payoff and assumption statements with respect to each Mortgage Loan provided by Mortgage Bank to borrowers or their agents were, at the time they were provided, complete and adequate in all material respects.


          (ff) CRA Compliance. First Federal has a satisfactory Community Reinvestment Act rating.

          (gg) Derivatives. Except as set forth in Schedule 3(gg), neither First Harrisburg nor any First Harrisburg Subsidiary owns or holds any derivatives, 'caps' or 'floors' in their investment portfolio in an amount of $100,000 in the aggregate.

          (hh) Loan Loss Reserves. The loan loss reserves of First Federal are and shall remain adequate in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC and the OTS.

     4. ACCESS TO AND INFORMATION CONCERNING PROPERTIES, RECORDS, ETC. First Harrisburg and First Federal shall, to the extent permitted by law, give to Harris, its counsel, accountants, financial advisors and other representatives full access, at reasonable times and upon reasonable notice (so as not to interfere unreasonably with the ordinary course and conduct of business of First Harrisburg or any of the First Harrisburg Subsidiaries), throughout the period prior to the Closing, access to all of their respective properties, books, contracts, commitments and records, including, but not limited to, minute books, Charters, Articles of Incorporation and Bylaws, and shall furnish to Harris during such period all such information concerning First Harrisburg and the First Harrisburg Subsidiaries and their respective affairs as Harris may reasonably request. Without limiting the effect of the foregoing, such access shall in no event be more limited than that granted by a public company to its independent accountants in the course of their conduct of an audit of its financial statements (to the extent such access is permitted by applicable law, regulation or order). In addition, First Harrisburg and the First Harrisburg Subsidiaries shall make their respective officers available at reasonable times and upon reasonable notice to discuss with Harris' designated representatives the substance of all documents, financial statements and other information provided by First Harrisburg and the First Harrisburg Subsidiaries, and other matters as Harris shall reasonably deem pertinent to the transactions contemplated under this Agreement. All information disclosed by any party hereto or any subsidiary thereof to another party pursuant to this Section 4 shall be subject to Section 13 hereof (regarding confidential treatment of confidential or non-public information).

     5. AFFIRMATIVE COVENANTS OF HARRIS. Harris covenants and agrees that, throughout the period commencing on the date hereof and ending on the date of Closing, except for specific proposed actions or inaction as shall be consented to by First Harrisburg, which consent shall not be unreasonably withheld and shall be deemed to have been given upon the passage of ten (10) days following written notice of the proposed action or inaction by Harris to First Harrisburg unless First Harrisburg shall reasonably and in good faith object in writing to Harris within said period, Harris will for its own part:


          (a) Conduct of Business. Conduct its business in a manner that will not adversely affect Harris' ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or Harris' ability to perform its obligations under this Agreement and conduct its business in the ordinary course; provided that Harris may undertake activities which are not in the ordinary course on the condition that such activities will not result in a material adverse change in the business, operations, assets or financial condition of Harris taken as a whole;

          (b) Preservation of Business. Use its best efforts to maintain and preserve its business;

          (c) Insurance. Maintain in full force and effect insurance customary with industry practices for the businesses conducted by Harris;

          (d) Laws, Rules, Etc. Comply with and perform all material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except in respects not materially adverse to the business, operations, assets or financial condition of Harris or which would not materially impair the ability of Harris to consummate the transactions contemplated hereby;

          (e) Best Efforts. Use its best efforts to assure, to the extent reasonably within its control, as soon as it is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated hereunder and the transactions contemplated by this Agreement; and

          (f) Notices. Notify First Harrisburg of (i) any fact or circumstance of which the executive officers of Harris have knowledge which would, absent disclosure by Harris to First Harrisburg and First Harrisburg's subsequent consent to such fact or circumstance, not permit Harris to satisfy the conditions set forth in Section 10(a)(i) of this Agreement,
     (ii) any material breach of any of its covenants and agreements contained herein, and (iii) any material adverse change in its financial condition, business or operating results on a consolidated basis.

          (g) Regulatory Applications. Harris agrees to use its best efforts to file all requisite regulatory applications with respect to the transactions contemplated by this Agreement no later than December 31, 1995 and to thereafter use its best efforts to file any necessary amendments promptly. Copies of such applications and all correspondence to and from the regulatory authorities shall be promptly provided to First Harrisburg and its counsel.

     6. AFFIRMATIVE COVENANTS OF FIRST HARRISBURG AND FIRST FEDERAL. First Harrisburg and First Federal covenant and agree that, throughout the period commencing on the date hereof and ending on the date of Closing, except for specific proposed actions or inaction as shall otherwise be consented to in writing by Harris, First Harrisburg will for its own part, and it will cause the

First Harrisburg Subsidiaries to:

          (a) Conduct of Business. Conduct their businesses, including extensions of credit and mortgage banking operations, only in the ordinary course consistent with past practices and written policies, and there will be no Material Adverse Change (as defined in Section 3 hereof) in the business, operations, assets or financial condition of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole between the date hereof and the Effective Date;

          (b) Preservation of Business. Use their best efforts to maintain and preserve their businesses and business organizations intact, including, but not limited to, maintaining goodwill and relationships with customers and others having business dealings with First Harrisburg and the First Harrisburg Subsidiaries, preserving and collecting all material claims and causes of action belonging to First Harrisburg and the First Harrisburg Subsidiaries, and maintaining their books of account and other records;

          (c) Properties. Maintain and keep their properties, both real property and tangible personal property, in as good repair and condition in all material respects as they presently exist, except for depreciation due to ordinary wear and tear and damage due to unavoidable casualty;

          (d) Insurance. Maintain in full force and effect all insurances customary with industry practices for the businesses conducted by First Harrisburg and the First Harrisburg Subsidiaries;


          (e) Contracts, Etc. Perform all its material obligations under agreements, contracts, leases, documents and instruments relating to or affecting their assets, properties and businesses;

          (f) Financial Statements. Furnish to Harris:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarters in each fiscal year, consolidated statements of operations of First Harrisburg and the First Harrisburg Subsidiaries for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated balance sheet of First Harrisburg and the First Harrisburg Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Within ninety days of the end of the period being audited, copies of all audit reports submitted to First Harrisburg by independent auditors in connection with each annual, interim or special audit of the books of First Harrisburg and the First Harrisburg Subsidiaries made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as First Harrisburg or the First Harrisburg

        Subsidiaries may file with the SEC, the OTS, or any other regulatory authority;

             (iv) Promptly upon any executive officer of First Harrisburg obtaining knowledge of any condition or event which would constitute a material violation of the terms and conditions of this Agreement or the Merger Agreement or which would constitute a material default under any material indenture, mortgage, agreement or other instrument securing or relating to any indebtedness of First Harrisburg or the First Harrisburg Subsidiaries for borrowed money, a certificate of the President of First Harrisburg, specifying the nature of such material violation or default and what action First Harrisburg has taken or is taking or proposes to take with respect thereto;

             (v) Promptly upon becoming aware that any person has given notice to First Harrisburg or any First Harrisburg Subsidiary or taken any other action with respect to a claimed violation or default of the type referred to in subsection (iv) of this Subsection (f), a written notice describing the notice given or action taken by such person, the nature of such violation or default and what action First Harrisburg has taken or is taking or proposes to take with respect thereto; and

             (vi) With reasonable promptness, such additional financial data as Harris may reasonably request.

          (g) Laws, Rules, Etc.  Comply with and perform all material obligations and duties imposed upon it by all federal, state, county, local and municipal laws and all rules, regulations, directives, decrees, orders, and ordinances imposed by federal, state, county, local or municipal governmental authorities, including, but not by way of limitation of the above, compliance with examination reports, regulations and rulings of the OTS;

          (h) Corporate Existence. Maintain its existence, in the case of First Harrisburg, as a corporation validly existing in good standing under the laws of the Commonwealth of Pennsylvania, and in the case of the First Harrisburg Subsidiaries, as an entity of the respective type set forth on
     Schedule 3(a) in good standing under the laws of the respective jurisdictions set forth on Schedule 3(a);

          (i) Notices. Notify Harris of (i) any fact or circumstance of which the executive officers of First Harrisburg have knowledge which would, absent disclosure by First Harrisburg to Harris and Harris' subsequent consent to such fact or circumstance, not permit First Harrisburg to satisfy the conditions set forth in Section 9(a)(i) of this Agreement, (ii) any material breach of any of its covenants and agreements contained herein, and (iii) any Material Adverse Change (as defined in Section 3 hereof) in its financial condition, business, operations, assets, prospects or operating results on a consolidated basis;

          (j) Best Efforts.  Use its best efforts to assure, to the extent reasonably within its control, as soon as it is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated by this Agreement. First Harrisburg and the First Harrisburg Subsidiaries shall cooperate with Harris and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in this Agreement and to consummate this Agreement and the Merger Agreement. In particular, without limiting the generality of the foregoing, First Harrisburg and the First Harrisburg Subsidiaries shall:

             (i) cooperate with Harris in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement;

             (ii) in the case of First Harrisburg, call a special or annual meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement and the Merger Agreement by its shareholders at that meeting;

             (iii) cooperate with Harris in making the employees of First Harrisburg and the First Harrisburg Subsidiaries reasonably available for training by Harris prior to the Effective Date, to the extent such training is deemed reasonably necessary by Harris;

             (iv) make additions to loan loss reserves and make loan writeoffs, writedowns and other adjustments that reasonably should be made by First Federal in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC and the OTS for the period until the Effective Date;

             (v) use its best efforts to assure that the directors of First Harrisburg shall have executed and delivered the Support Agreement referred to in Section 9(g) hereof and in a form acceptable to Harris;

             (vi) execute and deliver the Investment Agreement in the form set forth in Exhibit 4 hereto; and

             (vii) use its best efforts to assure that persons who currently hold outstanding stock options of First Harrisburg agree to surrender same in accordance with the terms of this Agreement.

          (k) Amend Corporate Documents. Amend or modify the articles of incorporation or bylaws or any other documents of First Harrisburg or the First Harrisburg Subsidiaries in a manner reasonably requested by Harris if necessary to effectuate the transactions contemplated hereby; and

          (l) Suspend Stock and Dividend Reinvestment Plans. Suspend its Dividend Reinvestment Plan as of the date hereof and all other plans involving the issuance of First Harrisburg Common Stock (other than its stock option plans) as of the date hereof and amend or terminate the outstanding First Harrisburg stock option plans by the Effective Date.

          (m) First Harrisburg Benefit Plans. All First Harrisburg employee benefit plans, except the directors' retirement plan, shall be terminated prior to or as of the Effective Date. For those plans subject to ERISA, benefits payable upon termination shall not be in excess of the minimum amounts required to be paid under the provisions of ERISA and the underlying plan document.

          (n) Good Faith Cooperative Effort to Revise Structure. First Harrisburg and First Federal hereby agree to cooperate with Harris to approve any revision to this Agreement, or to the attached Exhibits, involving a structural change to the Merger and the transactions contemplated thereunder provided that such cooperation and approval does not impact upon the amount of consideration to be received by the shareholders of First Harrisburg or otherwise impact the conditions to the obligations of any of the Parties in any materially burdensome manner.

          (o) Non-permitted Activities Divestiture. First Harrisburg, First Federal and the First Harrisburg Subsidiaries shall divest any non-permitted activity that could not be undertaken or any entity that could not be operated or owned by Harris after the Effective Date, unless the appropriate regulatory agencies permit the retention, ownership, operation and non-divestiture of such activities or entities by Harris. If the appropriate regulatory agencies permit such activities or entities to be conducted, operated or owned by Harris as of the Effective Date and only require that such activities or entities be discontinued or divested within a specified period of time following the Effective Date, then First Harrisburg, First Federal and the First Harrisburg Subsidiaries shall have no obligation to discontinue or divest such activities or entities prior to the Effective Date.

     7. NEGATIVE COVENANTS OF FIRST HARRISBURG AND FIRST FEDERAL. First Harrisburg and First Federal covenant and agree that, throughout the period commencing on the date hereof and ending on the date of Closing, except for proposed specific actions as shall otherwise be consented to in writing by Harris, they will not for their own part, nor will they cause or permit any of the First Harrisburg Subsidiaries or affiliates to:

          (a) Amend its charter, articles of incorporation or bylaws;

          (b) Issue, sell or otherwise dispose of (or authorize or agree to issue, sell or dispose of) any shares of its capital stock (other than pursuant to the outstanding stock options set forth in Schedule 3(b) hereto, the Option Agreement and the 10% stock dividend payable on November 15, 1995) or any securities or documents convertible into or representing a right or option to purchase any such shares, or enter into any other agreements to issue or sell any shares of capital stock or change the presently outstanding shares of capital stock into a greater or lesser number of shares either by way of a recapitalization, reclassification, reorganization, consolidation of shares or the like, or by a stock split, stock dividend, or by way of a merger or consolidation;


          (c) Purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of capital stock;

          (d) Merge into, consolidate with, or be purchased or acquired by, any other corporation, entity or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition), or permit (or agree to permit) any other corporation, entity or person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral and except for purchases or sales of loans in the ordinary course of its business, acquire (or agree to acquire) all or substantially all of the assets of any other corporation, entity or person or sell or dispose (or agree to sell or dispose) all or any substantial part of its assets, in each case unless after written notice to Harris and following receipt by First Harrisburg of written advice of counsel, the First Harrisburg Board of Directors determines that the failure to take such action is likely to be deemed to constitute a breach of their fiduciary duties under applicable Pennsylvania law;

          (e) Make, declare or pay any dividend other than regular quarterly cash dividends in an amount not to exceed $.055 per share per quarter on the First Harrisburg Common Stock or declare or make any distribution on any shares of its capital stock other than the 10% stock dividend payable on November 15, 1995;

          (f) Enter into any employment contracts, deferred compensation arrangements, or other agreements or arrangements affecting compensation or benefits, or pay any bonus to, or increase the rate of compensation of any director, officer, employee or consultant of First Harrisburg or any First Harrisburg Subsidiary, other than bonuses and increases in the rate of compensation of employees of First Harrisburg or any First Harrisburg Subsidiary in the ordinary course of business consistent with past practice in an amount not to exceed $50,000 in the aggregate or bonuses accrued as of the date hereof;

          (g) Enter into or modify (except as may be required by applicable law or to effect the transactions contemplated by this Agreement) any pension, retirement, stock option, stock purchase, severance, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former directors, officers or other employees;

          (h) Except for indebtedness and contingent liabilities incurred in the ordinary course of business (e.g., deposit liabilities, Federal Home Loan Bank advances by First Federal, and non-material reverse repurchase agreements), incur any indebtedness or liability for borrowed money evidenced by notes, bonds, debentures or other similar obligations;

          (i) Solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any First Harrisburg Subsidiary), or of a substantial equity interest in it or any business combination with it or any First Harrisburg Subsidiary, and First Harrisburg shall notify Harris immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, First Harrisburg or any First Harrisburg Subsidiary; and First Harrisburg and the First Harrisburg Subsidiaries shall not permit any officer, director, agent, advisor, or affiliate to do any of the above and shall instruct its and each First Harrisburg Subsidiary's officers, directors, agents, advisors and affiliates to comply with the above. Notwithstanding the foregoing, First Harrisburg, after written notice to Harris, may respond to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, following receipt of written advice of counsel, the First Harrisburg Board of Directors determines that failure to respond to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of their fiduciary duties under applicable Pennsylvania law;

          (j) Except in the ordinary course of business, enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in a transaction or subject any of First Harrisburg's or First

     Harrisburg Subsidiaries' properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

          (k) Take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this

     Agreement;

          (l) Enter into any related party transaction except such related party transactions relating to extensions of credit made in accordance with applicable laws, regulations and rules and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with other persons that do not involve more than the normal risk of collectibility or present other unfavorable features;

          (m) Sell or otherwise dispose of any capital stock of any First Harrisburg Subsidiary;

          (n) Change any method, practice or principle of accounting except as may be required by generally accepted accounting principles or any applicable regulator;

          (o) Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which First Harrisburg or any First Harrisburg Subsidiary is a party, other than the ordinary course of business, consistent with past practice;


          (p) Make any loan or other credit facility commitment in excess of $250,000 (including without limitation, lines of credit and letters of credit) to any affiliate other than Avstar Mortgage Corporation in the ordinary course of business or compromise, expend, renew or modify any such commitment outstanding;

          (q) Except consistent with past practice, enter into, renew, extend or modify any other transaction with any affiliate;

          (r) Enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at September 30, 1995;

          (s) Enter into any derivative, cap or floor or similar commitment, agreement or arrangement, except in the ordinary course of business and consistent with past practices;

          (t) Knowingly take any action that would, under any statute, regulation or administrative practice of the Federal Reserve, the FDIC, the Department of Banking, the SEC, or the OTS, materially or adversely affect the ability of either party to obtain any required approvals for consummation of the transaction;

          (u) Sell, transfer, lease or encumber any servicing rights or other assets except for mortgage loans and related servicing rights in the ordinary course of business, which ordinary course of business shall not include, however, the present servicing portfolio on closed loans maintained by First Harrisburg and the First Harrisburg Subsidiaries, or purchase any assets except for mortgage loans and servicing rights related thereto from third party mortgage loan originators with respect to which Mortgage Bank is a party to an existing contract;


          (v) Materially alter or vary its methods or policies of (i) underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service mortgage loans, (ii) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (iii) obtaining financing and credit;

          (w) Incur any debt other than debt incurred to fund or purchase mortgage loans from First Harrisburg or a First Harrisburg Subsidiary;

          (x) Directly or indirectly agree to take any of the foregoing actions specified in subsections (a) through (w) above.

     8. CONDITIONS TO THE OBLIGATIONS OF HARRIS, HARRIS ACQUISITION, FIRST HARRISBURG, AND FIRST FEDERAL. The Closing shall be expressly conditioned upon the following:


          (a) Approval of Shareholders. Approval and adoption of this Agreement and the transactions and agreements contemplated hereby by a vote of the shareholders of First Harrisburg, as required by applicable law and by First Harrisburg's Articles of Incorporation, shall have been obtained and certified. Approval and adoption of this Agreement and the transactions and agreements contemplated hereby by a vote of the shareholders of Harris, as required by applicable law and by the Harris Articles of Incorporation, shall have been obtained and certified;

          (b) Approval of Regulatory Agencies. All required consents and approvals of all regulatory agencies and other authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement, the First Harrisburg Plan of Liquidation and the First Federal Merger, including without limitation the SEC, OTS, Department of Banking, FDIC and Federal Reserve, shall have been granted and obtained, without the imposition of any non-standard term or condition which would materially impair the value of First Harrisburg and the First Harrisburg Subsidiaries to Harris or otherwise impact Harris in a materially adverse way and all applicable notice and waiting periods shall have expired or passed;

          (c) Dissenters' Rights. Holders of no more than twenty percent (20%) of outstanding shares of First Harrisburg shall have exercised their statutory appraisal or dissenters' rights;

          (d) Antitrust Laws. The pre-merger notification provisions of Section 7A of the Clayton Act shall have been complied with by the Parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable;

          (e) Suits, Actions. No party hereto shall be subject to any action, suit, proceeding, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement;


          (f) Statutes, Orders. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and

          (g) Other Requirements. All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

     9. CONDITIONS TO THE OBLIGATIONS OF HARRIS AND HARRIS ACQUISITION. Consummation by Harris and Harris Acquisition of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of Harris and Harris Acquisition.

          (a) Representations, Warranties and Covenants.

             (i) The representations and warranties of First Harrisburg (both on its own behalf and on behalf of the First Harrisburg Subsidiaries) contained herein (A) shall have been true and correct in all material respects on the date hereof, and (B) other than as disclosed by First Harrisburg to, and approved by, Harris in writing prior to or at the Closing, shall be true and correct in all material respects as of the Closing, except as otherwise provided or permitted by this Agreement and except as to any representation or warranty which specifically relates to an earlier date.

             (ii) First Harrisburg and the First Harrisburg Subsidiaries shall have duly performed or complied in all material respects with all covenants, not otherwise waived by Harris and Harris Acquisition in writing, required by this Agreement to be performed by First Harrisburg and the First Harrisburg Subsidiaries prior to or at the Closing.

             (iii) Harris shall have received a certificate of First Harrisburg dated as of the Closing, signed by the President and the Chief Financial Officer of First Harrisburg, certifying in such detail as Harris may reasonably request the fulfillment of the conditions set forth in Sections 9(a)(i) and (ii) above.

          (b) Opinion of Special Counsel. All proceedings and legal details incident to this Agreement shall be satisfactory to Shumaker Williams, P.C. as special counsel for Harris and Harris Acquisition, and Harris shall have received an opinion reasonably satisfactory to it from Elias, Matz, Tiernan & Herrick L.L.P. as special counsel for First Harrisburg and First Federal, dated as of the date of the Closing and addressed to Harris, to the effect that:

             (i) First Harrisburg is a corporation organized and validly existing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to execute, deliver and perform all transactions contemplated by the Agreement and has the corporate power and authority to own and hold its properties and to carry on its business immediately prior to Closing as previously described in the Proxy Statement.


             (ii) The authorized capital stock of First Harrisburg consists of 10,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which [the number of shares of First Harrisburg Common Stock specified in the opinion] are issued and outstanding on the Effective Date and [number specified in opinion] shares are held in treasury. Each of the outstanding shares of First Harrisburg Common Stock has been validly issued and is fully paid and non-assessable. None of such outstanding shares of First Harrisburg Common Stock have been issued in violation of any preemptive rights. To such counsel's Actual Knowledge, as defined below, no unissued shares of First Harrisburg Common Stock or any other securities of First Harrisburg are subject to any warrants, options, commitments, preemptive or other rights of any kind or nature, and First

        Harrisburg is not obligated to issue any additional shares of capital stock or any other securities of any kind or nature, except for [number specified in opinion] options outstanding which were granted pursuant to stock option plans of First Harrisburg and First Federal and except pursuant to the Option Agreement.


             (iii) First Federal is an entity of the type set forth on Schedule 3(a) hereto, and is organized and validly existing under the laws of the jurisdiction set forth on said Schedule 3(a). First Federal has the corporate power and authority to execute, deliver and perform all transactions contemplated by the Agreement. First Federal has the corporate power and authority to own and hold its properties and to carry on its business immediately prior to Closing as previously described in the Proxy Statement.

             (iv) All of the issued and outstanding capital stock of First Federal is validly issued, fully paid and non-assessable and, to such counsel's Actual Knowledge, owned directly by First Harrisburg.

             (v) The execution, delivery and performance as of the date of such opinion of all transactions contemplated by the Agreement have been duly authorized by the Boards of Directors of First Harrisburg and First Federal, and as to the Option Agreement by the Board of Directors of First Harrisburg, and do not violate any of the provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under, the articles of incorporation or bylaws of First Harrisburg or First Federal or to such counsel's Actual Knowledge any material agreement, document or instrument to which either First Harrisburg or First Federal is a party and which was either included as an exhibit to any filing made by First Harrisburg under either the Securities Act of 1933 or the Securities Exchange Act of 1934 or which is identified in Schedule 3(j) to the Agreement.

             (vi) The Agreement (other than the Option Agreement, as to which no opinion need be rendered pursuant to this clause) has been duly authorized, executed and delivered by First Harrisburg and First Federal and constitutes a valid and binding obligation of First

        Harrisburg and First Federal, enforceable against First Harrisburg and First Federal in accordance with its terms, except as may be limited by
        (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).


             (vii) The Option Agreement has been duly authorized, executed and delivered by First Harrisburg.

             (viii) To the Actual Knowledge of such counsel the execution, delivery and performance of the Agreement and the transactions contemplated thereunder by First Harrisburg and First Federal do not violate any provision of law, regulation, rule, order, or decree applicable to First Harrisburg or First Federal.

             (ix) All consents and approvals of (and filings with) the FDIC and the OTS required by law to have been obtained or made by First Harrisburg and First Federal in order to permit First Harrisburg and First Federal to perform their obligations under the Agreement have been obtained or made.

             (x) To the Actual Knowledge of such counsel, there is no action, suit or proceeding pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by the Agreement that, if determined adversely to First Harrisburg and the First Harrisburg Subsidiaries, would have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business or operations of First Harrisburg and the First Harrisburg Subsidiaries taken as a whole.

             (xi) First Federal is a member of the Federal Home Loan Bank of Pittsburgh and the deposits of First Federal are insured by the SAIF administered by the FDIC.

     The opinion of First Harrisburg's special counsel shall be governed by the Legal Opinion Accord ('Accord') of the American Bar Association Section of Business Law (1991). The term 'Actual Knowledge' as used herein shall have the meaning set forth in the Accord. In addition, such opinion may be limited to present statutes, regulations, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise after such opinion is rendered. Such counsel may assume that any agreement is the valid and binding obligation of any Parties to such agreement other than First Harrisburg or First Federal. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of First Harrisburg and First Federal and certificates of public officials. Such counsel's opinion shall be limited to matters governed by federal laws and by the Business Corporation Law. With respect to matters involving the application of Pennsylvania law, such counsel may rely, to the extent it deems proper and as specified in its opinion, upon the opinion of local counsel. Such counsel may also indicate that it is expressing no opinion as to the fairness of the transactions contemplated by this Agreement or of the Merger Consideration to be received by the holders of First Harrisburg Common Stock from a financial point view or as to the business judgement of the Board of Directors of First Harrisburg and First Federal in connection with their adoption of the Agreement.


          (c) Opinion of Local Counsel. Harris shall have received an opinion reasonably satisfactory to it from First Harrisburg's local counsel as local counsel for the First Harrisburg Subsidiaries dated as of the date of the Closing and addressed to Harris, to the effect that:

             (i) Each of the First Harrisburg Subsidiaries (other than First Federal) is an entity of the respective type set forth on Schedule 3(a) hereto and is organized and validly existing under the laws of the respective jurisdiction set forth on said Schedule 3(a). Each of the First Harrisburg Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its present business.

             (ii) All of the issued and outstanding First Harrisburg Subsidiaries' Capital Stock is validly issued, fully paid and non-assessable and, to such counsel's Actual Knowledge, is owned directly or indirectly by First Harrisburg.

             (iii) The execution, delivery and performance as of the date of such opinion of all transactions contemplated by the Agreement do not violate any of the provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under, the articles of incorporation or bylaws of any of the First Harrisburg Subsidiaries or to such counsel's Actual Knowledge, any other material agreement, document or instrument to which any of the first Harrisburg Subsidiaries is a party or by which it or any of its properties or assets is bound.

          In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of the First Harrisburg Subsidiaries and certificates of public officials. Such opinion shall be governed by the Accord, and the term 'Actual Knowledge' as used herein shall have the meaning set forth in the Accord.

          (d) Suit, Action, Etc. No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over First Harrisburg, any First Harrisburg Subsidiary, Harris or Harris Acquisition or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement and which in the reasonable and good faith judgment of the management of Harris, based upon the written advice of its counsel, is meritorious and adversely affects the prospects of such consummation.

          (e) Accountants' Comfort Letter. Harris and Harris Acquisition shall have received 'comfort' letters from First Harrisburg's independent certified public accountants dated (i) within five business days of the date of mailing of the Proxy Statement and (ii) the Effective Date, in each case substantially to the effect that:

             (A) it is a firm of independent public accountants with respect to

        First Harrisburg and the First Harrisburg Subsidiaries within the rules and regulations of the SEC;

             (B) in its opinion the audited consolidated financial statements of First Harrisburg and the First Harrisburg Subsidiaries examined by it and included in the Proxy Statement comply as to form in all material respects with the applicable rules and regulations of the SEC; and

             (C) on the basis of specified procedures (which do not constitute an examination in accordance with generally accepted auditing standards), nothing has come to its attention which causes it to believe: (i) that the consolidated financial statements, if any, of First Harrisburg included in such Proxy Statement do not comply in all material respects with the applicable accounting requirements and of the rules and regulations of the SEC and (ii) that any such unaudited consolidated financial statements of First Harrisburg from which unaudited quarterly financial information set forth in such Proxy Statement has been derived, are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the audited consolidated financial statements.

          (f) Accountants' Letter. Harris and Harris Acquisition shall have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will be accounted for under the purchase method of accounting.

          (g) Support Agreement. Each of the directors of First Harrisburg shall have executed and delivered to Harris a 'Support Agreement' in a form that is acceptable to Harris.

          (h) Investment Agreement. First Harrisburg shall have executed and delivered to Harris an Investment Agreement, 'the Option Agreement,' in the form set forth in Exhibit 4 hereto.

          (i) Tax Ruling or Opinion. Harris shall have received at the Closing, a ruling from the Internal Revenue Service or an opinion of KPMG Peat Marwick, L.L.P., that the transactions contemplated by this Agreement, the

     Merger Agreement, the First Harrisburg Plan of Liquidation and the First Federal Merger will not be taxable transactions to the Parties, will qualify for treatment under Section 338 of the Internal Revenue Code of 1986, as amended, and will not have adverse tax consequences or result in adverse tax attributes to the Parties. Such ruling or opinion shall be in a form and of content reasonably satisfactory to Harris.

          (j) Closing Documents. First Harrisburg and First Federal shall have delivered to Harris and Harris Acquisition (i) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which First Harrisburg or a First Harrisburg Subsidiary is a party or by which First Harrisburg or a First Harrisburg Subsidiary or any of their properties are bound; and (ii) such other certificates and documents as Harris and Harris Acquisition and their counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as 'First Harrisburg Closing Documents').

          (k) Outstanding Stock Options. All unexercised stock options, derivatives or other instruments of First Harrisburg that are issuable by First Harrisburg or issued and outstanding of First Harrisburg shall have been retired, redeemed, surrendered, exercised or otherwise satisfied or settled prior to the Effective Date.

          (l) Effectiveness of Transactions. All transactions contemplated by and provided for in this Agreement, the Merger Agreement, the First Harrisburg Plan of Liquidation, and the First Federal Merger Agreement shall be imminent and there shall be no impediment existing that would materially impair the Parties' ability to effectuate same.

          (m) Non-permitted Activities. First Harrisburg, First Federal and the other First Harrisburg Subsidiaries shall have divested of all activities or entities, that if they were to be conducted, operated or owned by Harris, would constitute a non-permitted activity or entity of Harris, unless the appropriate regulatory agencies permit the retention, ownership, operation and non-divestiture of such activities or entities by Harris as of the Effective Date. If the appropriate regulatory agencies permit such activities or entities to be conducted, operated or owned by Harris as of the Effective Date and only require that such activities or entities be discontinued or divested within a specified period of time following the Effective Date, then First Harrisburg, First Federal and the First Harrisburg Subsidiaries shall have no obligation to discontinue or divest such activities or entities prior to the Effective Date.

          (n) Harris Fairness Opinion. Harris shall have obtained from its independent financial advisors an opinion dated within five business days of the date of the Proxy Statement for the Harris Shareholders' Meeting, stating that the Merger Consideration to be paid by Harris is fair, from a financial point of view, to Harris and its shareholders.

     10. CONDITIONS TO THE OBLIGATIONS OF FIRST HARRISBURG AND FIRST
FEDERAL. Consummation by First Harrisburg and First Federal of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of First Harrisburg and First Federal.

          (a) Representations and Warranties.

             (i) The representations and warranties of Harris and Harris Acquisition contained herein (A) shall have been true and correct in all material respects on the date hereof, and (B) other than as disclosed by Harris to, and approved by, First Harrisburg and First Federal in writing prior to or at the Closing, shall be true and correct in all material respects as of the

        Closing, except as otherwise permitted by this Agreement and except as to any representation or warranty which specifically relates to an earlier date.

             (ii) Harris and Harris Acquisition shall have duly performed or complied in all material respects with all covenants, not otherwise waived by First Harrisburg and First Federal in writing, required by this Agreement to be performed by Harris and Harris Acquisition prior to or at the Closing.

             (iii) First Harrisburg shall have received a certificate of Harris dated as of the Closing, signed by the President and the Chief Financial Officer of Harris, certifying in such detail as First Harrisburg may reasonably request the fulfillment of the conditions set forth in Sections 10(a)(i) and (ii) above.

          (b) Opinion of Counsel. All proceedings and legal details incident to this Agreement shall be satisfactory to Elias, Matz, Tiernan & Herrick L.L.P. as special counsel for First Harrisburg, and First Harrisburg shall have received an opinion reasonably satisfactory to it from Shumaker Williams, P.C. as special counsel for Harris, dated as of the date of the Closing and addressed to First Harrisburg to the effect that:

             (i) Harris is a Pennsylvania state-chartered stock savings bank and is organized and validly existing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to execute, deliver and perform all transactions contemplated by this Agreement.

             (ii) The execution, delivery and performance of all transactions contemplated by the Agreement have been duly authorized by the Board of Directors of Harris and Harris Acquisition, and do not and will not violate any of the provisions of, or constitute a default under, or give any person or party the right to accelerate payment or performance under the Articles of Incorporation or Bylaws of Harris or Harris Acquisition, or to such counsel's Actual Knowledge, as defined below, any other material agreement, document or instrument to which Harris is a party or by which it or any of its properties or assets is bound.

             (iii) The Agreement has been duly authorized, executed and delivered by Harris and Harris Acquisition and constitutes a valid and binding obligation of Harris and Harris Acquisition, enforceable against

        Harris and Harris Acquisition in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of state chartered savings banks generally or their holding companies, general equitable principles, and laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).


             (iv) To the Actual Knowledge of such counsel, the execution, delivery and performance of the Agreement and the transactions contemplated thereunder by Harris and Harris Acquisition do not violate any provision of law, regulation, rule, order or decree applicable to Harris or Harris Acquisition.

             (v) All consents and approvals of (and filings with) all federal or state regulatory agencies or other authorities having jurisdiction over the transactions contemplated by the Agreement required by law for Harris and Harris Acquisition to have been obtained or made have been obtained or made; such opinion to express those agencies or authorities whose approvals have been obtained or accomplished.

             (vi) To the Actual Knowledge of such counsel, there is no action, suit or proceeding pending or threatened before any federal, state or local court or government authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by the Agreement that, if determined adversely to Harris and Harris Acquisition, would have a material and adverse effect upon the ability of Harris and Harris Acquisition to consummate the Merger.

     The opinion of Shumaker Williams, P.C. shall be governed by the Legal Opinion Accord ('Accord') of the American Bar Association Section of Business Law (1991). The term 'Actual Knowledge' as used herein shall have the meaning set forth in the Accord. In addition, such opinion may be limited to present statutes, regulation, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislation or regulatory action, judicial decision or otherwise, after such opinion has been rendered. Such counsel may assume that any agreement is the valid and binding obligation of any Parties to such agreement, other than Harris or Harris Acquisition. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of Harris and Harris Acquisition and certificates of public officials. Such counsel's opinion shall be limited to matters governed by federal laws and by the laws of the Commonwealth of Pennsylvania.

          (c) Suit, Action, Etc.  No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over First Harrisburg, any First Harrisburg Subsidiary, Harris or Harris Acquisition, or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

          (d) Deposit into Payment Fund. On or prior to the Effective Date, Harris Acquisition shall have deposited cash into the Payment Fund in an amount sufficient to enable Harris and Harris Acquisition to satisfy their obligations to pay the Aggregate Merger Consideration under this Agreement.


          (e) First Harrisburg Fairness Opinion. First Harrisburg shall have obtained from its independent financial advisors an opinion dated within five business days of the date of the Proxy Statement for the First Harrisburg Shareholders' Meeting stating that the Merger Consideration to be received by the holders of First Harrisburg Common Stock is fair from a financial point of view.

     11. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Effective Date, whether before or after its approval and adoption by the shareholders of First Harrisburg and Harris, only if one or more of the following events shall occur:

          (a) By any party to the Agreement, if the Closing shall not have occurred on or before October 31, 1996, unless the failure to so consummate by such time is due to the breach of this Agreement by the Party seeking to terminate, or such later date as shall have been agreed to by the Parties hereto (the 'Termination Date').

          (b) At any time by the mutual written agreement of the Parties hereto.

          (c) Immediately upon the expiration of thirty (30) days from the date that Harris or Harris Acquisition has given notice to First Harrisburg of First Harrisburg's or First Federal's material misrepresentation or breach of any warranty or representation or breach in any material respect, individually or collectively, of any covenant or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that First Harrisburg or First Federal cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the date of Closing.

          (d) Immediately upon the expiration of thirty (30) days from the date that First Harrisburg or First Federal has given notice to Harris of Harris' or Harris Acquisition's material misrepresentation or breach of any warranty or representation or breach in any material respect, individually or collectively, of any covenant or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that Harris or Harris Acquisition cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the date of Closing.


          (e) By Harris and Harris Acquisition or First Harrisburg and First Federal, by a vote of a majority of the members of their respective Boards of Directors, if the shareholders of First Harrisburg or Harris fail to approve this Agreement.

          (f) If any Party has been informed in writing by the OTS, the FDIC, the Banking Department, the Federal Reserve or any other required regulatory authority that a required approval or consent will not be granted and the time period for all appeals and reconsideration has expired.


     12. EXPENSES.

          (a) Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except printing expenses which shall be shared, based on each Party's proportionate cost associated with the solicitation of each Party's respective shareholders. In the event of termination of this Agreement pursuant to Section 11, this Agreement shall thereafter become void and there shall be no liability on the part of any Party hereto or on their respective officers or directors, except as provided in Sections 12(b) and 13 hereof, and except that any such termination shall be without prejudice to the rights of any Party hereto arising out of the willful breach of any covenant or willful misrepresentation contained in this Agreement by any other Party hereto.

          (b) In the event any Party shall willfully default in its obligations hereunder, any non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages (except consequential damages), costs and expenses, including legal, accounting, investment banking, printing and mailing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder. Negligent misrepresentations or omissions of information that are immaterial to this Agreement shall provide no basis for terminating or rescinding this Agreement.

     13. CONFIDENTIALITY. Any non-public or confidential information disclosed by either First Harrisburg (including any First Harrisburg Subsidiary) or by Harris to the other Parties pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement or otherwise, or to which any Party has acquired or may acquire access pursuant to which the disclosing Party indicates (either expressly, in writing or orally, or by the context of the disclosure or access) that such information is non-public or confidential shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the Parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and who reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained hereunder by any Party shall be returned as soon as practicable after receiving a request from the other Party following any termination of this Agreement.


     14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. Except for the provisions of Sections 1, 13 and 15 hereof, no representation, warranty or covenant of any Party contained in this Agreement, or in any exhibit, certificate or other instrument referred to in this Agreement and which is delivered or made pursuant to this Agreement (or in connection with any transaction contemplated by this Agreement) shall survive the Closing.

     15. CERTAIN POST-MERGER AGREEMENTS.  The Parties hereto agree that:


        (a) Employees.

             (i) Immediately prior to or as of the Effective Date, First Harrisburg shall terminate all qualified employee pension, profit sharing and stock bonus plans (including its Employee Stock Ownership
        Plan) and all employees of First Harrisburg and the First Harrisburg

        Subsidiaries will, to the extent provided by the relevant plan and by law, become fully vested in and eligible to receive benefits under all such plans of First Harrisburg and the First Harrisburg Subsidiaries and such plans will be fully funded prior to termination. First Harrisburg shall distribute all vested accrued benefits as soon as reasonably practicable following such termination and shall obtain such regulatory determinations as may be appropriate to ensure the qualified status of such plans pursuant to Section 401(a) of the Code upon termination. Harris and Harris Acquisition shall have no liability under such plans.


             (ii) Former First Harrisburg, First Federal or First Harrisburg subsidiary employees who become employed by Harris immediately following the Effective Date, shall be entitled to participate in those hospitalization, medical, life and disability benefit plans provided by Harris for its employees in accordance with the terms of those plans. Former employees of First Harrisburg or any of the First Harrisburg Subsidiaries who become employed by Harris on the Effective Date shall, to the extent permissible in accordance with the provisions of the applicable plan, insurance policies, contract and underlying law, receive service credit from their hire date for employment at First Harrisburg or the First Harrisburg Subsidiaries for purposes of eligibility to participate in the above plans provided by Harris.

             (iii) Upon the Effective Date, former First Harrisburg or First Harrisburg Subsidiary employees who become employed by Harris will be entitled to participate, pursuant to the terms of the applicable plan, in the qualified pension, profit sharing and stock bonus plans in effect at such time for employees of Harris. Former employees of First Harrisburg and the First Harrisburg Subsidiaries who become employed by Harris on the Effective Date shall receive service credit from their hire date for employment at First Harrisburg or the First Harrisburg Subsidiaries for purposes of eligibility and vesting requirements under Harris' retirement savings plan and defined benefit pension plan and service credit from the Effective Date for purposes of benefit calculation under Harris' defined benefit pension plan.

             (iv) Pre-existing condition requirements for health, life, disability and other benefits and any insurance waiting period will be waived only for those former First Harrisburg or First Harrisburg Subsidiary employees offered employment with Harris to the extent that Harris' benefit plans, insurance policies or programs would permit the same without a material increase in Harris' premiums or costs associated therewith.

             (v) Nothing in this Agreement shall obligate or require Harris to hire or employ any First Harrisburg, First Federal, or First Harrisburg Subsidiary employee on or after the Effective Date.

             (vi) As provided herein, Harris will provide or allow severance payments to employees of First Harrisburg and the First Harrisburg Subsidiaries (other than employees whose severance benefits are provided for in written employment agreements) whose employment is terminated (other than for cause) on or after the Effective Date and before the expiration of six months following the Effective Date, in the amount equal to one week's pay for each year of service with First Harrisburg or a First Harrisburg Subsidiary, up to a maximum of 26 weeks. In computing such severance payments for non-exempt, full time employees, overtime and bonus are excluded. In computing such severance payments for non-exempt regular part-time employees, the weekly compensation shall be based on one-fifty-second ( 1/52) of the employee's total salary, excluding overtime and bonus, paid in 1995. For full time exempt employees, weekly compensation is calculated by taking 1/52 of the employee's 1995 annual salary, excluding bonus.

          (b) Existing Employment Agreements. Harris will allow First Harrisburg to honor the termination provisions of the employment contracts with the following persons: J. Frederick Redslob and Stephen J. Carroll.

          (c) Board of Directors of Harris. Upon consummation of all of the transactions contemplated by this Agreement, and subject to receipt of any required regulatory approvals,

     Harris will appoint Bruce S. Isaacman to its Board of Directors for a term expiring at the annual shareholders' meeting to be held in April 1997.

          (d) Directors' Retirement Plan. Harris will honor the terms of First Federal's Non-Employee Directors' Retirement Plan. However, under no circumstances shall Harris' obligations under such Plan exceed $470,000.

          (e) Deferred Compensation Agreements. Harris will honor the terms of First Federal's Deferred Compensation Agreements with Messrs. Trewhella, Aronson, Isaacman and Kessler and Mrs. Graham and First Federal's Deferred

     Compensation Trust Agreement with an independent trustee dated October 16, 1992, as amended. However, under no circumstances shall Harris' obligations under such agreements exceed the amounts deferred on or prior to the Effective Date and the investment returns on such amounts deferred.

          (f) Indemnification and Insurance. On and after the Effective Date and for a period ending six years thereafter, Harris shall indemnify,

     defend and hold harmless all former and then-existing directors, officers, employees and agents of First Harrisburg or of any of First Harrisburg Subsidiary against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Harris, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of First Harrisburg or any First Harrisburg Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date to the same extent as such officer, director, employee or agent would be entitled to indemnification by First Harrisburg or any First Harrisburg Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director, employee or agent of First Harrisburg may be indemnified by Harris only to the extent permitted by applicable law and to the extent permitted by Harris' Articles of Incorporation and By-laws. In addition, Harris shall use commercially reasonable efforts to obtain and maintain a directors' and officers' liability insurance tail coverage policy with respect to the directors and officers of First Harrisburg and the First Harrisburg Subsidiaries relating to periods prior to the Effective Date and for a period ending two years thereafter.

          (g) After approval of this Agreement, the Merger Agreement and the transactions contemplated hereby by the First Harrisburg Shareholders at the First Harrisburg Shareholders Meeting and at or immediately prior to the Effective Date, First Harrisburg and First Federal shall make reasonable writedowns, charge offs, adjustments and expense payments that Harris may reasonably request.

     16. ENTIRE AGREEMENT. This Agreement, the Merger Agreement, and all exhibits, agreements and schedules attached hereto, as well as any other document if signed by the Parties hereto and specifically providing that it is an exception to the limitations contained in this Section, embody the entire agreement among the Parties hereto with respect to the matters agreed to herein, and, except as expressly provided herein, this Agreement shall not be affected by reference to any other document except for any such document (an 'Addendum') signed by the duly authorized representatives of the Parties hereto and specifically providing that it is an exception to the limitations contained in this Section 16. All prior negotiations, discussions and agreements by and among the Parties hereto with respect to matters agreed to in this Agreement, the Merger Agreement, the First Harrisburg Plan of Liquidation and the First Federal Merger or the exhibits or schedules hereto, are hereby superseded and shall have no force or effect.

     17. PUBLICITY.  The content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of the Parties hereto, subject, however, to the legal obligations applicable to public companies.

     18. AMENDMENT AND WAIVER. Neither this Agreement, nor any term, covenant, condition or other provision hereof, may be amended, modified, supplemented, waived, discharged or terminated except by a document in writing signed by responsible officers and duly authorized by the respective boards of directors of the Parties hereto; provided, however, that after approval and adoption of this Agreement, the Merger Agreement and the transactions contemplated thereby by the shareholders of First Harrisburg, no amendment, modification or supplement shall reduce the amount of Merger Consideration to be delivered to shareholders of First Harrisburg as contemplated by this Agreement, except in each case to the extent that the First Harrisburg shareholders consent to such amendment, modification or supplement in accordance with applicable federal and state law.

     19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that federal law is controlling.

     20. COMMUNICATIONS. All notices, claims, requests, demands, consents and other communications which are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, or by confirmed telecopy as follows:

(a)If to Harris, to:
    Mr. William J. McLaughlin
    President and CEO
    HARRIS SAVINGS BANK
    Second and Pine Streets
    Harrisburg, Pennsylvania 17101

or to such other person or place as shall be designated to First Harrisburg in writing, and with a copy to:

Nicholas Bybel, Jr., Esquire
SHUMAKER WILLIAMS, P.C.
3425 Simpson Ferry Road
Camp Hill, Pennsylvania 17011

(b) If to First Harrisburg or First
    Federal, to:

    Mr. Patrick J. Aritz
    President
    FIRST HARRISBURG BANCOR, INC.
    234 N. 2nd Street
    P. O. Box 1111

    Harrisburg, Pennsylvania 17108-1111

or to such other person or place as shall be designated to Harris in writing, and with a copy to:


Gerald F. Heupel, Jr., Esquire
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
734 15th Street, N.W., 12th Floor
Washington, DC 20005

Any such notice or other communication so addressed shall be deemed to have been received by the addressee (i) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent, (ii) if sent by registered or certified mail, five (5) business days following the date sent, or (iii) if sent by telecopy, upon verbal telephone confirmation of receipt thereof by an individual authorized to accept telecopy communications at the above-specified telecopy number as of the date of such receipt or confirmation.

     21. SUCCESSORS AND ASSIGNS. The rights and obligations of the Parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party.

     22. HEADINGS, ETC. The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be deemed to be a part of this Agreement.

     23. SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

     24. NO THIRD PARTY BENEFICIARY. Except as expressly provided for herein, including but not limited to Section 15 hereof, nothing in this Agreement is intended to confer upon any person who is not a Party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     25. COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.


     26. FURTHER ASSURANCES. Each Party will execute and deliver such instruments and take such other actions as the other Party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed, as of the date set forth above.


ATTEST:                                                 HARRIS SAVINGS BANK

By: /s/BERNARD H. SARFERT, SR.                          By: /s/WILLIAM J. MCLAUGHLIN
    ----------------------------------                      --------------------------------
    Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                             and Chief Executive Officer

ATTEST:                                                 HARRIS ACQUISITION CORPORATION

By:                                                     By:
    ----------------------------------                      --------------------------------
     Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                              and Chief Executive Officer

ATTEST:                                                 FIRST HARRISBURG BANCOR, INC.

By: /s/J. FREDERIC REDSLOB                              By: /s/PATRICK J. ARITZ
    ----------------------------------                      --------------------------------
    J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                             and Chief Executive Officer

                                LIST OF EXHIBITS

EXHIBIT 1   AGREEMENT AND PLAN OF MERGER OF HARRIS ACQUISITION CORPORATION WITH AND INTO FIRST HARRISBURG
              BANCOR, INC.

EXHIBIT 2   FIRST HARRISBURG BANCOR, INC. PLAN OF LIQUIDATION AND DISSOLUTION

EXHIBIT 3   AGREEMENT AND PLAN OF MERGER OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG WITH
              AND INTO HARRIS SAVINGS BANK

EXHIBIT 4   INVESTMENT AGREEMENT

                                                                       EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                         HARRIS ACQUISITION CORPORATION
                                 WITH AND INTO
                         FIRST HARRISBURG BANCOR, INC.

     THIS AGREEMENT AND PLAN OF MERGER is dated as of November 12, 1995, between HARRIS ACQUISITION CORPORATION ('Harris Acquisition'), a Pennsylvania corporation recently formed pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the 'BCL') and the authority granted under the Pennsylvania Banking Code of 1965, as amended, for the sole purpose of effecting the Merger, as defined below, and FIRST HARRISBURG BANCOR, INC., a Pennsylvania corporation ('First Harrisburg').

                                  WITNESSETH:

     WHEREAS, Harris Acquisition and First Harrisburg are parties to an Agreement and Plan of Reorganization of even date herewith (the 'Reorganization Agreement') which provides, among other things, for the merger of Harris Acquisition and First Harrisburg (the 'Merger');

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of First Harrisburg, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. The Merger. Subject to the terms and conditions of this Agreement and the Reorganization Agreement, on the Effective Date (which term, as used herein, is defined in Section 1(b) of the Reorganization Agreement), Harris Acquisition shall be merged with and into First Harrisburg, which shall survive the Merger (the 'Surviving Corporation').

          2. Articles of Incorporation. The Articles of Incorporation of First Harrisburg as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation.

          3. Bylaws. The Bylaws of First Harrisburg as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation.

          4. Conversion of Shares. The shares of First Harrisburg common stock, $.01 par value per share (collectively the 'Shares'), shall be converted in accordance with the terms set forth in Section 1(c) of the Reorganization Agreement.

          5. Surrender and Exchange of First Harrisburg Certificates. The certificates underlying the Shares shall be surrendered and exchanged for consideration in the manner set forth in Section 1(f) of the Reorganization Agreement.



          6. Board of Directors and Officers. The Directors and Officers of Harris Acquisition as in effect immediately prior to the Effective Date shall constitute the Directors and Officers of the Surviving Corporation on and immediately after the Effective Date.

          7. Dissenters' Rights of First Harrisburg Shareholders. The rights and remedies of a dissenting shareholder as set forth in Subchapter D of Chapter 15 of the BCL shall be afforded to any holder of First Harrisburg Common Stock who objects to the Merger and who takes the necessary steps to perfect the rights of a dissenting shareholder.

                                      1-1

          8. Termination and Amendment. Notwithstanding prior approval by the shareholders of First Harrisburg, this Agreement may be modified or terminated including for the reason that the Reorganization Agreement is modified or terminated as provided for therein. In the event there is a termination after the delivery of Articles of Merger to the Pennsylvania Department of State, the parties shall execute and file with the Pennsylvania Department of State, prior to the Effective Date, a statement of termination pursuant to Section 1902 of the BCL.

          9. Agreement Conditional Upon Consummation of Reorganization Agreement. This Agreement and the transactions contemplated hereunder are conditioned upon the consummation of the Reorganization Agreement.

          10. Counterparts; Headings. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

          11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.


[CORPORATE SEAL]

ATTEST:                                                 FIRST HARRISBURG BANCOR, INC.

By: /s/J. FREDERIC REDSLOB                              By: /s/PATRICK J. ARITZ
    ----------------------------------                      --------------------------------
    J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                             Chief Executive Officer

[CORPORATE SEAL]


ATTEST:                                                 HARRIS ACQUISITION CORPORATION


By:                                                     By:
    ----------------------------------                      --------------------------------
     Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                              and Chief Executive Officer


                                      1-2

                                                                       EXHIBIT 2

                                   (FORM OF)
                         FIRST HARRISBURG BANCOR, INC.
                      PLAN OF LIQUIDATION AND DISSOLUTION

     THIS PLAN OF LIQUIDATION AND DISSOLUTION is made as of this 12th day of November, 1995, by and between FIRST HARRISBURG BANCOR, INC., a Pennsylvania corporation ('First Harrisburg'), and its parent and sole shareholder, HARRIS SAVINGS BANK, a Pennsylvania stock savings bank ('Harris').

     WHEREAS, First Harrisburg and Harris desire and intend to voluntarily effectuate the complete liquidation and dissolution (including making adequate provisions for the liabilities of First Harrisburg) of First Harrisburg pursuant to Chapter 19, Subchapter F of the Pennsylvania Business Corporation Law of 1988, as amended (the 'BCL') and Section 332 of the Internal Revenue Code, as amended (the 'Code'), on the terms and conditions set forth herein;

     WHEREAS, Harris is the sole shareholder of First Harrisburg; and

     WHEREAS, as the sole shareholder of First Harrisburg, Harris wishes to approve, authorize and consent to the voluntary dissolution of First Harrisburg in accordance with the requirements set forth in the BCL and the provisions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Harris hereby:

             (a) approves, authorizes and consents to the voluntary dissolution of First Harrisburg, such dissolution to be effected in accordance with the terms and conditions of this Plan and as promptly as possible after, but conditioned upon effectiveness of, the merger (the 'Merger') of Harris Acquisition Corporation, a former Pennsylvania corporation and former wholly owned subsidiary of Harris, with and into First Harrisburg;

             (b) authorizes the officers of First Harrisburg to file on behalf of First Harrisburg and its sole shareholder a Consent of Shareholder to Dissolution, with the Commonwealth of Pennsylvania, Department of State; and


             (c) resolves that after the payment of or other provision for the debts and other obligations of First Harrisburg, the officers of First Harrisburg shall distribute all of the remaining assets of First Harrisburg to Harris, or as otherwise directed by Harris, in complete cancellation or redemption of all of the First Harrisburg capital stock issued and outstanding, such distribution to be made as promptly as practicable after the Merger.


          2. As soon as practicable after the Merger but in no event later than thirty (30) days following the Merger, the officers and directors of First Harrisburg shall ensure that First Harrisburg:

             (a) ceases doing business as a going concern;

             (b) proceeds to collect its assets and conveys and disposes of such of its remaining assets not otherwise distributed in kind to Harris as the sole shareholder of First Harrisburg;

             (c) proceeds to pay, satisfy or discharge First Harrisburg's liabilities and obligations or makes and does all other acts required to wind up the business affairs of First Harrisburg pursuant to Chapter 19 of the BCL and all other applicable law; and

             (d) distributes to Harris, or as otherwise directed by Harris as the sole shareholder of First Harrisburg, after the satisfaction of its debts and other obligations, all of the remaining

                                      2-1
        assets, surplus and properties of First Harrisburg, if any, in complete liquidation of First Harrisburg pursuant to Chapter 19 of the BCL, and all other applicable laws, within the time period specified herein and in accordance with the terms and conditions set forth herein.

          3. All appropriate, necessary and proper officers of First Harrisburg are authorized, empowered and directed to draft, execute and file all documents, forms, papers, notifications, and applications which are necessary, proper and otherwise required by law to effectuate the complete liquidation and dissolution of First Harrisburg, including but not limited to Articles of Dissolution, informational returns on U.S. Treasury Department Forms 966, 1096 and 1099L, and any final federal, state and local income tax returns for First Harrisburg as may be required and to conform with the provisions of the BCL and the Code.

          4. All appropriate, necessary and proper officers of First Harrisburg are authorized, empowered and directed to approve and adopt all resolutions, and to undertake all necessary, desirable, and proper actions for the purposes of carrying out the intent of this Plan and effectuating the complete liquidation and dissolution of the assets, and winding up of the business and affairs of First Harrisburg, including such acts as, in the opinion of counsel for Harris, may be necessary and proper to conform with the provisions of Chapter 19 of the BCL and Section 332 of the Code.

          5. This Plan contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect hereto.

          6. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

          7. This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, this Plan has been executed by the duly authorized officers as of the day and year first above written.


[SEAL]

ATTEST:                                                 FIRST HARRISBURG BANCOR, INC.

By: /s/J. FREDERIC REDSLOB                              By: /s/PATRICK J. ARITZ
    ----------------------------------                      --------------------------------
    J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                             Chief Executive Officer
[SEAL]

ATTEST:                                                 HARRIS SAVINGS BANK

By: /s/BERNARD H. SARFERT, SR.                          By: /s/WILLIAM J. MCLAUGHLIN
    ----------------------------------                      --------------------------------
    Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                             and Chief Executive Officer

                                      2-2

                                                                       EXHIBIT 3

                          AGREEMENT AND PLAN OF MERGER
                                       OF
            FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG
                                 WITH AND INTO
                              HARRIS SAVINGS BANK

     THIS AGREEMENT AND PLAN OF MERGER is dated as of November 12, 1995, between FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG, a federal savings and loan association ('First Federal') and HARRIS SAVINGS BANK, a Pennsylvania state-chartered stock savings bank ('Harris') (the 'Agreement').

                                  WITNESSETH:

     WHEREAS, First Federal and Harris are parties to an Agreement and Plan of Reorganization dated November 12, 1995 (the 'Reorganization Agreement'), which contemplates, among other things, the merger of First Federal with and into

Harris;

     WHEREAS, First Harrisburg Bancor, Inc., a former Pennsylvania corporation and the former parent holding company of First Federal ('First Harrisburg') has, pursuant to the Reorganization Agreement, entered into an Agreement and Plan of Merger of Harris Acquisition Corporation with and into First Harrisburg in which Harris Acquisition Corporation, a Pennsylvania corporation and wholly owned subsidiary of Harris ('Harris Acquisition'), was merged with and into First Harrisburg (the 'Merger');

     WHEREAS, First Harrisburg has, pursuant to the Reorganization Agreement, entered into the First Harrisburg Bancor, Inc. Plan of Liquidation and Dissolution pursuant to which, immediately following the Merger, First Harrisburg will be liquidated and dissolved (the 'First Harrisburg Plan of Liquidation').

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Reorganization Agreement and for the purpose of stating the method, terms and conditions of the merger of First Federal with and into Harris, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. The First Federal Merger. Subject to the terms and conditions of this Agreement, the Reorganization Agreement, the provisions of the Pennsylvania Business Corporation Law of 1988, as amended and the Pennsylvania Banking Code of 1965, as amended and as soon as practicable after effectiveness of the Merger and the First Harrisburg Plan of Liquidation, First Federal shall be merged with and into Harris with Harris surviving such merger (the 'First Federal Merger').

          2. Articles of Incorporation. The Articles of Incorporation of Harris as in effect immediately prior to the First Federal Merger shall be the Articles of Incorporation of Harris following the First Federal Merger.


          3. Bylaws. The Bylaws of Harris as in effect immediately prior to the First Federal Merger shall be the Bylaws of Harris following the First Federal Merger.

          4. Conversion of Shares. Upon effectiveness of the First Federal Merger, all of the shares of First Federal common stock outstanding shall be immediately thereafter cancelled.

          5. Effect of First Federal Merger. Upon effectiveness of the First Federal Merger, Harris shall succeed without further act or deed, to all of the remaining property, rights, powers, duties and obligations of First Federal then remaining.

                                      3-1

          6. Board of Directors and Officers. The directors and officers of Harris as in office immediately prior to effectiveness of the First Federal Merger shall be the directors and officers of Harris immediately after effectiveness of the First Federal Merger.


          7. Agreement Conditional Upon Consummation of Reorganization Agreement. This Agreement and the transactions contemplated hereunder are conditioned upon the consummation of the Reorganization Agreement.

          8. Further Assurances. If at any time Harris shall consider or be advised that any further assignment, conveyance or assurance is necessary or desirable to vest, perfect or confirm in Harris following effectiveness of the First Federal Merger title to any property or rights of First Federal, the proper officers and directors of First Federal immediately prior to effectiveness of the First Federal Merger shall execute and deliver on behalf of Harris any and all proper assignment, conveyance or assurance and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in Harris upon effectiveness of the First Federal Merger.

          9. Shareholder Approval. This Agreement shall be approved and adopted by Harris as the sole shareholder of First Federal and by the shareholders of Harris which latter approval shall be an integral part of the approval of the Merger by the shareholders of Harris.


          10. Termination and Amendment. Notwithstanding prior approval by the shareholders of First Federal and Harris, this Agreement may be modified or terminated, including for the reason that the Reorganization Agreement is modified or terminated as provided for therein. In the event there is a termination after the delivery of Articles of Merger to the Pennsylvania Department of State, the parties shall execute and file with the Pennsylvania Department of State prior to effectiveness of the First Federal Merger, a statement of termination pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended.


          11. Counterparts; Headings.  This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which shall constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

[SEAL]

ATTEST:                                                 FIRST FEDERAL SAVINGS AND LOAN
                                                        ASSOCIATION OF HARRISBURG

By: ----------------------------------                  By: -------------------------------
     J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                              Chief Executive Officer


[SEAL]

ATTEST:                                                 HARRIS SAVINGS BANK

By: ----------------------------------                  By: -------------------------------
     Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                              and Chief Executive Officer

                                      3-2

                                                                       EXHIBIT 4

                              INVESTMENT AGREEMENT

     THIS AGREEMENT is dated as of November 12, 1995 (the 'Agreement') between HARRIS SAVINGS BANK ('Harris') and FIRST HARRISBURG BANCOR, INC. (the 'Corporation'),

                                  WITNESSETH:

     WHEREAS, Harris and the Corporation have, simultaneously with executing this Agreement, entered into an Agreement and Plan of Reorganization dated as of the date hereof (the 'Plan'); and

     WHEREAS, as a condition to Harris' entry into the Plan and in consideration of such entry, the Corporation has agreed to issue to Harris, on the terms and conditions set forth herein, warrants entitling Harris to purchase up to an aggregate of 580,674 shares (the 'Shares') of the Corporation's common stock, par value $.01 per share (the 'Common Stock');

     NOW, THEREFORE, in consideration of the execution of the Plan and the agreements herein contained, Harris and the Corporation agree as follows:

          1. Concurrently with the execution of the Plan and this Agreement, the Corporation shall issue to Harris a warrant or warrants in the form of Attachment A hereto (the 'Warrant', which term as used herein shall include any warrants issued upon transfer or exchange of the original Warrant or pursuant to Section 7 of this Agreement) to purchase up to 580,674 shares of Common Stock. Each Warrant shall be exercisable at a price per Share of $11.875, subject to adjustment as therein provided (the 'Exercise Price'). So long as the Warrant is outstanding and unexercised, the Corporation shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued or treasury shares of Common Stock as may be necessary so that the Warrant may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. The Corporation represents and warrants that it has duly authorized the issuance of the Shares upon exercise of the Warrant and covenants that the Shares issued upon exercise of the Warrant shall be duly authorized, validly issued, and upon payment of the Exercise Price, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the Shares are hereinafter collectively referred to, from time to time, as the 'Securities'.

          So long as the Warrant is owned by Harris, in no event shall Harris exercise the Warrant for a number of shares of Common Stock which, when added to the number of shares of Common Stock owned or controlled by Harris (otherwise than in a fiduciary capacity), would result in Harris owning or controlling (otherwise than in a fiduciary capacity) more than 19.9 percent of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

          2. Subject to the terms and conditions hereof, Harris may exercise the

     Warrant, in whole or in part, upon: (i) a willful breach of the Plan by the Corporation which would permit termination of the Plan by Harris, provided that such breach shall not have been cured prior to an exercise of the Warrant; (ii) the failure of the Corporation's shareholders to approve the Plan at a meeting called for such purpose after the announcement by any person (other than Harris or any of its subsidiaries or affiliates) of an offer or proposal to acquire 15 percent or more of the Common Stock, or to acquire, merge or consolidate with the Corporation or First Federal Savings and Loan Association of Harrisburg (the 'Association') or to purchase or acquire all or substantially all of the Corporation's assets, or all or substantially all of the Association's assets; (iii) the acquisition by any person (other than Harris or any of its subsidiaries or affiliates) of beneficial ownership of 15 percent or more of the Common Stock, exclusive of shares of Common Stock sold directly or indirectly to such person by Harris; (iv) any person (other than Harris or any of its subsidiaries or affiliates) shall have commenced a tender or exchange offer, or shall have filed an application

                                      4-1
     with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of the Corporation such that, upon consummation of such offer, such person would own, control or have the right to acquire 15 percent or more of the Common Stock (before giving effect to any exercise of the Warrant); or (v) the Corporation shall have entered into an agreement or other understanding with a person (other than Harris or any of its subsidiaries or affiliates) for such person to acquire, merge or consolidate with the Corporation or to purchase or acquire all or substantially all of the Association's assets. This Agreement and Harris' right to exercise the Warrant shall terminate and be of no further effect, except as to notices of exercise given prior thereto, upon termination of the Warrant as provided in Section 7 thereof. As used in this Section 2, 'person' and 'beneficial ownership' shall have the same meanings conferred thereon by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Notwithstanding the foregoing, the Corporation shall not be obligated to issue shares upon exercise of the Warrant (i) in the absence of any required governmental, regulatory or stockholder approval or consent necessary for the Corporation to issue the Shares or for Harris to exercise the Warrant or prior to the expiration or termination of any waiting period required by law or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Shares. Any sale of any of the Shares by Harris, other than a registered public offering pursuant to Section 3 hereof or a sale to a majority-owned subsidiary of Harris, shall be subject to the right of first refusal of the Corporation (or any assignee or assignees of the Corporation the identity of whom or which prior to the date thereof has been given to Harris) at a price equal to the written offer price which Harris receives from a third party (other than a majority-owned subsidiary of Harris) and intends to accept. The right of first refusal shall terminate 15 days after notice of Harris' intention to sell has been delivered to the Corporation. If an offer is made for consideration which in whole or in part consists of other than cash, the value of the non-cash portion of the consideration shall be determined by a recognized investment banking firm selected jointly by Harris and the Corporation, and such determination shall in no event be made later than the fifth day after notice of Harris' intention to sell has been delivered to the Corporation. In the event of the failure or refusal of the Corporation to purchase the Shares covered by Harris' notice to sell, Harris may, within 30 days from the date of such notice, unless additional time is needed to give notification to or to obtain approval from any governmental or regulatory authority and, if so required, within five days after the date on which the required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period with respect thereto has passed, sell all, but not less than all, of such Shares covered by such notice to such proposed transferee at no less than the price specified and on terms no more favorable to the buyer than those set forth in the notice.

          3. If, at any time after the Warrant has been exercised and on or before the Termination Date (as defined in Section 7 of the Warrant), the Corporation shall receive a written request therefor from Harris, the Corporation shall prepare, file and keep current a shelf registration statement under the Securities Act of 1933, as amended (the 'Securities Act'), covering the Shares, and shall use its best efforts to cause such registration statement to become effective and remain current for a period of not more than 180 days. Without the written consent of Harris, neither the Corporation nor any other holder of securities of the Corporation (other than any other holder who as of the date hereof has contractual right to do so) may include securities in such registration statement. The Corporation shall in no way be restricted from registering and selling other equity or debt securities, nor shall the Corporation be obligated to make effective more than one registration statement pursuant to this
     Section 3. Additionally, the Corporation shall be required to provide notice to Harris prior to filing any registration statement under the Securities Act concerning any securities of the Corporation, for its own account or for the account of others, so that Harris can elect to include information in such registration statement to permit Harris to offer the Shares for sale.

          4. If and whenever the Corporation is required by the provisions of
     Section 3 hereof to effect the registration of any of the Shares under the Securities Act, the Corporation will:

                                      4-2

             (a) prepare and file with the Securities and Exchange Commission (the 'SEC') such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement current for a period of not more than 180 days;

             (b) furnish to Harris and to Harris' underwriters of the Shares being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Harris or such underwriters may reasonably request in order to facilitate the public offering of the Shares;


             (c) use its best efforts to register or qualify the Shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as Harris or such underwriters may reasonably request; provided that the Corporation shall not be required by virtue hereof to submit to jurisdiction or to furnish a general consent to service of process in any state;

             (d) notify Harris, promptly after the Corporation shall receive notice thereof, of the time when such registration statement has become effective or any supplemental amendment to any prospectus forming a part of such registration statement has been filed;

             (e) notify Harris promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

             (f) prepare and file with the SEC, promptly upon the request of Harris, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Harris and the Corporation, are required under the Securities Act or the rules and regulations promulgated thereunder in connection with the distribution of the Shares by Harris;

             (g) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omission if, at the time when a prospectus relating to such Shares is required to be delivered under the Securities Act, any event shall have occurred as a result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

             (h) advise Harris, promptly after it shall receive notice or obtain knowledge, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

             (i) at the request of Harris, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel to the Corporation for the purposes of such registration, addressed to the underwriters and to Harris, covering such matters as such underwriters and Harris may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of the Corporation, addressed to the underwriters and to Harris, covering such matters as such underwriters or Harris may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the

        Corporation included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

                                      4-3

          5. With respect to the registration requested pursuant to Section 3 hereof, the Corporation shall bear the following fees, costs and expenses:
     All registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of the Corporation to comply with state securities or blue sky laws of any jurisdictions in which the Shares to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for Harris, underwriting discounts and commissions and transfer taxes for Harris and any other expenses incurred by Harris shall be borne by Harris.

          6. In connection with any registration statement:

             (a) The Corporation will indemnify and hold harmless Harris, any underwriter (as defined in the Securities Act) for Harris, and each person, if any, who controls Harris or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Harris or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Corporation will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission regarding Harris, any underwriter for Harris or the manner of offering the Shares or is made in conformity with information furnished by Harris, such underwriter or such controlling person in writing specifically for use in the preparation of such registration statement, prospectus or supplement.

             (b) Harris will indemnify and hold harmless the Corporation, any underwriter (as defined in the Securities Act), each person, if any, who controls the Corporation or such underwriter (within the meaning of the Securities Act) and each person who signed the registration statement from and against any and all loss, damage, liability, cost or expense to which the Corporation or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission related to Harris, any underwriter for Harris or the manner of offering the Shares or was made in reliance upon and in conformity with written information furnished by Harris specifically for use in the preparation of such registration statement, prospectus or supplement.

             (c) Promptly after receipt by an indemnified party pursuant to the provisions of subparagraph (a) or (b) of this Section 6 of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of said subparagraph (a) or (b), promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which it may otherwise have to any indemnified party hereunder. In case such action is brought against any indemnified party, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any

                                      4-4
        other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such indemnified party or parties.After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said subparagraph (a) or (b) for any legal or other expenses subsequently incurred by such indemnified party other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

             (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Harris and the Corporation agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and Harris as a group were considered a single entity for such purpose.

          7. In the event that the Corporation issues any additional Shares of Common Stock after the date of this Agreement pursuant to stock dividends, splits and other issuances described in Section 5(A) of the Warrant, the Corporation shall issue additional warrants to Harris, such that, after such issuance, the number of Shares of Common Stock subject to all warrants hereunder, together with any Shares of Common Stock subject to Warrants previously issued pursuant hereto, equals 19.9 percent of the Shares of Common Stock issued and outstanding on a pro forma basis after giving effect to the exercise of the Warrant. Such additional warrants shall be identical to the Warrant.

          8. If Harris acquires Shares and, during the period ending on the later of (i) six months after the date of such acquisition or (ii) October 31, 1996, the merger contemplated by the Plan has not been consummated, then, during the thirty-day period commencing at the expiration of such period the Corporation shall have the right to repurchase all (but not less than all) of such Shares of Common Stock so acquired by Harris and held by Harris at the time of such repurchase at a price equal to the sum of (i) the greater of the current market price or the Exercise Price paid for such Shares, multiplied by (ii) the number of such Shares so acquired. For the purposes of this calculation, the 'current market price' shall mean the average of the closing prices for the Common Stock for the 25 trading days immediately preceding the repurchase, as quoted on the Nasdaq National Market System.

          9. To the extent that Harris acquires Shares, and until the Corporation's rights (if any) to redeem such Shares pursuant to Section 8 of this Agreement have expired, Harris agrees to vote such Shares in accordance with the recommendation of the Board of Directors of the Corporation so long as at least a majority of such Board of Directors is the same as on the date hereof, except as to voting in connection with mergers, acquisitions, liquidations or sales or other dispositions of assets involving the Corporation or the Association, in which instance no such restrictions shall apply, provided, however, that the covenant contained in this Section 9 shall not apply to any holder other than Harris or one of its subsidiaries and affiliates.

                                      4-5

          10. Without limiting the foregoing or any remedies available to Harris, it is specifically acknowledged that Harris would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.


[CORPORATE SEAL]

ATTEST:                                                 FIRST HARRISBURG BANCOR, INC.

By: /s/J. FREDERIC REDSLOB                              By: /s/PATRICK J. ARITZ
    ----------------------------------                      --------------------------------
    J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                             Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                                 HARRIS SAVINGS BANK

By: /s/BERNARD H. SARFERT, SR.                          By: /s/WILLIAM J. MCLAUGHLIN
    ----------------------------------                      --------------------------------
    Bernard H. Sarfert, Sr., Secretary                      William J. McLaughlin, President
                                                             and Chief Executive Officer


                                      4-6

                                                                    ATTACHMENT A

                                    WARRANT
                      TO PURCHASE UP TO 580,674 SHARES OF
                                  COMMON STOCK
                                       OF
                         FIRST HARRISBURG BANCOR, INC.

     This is to certify that, for value received, HARRIS SAVINGS BANK ('Harris' or the 'Holder') is entitled to purchase, subject to the provisions of this Warrant and of the Agreement (as hereinafter defined), from FIRST HARRISBURG BANCOR, INC. (the 'Corporation'), at any time on or after the date hereof, an aggregate of up to 580,674 fully paid and nonassessable shares of common stock, par value $.01 per share (the 'Common Stock') of the Corporation at a price per share equal to $11.875, subject to adjustment as herein provided (the 'Exercise Price').

     1. Exercise of Warrant. Subject to the provisions hereof and the limitations set forth in Section 2 of an Investment Agreement dated as of November 12, 1995 by and between Harris and the Corporation (the 'Agreement') executed and delivered in connection with an Agreement and Plan of Reorganization dated as of November 12, 1995 between Harris and the Corporation (the 'Plan'), this Warrant may be exercised at such times as set forth in the Agreement. This Warrant shall be exercised by presentation and surrender hereof to the Corporation at the principal office of the Corporation, accompanied by
(i) a written notice of exercise, (ii) payment to the Corporation, for the account of the Corporation, of the Exercise Price for the number of shares of Common Stock specified in such notice and (iii) a certificate of the Holder specifying the event or events which have occurred which entitle the Holder to exercise the Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds. This Warrant may not be exercised in part for less than 250,000 shares, except
(i) for an initial exercise resulting in ownership of approximately 5 percent of the outstanding shares of Common Stock after giving effect to the exercise, (ii) as limited by applicable law, regulation or regulatory order or (iii) when this Warrant becomes exercisable for less than 250,000 shares, the remaining shares for which it is then exercisable.

     Upon such presentation and surrender, the Corporation shall issue promptly (and within no later than five business days if requested by the Holder) to the Holder or its assignee, transferee or designee the shares of Common Stock to which the Holder is entitled hereunder.

     If this Warrant should be exercised in part only, the Corporation shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock purchasable hereunder. Upon issuance of Common Stock by the Corporation, the Holder shall be deemed to be the holder of record of the shares of Common Stock so issued. The Corporation shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Section 1 in the name of the Holder.


     2. Preservation of Rights of Holder. The Corporation agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Agreement by the Corporation, (ii) that it will use its best efforts to take all action (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section18a and the regulations promulgated thereunder and applicable to the Corporation, and (B) in the event that under the Bank Holding Company Act of 1956, the Savings and Loan Holding Company Act or the Change in Bank Control Act, prior approval of the Board of Governors of the Federal Reserve System (the 'Board') and/or the Office of Thrift Supervision ('OTS') is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board and/or the OTS as such agencies may require at the Holder's expense) in order to permit the Holder to exercise this Warrant and the Corporation duly and effectively to issue shares of its Common Stock hereunder, and (iii) that it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

     3. Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

     4. Exchange, Transfer or Loss of Warrant. This Warrant is exchangeable without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of the Corporation for other Warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. The term 'Warrant' as used herein includes any Warrants for which this Warrant may be exchanged. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation will execute and deliver a new Warrant of like tenor and date.

     This Warrant may not be exercised except in accordance with the terms of the Agreement.

     5. Adjustment. The number of shares of Common Stock purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5:

          (A)(1) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock (including the ten percent (10%) dividend payable in Common Stock on November 15, 1995) or shall issue shares of Common Stock pursuant to exercises of outstanding stock options, the number of shares of Common Stock purchasable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend, issuance or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution, provided, however, that in no event shall the Warrant be exercised for more than 19.9 percent of the shares of Common Stock issued and outstanding after exercise of the Warrant.

          (2) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, provided, however, that in no event shall the Warrant be exercised for more than 19.9 percent of the shares of Common Stock issued and outstanding after exercise of the Warrant.

          (3) The reclassification of Common Stock into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be 'the day upon which such subdivision becomes effective,' or 'the day upon which such combination becomes effective,' as the case may be, within the meaning of clause (2) above.

          (4) The Corporation may make such increases in the number of shares of Common Stock purchasable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

          (B) Whenever the number of shares of Common Stock purchasable upon exercise of this Warrant is adjusted as herein provided, the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock purchaseable prior to the adjustment and the denominator is equal to the number of shares of Common Stock purchaseable after the adjustment; provided, however, that no adjustment shall be made to the Exercise Price in connection with or as a result of the ten percent (10%) stock dividend payable on November 15, 1995.

          (C) For the purpose of this Section 5, the term 'Common Stock' shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.

          (D) Whenever the number of shares for which this Warrant is exercisable is adjusted as provided in this Section 5, the Corporation shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective; provided, however, that no such notice shall be required in connection with the ten percent (10%) stock dividend payable on November 15, 1995 upon payment of which the number of shares of Common Stock purchasable upon the exercise of the Warrant shall automatically, without any further action of the Holder or the Corporation, be adjusted in accordance with the provisions of Section 5(A)(1) hereof.

     6. Rights of Holder.

     (A) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provision of this Warrant and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Warrant.

     (B) Except as provided in the third paragraph of Section I hereof, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation.

     7. Termination. This Warrant and the rights conferred hereby shall terminate on the Termination Date, which shall be the date on which occurs the earliest of (i) a willful breach of the Plan by Harris, (ii) the Effective Time of the Merger pursuant to the Plan, (iii) a valid termination of the Plan prior to the occurrence of an event described in Section 2 of the Agreement, (iv) the failure of the shareholders of the Corporation to approve the Merger by the required vote at a meeting duly called and held in accordance with the requirements of Section 1(h) of the Plan prior to the occurrence of an event described in Section 2 of the Agreement and (v) to the extent this Warrant has not previously been exercised, 12 months after the occurrence of an event described in Section 2 of the Agreement.

     8. Securities Act Representation.  The Holder, by acceptance hereof, agrees that, unless the shares of Common Stock issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), and any other applicable securities laws for sale or other disposition by the Holder, it will deliver to the Corporation upon the exercise hereof a written representation that it is acquiring the shares of Common Stock issuable upon the exercise hereof solely for its own account and not with a view to the distribution thereof within the meaning of the Securities Act and that any certificate or certificates representing such shares may bear a legend to the effect that such shares may not be sold except pursuant to an effective registration thereunder and registration or qualification under any other applicable securities laws or exemptions therefrom. Harris hereby represents that it is acquiring the Warrant solely for its own account in order to increase the likelihood that the transactions contemplated by the Plan will be consummated and not with a view to the distribution of the Warrant within the meaning of the Securities Act. In addition, Harris acknowledges that the Warrant has not been registered under the Securities Act or any other applicable securities registration requirements.

     9. Assignment; Sale. Harris may assign this Warrant to any wholly-owned subsidiary of Harris. Harris may not, without the prior written consent of the Corporation, assign, transfer or sell this Warrant to any other person in whole or in part. In the case of any permitted sale, transfer, assignment or disposition in whole or in part of this Warrant, the Corporation shall do all things necessary to facilitate the same and the person to whom this Warrant is sold, transferred, assigned or disposed of shall agree in writing to the terms and conditions hereof. Subject to the foregoing, this Warrant shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10. Governing Law. This Warrant shall be governed by, and interpreted in accordance with, the substantive laws of the Commonwealth of Pennsylvania.

Dated: November 12, 1995


[CORPORATE SEAL]

ATTEST:                                                 FIRST HARRISBURG BANCOR, INC.

By: /s/J. FREDERIC REDSLOB                              By: /s/PATRICK J. ARITZ
    ----------------------------------                      --------------------------------
    J. Frederic Redslob, Secretary                          Patrick J. Aritz, President and
                                                             Chief Executive Officer

                                                                      APPENDIX B

                       [LETTERHEAD OF RYAN, BECK & CO.]

Corporate Finance Department                                 Tel: (610) 617-0700



January 19, 1996



Board of Directors
Harris Savings Bank
Second and Pine Streets
Harrisburg, PA 17107



Members of the Board:



You have requested our opinion as to the fairness, from a financial point of view, to Harris Savings Bank ('Harris') and its shareholders of the proposed acquisition of First Harrisburg Bancor, Inc. ('First Harrisburg') by Harris (the 'Merger'). In rendering this opinion with respect to the Merger, we have assumed that Harris Financial, MHC will continue to be the majority shareholder of Harris.



The Agreement and Plan of Reorganization dated November 12, 1995 concerning the Merger (the 'Merger Agreement'), by and between Harris, Harris Acquisition Corporation, First Harrisburg, and First Federal Savings & Loan Association of Harrisburg, in addition to providing the terms of the Merger, indicates that the consummation of the Merger is subject to receipt of approvals from the shareholders of Harris and First Harrisburg and from various regulatory agencies, and is further subject to the satisfaction of certain other conditions. The Merger Agreement provides that (i) Harris will organize a wholly-owned subsidiary, Harris Acquisition Corporation, a Pennsylvania business corporation ('Harris Acquisition'); (ii) Harris Acquisition will be merged with and into First Harrisburg (the 'Merger'); (iii) subsequent to and immediately after the consummation of the Merger, First Harrisburg will liquidate and dissolve in a non-taxable transaction (the 'Liquidation'); (iv) subsequent to and immediately after the Liquidation, First Federal Savings & Loan Association of Harrisburg, the wholly-owned subsidiary of First Harrisburg, will merge with and into Harris in a non-taxable transaction; and (v) each outstanding share of First Harrisburg Common Stock will be converted into the right to receive $14.77 in cash from Harris.





Ryan, Beck & Co., Inc. as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met with certain members of First Harrisburg's senior management to discuss First Harrisburg's past and current business operations, financial condition, strategic plan and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including, but not limited to, the following: (1) the Merger Agreement; (2) drafts of the Joint Proxy Statement prepared in connection with the Merger; (3) First Harrisburg's Annual Report to Shareholders and Annual Report on Form 10-K for the years ended December 31, 1992 through 1994, and First Harrisburg's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (4) Harris' Annual Report to Shareholders and Annual Report on Form F-2 for the year ended December 31,
1994, and

Harris' Quarterly Reports on Form F-4 for the periods ended March 31, 1995,
June 30, 1995 and September 30, 1995; (5) certain operating and financial information provided to us by the management of First Harrisburg relating to its business and prospects; (6) certain operating and financial information provided to us by the management of Harris relating to its business and prospects; (7) the historical stock prices and trading volume of First Harrisburg's common stock; (8) the terms of recent acquisitions of thrift institutions which we deemed generally comparable to First Harrisburg; (9) the publicly-available financial data of thrift organizations which we deemed generally comparable to First Harrisburg; and (10) other such studies, analyses, inquiries and examinations as we deemed appropriate.



While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available, and have not attempted to verify such information. We have also relied upon the respective managements of Harris and First Harrisburg as to the reasonableness and achievability of the respective financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements of Harris and First Harrisburg. We also did not independently verify and have relied on and assumed that the allowance for loan losses set forth in the balance sheet of First Harrisburg at September 30, 1995 was adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be in compliance with all laws and regulations applicable to Harris and First Harrisburg. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of either Harris or First Harrisburg or their respective subsidiaries.





In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Harris or its shareholders. Our opinion is based upon conditions and projections as they exist and can be evaluated on the date hereof.



Based upon and subject to the foregoing it is our opinion as investment bankers that the terms of the Merger as provided and described in the Merger Agreement are fair, from a financial point of view, to Harris and its shareholders.



Very truly yours,

/s/ Ryan, Beck & Co., Inc.

RYAN, BECK & CO., INC.

                                                                      APPENDIX C

                 [LETTERHEAD OF NATIONAL CAPITAL GROUP, INC.]



                                                      January 19, 1996



Board of Directors
First Harrisburg Bancor, Inc.
234 N. Second St.
Harrisburg, PA 17108-1111



Attention: Mr. Patrick J. Aritz, President and Chief Executive Officer



To the members of the Board of Directors:



You have requested our opinion (the 'Opinion'), from a financial point of view, regarding the fairness of the consideration to the shareholders of First Harrisburg Bancor, Inc. ('FHBI') as set forth in the Agreement and Plan of Reorganization among Harris Savings Bank ('HSB'), Harris Acquisition Corporation ('HAC'), FHBI and First Federal Savings & Loan Association of Harrisburg ('FFSLA'); the Agreement and Plan of Merger of HAC with and into FHBI; the FHBI Plan of Liquidation and Dissolution; and the Agreement and Plan of Merger of FFSLA with and into HSB dated November 12, 1995 (collectively the 'Agreements').



Pursuant to the Agreements, among other matters, and subject to the terms and conditions of the Agreements, on the effective date: HAC shall merge with and into FHBI; FHBI shall liquidate and dissolve; FFSLA shall merge with and into HSB; and the separate existence of HAC, FHBI and FSSLA shall cease. Each share of FHBI common stock issued and outstanding immediately prior to the effective date as defined and subject to the terms as set forth in the Agreements shall be canceled and converted into the right to receive Fourteen Dollars and Seventy-Seven Cents ($14.77) in cash and without interest. The aggregate amount paid for all shares, including shares issuable upon the exercise of all outstanding stock options, shall not exceed $40,889,430.



National Capital Group, Inc. ('National Capital') is a financial advisory services company that specializes in financial valuations and analyses of operations. National Capital advises financial services companies on mergers, acquisitions and capital strategies. Our experience in these transactions has been applied in the rendering of this Opinion, including our expertise in the application of current regulations and legislative matters affecting the financial services industry. National Capital was not retained by FHBI to solicit indications of interest from other companies that may have an interest in acquiring FHBI. Accordingly, had FHBI undertaken such solicitations of interest, matters may have come to our attention that may have caused us to reach a different Opinion.

In connection with the rendering of our Opinion, we reviewed, among other matters with respect to FHBI and FFSLA, unless otherwise noted: (1) the Agreements; (2) the Proxy Statement related to the proposed Merger; (3) audited financial statements as of December 31, 1994 and December 31, 1993 and the years then ended, interim financial statements as of September 30, 1995 and the nine month period then ended, and financial reports filed with the appropriate regulatory agencies through September 30, 1995; (4) regulatory examinations performed during the preceding two years by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision; (5) inquiries of members of management, and FHBI's special legal counsel, the firm of Elias, Matz, Tiernan and Herrick, LLP; (6) economic conditions in the market area; (7) the financial performance of FHBI as compared to selected comparable publicly held companies;
(8) conditions in the securities market in general and the market for thrift and banking institutions specifically; (9) merger and acquisition transactions with similar terms and conditions; and (10) analyses and such other documents and matters as we deemed appropriate. In addition, we used information from publicly available published sources that we believe is reliable. However, we have not examined and otherwise tested this information and therefore cannot and do not express an opinion as to its accuracy.



Our opinion is based upon the representations contained in the Agreements, other evidential matter and documents provided to us by First Harrisburg Bancor, Inc. and its subsidiaries and its representatives are accurate and complete. We did not examine or otherwise test the information provided to us and therefore cannot and do not express an opinion as to the accuracy of this information nor did we independently value the assets or liabilities of First Harrisburg Bancor, Inc. and subsidiaries.



On the basis of and subject to the foregoing, it is our Opinion that as of January 19, 1996 the consideration, as described in the first paragraph above, is fair to the shareholders of FHBI from a financial point of view.



Yours truly,

NATIONAL CAPITAL GROUP, INC.


/s/ Louis M. Mayberg

Louis M. Mayberg
Executive Vice President

                                                                      APPENDIX D

Pennsylvania Business Corporation Law of 1988, as Amended,
Provisions for Dissenting Shareholders

     1930 DISSENTERS RIGHTS.--(a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

     (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

     (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

SUBCHAPTER D. DISSENTERS RIGHTS

     1571 APPLICATION AND EFFECT OF SUBCHAPTER--(a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c) (relating to dissenters rights upon special treatment).
        Section 1930 (relating to dissenters rights).
        Section 1931(d) (relating to dissenters rights in share exchanges).
        Section 1932(c) (relating to dissenters rights in asset transfers).
        Section 1952(d) (relating to dissenters rights in division).
        Section 1962(c) (relating to dissenters rights in conversion).
        Section 2104(b) (relating to procedure).
        Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
        Section 2325(b) (relating to minimum vote requirement).
        Section 2704(c) (relating to dissenters rights upon election).
        Section 2705(d) (relating to dissenters rights upon renewal of election).
        Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
        Section 7104(b)(3) (relating to procedure).

     (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or


1952(d) is to be voted on, are either:

             (i) listed on a national securities exchange; or

             (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

             (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

             (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

             (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and



          (2) A copy of this subchapter.

     (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

     1572 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     'Corporation.' The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     'Dissenter.' A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     'Fair value.' The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     'Interest.' Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

     1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS.--(a) Record holders and shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

     1574 NOTICE OF INTENTION TO DISSENT.--If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

     1575 NOTICE TO DEMAND PAYMENT.--(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand of payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

     1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.-- (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.


     (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

     1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.--(a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposit certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c),

it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

     1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.--(a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

     1579 VALUATION PROCEEDINGS GENERALLY.--(a) General rule.--Within 60 days after the latest of:

          (1) Effectuation of the proposed corporate action;

          (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

     If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.--(a) General rule.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ADDITIONAL PROVISIONS
APPLICABLE TO HARRIS
STOCKHOLDERS ONLY:


                 PENNSYLVANIA BANKING CODE OF 1965, AS AMENDED,

                     PROVISIONS FOR DISSENTING SHAREHOLDERS

SECTION 1222. RIGHTS OF DISSENTING SHAREHOLDERS

     If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law(1) applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation as otherwise provided in the plan of merger or consolidation.

1965, Nov. 30, P.L. 847, No. 356, Section 1222.
(1)15 Pa.C.S.A. Section 1001 et seq.

SECTION 1607. RIGHTS OF DISSENTING SHAREHOLDERS

     (a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the, rights and remedies of a dissenting shareholder provided under, an subject to compliance with, the provisions of section 1222 of this act.

                         FIRST HARRISBURG BANCOR, INC.

                                REVOCABLE PROXY



     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST HARRISBURG BANCOR, INC. ("FIRST HARRISBURG") FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 23, 1996, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



     The undersigned, being a stockholder of First Harrisburg as of January 16, 1996, hereby authorizes the Board of Directors of First Harrisburg or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders of First Harrisburg to be held at The Ramada Inn on Market Square, 23 South Second Street, Harrisburg, Pennsylvania, on Friday, February 23, 1996 at 10:00 a.m., local time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.



               (Continued and to be signed on the reverse side)

                             FOLD AND DETACH HERE

                                                              Please mark
                                                              your votes as  /X/
                                                              indicated in
                                                              this example



1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION AND RELATED AGREEMENT AND PLAN OF MERGER.

                          FOR     AGAINST     ABSTAIN
                          / /       / /         / /



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.




      [INDICIA]              THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN
                        THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                        Dated: ___________________________________________, 1996

                        ________________________________________________________
                        Signature of Stockholder

                        ________________________________________________________
                        Signature of Stockholder

                        Number of Shares Held of Record on January 16, 1996

                        ________________________________________________________

                             THIS PROXY MUST BE DATED, SIGNED BY THE STOCKHOLDER
                        AND RETURNED PROMPTLY TO FIRST HARRISBURG IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.



                           FOLD AND DETACH HERE

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
First Harrisburg Bancor, Inc.

         We have audited the accompanying consolidated statements of financial condition of First Harrisburg Bancor, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Harrisburg Bancor, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

         As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investment and mortgage-backed securities in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As discussed in notes 1 and 13, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 109, "Accounting for Income Taxes".

                                                              KPMG Peat Marwick

January 27, 1995

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

                                                           December 31,
                                                    1994             1993
                                                    ----             ----
ASSETS
  Cash and cash equivalents:
    Cash and amounts due from banks               $  6,608         $  6,096
    Interest-bearing deposits                        1,898            3,776
                                                  --------         --------
  Total cash and cash equivalents                    8,506            9,872

  Securities held for sale                              --            5,939
  Investment securities (fair value: 1994,
    $15,806; 1993, $11,202)                         16,385           11,147
  Mortgage-backed securities (fair value:
    1994, $36,593; 1993, $45,805)                   38,074           45,216
  Loans receivable, net                            170,130          133,178
  Loans held for sale                               26,104           50,075
  Accrued interest receivable                        1,471            1,119
  Real estate:
    Acquired in settlement of loans, net             1,154            1,841
    Acquired for development, net                      249              462
  Property and equipment, net                        1,772            1,853
  Federal Home Loan Bank stock, at cost              4,306            3,869
  Deferred tax asset, net                              535            1,012
  Servicing rights and premiums on sale of
    loans, net                                         250              175
  Prepaid expenses and other assets                  1,049              659
                                                  --------         --------
    Total assets                                  $269,985         $266,417
                                                  ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                        $151,460         $164,404
  Short-term borrowings                             64,980           46,295
  Advances from Federal Home Loan Bank              22,011           24,600
  Funds due remittance service and other             1,578            3,180
  Advances from borrowers for taxes and
    insurance                                        3,836            3,149
  Long-term debt                                       278              458
  Other liabilities                                  2,043            2,826
  Income taxes payable                                 400              482
                                                  --------         --------
    Total liabilities                              246,586          245,394
                                                  --------         --------
Stockholders' equity:
  Preferred stock: 5,000,000 shares
    authorized; none issued


  Common stock:  $.01 par; 10,000,000
    shares authorized; 2,357,464 and
    1,168,284 shares issued and outstanding
    in 1994 and 1993, respectively                      24               12
  Capital in excess of par                          15,197           15,074
  Retained earnings, partially restricted            8,531            6,395
  Unrealized loss on securities available
    for sale, net of tax of $(48)                      (75)              --
  Employee stock ownership plan obligation            (278)            (458)
                                                  --------         --------
     Total stockholders' equity                     23,399           21,023
                                                  --------         --------
    Total liabilities and stockholders'
      equity                                      $269,985         $266,417
                                                  --------         --------

Common stock issued and outstanding at December 31, 1994 has been adjusted to reflect the recognition of the two for one stock split effective January 1995.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                                       12 Months Ended December 31,
                                                              1994                  1993              1992
                                                              ----                  ----              ----
INTEREST INCOME:
  Loans receivable                                          $12,784                $12,184           $14,765
  Loans held for sale                                         2,272                  1,558               951
  Investment securities available for sale                       55                     --                --
  Investment securities held to maturity and other            1,047                  1,889             2,116
  Mortgage-backed securities available for sale                 981                     --                --
  Mortgage-backed securities held to maturity                 1,454                  1,622             1,216
                                                            -------                -------           -------
    Total interest income                                    18,593                 17,253            19,048
                                                            -------                -------           -------
INTEREST EXPENSE:
  Deposits                                                    6,070                  7,333            10,578
  FHLB advances                                               1,070                  1,185               811
  Short-term borrowings                                       2,134                    417                99
                                                            -------                -------           -------
    Total interest expense                                    9,274                  8,935            11,488
                                                            -------                -------           -------
Net interest income                                           9,319                  8,318             7,560
  Provision for loan losses                                      --                     --               105
                                                            -------                -------           -------

  Net interest income after provision for loan losses         9,319                  8,318             7,455
                                                            -------                -------           -------
NONINTEREST INCOME:
  Other fees and charges                                        896                    958               774
  Servicing fee income                                          536                    469               411
  Gain (loss) on sale of:
    Investment and trading securities                           (11)                    --               (17)
    Unrealized losses on securities held for sale                --                    (16)               --
    Mortgages                                                 1,338                  2,173             1,450
    Property and equipment, net                                  (7)                    17                --
    Servicing                                                   114                     --                22
  Income (loss) from real estate operations                     176                    (35)              156
  Income from IRS claim                                          --                    250                --
  Other                                                           8                     12                11
                                                            -------                -------           -------
    Total noninterest income                                  3,050                  3,828             2,807
                                                            -------                -------           -------
NONINTEREST EXPENSE:
  Salaries and employee benefits                              4,178                  4,078             3,503
  Occupancy, net                                              1,268                  1,191             1,092
  Data processing services                                      202                    225               271
  Federal insurance premiums                                    441                    380               540
  Marketing                                                     387                    253               179
  Professional fees                                             355                    290               236

  Provision for real estate losses                             (200)                   135               130
  Other                                                       1,219                  1,186             1,012
                                                            -------                -------           -------
    Total noninterest expense                                 7,850                  7,738             6,963
                                                            -------                -------           -------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
   OF CHANGE IN ACCOUNTING FOR INCOME TAXES                   4,519                  4,408             3,299
Income taxes                                                  1,913                  1,517             1,290
                                                            -------                -------           -------
   Income before cumulative effect of change in
     accounting for income taxes                              2,606                  2,891             2,009
   Cumulative effect of change in accounting for
     income taxes                                                --                    717                --
                                                            -------                -------           -------
NET INCOME                                                   $2,606             $    3,608        $    2,009
                                                            =======                =======           =======
Earnings per common and common equivalent share:
     Income before cumulative effect of change in
         accounting for income taxes                          $1.08                  $1.21              $.86
     Cumulative effect of change in accounting for
         income taxes                                            --                    .30                --
                                                            -------                -------           -------
     Net income                                               $1.08                  $1.51              $.86
                                                            =======                =======           =======
Cash dividends paid per share                                  $.20                  $.175             $.155
                                                            =======                =======           =======



Cash dividends paid per share and earnings per share have been adjusted retroactively to reflect the recognition of the two for one stock split effective January 1995, the 20% stock dividend in November 1993 and the 10% stock dividend in November 1992.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except per share data)

                                                                                     Unrealized
                                                                                       loss on
                                                                                     securities
                                                      Capital                         available
                                         Common      in excess       Retained         for sale,         ESOP
                                         stock         of par        earnings        net of tax       obligation      Total
                                         ------      ---------       --------        ----------       ----------      -----
Balance, December 31, 1991                $ 9         $ 8,377        $ 8,032           $  --             ($766)      $15,652
Stock options exercised                    --              42             --              --                --            42
Employee stock ownership
  plan obligation                          --              --             --              --               108           108
Net income for year ended
  December 31, 1992                        --              --          2,009              --                --         2,009
Dividends paid ($.155 per share)           --              --           (355)             --                --          (355)
10% stock dividend                          1           1,432         (1,433)             --                --            --
                                          ---         -------         ------            ----             -----       -------
Balance December 31, 1992                  10           9,851          8,253              --              (658)       17,456
Stock options exercised                    --             145             --              --                --           145
Dividend reinvestment shares issued        --              18             --              --                --            18
Employee stock ownership
  plan obligation                          --              --             --              --               200           200
Net income for year ended
  December 31, 1993                        --              --          3,608              --                --         3,608
Dividends paid ($.175 per share)           --              --           (404)             --                --          (404)
20% stock dividend                          2           5,060         (5,062)             --                --            --
                                          ---         -------         ------            ----             -----       -------
Balance December 31, 1993                  12          15,074          6,395              --              (458)       21,023
Implementation of change in
  accounting for marketable debt
  and equity securities, net of tax
  of $158                                  --              --             --             251                --           251
Stock options exercised                    --              52             --              --                --            52
Dividend reinvestment shares
  issued                                   --              83             --              --                --            83
Employee stock ownership
  plan obligation                          --              --             --              --               180           180
Net income for year ended
  December 31, 1994                        --              --          2,606              --                --         2,606
Dividends paid ($.20 per share)            --              --           (470)             --                --          (470)
Two for one stock split                    12             (12)            --              --                --            --
Change in net unrealized gain
  (loss) on available-for-sale
  securities                               --              --             --            (326)               --          (326)
                                          ---         -------         ------            ----             -----       -------
Balance December 31, 1994                 $24         $15,197         $8,531            ($75)            ($278)      $23,399
                                          ===         =======         ======            ====             =====       =======



Dividends paid per share have been adjusted retroactively to reflect the recognition of the two for one stock split effective January 1995, the 20% stock dividend in November 1993 and the 10% stock dividend in November 1992.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                    12 Months Ended December 31,
Cash flows from operating activities:                                       1994                  1993               1992
                                                                            ----                  ----               ----
Net income                                                              $   2,606           $     3,608        $     2,009
                                                                        ---------             ---------          ---------
Adjustments:
  Depreciation                                                                349                   310                268
  Interest credited on deposits                                             6,072                 7,340             10,627
  Provision for loan losses                                                    --                    --                105
  Provision for real estate losses                                           (200)                  135                130
  Purchase of investment securities in trading account                     (1,497)                   --             (1,990)
  Proceeds from sale of investment securities held in trading account       1,486                    --              1,973
  (Gain) loss on sale of:
    Investment securities held in trading account                              11                    --                 17
    Mortgages                                                              (1,338)               (2,173)            (1,450)
    Servicing                                                                (114)                   --                (22)
    Real estate acquired:
    In settlement of loans                                                   (105)                  (17)              (120)
    For development                                                           (67)                  (88)              (191)
    Property and equipment                                                      1                   (32)                --
  Unrealized losses on securities held for sale                                --                    16                 --
  Loss on abandonment of property and equipment                                 6                    16                 --
  (Increase) decrease in deferred income taxes                                525                  (507)               156
  Loans held for sale, sold                                               437,476               364,311            130,351
  Proceeds from sale of servicing                                             114                    --                 22
  Investment in loans held for sale                                      (113,474)             (158,318)          (112,463)
  Loans held for sale, purchased                                         (298,823)             (240,571)           (20,497)
  Amortization of loan fees                                                  (191)                 (277)              (113)
  Amortization of servicing rights and premiums on sale of loans               51                    56                 56
  Increase in servicing rights and premiums on sale of loans                 (126)                  (15)                (7)
  (Increase) decrease in accrued interest receivable                         (352)                  427                (15)
  (Increase) decrease in prepaid expenses and other assets                   (390)                  397               (485)
  (Decrease) increase in other liabilities                                   (783)                  226               (468)
  Decrease in income taxes payable                                            (82)                  (11)               (44)
                                                                        ---------             ---------          ---------
  Total adjustments                                                        28,549               (28,775)             5,840
                                                                        ---------             ---------          ---------


Net cash provided by (used in) operating activities                        31,155               (25,167)             7,849
                                                                        ---------             ---------          ---------
Cash flows from investing activities:
  Loans receivable sold                                                        --                 1,857                 --
  Principal payments on loans                                              40,831                52,804             65,624
  Investment in loans                                                     (69,162)              (53,207)           (34,911)
  Loans purchased                                                          (8,105)                   --                 --
  Fees deferred on loans and mortgages                                        456                   241                 66
  Change in undisbursed loans in process                                   (1,057)                1,601               (127)
  Purchase of:
    Investment securities held for sale                                        --                (5,956)                --

    Investment and mortgage-backed securities held to maturity            (11,095)              (33,964)           (36,958)
    Property and equipment                                                   (276)                 (342)              (454)
    FHLB stock, net                                                      $   (437)             $ (2,080)          $   (626)

                                                       (continued)

(In thousands)


                                                                                    12 Months Ended December 31,
                                                                            1994                  1993               1992
                                                                            ----                  ----               ----
  Proceeds from:
    Maturities and principal reductions of investment and
      mortgage-backed securities available for sale                      $  2,892               $    --            $    --
    Maturities and principal reductions of investment and
      mortgage-backed securities held to maturity                           9,984                29,370              9,557
    Sales of investment securities held to maturity                            --                   500                 --
    Sales of investment and mortgage-backed securities available
      for sale                                                              5,939                    --                 --
    Sales of real estate acquired:
      In settlement of loans                                                1,114                   250                520
      For development                                                         504                   272                764
    Sales of property and equipment                                             1                    51                 --
  Investment in real estate acquired for development
      and in settlement of loans                                               60                     9                (66)
                                                                        ---------             ---------          ---------
Net cash (used in) provided by investing activities                       (28,351)               (8,594)             3,389
                                                                        ---------             ---------          ---------

Cash flows from financing activities:
  Net decrease in deposits                                                (19,016)              (25,629)           (39,086)
  Net increase (decrease) in:
    Federal Home Loan Bank advances                                        (2,589)                5,600             18,000


    Short-term borrowings                                                  18,685                40,578              5,717
    Funds due remittance service and other                                 (1,602)                2,329                112
    Advance payments by borrowers for taxes and insurance                     687                   606                627
  Proceeds from issuance of stock                                             135                   162                 42
  Cash dividends                                                             (470)                 (404)              (355)
                                                                        ---------             ---------          ---------
Net cash (used in) provided by financing activities                        (4,170)               23,242            (14,943)
                                                                        ---------             ---------          ---------
Net decrease in cash and cash equivalents                                  (1,366)              (10,519)            (3,705)
Cash and cash equivalents, beginning of period                              9,872                20,391             24,096
                                                                        ---------             ---------          ---------
Cash and cash equivalents, end of period                                  $ 8,506            $    9,872         $   20,391
                                                                        =========             =========          =========

Supplemental disclosures of cash flow information:
  Cash paid during the periods for:
    Interest on deposits, FHLB advances and other
      short-term borrowings                                               $ 4,102            $    2,761         $    2,726
    Income taxes                                                            1,483                 1,768              1,136




Supplemental schedule of noncash investing and financing activities:

     Real estate in settlement of loans has been acquired without the use of cash or cash equivalents. Such additions to real estate acquired in settlement of loans amounted to $406,000, $520,900, and $422,300 in 1994, 1993, and 1992, respectively.


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES:

Basis of Financial Statement Presentation:
     The accompanying consolidated financial statements include the accounts of First Harrisburg Bancor, Inc. (the "Company") and its wholly-owned subsidiary, First Federal Savings and Loan Association of Harrisburg (the "Association"). All significant intercompany transactions and balances are eliminated in consolidation.
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates.
     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowances for loan and real estate losses. In connection with the determination of the allowances for loan and real estate losses, management obtains independent appraisals for significant properties.
     Management believes that the allowances for loan and real estate losses are adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for loan and real estate losses. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Cash Equivalents:
     For purposes of the statements of cash flows, the Company considers cash amounts due from banks and interest bearing deposits in banks to be cash equivalents.
Investment and Mortgage-backed Securities:
     The Company adopted the provisions of the Financial Accounting Standards Board's (FASB) Statement of financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) on January 1, 1994. Under SFAS 115, the Company classifies its debt and marketable securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those debt securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.
     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses on available-for-sale securities, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholders'

equity until realized.
     A decline in the market value of any available-for-sale or held -to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.
     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.
     Investment and mortgage-backed securities at December 31, 1993 for which the Company had both the intent and ability to hold to maturity were carried at amortized cost. Equity securities that were nonmarketable were stated at cost. All other equity securities were carried at the lower of aggregate cost or fair value. Securities held for sale were carried at the lower of cost or fair value.
     The effect of adopting SFAS 115 at January 1, 1994 resulted in an increase to investment and mortgage-backed securities of $409,300 and an after-tax increase to stockholders' equity of $250,900. At December 31, 1994, SFAS 115 resulted in a decrease to investment and mortgage-backed securities of $123,000 and an after-tax decrease to stockholders' equity of $75,000.
     Federal law requires a member institution of the Federal Home Loan Bank ("FHLB") System to hold common stock of its district FHLB according to predetermined formulas. This stock is carried at cost and may be pledged to secure FHLB advances.

Loans Held for Sale:
     Loans held for sale are reported at the lower of aggregate cost or market, determined as of the balance sheet date. The amount by which cost exceeds market value in the aggregate is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income of the period in which the change occurs. Gains and losses on the sale of loans are determined using the specific identification method.
Loans Receivable:
     Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and costs.
     Provisions for losses on loans are charged to operations based upon management's evaluation of potential losses. Specific provisions are established on assets where a decline in value has been identified. In addition, general provisions are established for losses based upon the overall portfolio composition and general market conditions. Collection efforts on charged-off consumer loans are pursued through professional collection agencies. Resulting proceeds of such efforts are recorded in the allowance for loan losses as recoveries.
     Recognition of interest income on loans is computed using the interest method. An allowance for uncollected interest is established for loans that are past due based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Loans are returned to accrual status when the collectibility of past due principal and interest is reasonably assured.
Loan Origination and Commitment Fees and Related Costs:
     All loan origination and commitment fees and certain related direct costs are offset and the net deferred amount is recognized as an adjustment to interest income, based on the interest method over the life of the loans.
Real Estate:
     Real estate acquired in settlement of loans is recorded at the lower of cost or estimated fair value minus estimated costs to sell at the date of foreclosure. At the time of foreclosure the excess, if any, of cost over the estimated fair value of the property minus estimated costs to sell is charged to the allowance for loan losses. Fair values are determined by independent appraisals or by discounting cash flows for income producing properties. Real estate acquired for development is carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or estimated net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.
     Valuations are performed periodically by management on both real estate acquired for development and real estate acquired in settlement of loans. An allowance for losses is established by a charge to operations if the carrying value of real estate acquired for development exceeds its estimated net realizable value, or the carrying value of real estate acquired in settlement of loans exceeds its estimated fair value.
Income Taxes:
     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), on a prospective basis. SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Property and Equipment:
     Land is carried at cost. Buildings, leasehold improvements, and furniture and equipment are carried at cost, less accumulated depreciation. Depreciation is based on the straight-line method over the estimated useful lives of the assets of 25-33 years for buildings, 20 years for land improvements, 5-7 years for furniture and equipment and over the lesser of the terms of the related lease or estimated useful life for leasehold improvements.
Loan Servicing Rights:
     The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan servicing rights acquired, and the amortization thereof is periodically evaluated in relation to estimated future net servicing revenues based on management's best estimate of remaining loan lives.
     Fees earned for servicing loans for others are reported as income when the related loan payments are collected. Loan servicing costs are charged to expense as incurred.
Derivatives:
     Premiums paid for interest rate cap agreements are amortized into interest expense over the term of the agreements. Interest expense is reduced on a current basis when the index rate exceeds the interest rate cap specified under the agreement on a purchased cap. Unamortized premiums are included in prepaid expenses in the statement of financial condition. Earnings Per Share:
     Earnings per share have been computed on the basis of the weighted-average number of common and common equivalent shares outstanding adjusted retroactively for all periods presented to reflect the two for one stock split effective January 1995 (see note 14), the 20% stock dividend of November 1993 and the 10% stock dividend of November 1992. Stock options are regarded as common stock equivalents and their potential dilution is computed using the treasury stock method. The adjusted weighted-average number of common and common equivalent shares outstanding were 2,413,927, 2,389,218 and 2,340,950 in 1994, 1993 and
1992, respectively. The potential dilution from the exercise of stock options and stock appreciation rights is not material.
Postretirement Benefits:
     In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS 106). Currently, the Association does not provide postretirement benefits, and therefore is not impacted by the provisions of SFAS 106. Postemployment Benefits:
     In December 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS
112). SFAS 112 is effective for fiscal years beginning after December 15, 1993. The only postemployment benefits provided by the Company are severance for certain officers that are payable in the event of certain specific circumstances such as a change in control. Accordingly, at the present time, the Company is not impacted by the provisions of SFAS 112.

2.   NEW ACCOUNTING STANDARDS:
     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and in October 1994, Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure" (SFAS
118).
     SFAS 114, as amended by SFAS 118, addresses the accounting by creditors for impairment of certain loans. SFAS 114 requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, alternatively, at the loan's market price or the fair value of the collateral if the loan is collateral dependent.
     SFAS 114 is effective for fiscal years beginning after December 15, 1994 and earlier adoption is permitted. Effective January 1, 1995, the Company will implement the provisions of SFAS 114 and SFAS 118. Based on the present composition of the Company's loan portfolio and present economic conditions in the Company's market area, management expects that the implementation of SFAS 114 and SFAS 118 will not have a material effect on the Company's financial position or results of operations.
     In November 1993, the American Institute of Certified Public Accountants issued Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Option Plans" (SOP 93-6). SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and its accounting provisions are only required for shares purchased by Employee Stock Option Plans after December 31, 1992. Accordingly, the Company does not anticipate any impact of the SOP on its consolidated financial statements.

3.       INVESTMENT SECURITIES:
     The amortized cost and fair values of investment securities available-for-sale and held-to-maturity at December 31, 1994 and the amortized cost and fair values of investment securities and securities held-for-sale at December 31, 1993 are summarized as follows:

                                                             December 31, 1994
                                                          Gross         Gross
(In thousands)                            Amortized    Unrealized    Unrealized       Fair
                                             Cost        Gains         Losses        Value
                                             ----        -----         -----         -----
Available-for-sale:
   U.S. government securities               $ 1,000      $ --         $   (2)       $   998
   U.S. government agency securities             14        --                            14
   Equity securities:
    FNMA & SallieMae common stock                12        37             --             49
                                            -------   -------         ------        -------
                                            $ 1,026       $37         $   (2)       $ 1,061
                                            -------   -------         ------        -------
Held-to-maturity:
   Domestic corporate securities              5,229        --           (284)         4,945
   U.S. government securities                   616         2             --            618
   U.S. government agency securities          9,479        --           (297)         9,182
                                            -------   -------         ------        -------
                                             15,324         2           (581)        14,745
                                            -------   -------         ------        -------
                                            $16,350       $39          ($583)       $15,806
                                            =======   =======         ------        -------

   The amortized cost and fair value of securities available-for-sale and held-to-maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available-for-sale              Held-to-maturity
(In thousands)                               Amortized     Fair          Amortized          Fair
                                               Cost        Value           Cost             Value
                                               ----        -----           ----             -----
Due in one year or less                        $1,026     $1,061      $     616          $     618
Due after 1 year through 5 years                   --         --          6,239              5,969
Due after 5 years through 10 years                 --         --          8,469              8,158
                                               ------     ------        -------            -------
                                               $1,026     $1,061        $15,324            $14,745
                                               ======    =======        =======            =======


   Proceeds from sales of available-for-sale investment securities during 1994 were $5,939,000. No gains or losses were realized on the sale of these securities.
   At December 31, 1994, there were no securities held in the trading account. Proceeds from sales of trading account securities during 1994 were $1,486,000. Gross losses of $11,000 were realized on those sales.

                                                        December 31, 1993
                                                      Gross           Gross
(In thousands)                        Amortized     Unrealized      Unrealized      Fair
                                        Cost          Gains           Losses        Value
                                        ----          -----           ------        -----
Domestic corporate securities           $  5,148       $ 2            ($36)       $  5,114
U.S. government securities                 2,969         6              --           2,975
U.S. government agency securities          3,018        28              --           3,046
Equity securities                             12        55              --              67
                                         -------       ---             ---         -------
                                         $11,147       $91            ($36)        $11,202
                                         =======       ===            ====         =======

     Proceeds from the sale of an investment security during 1993 was $500,000. No gain or loss was realized on the sale of this security. This security was sold due to deterioration in the issuer's creditworthiness.
     At December 31, 1993, there were no securities held in the trading account as well as no activity during 1993. Securities held for sale at December 1993 had a carrying value of $5,939,300 which represents the cost basis of such securities reduced by $16,200, which represented the unrealized losses on such securities.
     There were no sales of investment securities during 1992. Proceeds from sales of trading account securities during 1992 were $1,972,600. Gross losses of $17,400 were realized on those sales.

4.            MORTGAGE-BACKED AND RELATED SECURITIES:
     The amortized cost and fair values of mortgage-backed securities available-for-sale and held-to-maturity at December 31, 1994 and the amortized cost and estimated fair values of mortgage-backed securities at December 31, 1993 are summarized as follows:

                                                            December 31, 1994
                                                           Gross         Gross
(In thousands)                                Amortized    Unrealized    Unrealized   Fair
                                              Cost         Gains         Losses       Value
                                              ---------   -----------    ----------   -----
Available-for-sale:
   GNMA certificates                        $ 1,256        $ --            ($53)      $ 1,203

   FHLMC certificates                         6,674          --            (105)        6,569
                                            -------        ----         -------       -------
                                              7,930          --            (158)        7,772
                                            -------        ----         -------       -------
Held-to-maturity:
   GNMA certificates                          2,688          --            (115)        2,573
   FHLMC certificates                        14,076          10            (807)       13,279
   FNMA certificates                          2,901          --             (69)        2,832
   Collateralized mortgage obligations        6,318          --            (188)        6,130
   Other certificates                         4,319          --            (312)        4,007
                                            -------        ----         -------       -------
                                             30,302          10          (1,491)       28,821
                                            -------        ----         -------       -------
                                            $38,232         $10         ($1,649)      $36,593
                                            =======        ====         =======       =======


(In thousands)
                                                                  December 31, 1993
                                                                Gross         Gross
                                                   Amortized   Unrealized    Unrealized      Fair
                                                   Cost        Gains         Losses         Value
                                                   ----        -----         ------         -----
GNMA certificates                                  $ 4,269     $  93         $ --         $  4,362
FHLMC certificates                                  24,842       476          (12)          25,306
FNMA certificates                                    3,956        58           --            4,014
FNMA collateralized mortgage obligations             6,567        --          (32)           6,535
Other mortgage-backed securities                     5,582         6           --            5,588
                                                   -------      ----         ----          -------
                                                   $45,216      $633         ($44)         $45,805
                                                   =======      ====         =====         =======

   There were no sales of mortgage-backed securities during 1994, 1993 or 1992.

5.            LOANS RECEIVABLE:
     Loans receivable at December 31 are summarized as follows:

                                                                         (In thousands)
                                                                   1994               1993
                                                                   ----               ----
First Mortgage Loans:
     Principal balances:
         Secured by one-to-four family residences              $ 84,913           $ 57,750
         Secured by multi-family residences                         986              1,091

              Secured by nonresidential properties                3,318              4,319
            Construction loans:
              Secured by one-to-four family residences            2,126              3,017
              Secured by multi-family residences                    989              1,000
         Land loans                                               3,653              2,225
                                                                 ------             ------
                                                                 95,985             69,402
     Less:
         Undisbursed portion of construction and land loans:
              Secured by one-to-four family residences             (504)              (889)
              Secured by multi-family residences                   (241)              (822)
              Secured by land                                       (29)               (88)
         Unearned discounts                                        (396)               (34)
         Net deferred loan origination fees                      (1,178)              (829)
                                                                -------             ------
              Total first mortgage loans                         93,637             66,740
                                                                -------             ------

Consumer and other loans:
     Principal balances:
         Home equity and second mortgages                        50,473             44,016
         Home equity lines of credit                             17,967             19,587
         Other                                                    7,821              3,539
                                                                -------             ------
                                                                 76,261             67,142
     Plus:
         Unearned premiums                                        1,077                285
         Net deferred loan origination costs                        253                235
                                                                -------             ------
              Total consumer and other loans                     77,591             67,662
                                                                -------             ------
Less allowance for loan losses                                   (1,098)            (1,224)
                                                              $ 170,130           $133,178
                                                                =======             ======

Activity in the allowance for loan losses is summarized as follows for the years ended December 31:


                                                                (In thousands)
                                                        1994        1993           1992
                                                        ----        ----           ----
Balance at beginning of year                          $1,224       $1,493         $1,501
Provisions charged to income:
         Residential real estate loans                   (29)         (26)           (61)
         Commercial real estate                         (344)         (34)            84
         Consumer loans                                   --          (15)            61

         Unallocated                                     373           75             21
                                                      ------       ------         ------
                                                           0            0            105
                                                      ------       ------         ------
Recoveries:
         Residential real estate loans                    --           --             --
         Consumer loans                                   20           52             16
                                                      ------       ------         ------
                                                          20           52             16
                                                      ------       ------         ------
Charge-offs:
         Residential real estate loans                    --           (2)            (4)
         Commercial real estate                           --           --             --
         Consumer loans                                 (146)        (319)          (125)
                                                      ------       ------         ------
                                                        (146)        (321)          (129)
                                                      ------       ------         ------
Balance at end of year                                $1,098       $1,224         $1,493
                                                      ======       ======         ======

         Included within the loan portfolio are loans which the Association has ceased accrual of interest. Such loans amounted to $1.1 million, $2.0 million and $4.0 million at December 31, 1994, 1993 and 1992, respectively. If interest income had been recorded on all nonaccrual loans outstanding during the year, interest income would have increased by approximately $57,000, $55,600 and $223,500 during 1994, 1993 and 1992, respectively.
         As discussed in Note 2, the Company will adopt SFAS 114, as amended by SFAS 118, in the first quarter of 1995. Upon review of the loan portfolio, no loans were identified as impaired as of December 31, 1994.

6.            LOAN SERVICING:
     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these serviced loans at December 31 are summarized as follows:

                              (In thousands)
                      1994         1993         1992
                      ----         ----         ----
FNMA               $148,170     $126,922    $  84,770
FHLMC                22,328       25,864       35,670
Other investors      49,422       40,826       36,556
                   --------     --------     --------
                   $219,920     $193,612     $156,996
                   ========     ========     ========

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $3.0 million, $3.6 million and $2.6 million at December 31, 1994, 1993 and 1992, respectively.
     During 1994, 1993 and 1992 the Association capitalized costs to acquire loan servicing rights of $126,300, $15,500 and $7,300, respectively. The Association recognized amortization on the cost of acquired loan servicing, loan servicing rights purchased and premiums on loans sold of $51,000, $55,700 and $55,900 for the years ended December 31, 1994, 1993 and 1992, respectively, which is reflected in servicing fee income in the consolidated statements of operations. The recorded value of servicing rights does not exceed the present value of the future net servicing income.

7.            ACCRUED INTEREST RECEIVABLE:
     Accrued interest receivable at December 31 is summarized as follows:
                                  (In thousands)
                                 1994         1993
                                 ----         ----
Investment securities          $  339       $  126
Mortgage-backed securities        261          302
Loans receivable                  871          691
                               ------       ------
                               $1,471       $1,119
                               ======       ======

8.            REAL ESTATE:


     Real estate acquired for development at December 31 is summarized as follows:

        (In thousands)                       1994        1993
                                             ----        ----
Investment in real estate partnerships       $157        $462
Investment in real estate development         152         283
                                             ----        ----
                                              309         745
Less allowance for real estate losses         (60)       (283)
                                             ----        ----
                                             $249        $462
                                             ====        ====

     Income from real estate operations for the years ended December 31 is as follows:

        (In thousands)                                                                1994        1993        1992
                                                                                      ----        ----        ----
Equity in income of partnerships                                                     $  55       $  66      $   76
Income from real estate development                                                    105          21         116
Gain from the sale of real estate acquired in settlement of loans                      105          17         120
Income (loss) from the operation of real estate acquired in
settlement of loans                                                                   (89)        (139)       (156)
                                                                                     ----        -----       -----
                                                                                     $176        $ (35)      $ 156
                                                                                     ====        =====       =====


     Income of $93,000 that had previously been deferred on the sale of real estate held for development was recognized in 1994. Capitalized interest on real estate development for the years ended December 31, 1994, 1993 and 1992 amounted to $0, $2,000 and $0, respectively. Depreciation expense for real estate acquired in settlement of loans for the years ended December 31, 1994, 1993 and 1992 amounted to $0, $0 and $33,700, respectively.

     Summaries of assets, liabilities, and partners' equity of the partnerships at December 31, 1994 and 1993, and operations for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                          (In thousands)
Assets:                                                      1994                1993             1992
                                                             ----                ----             ----
     Cash                                                    $  --                    1
     Land, buildings, and construction in progress             761             $  2,369
     Other assets                                               --                   56

                                                            ------             --------         --------
                                                              $761               $2,426
                                                            ======             ========
Liabilities and partners' equity:
  Liabilities:
     Loans payable                                            $233               $  920
     Other liabilities                                          61               $  146
                                                              ----               ------
                                                               294                1,066
                                                              ----               ------
  Partners' equity:
     First Harrisburg Bancor, Inc.                             157                  462
     Other partners                                            310                  898
                                                              ----               ------
                                                               467                1,360
                                                              ----               ------
                                                              $761                2,426
                                                              ====               ======
Operations of partnerships:
     Real estate sales                                       $793               $   793         $ 1,233
     Other income                                               1               $     2               5
                                                             ----               -------        --------
                                                              794                   795           1,238
Cost of sales                                                 615                   601             953
Selling and other expenses                                      5                     4              26
                                                             ----                ------         -------
     Net earnings                                            $174                $  190         $   259
                                                             ====                ======         =======

     Activity in the allowance for losses for real estate foreclosed and held for investment for the years ended December 31 is as follows:

                  Real estate acquired in settlement of loans

      (In thousands)                 1994             1993           1992
                                     ----             ----           ----
Balance at beginning of year         $176             $322           $440
Provision charged to income            23               65            155
Recoveries                             --               20             --
Charge-offs                          (186)            (231)          (273)
                                     ----             ----           ----
Balance at end of year               $ 13             $176           $322
                                     ====            =====           ====

                  Real estate acquired for development

         (In thousands)          1994      1993       1992
                                 ----      ----       ----
Balance at beginning of year     $283      $213       $238
Provision charged to income      (223)       70        (25)
                                 ----      ----       ----
Balance at end of year           $ 60      $283       $213

                                 ====      ====       ====

 9.           PROPERTY AND EQUIPMENT:
     Property and equipment at December 31 are summarized as follows:

                                               (In thousands)

                                             1994              1993
                                             ----              ----
Land and improvements                      $  410            $  410
Buildings                                   1,611             1,607
Leasehold improvements                        509               509
Furniture, fixtures, and equipment          1,855             2,019
                                          -------            ------
                                            4,385             4,545
Less accumulated depreciation              (2,613)           (2,692)
                                          -------            ------
                                           $1,772            $1,853
                                         ========            ======

     Depreciation expense for property and equipment amounted to $349,300, $310,100 and $234,500 for the years ended December 31, 1994, 1993 and 1992, respectively.
     The Association currently leases four of its branch locations and office space for a subsidiary. Rental expense for the years ended December 31, 1994, 1993 and 1992 was $285,100, $245,800 and $225,700, respectively. Future lease payments as of December 31, 1994 are as follows:

                           (In thousands)
              1995                            $264
              1996                             226
              1997                             167
              1998                              37
              1999                              28
              Later years, through 2003        100

10.           DEPOSITS:
     Deposits at December 31 are summarized as follows:

                                                                      (In thousands)
                                      Weighted-
                                    average rate            1994                           1993
                                    at December
                                      31, 1994      Amount       Percent           Amount        Percent
                                    ------------  ---------     ---------        ---------      ---------
NOW accounts                          0.00%       $   4,380        2.89%         $   4,466          2.72%
Money market                          3.11%          30,793       20.33%            38,250         23.26%
Passbook savings and
  club accounts                       2.53%          20,583       13.59%            20,663         12.57%
                                                  ---------     -------          ---------      --------

                                                     55,756       36.81%            63,379         38.55%
                                                  ---------     -------          ---------      --------
Certificates of deposit:
 2.00% to  4.00%                      3.48%          14,787        9.76%            43,968         26.74%
 4.01% to  6.00%                      4.78%          58,378       38.55%            39,041         23.75%
 6.01% to  8.00%                      6.56%          20,192       13.33%             7,736          4.70%
 8.01% to 10.00%                      8.41%           2,337        1.54%             9,317          5.67%
10.01% to 10.25%                     10.25%              10        0.01%               963          0.59%
                                                  ---------     -------          ---------      --------
                                                     95,704       63.19%           101,025         61.45%
                                                  ---------     -------          ---------      --------
                                      4.16%        $151,460      100.00%          $164,404        100.00%
                                                  =========     =======          =========      ========


At December 31,1994, scheduled maturities of certificates of deposit are as follows:

                                                     (In thousands)

                        1995           1996            1997          1998         1999         Thereafter     Total
                        ----           ----            ----          ----         ----         ---------      -----
 2.00% to  4.00%     $13,580        $  1,149      $      16       $    42      $    --        $     --        $14,787
 4.01% to  6.00%      29,943          14,561          6,556         4,276        2,949              93         58,378
 6.01% to  8.00%       1,900           3,032         13,983            47        1,174              56         20,192
 8.01% to  10.00%      1,619             190             --           307          141              80          2,337
10.01% to  10.25%         10              --             --            --           --              --             10
                     -------         -------      ---------       -------      -------        --------        -------
                     $47,052         $18,932        $20,555        $4,672      $ 4,264           $ 229        $95,704
                     =======         =======      =========       =======      =======        ========        =======

Interest expense on deposits for the years ended December 31 is summarized as follows:

                                               (In thousands)
                                   1994              1993              1992
NOW accounts                     $   --           $    --          $     --
Money market                      1,085             1,198             1,552
Passbook savings and clubs          558               622               805
Certificates of deposit           4,427             5,513             8,221
                                -------          --------         ---------
                                 $6,070            $7,333           $10,578
                                =======          ========         =========

     At December 31, 1994 and 1993, accrued interest payable on deposits totaled $8,600 and $11,000, respectively, and the aggregate amount of time deposits of $100,000 or more totaled $11.0 million and $11.8 million, respectively.

11.           BORROWED FUNDS:

     Borrowed funds at December 31 are summarized as follows:

                                                                   (In thousands)
                                                                1994             1993
                                                                ----             ----
Short-term borrowings:
     Securities sold under agreements to repurchase          $19,608         $     --
     Other short-term borrowings                              45,372           46,295
Advances from the Federal Home Loan Bank                      22,011           24,600
                                                             -------         --------
                                                             $86,991         $ 70,895
                                                             =======         ========

     Interest expense on borrowed funds for the years ended December 31 is summarized as follows:
                                            (In thousands)

                                      1994       1993      1992
                                      ----       ----      ----
Advances from the FHLB              $1,070     $1,185      $811
Reverse repurchase agreements          472         --        --
Other short-term borrowings          1,662        417        99
                                    ------     ------      ----
                                    $3,204     $1,602      $910
                                    ======     ======      ====

     The Association enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Reverse repurchase agreements are treated as financings, and the obligation to repurchase securities sold are reflected as a liability in the statement of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities. During the period, the securities were delivered to the counterparties' accounts. The counterparties have agreed to resell to the Association the identical securities at the maturities of the agreements. At December 31, 1994 these agreements have a weighted average interest rate of 6.27% and mature within three months. All reverse repurchase agreements at December 31, 1994 are with the Federal Home Loan Bank.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                       (In thousands)

                                                     1994         1993
                                                     ----         ----
Average balance during the year                  $  9,187       $    --

Average interest rate during the year               5.14%            --
Maximum month-end balance during the year        $20,743        $    --


Mortgage-backed and debt securities underlying the agreements at December 31, 1994:

Carrying value including accrued interest    $21,239  $    --
Estimated fair value                         $20,314  $    --

Pursuant to a master agreement with the FHLB, the Association granted the FHLB a security interest in all FHLB stock, mortgage collateral and other collateral owned by the Association. Advances at December 31, 1994 have calendar-year maturity dates in 1995 of $12.8 million at rates ranging from 3.96% to 6.16%, in 1996 of $1.8 million at a rate of 4.23%, in 1998 of $5.0 million at a rate of 6.31% and in 1999 of $2.4 million at a rate of 6.79%. The Association also has a $27.5 million line of credit with the FHLB of which $18.5 million has been drawn at a rate of 6.14%. In addition, the Association has a $75.0 million line of credit with the FHLB in connection with the "FundLine" program of which $26.9 million has been drawn at a rate of 6.44%. Through the FundLine program, the Association borrows funds from the FHLB for the purchase of loans to be sold to investors in the secondary market. The collateral for those borrowings is the underlying mortgages.

12.  EMPLOYEE BENEFIT PLANS:
Pension:
All eligible employees are covered by the Financial Institutions Retirement Fund. Payments, if required, are made each year to fund normal pension costs accrued plus a portion of the unfunded prior service costs which are amortized over a 40-year period. The multi-employer fund is a defined benefit plan providing for retirement, death, and disability benefits. Employees who have completed one- year of service, are 21 years of age, and are expected to complete 1,000 hours of service in twelve consecutive months are eligible for active status. The fund neither makes separate actuarial valuations nor segregates the assets for each employer. Contributions into the fund for 1994 and 1993 were $51,800 and $32,900, respectively. In 1992, contributions were not required.
     In 1992, the Company adopted a retirement plan ("Plan") for directors who serve more than five years. The Plan provides retirement benefits equal to director fees earned for a period equal to the number of years served as a director, but not to exceed ten years. The Plan also provides a death benefit equal to 50% of the retirement benefit.
     A reconciliation of the funded status is summarized as follows:

               (In thousands)         1994      1993
                                      ----      ----
Accumulated and projected benefit
  plan obligation (all vested)      ($293)    ($268)
Fair value of plan assets              --        --
                                    ------     -----

Plan assets below projected
     obligation                      (293)    (268)
Unrecognized prior service costs      178      176
Unrecognized net gain                 (28)      --
Additional minimum liability         (150)      --
                                    ------    -----
Accrued pension costs               ($293)   ($ 92)
                                    ======   ======

     A discount rate of 7.5% and 7.0% was used in determining the actuarial present value of the projected benefit obligation at December 31, 1994 and 1993, respectively.
     The net pension costs for the years ended December 31 are summarized as follows:

     (In thousands)               1994      1993      1992
                                  ----      ----      ----

Service cost                     $  8      $  7      $  7
Interest costs                     20        17        17
Net amortization and deferral      22        22        22
                                 ----      ----      ----
Net periodic pension costs        $50       $46       $46
                                  ===       ===       ===

The net amortization and deferral consists of the amortization of unrecognized prior service costs.

Stock Compensation Program:
     During 1987, the stockholders of the Company approved a stock compensation program ("1986 Program") for the benefit of directors, officers and other selected key employees. The 1986 Program provides that a total of 227,312 shares be reserved for the granting of performance shares or the exercise of options and any related stock appreciation rights.
     The options granted, which may either be "incentive" or "compensatory," are exercisable for a term no longer than ten years at a price not less than the fair market price on the date the option is granted.
     Changes in options outstanding under the 1986 program are as follows:

                           Shares Under     Option Price
                           Option           Per Share
                           ------           ---------
Outstanding at 12/31/91    42,499        $ 8.26-11.77
Exercised during year      (1,996)       $ 8.26-11.77
Stock dividend of 10%       4,045        $(.75)-(1.07)
                           --------      -------------
Outstanding at 12/31/92    44,548        $ 7.51-10.70
Exercised during year     (14,609)       $ 6.26-10.70
Stock Dividend of 20%       8,048        $(1.25)-(1.78)
                           --------      --------------
Outstanding at 12/31/93    37,987        $  6.26-8.92
Granted during the year    10,000        $  22.25
Exercised during year      (6,924)       $  6.26-8.92
Two for one stock split     41,063       $ (3.13)-(11.13)

                           ---------     ----------------
Outstanding at 12/31/94     82,126       $  3.13-11.12
                           =========     =============

     During 1990, the stockholders of the Company approved a stock option plan ("1990 Program") for the benefit of officers and other key employees. The 1990 Program provides that a total of 227,694 shares be reserved for the granting of shares or the exercise of options and any related stock appreciation rights. No options had been granted at December 31, 1994.
     During 1990, the stockholders of the Company approved a compensatory stock option plan ("Directors' Plan") for the benefit of directors. The Directors' Plan provides that a total of 227,694 shares be reserved for the granting of shares or the exercise of options.
     Changes in options outstanding under the Directors' Plan are as follows:

                           Shares Under  Option Price
                           Option        Per Share
                           ------        ---------
Outstanding at 12/31/91    15,703        $ 10.63-11.02
Exercised during year      (2,200)       $ 11.02
Stock dividend of 10%       1,350        $(.97)-(1.00)
                            -------      -------------
Outstanding at 12/31/92    14,853        $ 9.66-10.02
Granted during year            50        $ 17.00
Exercised during year      (4,840)       $ 9.71-10.02
Stock Dividend of 20%       2,012        $(1.62)-(2.83)
                           -------       --------------
Outstanding at 12/31/93    12,075        $ 8.04-14.17
Two for one stock split    12,075        $(4.02)-(7.09)
                           --------      --------------
Outstanding at 12/31/94    24,150        $ 4.02-7.08
                           =======       ===========

Profit Sharing Plan:
     All eligible employees with more than 1,000 hours of service in a year are covered by the profit sharing plan. Contributions to the plan are at the discretion of the Board of Directors, but cannot exceed the maximum allowable under the Internal Revenue Code. No contributions were made during 1994, 1993 and 1992.

Employee Stock Ownership Plan:
     The Company's Employee Stock Ownership Plan ("ESOP") may acquire shares up to 10% of the Company's common stock for the benefit of the employee participants. All eligible employees with at least one year of credited service are covered by the ESOP. The Association's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Dividends on allocated and unallocated shares are distributed to the employee participants. A term note from a bank provided the funding to acquire the shares. At December 31, 1994, 211,012 shares have been acquired; 56,110 of these shares are pledged as collateral for the ESOP's debt and are held in a suspense account. The remaining 154,902 shares have been released from the suspense account, based on principal repayment of the debt, and allocated among participants.
     The Company has presented the outstanding loan amount of $277,700 as long-term debt and as a reduction of stockholder's equity in the accompanying consolidated statement of financial condition at December 31, 1994. During 1994, the Association refinanced the ESOP debt with another bank at a lower rate of interest. Interest on the unpaid principal balance is due monthly based on a rate of three quarters percent over the prime rate. The principal of $277,700 is to be repaid in 16 quarterly installments ending December 31, 1998 and allows for prepayments of principal over the same period. Payments of principal and interest have been included as part of salaries and benefits expense in the financial statements.
     For the year ended December 31, 1994 the Association paid a total of $92,000 in quarterly principal repayments, $88,600 in prepayment of principal, $19,400 directly to the ESOP to fund distributions to former employees and $32,500 in interest.
     For the year ended December 31, 1993 the Association paid a total of $114,500 in quarterly principal repayments, $85,500 in prepayment of principal and $50,800 in interest. At December 31, 1993, there were 58,459 shares of the Company's stock allocated to employee participants.
     For the year ended December 31, 1992 the ESOP repaid $66,700 of funds borrowed but not used. For the same period the Association paid $25,000 directly to the ESOP to purchase stock, paid a total of $104,300 in quarterly principal repayments, $70,700 in prepayment of principal and $48,600 in interest. In addition, $5,300 in interest was accrued but not paid at December 31, 1992. At December 31, 1992 there were 30,359 shares of the Company's stock allocated to employee participants.

13.           INCOME TAXES:
     As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes amounted to an increase to income of $717,200 for the year ended December 31, 1993. Prior years' financial statements were not restated to apply the provisions of SFAS 109.
     The provision for income taxes consists of:

                                                  (In thousands)
                                       Current        Deferred           Total
                                       -------        --------           -----
Year ended December 31, 1994:
     Federal                            $1,032            $504          $1,536
     State                                 356              21             377
                                        ------            ----          ------
                                        $1,388            $525          $1,913
                                        ======            ====          ======
Year ended December 31, 1993:
     Federal                            $  797            $170          $  967
     State                                 508              42             550
                                        ------            ----          ------
                                        $1,305            $212          $1,517
                                        ======            ====          ======
Year ended December 31, 1992:

     Federal                            $  907            $ 88          $  995
     State                                 286               9             295
                                        ------            ----          ------
                                        $1,193            $ 97          $1,290
                                        ======            ====          ======


                                      21

     A reconciliation between the Federal statutory income tax rate and the effective income tax rate for the years ended December 31, 1994, 1993 and 1992 is as follows:


                                                 1994          1993       1992
                                                 ----          ----       ----
Federal statutory income tax rate                34.0%         34.0%      34.0%
Federal tax claim refund                          --          (10.3)       --
Statutory bad debt deduction                      --            --        (2.0)
Provision for loan losses not deductible          --            --         0.4
Tax exempt interest and dividends                 (.3)         (0.4)      (0.5)
Change in valuation allowance for deferred
   tax assets allocated to income tax expense    (2.1)          2.1        --
State income tax, net of Federal tax benefit      7.3           7.6        5.9
Other                                             3.4           1.4        1.3
                                                 ----          ----       ----
Effective tax rate                               42.3%         34.4%      39.1%
                                                 ====          ====       ====

         Deferred income tax expense consisted of the following components for the year ended December 31, 1992:
                                                     (In thousands)
                                                         1992
Deferred tax components at effective rate:               ----
     Reserve for uncollectible interest                  $ 13
     Reserve for loan loss-subsidiary                     (63)
     Charge-off (recovery) for loan loss-subsidiary        84
     Deferred compensation and retirement plans             7
     Deferred loan fees                                    31
     Accrued interest on savings                           17
     Other                                                  8
                                                          ---
                                                          $97
                                                          ===

The significant components of deferred income tax expense attributable to income from continuing operations for the years ended December 31 are as follows:

         (In thousands)


                                                       1994     1993
                                                       ----     ----
Deferred tax expense exclusive of valuation           $ 617     $120
    allowance
Increase (decrease) in beginning of-the-year
    balance of the valuation allowance for
    deferred tax assets                                 (92)      92

                                                       ----     ----
                                                       $525     $212
                                                       ====     ====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are as follows:

                  (In thousands)

                                                                   1994            1993
                                                                  -----            ----
Deferred tax assets:
     Reserve for uncollectible interest                          $   38            $   49
     Reserve for book loan and real estate losses                   413               618
     Deferred compensation and retirement plans                     196               163
     Deferred loan fees                                              51               312
     Deferred income from real estate                                 4                58
     Capitalized REO interest/costs                                  --                40
     Fixed assets                                                     6                --
     Unrealized loss on securities available-for
       sale                                                          48                --
     Other                                                           5                  8
                                                                  -----            ------
     Deferred asset before valuation allowance                      761             1,248
     Valuation allowance                                             --               (92)
                                                                  -----            ------
       Deferred asset after valuation allowance                     761             1,156
                                                                  -----            ------
Deferred tax liabilities:
   Tax bad debt reserve                                             178               104
   Mark to market adjustment                                          5                11
   Prepaid costs                                                     43                22
   Fixed assets                                                      --                 7
                                                                  -----            ------
      Total deferred liabilities                                    226               144
                                                                  -----            ------
      Net deferred tax asset                                      $ 535            $1,012
                                                                  =====            ======

     Included in the table above is the recognition of unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS 115 for which no deferred tax expense or benefit was recognized.

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined that it is not required to establish a valuation allowance for the deferred tax asset of $761,000 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, reversal of existing temporary differences, future taxable income and potential tax planning strategies. The Company will continue to review the tax criteria related to the recognition of deferred tax assets on a quarterly basis. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $92,000.
     The Company is allowed a special bad debt deduction, limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 1994 included approximately $4.0 million for which no deferred Federal income tax liability has been provided. This represents the tax bad debt reserve accumulated under the percentage of taxable income method.

14.  STOCKHOLDERS' EQUITY:
     On December 21, 1994, the Company's Board of Directors declared and approved a two-for-one split on the Company's common stock. This action became effective on January 17, 1995 to shareholders of record on January 3, 1995. The stated par value per share of common stock remains unchanged at $.01. All weighted average share and per share amounts have been adjusted retroactively for all periods presented to reflect the stock split. A total of 1,178,732 shares of common stock were issued in connection with the split. A total of $12,000 was reclassified from capital in excess of par to common stock.
     The Association converted in 1986 from a federally chartered mutual association to a federally chartered stock association. Concurrent with the completion of the conversion, a "Liquidation Account" was established in an amount equal to the $2,065,000 in retained earnings of the Association as of June 30, 1986. The Liquidation Account was established to provide a limited priority claim to the assets of the Association to qualifying depositors ("Eligible Account Holders") at December 31, 1985 who continue to maintain qualifying deposits in the Association after conversion. In the unlikely event of a complete liquidation of the Association, and only in such event, each Eligible Account Holder would receive from the Liquidation Account a liquidation distribution based on his proportionate share of the then total remaining qualifying deposits. The amount of the Liquidation Account decreases as the deposit balances of the Eligible Account Holders decrease on annual closing dates.
     On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") of 1989 was enacted into law in order to restructure the regulation of the thrift industry and to establish a new deposit insurance system. The legislation affects the thrift industry in several ways, including higher deposit insurance premiums beginning in 1991, more stringent capital requirements, and new investment limitations and restrictions and a likely reduction in dividends received on FHLB stock as all or a significant portion of the earnings of the FHLB System are used to partially fund the resolution of troubled institutions. On November 8, 1989, the Office of Thrift Supervision published a final rule implementing the new capital standards. The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 3.0% core capital ratio and an 8% risk-based capital ratio.
     The Association, at December 31, 1994, exceeds the regulatory tangible,

core capital and risk-based requirements as defined by FIRREA.
     In addition, savings institutions are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), which was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.
     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," and "undercapitalized." Institutions categorized as "undercapitalized" are subject to certain restrictions, including the requirement to file a capital plan with the OTS, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by the OTS or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "undercapitalized" it is generally placed in receivership or conservatorship within 90 days.
     To be considered "well capitalized," a savings institution must generally have a core capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. An institution is deemed to be "undercapitalized" if it does not qualify as well capitalized or adequately capitalized. At December 31, 1994, the Association is in the "well capitalized" category.
     Certain restrictions exist regarding the ability of the Association to transfer funds to the Company in the form of cash dividends. In addition, the Company and the Association are required to maintain minimum amounts of capital to total risk-weighted assets as defined by the Office of Thrift Supervision. As of December

31, 1994, under the most restrictive coonditions, the Association cannot pay dividends to the Company in an amount that would exceed $6.5 million without prior regulatory approval.

15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS
     OF CREDIT:
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, recourse on loans sold, purchased servicing, and interest rate exchange agreements known as caps. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated statements of financial condition.
     Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and loans sold or serviced with recourse is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and recourse agreements as it does for on-balance-sheet instruments. Exposure to credit loss on cap agreements is only to the streams of payments by the counterparty and not the notional principal amount used to express the transaction.
     Financial instruments with off-balance-sheet risk
at December 31 are summarized as follows:
                                   1994         1993
     (In thousands)                ----         ----
Commitments to extend credit:
     Loan origination
         commitments             $12,536     $ 15,818
     Unused home equity
         lines of credit          15,914       16,404
     Unused unsecured
         lines of credit             168          180
 Standby letters of credit         2,169        1,858
 Loans sold with recourse          4,249        5,715
 Purchased servicing with recourse 1,441        1,810
 Interest rate cap                 5,000           --

     At December 31, 1994, the Association and a subsidiary had mortgage loan origination and purchase commitments of approximately $9.7 million in fixed rate loans at interest rates ranging from 7.0% to 12.3% and approximately $2.8 million in variable-rate loans currently at interest rates ranging from 5.5% to 10.0%, unused home equity lines of credit loans of approximately $4.7 million in fixed-rate loans at interest rates ranging from 8.0% to 12.5% and approximately $11.2 million in variable rate loans at interest rates ranging from 10.0% to 10.5%, and unused unsecured lines of credit of approximately $168,000 at interest rates ranging from 15.0% to 18.0%.
     Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being used, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the customer and generally consists of real estate.
     Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Association holds collateral, when deemed necessary, supporting those commitments.
     Loans sold with recourse consists of approximately $3.6 million of mortgage loans serviced for FHLMC, approximately $563,000 of mortgage loans serviced for FNMA, and approximately $108,000 of home improvement loans serviced for a local governmental authority. The recourse on loans serviced for FHLMC resulted from the subsequent sale of FHLMC mortgage-backed securities that were acquired in 1985 in exchange for fixed rate mortgage loans originated by the Association. The Association currently holds $6.5 million of FHLMC mortgage-backed securities that were acquired in the same transaction in 1985. All of the loans sold to the local governmental authority are insured by the Federal Housing Administration.
     The underlying mortgages for the purchased servicing rights with recourse are secured by real estate primarily in Massachusetts. The mortgages are variable rate loans. There is a $36,900 reserve on this portfolio.
     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks. During 1994, the Association purchased an interest rate cap agreement to reduce the potential impact of increases in interest rates on floating rate short-term debt. At December 31,

1994, the Association was a party to an interest rate cap agreement with a remaining term of two and one half years. The agreement entitles the Association to receive from a counterparty on a quarterly basis the amounts, if any, by which the Association's interest payments on $5.0 million of floating rate short-term debt exceeds 6.0%.
     The Association does not obtain collateral or other security to support the credit risk of the interest rate cap agreement but monitors the credit standing of the counterparty.
     The Association originates primarily residential and commercial real estate loans as well as consumer loans to customers principally in southcentral and southeastern Pennsylvania.
     At December 31, 1994, approximately 91% of the loans receivable portfolio is backed by collateral on one-to-four family residences.
     Since the majority of the Association's loan portfolio is located in Southcentral and Southeastern Pennsylvania, a substantial portion of the Association's debtors ability to honor their contracts and increases or decreases in the market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in these areas.

16.           FAIR VALUE OF FINANCIAL INSTRUMENTS:
     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107) requires all entities to disclose the fair value of its financial instruments. For the Association, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. Many of the Association's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Since it is the Association's general practice not to engage in trading or sales activities, significant assumptions and estimations were used in calculating present values in discounted cash flow models.
     Estimated fair values have been determined by the Association using the best available data, as generally provided in the Association's thrift financial report as submitted to the Office of Thrift Supervision with an estimation methodology suitable for each category of financial instrument.
     Fair value estimates, methods, and assumptions are set forth below for the Association's instruments.

     The carrying amounts for cash and cash equivalents approximate fair value because of the short maturity of those instruments and they do not present unanticipated credit concerns.

                                                             (In thousands)
                                          December 31, 1994                December 31, 1993
                                       Carrying      Estimated         Carrying        Estimated
                                        Amount       Fair Value         Amount         Fair Value

                                       ---------     ----------        --------        ----------
Cash and cash equivalents              $ 8,506        $ 8,506         $ 9,872          $ 9,872
                                       =======        =======         =======          =======

     Investments and mortgage-backed securities are actively traded by others in the secondary market and fair values have been based on quotations received from security dealers:

                                                            (In thousands)
                                          December 31, 1994                December 31, 1993
                                       Carrying      Estimated         Carrying       Estimated
                                        Amount       Fair Value         Amount        Fair Value
                                       ---------     ----------        --------       ----------
U.S. government and agency securities:
     Available-for-sale                  $ 1,012        $ 1,012        $    --         $    --
     Held-to-maturity                     10,095          9,800          5,987           6,021
Mortgage-backed securities:
     Available-for-sale                    7,772          7,772             --              --
     Held-to-maturity                     30,302         28,821         45,216          45,805
Domestic corporate securities held-
    to-maturity                            5,229          4,945          5,148           5,114
Domestic equity securities
     available-for-sale                       49             49          5,951           6,006
                                         -------        -------        -------         -------
                                         $54,459        $52,399        $62,302         $62,946
                                         =======        =======        =======         =======

         Fair values of all loans are estimated for portfolios with similar characteristics by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. Residential mortgages make up a substantial percentage of the Association's loan portfolio. These residential loans, as well as loans held for sale, are generally underwritten to standards in conformity with Federal Home Loan Mortgage Corporation or Federal National Mortgage Association standards. Construction loans are of a relatively short maturity and have an estimated fair value equal to the carrying value.

                                                                                             (In thousands)
                                                                                December 31, 1994          December 31, 1993
                                                                            Carrying        Estimated   Carrying      Estimated
                                                                            Amount         Fair Value    Amount      Fair Value
                                                                            ------         ----------   --------     ----------
First mortgage loans:

     Secured by one-to-four family residences:
         Fixed rate                                                         $ 64,464         $ 59,113   $ 32,890       $ 33,594
         Variable rate                                                        19,863           19,590     23,779         24,265
         Construction                                                          1,622            1,622      2,128          2,135
         Nonaccrual                                                              586              498      1,081            919
     Secured by multi-family and nonresidential properties:
         Fixed rate                                                            3,012            3,074      3,705          3,667
         Variable rate                                                         1,292            1,311      1,705          1,688
         Construction                                                            748              748        178            176
         Land                                                                  3,624            3,679      2,137          2,116
     Deferred items (net)                                                     (1,574)              --       (863)            --
                                                                            --------         --------   --------       --------
        Total first mortgages                                                 93,637           89,635     66,740         68,560
                                                                            --------         --------   --------       --------
Consumer and other loans:
     Fixed rate                                                               59,780           60,655     46,331         47,468
     Variable rate                                                            15,944           16,400     19,871         20,144
     Nonaccrual                                                                  537              456        940            799
     Deferred items (net)                                                      1,330               --        520             --
                                                                            --------         --------   --------       --------
        Total consumer                                                        77,591           77,511     67,662         68,411
                                                                            --------         --------   --------       --------
Loan loss reserves                                                            (1,098)              --     (1,224)            --
                                                                            --------         --------   --------       --------
Total loans receivable                                                       170,130          167,146    133,178        136,971
Loans held for sale                                                           26,104           26,456     50,075         50,214
                                                                            --------         --------   --------       --------
                                                                            $196,234         $193,602   $183,253       $187,185
                                                                            ========         ========   ========       ========

     Under SFAS 107, the fair value of deposits with no stated maturity, such as demand deposit accounts, NOW accounts, money market accounts, savings accounts, and advances from borrowers for taxes and insurance is equal to the amount payable on demand. The fair value of certificates of deposit is calculated using discounted cash flows. Contractual cash flows are discounted using the Association's internal certificate of deposit curve, which was utilized to represent the replacement cost of funds.

                                                                            (In thousands)
                                                          December 31, 1994                December 31, 1993

                                                     Carrying        Estimated       Carrying       Estimated
                                                     Amount         Fair Value         Amount      Fair Value
                                                     ------         ----------       --------      ----------
NOW accounts                                         $  4,380         $  4,380      $   4,466      $    4,466
Money market accounts                                  30,793           30,793         38,250          38,250
Passbook savings and club accounts                     20,583           20,583         20,663          20,663
Certificates of deposit                                95,704           94,899        101,025         102,616
                                                     --------         --------       --------      ----------
                                                     $151,460         $150,655       $164,404        $165,994
                                                     ========         ========      =========      ==========


 Advances from borrowers for taxes and insurance     $  3,836         $  3,836      $   3,149       $   3,149
                                                     ========         ========      =========      ==========


     The fair value of advances from the FHLB is estimated using discounted cash flows. The estimated discount rate was based on the FHLB advance curve. Short-term borrowings and long-term debt are market rate loans that reprice sufficiently such that their fair value equals their carrying value.

                                                                   (In thousands)
                                               December 31, 1994                  December 31, 1993
                                        Carrying         Estimated          Carrying        Estimated
                                          Amount        Fair Value            Amount        Fair Value
                                        --------       -----------           -------        ----------
Short-term borrowings                   $ 64,980          $ 64,980          $ 46,295          $ 46,295
Term advances                             22,011            21,733            24,600            24,683
Long-term debt                               278               278               458               458
                                        --------          --------          --------          --------
                                        $ 87,269          $ 86,991          $ 71,353          $ 71,436
                                        ========          ========          ========          ========

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of performance standby letters of credit, loans sold and servicing purchased with recourse is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The fair value of interest rate caps is obtained from dealer quotes.


                                                                           (In thousands)
                                                           December 31, 1994                     December 31, 1993
                                              Contract       Carrying        Estimated   Contract    Carrying     Estimated
                                               Amount        Amount (1)     Fair Value     Amount    Amount (1)   Fair Value
                                              --------       ----------     ----------   --------    ----------   ----------
Commitments to extend credit:
     Loan origination commitments             $12,536         $  51           $  51       $15,818       $  82         $82
     Unused home equity lines of credit        15,914            --              --        16,404          --          --
     Unused unsecured lines of credit             168            --              --           180          --          --
Standby letters of credit                       2,169            10              10         1,858          13          13

Loans sold with recourse                        4,249            --             (15)        5,715          --         (20)
Purchased servicing with recourse               1,441            37              (1)        1,810          37         (10)
Interest rate cap                               5,000           152             161            --          --          --
                                              -------         -----            ----       -------        ----         ---
                                              $41,477         $ 250            $206       $41,785        $132         $65
                                              =======         =====            ====       =======        ====         ===


(1) The amounts shown under "carrying amount" represent accruals or deferred income arising from these unrecognized financial instruments.

Limitations:
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings or of a particular financial instrument. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and the estimates and assumptions that must be made.

17.           SELECTED QUARTERLY FINANCIAL DATA
              (UNAUDITED)
     Quarterly financial data for the years ended December 31, 1994 and 1993 is summarized by quarter as follows:


($ in thousands except earnings per share &      March          June         September          December
market range)                                  31, 1994       30, 1994       30, 1994           31, 1994
                                               --------       --------       --------           --------
Financial institution interest income            $4,118          4,426         $4,846             $5,123
Mortgage banking interest income                    241            195            155                170
Financial institution interest expense           (2,008)        (2,133)        (2,385)            (2,771)
Mortgage banking interest expense                  (202)          (176)          (127)              (153)
Eliminations                                         --             --             --                 --
                                                 ------         ------         ------             ------
     Net interest income                          2,149          2,312          2,489              2,369
Provision for loan losses                            --             --             --                 --
                                                 ------         ------         ------             ------
     Net interest income after
        provision for loan losses                 2,149          2,312          2,489              2,369

Financial institution noninterest income            787            973          1,358                528
Mortgage banking noninterest income                 837            719            603                620
Financial institution noninterest expense        (1,425)        (1,422)        (1,247)            (1,337)
Mortgage banking noninterest expense               (698)          (625)          (543)              (563)
Eliminations                                       (716)          (787)        (1,267)              (595)
                                                 ------         ------         ------             ------

     Income before income taxes                     934          1,170          1,393              1,022
Income taxes                                       (400)          (512)          (567)              (434)
                                                 ------         ------         ------             ------
     Net income                                   $ 534          $ 658          $ 826              $ 588
                                                 ======         ======         ======             ======

Earnings per share:                               $0.22          $0.28          $0.34              $0.24
                                                 ======         ======         ======             ======
Market range:(1)
     High                                        $12.00         $12.00         $16.00             $15.75
                                                 ------         ------         ------             ------
     Low                                         $11.00         $10.38         $10.25             $10.00
                                                 ------         ------         ------             ------


                                                 March             June            September          December
                                               31, 1993          30, 1993          30, 1993           31, 1993
                                               --------          --------          --------           --------
Financial institution interest income            $4,271            $4,223            $4,221             $4,538
Mortgage banking interest income                    116               221               263                300
Financial institution interest expense           (2,458)           (2,251)           (2,086)            (2,199)
Mortgage banking interest expense                   (91)             (205)             (241)              (304)
Eliminations                                          5                 5                 5                (15)
                                                 ------            ------            ------             ------
     Net interest income                          1,843             1,993             2,162              2,320
Provision for loan losses                            --                --                --                 --
                                                 ------            ------            ------             ------
     Net interest income after
        provision for loan losses                 1,843             1,993             2,162              2,320
Financial institution noninterest income          1,399             1,929               848              1,038
Mortgage banking noninterest income                 502               691               872                930
Financial institution noninterest expense        (1,428)           (1,263)           (1,445)            (1,559)
Mortgage banking noninterest expense               (460)             (469)             (523)              (600)
Eliminations                                     (1,262)           (1,484)             (745)              (881)
                                                 ------            ------            ------             ------
     Income before income taxes and
      cumulative effect of change in
      accounting principle                          594             1,397             1,169              1,248
Income taxes                                       (241)             (112)             (568)              (596)
Cumulative effect of change in
   accounting principle                             717               --                 --                 --
                                                 ------            ------            ------             ------
     Net income                                  $1,070            $1,285            $  601             $  652
                                                 ======            ======            ======             ======
Earnings per share:

     Income before accounting change              $0.15             $0.54             $0.25              $0.27
     Change in accounting principle                0.30                --                --                 --
                                                 ------            ------            ------             ------
     Net income                                   $0.45             $0.54             $0.25              $0.27
                                                 ======            ======            ======             ======
Market range:(1)
     High                                         $7.68             $8.51            $12.04             $12.00
                                                 ------            ------            ------             ------
     Low                                          $6.02             $6.85            $ 7.68             $10.83
                                                 ------            ------            ------             ------


(1)  Provided by NASDAQ

18. FINANCIAL INFORMATION OF FIRST HARRISBURG BANCOR, INC. (PARENT ONLY) at December 31 is summarized as follows:

                                                                       (In thousands)
Statements of Financial Condition                                 1994              1993
                                                                  ----              ----
  Assets:
     Cash                                                      $   103          $    166
     Investment securities                                         617               971
     Investment in subsidiary                                   22,944            20,295
     Other assets                                                   --                10
                                                               -------           -------
                                                               $23,664           $21,442
                                                               =======           =======
  Liabilities and stockholders' equity:
  Liabilities:
     Accounts payable - subsidiary                             $     3           $    --
     Long-term debt                                                278               458
     Other liabilities                                              22                15
     Income taxes payable                                          (38)              (54)
                                                               -------           -------
         Total liabilities                                         265               419
                                                               -------           -------
  Stockholders' equity:
      Capital stock                                                 24                12
      Additional paid-in capital                                15,197            15,074
      Retained earnings                                          8,456             6,395
      ESOP obligation                                             (278)             (458)
                                                               -------           -------
         Total stockholders' equity                             23,399            21,023
                                                               -------           -------
              Total liabilities and stockholders' equity       $23,664           $21,442
                                                               =======           =======


Statements of Operations                                   1994              1993              1992
                                                           ----              ----              ----
  Interest income                                       $    31            $   39            $   37
  Noninterest expense                                       211               122               116
  Income tax benefit                                        (61)              (27)              (36)
                                                        -------            ------            ------
  Loss before equity in income of subsidiary               (119)              (56)              (43)
                                                        -------            ------            ------
  Equity in income of subsidiary:
     Distributed                                             --                --             1,000
     Undistributed                                        2,725             3,664             1,052
                                                        -------            ------            ------
                                                          2,725             3,664             2,052
                                                        -------            ------            ------
Net income                                               $2,606            $3,608            $2,009
                                                        =======            ======            ======

Statements of Cash Flows                                   1994              1993              1992
                                                           ----              ----              ----
Cash flows from operating activities:
  Net income                                             $2,606            $3,608            $2,009
                                                         ------            ------            ------
  Adjustments:
     Equity in income of subsidiary                      (2,725)           (3,664)           (2,052)
     Increase (decrease)  in other, net                      37                31              (151)
                                                         ------            ------            ------
        Total adjustments                                (2,688)           (3,633)           (2,203)
                                                         ------            ------            ------
     Net cash used in operating activities                  (82)              (25)             (194)
                                                         ------            ------            ------
Cash flows from investing activities:
     Purchase of investment securities                   (1,231)             (971)               --
     Maturities of investment securities                  1,585                --                --
     Dividends received from subsidiary                      --                --             1,000
                                                         ------            ------            ------
     Net cash provided by (used in) investing
        activities                                          354              (971)            1,000
                                                         ------            ------            ------
Cash flows from financing activities:
  Proceeds from issuance of stock                           135               163                42
  Cash dividends paid                                      (470)             (404)             (355)
                                                         ------            ------            ------
     Net cash used in financing activities                 (335)             (241)             (313)
                                                         ------            ------            ------
Increase (decrease) in cash & cash equivalents              (63)           (1,237)              493
Cash, beginning of period                                   166             1,404               911
                                                         ------            ------            ------
Cash, end of period                                      $  103            $  167            $1,404
                                                         ======            ======            ======


No interest or income taxes were paid for the years ended December 31, 1994, 1993 and 1992.

19.      BUSINESS SEGMENTS:

     Financial data for the Company's business segments at December 31, is summarized as follows:
                                            (In thousands)
                                        1994            1993
Identifiable assets:
     Financial institution           $290,311         $282,297
     Mortgage banking activity         12,320           24,123
     Eliminations                     (32,646)         (40,003)
                                      -------         --------
                                     $269,985         $266,417
                                      =======         ========


                                             (In thousands)
                                      12 Months Ended December 31,

                                      1994       1993      1992
                                      ----       ----      ----
Revenues (1):
     Financial Institution          $22,159    $22,467    $22,194
     Mortgage banking activity        3,540      3,895      2,994
     Eliminations                    (4,056)    (5,281)    (3,333)
                                    -------    -------    -------
                                     21,643     21,081     21,855
                                    -------    -------    -------

Expenses (2):
     Financial institution           14,728     14,689     16,777
     Mortgage banking activity        3,087      2,893      2,585
     Eliminations                      (691)      (909)      (806)
                                    -------    -------    -------
                                     17,124     16,673     18,556
                                    -------    -------    -------


Income before income taxes
  and cumulative effect of
  change in accounting principle:
     Financial institution            7,431      7,778      5,417
     Mortgage banking activity          453      1,002        409
     Eliminations                    (3,365)    (4,372)    (2,527)
                                    -------    -------    -------

                                    $ 4,519    $ 4,408    $ 3,299
                                    =======    =======    =======

(1) Includes interest income and noninterest income.
(2) Includes interest expense and noninterest expense.

     The cumulative effect of the change in accounting principle which resulted from the adoption of SFAS 109 in 1993 increased net income of the financial institution and the mortgage banking company by $690,000 and $27,000, respectively in 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------------------------


General

     The assets of First Harrisburg Bancor, Inc. (the "Company") primarily consist of the stock of its wholly-owned subsidiary, First Federal Savings and Loan Association of Harrisburg ("First Federal" or the "Association"). All references to the Company herein include First Federal, unless otherwise indicated. The Company's results of operations are thus substantially dependent upon the Association's results of operations, which reflect the fundamental changes that have occurred in the regulatory, economic and competitive environment in which savings institutions operate. First Federal is primarily engaged in attracting deposits from the general public and applying these funds, together with borrowings, to the origination and purchase of first mortgage loans on single-family residences and consumer loans, which bear adjustable interest rates and/or have short maturities.

     First Federal's revenue is primarily derived from interest and fees on real estate and other loans. The Association's principal expenses are interest on deposits and borrowings and general and administrative expenses. The principal sources of funds available for First Federal's lending activities are its deposits, amortization and prepayments of outstanding loans, sales of mortgage loans, short-term borrowings and advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh.

     The Company also engages in real estate development activities, through joint ventures and wholly-owned projects, and in mortgage banking activities through its wholly-owned subsidiaries, First Harrisburg Service Corporation ("FHSC"), Second Harrisburg Service Corporation ("SHSC"), and AVSTAR Mortgage Corporation ("AMC"). The Company's investment in real estate acquired for development aggregated $249,000 at December 31, 1994. The Company also provides financial services (including brokerage services) and insurance products.

     The Company, as a registered savings and loan holding company, is subject to examination and regulation by the Office of Thrift Supervision ("OTS"), a department of the U.S. Treasury, and is subject to various reporting and other requirements of the Securities and Exchange Commission ("SEC"). First Federal, as a federally chartered savings and loan association, is subject to examination and comprehensive regulation by the OTS, and by the Federal Deposit Insurance Corporation ("FDIC"). Customer deposits with the Company are insured to the maximum extent provided by law through the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. First Federal is a member of the FHLB of Pittsburgh, which is one of 12 regional banks comprising the Federal Home Loan Bank System ("FHLB System"). First Federal also is subject to regulations administered by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") regarding reserves required to be maintained against deposits and certain other matters.

     The Company's results of operations continue to be primarily dependent on its net interest income (which is the difference between interest income and interest expense), provisions for loan and real estate losses and gains on the sale of mortgages. Net interest income increased $1.0 million in 1994 over 1993, provision for real estate losses declined $335,000 and gains on the sale of mortgages decreased $835,000. For the year ended December 31, 1994, the Company earned $2.6 million or $1.08 per share, a decrease of $.43 per share over 1993. For the year ended December 31, 1993, the Company earned $3.6 million or $1.51 per share, including the cumulative effect of a change in accounting principle and an income tax refund and the interest thereon. Income before cumulative effect of change in accounting principle was $2.9 million or $1.21 per share. Earnings per share for the years ended December 31, 1994 and 1993 were adjusted for the two for one stock split effective January 1995.

     For the year ended December 31, 1994, net interest income increased largely due to increases in the average balances of the loans receivable and held for sale portfolios while interest expense increased only slightly. Noninterest income declined primarily due to decreased gains on the sale of mortgages by AMC, and interest received on an Internal Revenue Service ("IRS") claim refund in the prior year, which was partially offset by an increase in gains on the sale of real estate owned in 1994. Noninterest expense increased due to higher wages and benefits, professional fees, federal insurance premiums, occupancy and marketing expenses. These increases were partially offset by a reduction in real estate reserves on land development projects.

     The Company's asset and liability management policies are designed to minimize the adverse effects of increases in interest rates on the Company's results of operations. The Company emphasizes the origination of installment loans, purchase and origination of fixed and variable rate mortgages that meet strict underwriting standards, and investment in corporate notes, U.S. Government and Agency securities and mortgage-backed securities with emphasis on short-term maturities of five years or less. However, this emphasis has not fully compensated for the increased sensitivity of the cost of its deposits and other sources of funds to changes in market interest rates.

Asset and Liability Management


     The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of the Company's assets and liabilities were matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is likely to occur, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. The Company's asset and liability management policies seek to decrease the interest rate sensitivity and shorten the maturities of its interest-earning assets and extend the maturities of its interest-bearing liabilities. Although management believes that the steps it has taken have reduced the Company's overall vulnerability to increases in interest rates, the Company continues to remain vulnerable to material and prolonged increases in interest rates because its interest-bearing liabilities exceed its interest-earning assets within one- to three-year maturities.


     A significant part of First Federal's program of asset and liability management has been the increased emphasis on the origination of short-term loans, which primarily includes consumer loans. The origination of consumer loans, the purchase of residential mortgages originated by the Association's mortgage banking subsidiary, and the origination of adjustable-rate and/or short-term commercial mortgages and construction loans have accounted for the majority of total loan originations and purchases during each of the last three years. At December 31, 1994, approximately 65.3% of the loan portfolio, including mortgage-backed securities and loans held for sale, had adjustable rates or short-term maturities compared to 71.4% at December 31, 1993 and 67.6% at December 31, 1992.

     There were $1.9 million of fixed-rate, fixed-term mortgage sales from the Company's existing portfolio in 1993. These loans were sold for yield enhancement in response to rising interest rates. There were no sales from the existing mortgage portfolio in 1994 and 1992. Fixed-rate mortgage loans have increased as a percentage of the loan portfolio (including mortgage-backed securities and loans held for sale) as a result of efforts to enhance the loan portfolio yield as well as to grow the loan portfolio, to 38.2% at December 31, 1994 from 28.6% at December 31, 1993 and 32.4% at December 31, 1992. All of the fixed and variable rate mortgage loan originations of AMC are being sold, excluding those purchased by the Association for its own portfolio.

     To lengthen the terms of the Company's liabilities and thereby decrease the interest rate sensitivity of its deposits, management has maintained competitive long-term rates to retain long-term certificates of deposit where possible. In addition, the Company utilizes tiered and option deposit pricing, whereby higher rates or rate adjustment options are offered on accounts with longer terms and with higher minimum balance requirements. The Company has also made use of various Federal Home Loan Bank advance programs to lengthen its liabilities.

Results of Operations

     The results of operations of the Company depend substantially on its net interest income, which is the largest component of the Company's net income. Net interest income is affected by the difference or spread between yields earned on its loan (including mortgage-backed securities) and investment portfolios and the rates of interest paid for its deposits and borrowings. Interest income is a function of the average balances of loans and investments outstanding during the period and the average yields earned on such loans and investments. Interest expense is a function of the average amounts of deposits and borrowings outstanding during the period and the average rates paid on such deposits and borrowings. The following table sets forth, as of and for the periods indicated, the average balances, the average yields and rates, and certain other information.




                                                                As of
                                                                Dec. 31,
                                              1994              1994                1993                          1992
                                 ------------------------------ ------- ----------------------------- -----------------------------
                                  Average               Average Average Average               Average  Average              Average
                                 Balance(2) Interest(4) Rate    Rate   Balance(2) Interest(4) Rate    Balance(2) Interest(4) Rate
                                 ---------- ----------- ------- ------ ---------- ----------- ------- ---------- ----------- ------
                                                                         (Dollars in Thousands)
Interest-Earning Assets:
   Loans(3)                        $149,643   $12,784   8.54%    9.49% $130,333   $12,184    9.35%    $152,898   $14,765    9.66%
   Loans held for sale               31,209     2,272   7.28%    8.90%   24,702     1,558    6.31%      11,065       951    8.59%
   Mortgage-backed securities        41,155     2,435   5.92%    6.50%   26,245     1,622    6.18%      15,215     1,216    7.99%
   Investment securities and other   19,307     1,102   5.71%    6.45%   40,950     1,889    4.61%      46,026     2,116    4.60%
                                   --------   -------   -----    ----- --------   -------    -----    --------   -------    -----
Total Interest-Earning Assets       241,314    18,593   7.70%    8.72%  222,230    17,253    7.76%     225,204    19,048    8.46%
                                   --------   -------   -----    ----- --------   -------    -----    --------   -------    -----
Interest-Bearing Liabilities:
   Now and Money market accounts     40,507     1,085   2.68%    2.72%   43,460     1,198    2.76%      42,326     1,552    3.67%
   Passbook accounts                 21,263       558   2.62%    2.53%   21,172       622    2.94%      20,389       805    3.95%
   Certificates of deposit           94,102     4,427   4.70%    5.04%  108,601     5,513    5.08%     134,281     8,221    6.12%
   FHLB advances                     22,220     1,070   4.82%    5.75%   21,319     1,185    5.56%      12,601       811    6.44%
   Short-term borrowings             43,494     2,134   4.91%    6.31%   12,253       417    3.40%       2,343        99    4.23%
                                   --------   -------   -----    ----- -------- ---------    -----   ---------  --------    -----
Total Interest-Bearing
   Liabilities(5)                   221,586     9,274   4.19%    4.89%  206,805     8,935    4.32%     211,940    11,488    5.42%
                                   --------   -------   -----    ----- --------    ------    -----    --------   -------    -----
Net Interest Income and Average
   Interest Rate Spread                       $ 9,319   3.51%    3.83%            $ 8,318    3.44%               $ 7,560    3.04%
                                              =======   =====    =====            =======    =====               =======    =====
Net Earning Assets and Net Yield
   on Earning Assets(1)            $ 19,728             3.86%          $ 15,425              3.74%    $ 13,264              3.36%
                                   ========             =====          ========              =====    ========              =====
Average Interest Earning Assets
   as a Percent of Average

   Interest-Bearing Liabilities       108.9%                              107.5%                         106.3%
                                     ======                              ======                         ======


(1) Net yield on earning assets is net interest income divided by total interest-earning assets.
(2)  All average balances are daily average balances.
(3)  Includes nonaccrual loans in the average balances.
(4)  Loan fees which are an adjustment to yield are included in interest income.
(5)  Excludes long-term debt.





       The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rates (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate), and (3) changes in rate-volume (change in rate multiplied by the change in volume).


                                                                      Year Ended December 31,
                                                          1994 vs. 1993                         1993 vs. 1992
                                               -------------------------------          -----------------------------
                                                                 Rate/                                   Rate/
                                               Rate   Volume    Volume     Net          Rate   Volume   Volume    Net
                                               ----   ------    ------     ---          ----   ------   ------    ---
                                                                          (Dollars in Thousands)
     Interest income:
      Loans                                  $(1,056) $1,806    $(150)     $600        $(474) $(2,180)  $  73   $(2,581)
      Loans held for sale                        240     411       63       714         (252)   1,171    (312)      607
      Mortgage-backed securities                 (68)    921      (40)      813         (275)     881    (200)      406
      Investment securities and other            450    (998)    (239)     (787)           5     (233)      1      (227)
                                             -------  ------    -----     -----        -----  -------   -----   -------
           Total interest income                (434)  2,140     (366)    1,340         (996)    (361)   (438)   (1,795)
                                             -------  ------    -----     -----        -----  -------   -----   -------
    Interest expense:
      NOW and Money market accounts              (35)    (82)       4      (113)        (385)      42     (11)     (354)
      Passbook accounts                          (68)      3        1       (64)        (206)      31      (8)     (183)
      Certificates of deposit                   (413)   (737)      64    (1,086)      (1,397)  (1,572)    261    (2,708)
      FHLB advances                             (158)     50       (7)     (115)        (111)     561     (76)      374
      Short-term borrowings                      185   1,062      470     1,717          (19)     418     (81)      318
                                             -------  ------    -----     -----        -----  -------   -----   -------
           Total interest expense(1)            (489)    296      532       339       (2,118)    (520)     85    (2,553)
                                             -------  ------    -----     -----        -----  -------   -----   -------
    Net change in net interest income
       (expense)                               $  55  $1,844    $(898)   $1,001       $1,122   $  159   $(523)  $   758

                                             =======  ======    =====    ======       ======  =======   =====   =======

 (1) Excludes interest on long-term debt.

     Primarily as a result of decreases in the cost of deposits during 1994, the Company's average cost of interest bearing-liabilities declined to 4.19% in 1994 from 4.32% in 1993. The average interest rate spread increased to 3.51% in 1994 from 3.44% in 1993. Net earning assets increased to $19.7 million in 1994 from $15.4 million in 1993, due to an increased emphasis growing the loan portfolio and the Association's participation in the FHLB Fund Line program. The result of these changes was an increase in net interest income of $1.0 million.

     The increase in net interest income in 1994 was partially offset by a decline in gains from the sale of mortgages. In addition, the results for 1993 included $717,000 for the cumulative effect of a change in accounting for income taxes resulting from the adoption of SFAS 109 and receipt of a $452,000 federal income tax claim refund plus interest of $250,000 from the IRS. As a result, net income decreased $1.0 million in 1994 and increased $1.6 million in 1993 compared to the respective prior years.

Interest Income

     Interest on loans receivable increased by $600,000 or 4.9% in 1994 and decreased $2.6 million or 17.5% in 1993 over the respective prior years. The average loan portfolio yield decreased to 8.54% in 1994 from 9.35% in 1993 and 9.66% in 1992. The decreases in 1994 and 1993 were due to the decreases in interest rates on loans, the repayment of higher yielding fixed rate loans and normal index rate adjustments for adjustable rate mortgages and adjustable lines of credit. However, the average balance of the loan portfolio increased $19.3 million or 14.8%, more than offsetting the interest rate decrease. The average balance decreased $22.6 million or 14.8 in 1993 due to principal repayments and paydowns in the mortgage loan portfolio.

     Interest on loans held for sale increased $714,000 or 45.8% in 1994 and $607,000 or 63.8% in 1993 over the respective prior years. The increases resulted from an increase in the average balance of the loans held for sale portfolio of $6.5 million or 26.3% in 1994 and $13.6 million or 123.2% in 1993 due to the Association's participation in the FHLB MortgageVest and Fund Line programs in both periods and, in 1993, higher loan origination volume at AMC. In addition, the increase in 1994 was also due to higher interest rates.

     Interest on mortgage-backed securities increased $813,000 or 50.1% in 1994 and $406,000 or 33.4% in 1993 over the respective prior years. The increase in 1994 and 1993 was attributable to a $14.9 million or 56.8% and a $11.0 million or 72.5% respective increase in the average mortgage-backed portfolio due to redeployment of interest bearing deposits to mortgage-backed securities which was partially offset by a decrease in the average portfolio yield to 5.92% and 6.18% in 1994 and 1993, respectively from 7.99% in 1992.


     Interest on investment securities decreased $787,000 or 41.7% in 1994 and $227,000 or 10.7% in 1993 over the respective prior years. The average yield of the investment portfolio was 5.71% in 1994, 4.61% in 1993 and 4.60% in 1992. However, the average balance of the investment portfolio decreased significantly by $21.6 million or 52.9% during 1994 and $5.1 million or 11.0% during 1993. The decline in the investment portfolio resulted from management's intention to grow the loan and mortgage-backed portfolios.

Interest Expense

     Interest on deposits decreased by $1.3 million or 17.2% in 1994 and $3.2 million or 30.7% in 1993 over the respective prior years. The decreases in 1994 and 1993 were due primarily to the average cost of deposits declining to 3.89% in 1994 from 4.23% in 1993 and from 5.37% in 1992, as well as a decrease of $17.4 million or 10.0% and $23.8 million or 12.1% in average savings deposits in 1994 and 1993, respectively. The decrease in deposits was attributable to using short-term borrowings to replace deposits because short-term borrowings were less expensive than the incremental cost of growing retail deposits.

     Interest on FHLB advances decreased $115,000 or 9.7% and increased $374,000 or 46.1% in 1994 and 1993 over the respective prior years. Average advances increased $901,000 or 4.2% in 1994 and $8.7 million or 69.2% in 1993. The increase in 1993 was primarily due to various FHLB advance programs which were used to lengthen the Company's liability maturities. The average rate paid on advances decreased to 4.82% in 1994 from 5.56% in 1993 and 6.44% in 1992.

     Interest on short-term borrowings increased $1.7 million or 411.8% and $318,000 or 321.2% in 1994 and 1993 over the respective prior years. Average short- term borrowings increased $31.2 million in 1994 and $9.9 million in 1993. The average rate paid on short- term borrowings increased to 4.91% in 1994 from 3.40% in 1993 and 4.23% in 1992. These increases resulted from the Association's participation in the FHLB MortgageVest and Fundline programs, use of the FHLB line of credit, and reverse repurchase agreements.

Net Interest Income

     As a result of the changes discussed under Interest Income and Interest Expense, net interest income increased $1.0 million or 12.0% in 1994 and $758,000 or 10.0% in 1993 over the respective prior years.

Provision for Loan Losses

     The Association maintains an allowance for loan losses to provide for possible future losses in the loan portfolio. There were no net additions to the allowance for loan losses in 1994 and 1993. This was primarily due to decreasing loan balances as compared to 1992 and prior years, improved credit quality and the general improvement in economic conditions in both the Association's market and nationally.

     The following table summarizes activity in the Company's allowance for loan losses during the periods indicated:


                                                                                         At December 31,
                                                                     1994         1993        1992          1991         1990
                                                                     ----         ----         ----          ----        ----
                                                                                      (Dollars in Thousands)


         Balance at beginning of period                             $1,224       $1,493       $1,501       $1,772        $ 779
                                                                    -------      -------      -------      -------       -----

         Charge-offs:
             Residential real estate loans                              --           (2)          (4)         (83)          --
             Commercial real estate loans                               --           --           --         (532)        (624)
             Consumer loans                                           (146)        (319)        (125)         (31)         (13)
                                                                   --------      -------     --------     --------      -------
                  Total charge-offs                                   (146)        (321)        (129)        (646)        (637)
                                                                   --------      -------     --------     --------       ------

         Recoveries:
             Residential real estate loans                             --            --           --            6           --
             Commercial real estate loans                              --            --           --           --           --
             Consumer loans                                             20           52           16            3           --
                                                                   --------     --------    ---------     --------       -----
                  Total recoveries                                      20           52           16            9           --
                                                                   --------     --------    ---------     --------       -----

         Provisions for losses:
             Residential real estate loans                             (29)         (26)         (61)          22          186
             Commercial real estate loans                             (344)         (34)          84           14          898
             Consumer loans                                             --          (15)          61          556          287
             Unallocated                                               373           75           21         (226)         259
                                                                   --------     --------     --------      -------      ------
                  Total provisions                                      --           --          105          366        1,630
                                                                    -------      -------     --------      -------      ------
         Balance at end of period                                   $1,098       $1,224       $1,493       $1,501       $1,772
                                                                    =======      =======      =======      =======      ======

         Net charge-offs as a percentage of average
         loans outstanding                                             .09%         .21%         .07%         .37%         .35%
                                                                       ====         ====         ====         ====         ====

                                                                   36

         The following table shows the amount of the Company's allowance for loan losses attributable to each category of loan indicated and the percent of loans in each category to total loans, at each of the dates indicated.


                                                            At December 31,

                         1994                1993           1992               1991              1990
                      -----------       ------------   --------------     -------------     -------------
                      Amount   %        Amount    %    Amount      %      Amount     %      Amount      %
                      ------  ---       ------   ---   ------     ---     -------   ---     -------    ---
                                                        (Dollars in Thousands)
Residential real
  estate loans      $   37    49.6%  $    66    44.2%  $   94    45.7%   $  159    46.0% $   214      48.6%
Commercial real
  estate loans         150     5.0%      494     5.4%     527     6.7%      443     5.7%     961       5.6%
Consumer loans         409    45.4%      535    50.4%     818    47.6%      866    48.3%     338      45.8%
Unallocated            502      n/a      129      n/a      54      n/a       33      n/a     259        n/a
                    ------  -------  -------  ------- ------- --------  ------- --------  ------   --------
     Total          $1,098   100.0%   $1,224   100.0%  $1,493   100.0%   $1,501   100.0%  $1,772     100.0%
                    ======   ======   ======   ======  ======   ======   ======   ======  ======     ======


     When loans become delinquent as to principal and interest by 90 days or more, they are placed on nonaccrual status; at that point, a reserve for uncollected interest is established for 100% of the interest previously accrued and is charged against interest income.

     The following table presents information concerning the Company's nonperforming assets at the date indicated:



                                                                                             At December 31,
                                                                               1994     1993     1992     1991     1990
                                                                               ----     ----     ----     ----     ----
                                                                                        (Dollars in Thousands)
             Residential Real Estate Loans:
                  Nonaccrual                                                 $  586   $1,081   $1,884   $1,610   $  793
                  Accruing loans 90 days or more delinquent                      --       --       --       --      124
                  Loans serviced with recourse 90 days or more delinquent       173       59      121      358       --
                                                                             ------  ------- --------  -------    -----
                     Total                                                      759    1,140    2,005    1,968      917
                                                                             ------   ------   ------  -------    -----



            Commercial Real Estate Loans:
                  Nonaccrual                                                     --       --       --      203      764
                  Restructured                                                   --      567      570       --    1,371
                  Accruing loans 90 days or more delinquent                      --       --       --       --       --
                                                                             ------   ------   ------    -----    -----
                     Total                                                       --      567      570      203    2,135
                                                                             ------  -------  -------   ------   ------

            Consumer Loans:
                  Nonaccrual                                                    537      940    2,128    2,567    1,453
                  Accruing loans 90 days or more delinquent                      --       --       --       13       28
                                                                            -------   ------   ------ --------  -------
                     Total                                                      537      940    2,128    2,580    1,481
                                                                             ------     ----   ------   ------  -------

            Total nonperforming loans:
                  Nonaccrual                                                  1,123    2,021    4,012    4,380    3,010
                  Restructured                                                   --      567      570       --    1,371
                  Accruing loans 90 days or more delinquent                      --       --       --       13      152
                  Loans serviced with recourse 90 days or more delinquent       173       59      121      358       --
                                                                            -------  -------   ------   ------   ------
                     Total                                                    1,296    2,647    4,703    4,751    4,533
                                                                            -------  -------   ------   ------   ------

            Real estate owned, net                                            1,154    1,841    1,860    2,049    2,672
                                                                             ------  -------   ------   ------   ------
            Total nonperforming assets                                       $2,450   $4,488   $6,563   $6,800   $7,205
                                                                             ======   ======   ======   ======   ======
            Total nonperforming loans as a percent of total loans               .8%     2.0%     3.4%     2.8%     2.5%
                                                                                ===     ====     ====     ====     ====
            Total nonperforming assets as a percent of total assets             .9%     1.7%     2.8%     2.9%     3.0%
                                                                                ===     ====     ====     ====     ====


       At December 31, 1994, the Company's loan portfolio contained $1.3 million in nonperforming loans. Nonperforming residential loans amounting to $759,000 consisted of 10 single-family residential loans ranging in balance up to $389,000.

       Nonperforming consumer loans totalled $537,000 at December 31, 1994 and consisted of 48 loans ranging in balance up to $81,000.

       If interest income had been recorded on all nonaccrual loans outstanding at December 31, 1994, interest income would have increased by approximately $57,000, $56,000, and $224,000 during 1994, 1993 and 1992, respectively.

       Real estate owned properties with a net carrying value of $1.2 million at December 31, 1994 include the following:

      o A shopping center in DeSoto, TX with a net carrying value of $871,000 at December 31, 1994. The property was sold in January 1995. Based on the terms of the sale, the Company did not incur any losses on the sale of this property;

       o Nine local and one out-of-state single-family residences with a net carrying value of $265,000 at December 31, 1994. Management believes adequate reserves have been established on these properties.

       There were no nonperforming loans in the southwest at December 31, 1994. Performing loans in the southwest, which included one apartment building and two commercial buildings, had an aggregate net carrying value of $970,000, net of $150,000 in reserves at December 31, 1994.

       The aggregate loan concentrations in states and areas bordering the Company's normal lending area of southcentral and southeastern Pennsylvania as well as the southern and southwestern United States comprise less than 10% of total loans receivable.

       The Company intends to continue to monitor the adequacy of the allowances for loan and real estate losses and make provisions as actual experience or economic conditions warrant. Management believes that the allowances for loan and real estate losses are adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan and real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

Noninterest Income

       In 1988, FHSC reactivated its grandfathered insurance license and began offering a full line of insurance products. This full line of insurance products rounds out other financial products offered through INVEST, which is a nationally marketed investment advisory and securities brokerage program to which FHSC subscribes.

       At December 31, 1994, SHSC was involved in one real estate joint venture and one real estate project with local builders and developers.

       Other fees and charges decreased $62,000 or 6.5% in 1994 and increased $184,000 or 23.8% in 1993 over the respective prior years. The changes were primarily due to fluctuations in fees earned by INVEST and the title insurance agency.

       Loan servicing fee income increased $67,000 or 14.3% and $58,000 or 14.3% in 1994 and 1993, respectively, due to an increase in the loan servicing portfolio at AMC. The loan servicing portfolio increased to $220 million at the end of 1994 from $157 million at the end of 1992.

       The losses in 1994 and 1992 on the sale of investment and trading securities resulted primarily from trading activity in U.S. government and U.S. government agency securities.

       Gain on the sale of mortgages decreased $835,000 or 38.4% in 1994 and increased $723,000 or 49.9% in 1993 over the respective prior years. These gains almost exclusively resulted from gains on sales of mortgages at AMC. The decrease in 1994 was due to lower volume of loan refinancings and originations in response to higher interest rates and a $237,000 charge for the decline in market value of loans transferred from the held-for-sale portfolio to the permanent portfolio. The increase in 1993 was due to higher loan originations attributable to strong refinancing activity and the sales of such loans due to declining interest rates. During 1994, AMC sold approximately $129 million of loans compared with $160 million and $130 million in 1993 and 1992, respectively. At December 31, 1994, AMC had $7.3 million in loans held for sale compared to $19.3 million and $13.5 million at December 31, 1993 and 1992, respectively.

       Gain on the sale of servicing in 1994 and 1992 resulted from the sale of a portion of the AMC servicing portfolio.

       Income from real estate operations increased $211,000 and decreased $191,000 in 1994 and 1993, respectively. The increase in 1994 resulted primarily from the recognition of a previously deferred gain on the sale of real estate held for development and gains from the sale of real estate acquired in settlement of loans. The decrease in 1993 resulted from fewer gains on the sale of real estate acquired in settlement of loans and lower income from real estate development.

     The $250,000 income from IRS claim in 1993 was for interest received in conjunction with the $452,000 tax refund.

Noninterest Expenses

       Salaries and employee benefits increased $100,000 or 2.5% in 1994 and $575,000 or 16.4% in 1993 over the respective prior years. The increase in 1994 was primarily due to increased retirement and ESOP benefits as a result of AMC employees becoming participants in the Company's retirement and ESOP programs, payment to two AMC officers for the termination of an employment agreement based on the net value of the mortgage servicing portfolio, the addition of staff appraisers by AMC and higher employee group benefits all of which were partially offset by a decrease in accrued bonuses to officers of $450,000. The increase in 1993 was primarily due to increased accrued bonuses to officers of $400,000, as well as increased salaries and benefits, and increased retirement expenses.

       The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS 106), was issued in December 1990. Currently, the

Company does not provide postretirement benefits, and therefore is not impacted by the provisions of SFAS 106.

       In December 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS
112). SFAS 112 is effective for fiscal years beginning after December 15, 1993. The only postemployment benefits provided by the Company are severance payments for certain officers that are payable in the event of certain specific circumstances such as a change in control. Accordingly, at the present time, the Company is not impacted by the provisions of SFAS 112.

       Net occupancy expense increased $77,000 or 6.5% in 1994 and $99,000 or 9.1% in 1993 over the respective prior years. The increase in 1994 and 1993 was due to increases in office rent, depreciation, system upgrades, maintenance and, in 1993, costs connected with the addition of a new branch.

       Data processing expense decreased $23,000 or 10.2% and $46,000 or 17.0% in 1994 and 1993 over the respective prior years. The decreases were due to the renegotiation of the contract with the Association's service bureau in 1993.

       Federal insurance premiums are a function of the size of the savings deposit portfolio and the premiums charged. The increase of $61,000 or 16.1% in 1994 and the decrease of $160,000 or 29.6% in 1993 reflected primarily FDIC credits which amounted to $138,000 received in 1993 for required prepayments made in the early 1970's to the FSLIC and a lower deposit base.

       Marketing expense increased $134,000 or 53.0% in 1994 due to advertising campaigns for consumer loans and for a new savings product and increased $74,000 or 41.3% in 1993 due to the opening of a new branch office.


       Professional fees increased $65,000 or 22.4% and $54,000 or 22.9% in 1994 and 1993 over the respective prior years. The increase in 1994 was due to costs connected with the review of acquisition proposals. The increase in 1993 was due to interest rate risk and human resources consulting fees and fees associated with the settlement of the IRS claim.

       The $200,000 credit for provision for real estate losses in 1994 was primarily due to a reduction in real estate reserves on SHSC's land development projects. The reductions were made possible by SHSC's sale of its interest in a joint venture and reductions in land development projects. The $135,000 provision for real estate losses in 1993 included provisions for a local real estate development project and four single-family real estate owned properties. The $130,000 provision for real estate losses in 1992 related to four single-family real estate owned properties. Total real estate owned decreased to $1.2 million at December 31, 1994 from $1.8 million at December 31, 1993. At December 31, 1994, the net carrying value of the commercial real estate owned properties was $871,000 and the net carrying value of real estate projects and joint ventures was $249,000.

       Other noninterest expense increased $33,000 or 2.8% and $174,000 or 17.2% in 1994 and 1993 over the respective prior years. The increase in 1994 was due to an increased commitment to employee training. The increase in 1993 was due to an increase in directors' fees, miscellaneous taxes and office expenses associated with the increased volume of loan originations at AMC.

Income Taxes


       In 1994, 1993 and 1992, the Company had combined federal and state income taxes of approximately $1.9 million, $1.5 million, and $1.3 million, respectively. The effective federal tax rates were 42.3% for 1994, 34.4% for 1993, and 39.1% for 1992. The lower effective Federal tax rate for 1993 was due to a receipt in 1993 of an Internal Revenue Service claim refund of $452,000.

       The Tax Reform Act of 1986 reduced the availability and extent of the special tax treatment afforded savings institutions through a variety of changes to existing tax laws. The two major changes were the reduction in the maximum corporate tax rate to 34% for taxable years beginning on or after July 1, 1987, and a reduction in the maximum bad debt deduction under the percentage method from 40% of taxable income to 8% of taxable income (effective for taxable years beginning after December 31, 1986). In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. The Company adopted SFAS 109 effective January 1, 1993 on a prospective basis, with the cumulative effect of this accounting change amounting to an increase to the financial statement deferred tax asset of $717,000, with a corresponding credit to income.

Net Income

       The $1.0 million decrease in net income in 1994 was attributable primarily to decreased gains on the sale of mortgages, the implementation of SFAS 109 in the prior period and the receipt of a federal income tax claim refund and related interest from the IRS in the prior period, which were partially offset by an increase in net interest income and a reduction of real estate reserves on land development projects. The $1.6 million increase in net income in 1993 was attributable primarily to an increase in net interest income, reduced additions to the provisions for loan and real estate losses, increased gains on the sale of mortgages, the implementation of SFAS 109 and receipt of the tax claim refund plus interest from the IRS, which were partially offset by higher salaries and employee benefits.

Liquidity and Capital Resources

       The increase in total loans during 1994 was primarily due to loan originations, the sources of funding for which were primarily FHLB advances.

       The Company, like many other financial institutions, has experienced a decline in deposit accounts as declining interest rates have further increased the competition for depositors' funds. This has resulted in many depositors placing funds in non-traditional financial institutions such as brokerage houses and mutual funds. The Company has diversified its products and has the ability to offer alternative investment products through INVEST Financial Corporation;

therefore many of the Company's customers have been retained, albeit with different products and services. Customers in search of higher yields are made aware of alternative products and management believes they will return as deposit customers when deposit rates become more acceptable to them. In addition, as previously discussed, the Company has maintained competitive long-term rates to retain long-term certificates of deposits and has utilized various Federal Home Loan Bank advance programs to lengthen its liabilities. Management continues to monitor such trends through its asset/liability committee and believes that, despite the decrease in interest rates and deposit balances over the past several years, the Company will continue to have adequate liquidity and its results of operations will not be significantly impacted by the decline in deposit balances.

       The Association is required by regulation to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less, to assure its ability to meet demands for withdrawals and repayment of short-term borrowings. The Association's principal sources of liquidity are deposits, principal and interest payments on loans, and FHLB advances. The Association's average daily liquidity for 1994 ranged from 9.5% to 13.4% on a monthly basis.

       First Federal's available sources of funds consist of deposits bearing market rates of interest, loan repayments, advances from the FHLB of Pittsburgh and other short-term borrowings.

       First Federal uses its capital resources principally to meet ongoing commitments to fund maturing certificates of deposit and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, develop real estate, maintain liquidity and meet operating expenses. At December 31, 1994, the Company had mortgage loan commitments of approximately $12.5 million primarily through AMC and approximately $16.1 million in unused home equity and unsecured lines of credit.

      At December 31, 1994 First Federal had time deposits maturing within one-year aggregating $47.1 million. Management believes that a substantial portion of First Federal's maturing time deposits will be redeposited in First Federal.

       Under regulations adopted by the OTS, which became effective December 7, 1989, each savings institution is required to maintain tangible and core capital equal to at least 1.5% and 3.0%, respectively, of its total adjusted assets and, risk-based capital equal to at least 8.0% of its risk-adjusted assets. At December 31, 1994, the Association exceeded each requirement, with tangible, core and risk-based capital ratios of 8.42%, 8.42% and 12.96%, respectively.

       The investments in and extensions of credit to FHSC and SHSC (which amounted to $254,000 at December 31, 1994) are deducted from capital because real estate development activities are impermissible for national banks. The Association's $7.6 million extension of credit to and investment in AMC, which engages solely in activities permissible for national banks, is not subject to the same deduction requirements as the real estate developments and therefore the Association believes that it will continue to exceed all three of its capital requirements on an ongoing basis.


       The following table sets forth the various components of the Association's regulatory capital at December 31, 1994:

                                      Regulatory
                           -------------------------------
                           Tangible    Core     Risk-Based
                           Capital    Capital    Capital
                           --------   -------   ----------
                                   (In Thousands)

GAAP capital               $23,399   $23,399      $23,399
Nonallowable Assets:
   Assets of parent           (720)     (720)        (720)
   Equity in nonincludable
      subsidiaries            (254)     (254)        (254)
   Purchased servicing
      rights--excess           (24)      (24)         (24)
  Nonallowable Liabilities:
   Liabilities of parent       265       265          265
Additional capital items:
   General valuation
      allowances                 --       --        1,098
                           -------   -------      -------
Regulatory capital--
      computed              22,666    22,666       23,764
Minimum capital
   requirement               4,037     8,074       14,664
                           -------   -------      -------
Regulatory capital--
   excess                  $18,629   $14,592      $ 9,100
                           =======   =======      =======

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index.

New Accounting Standards

       In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and in October 1994, Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" (SFAS
118).

       SFAS 114, as amended by SFAS 118, addresses the accounting by creditors for impairment of certain loans. SFAS 114 requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, alternatively, at the loan's market price or the fair value of the collateral if the loan is collateral dependent.

       SFAS 114 is effective for fiscal years beginning after December 15, 1994 and earlier adoption is permitted. Effective January 1, 1995, the Company will implement the provisions of SFAS 114 and SFAS 118. Based on the present composition of the Company's loan portfolio and present economic conditions in the Company's market area, management expects that the implementation of SFAS 114 and SFAS 118 will not have a material effect on the Company's financial position or results of operations.

       In November 1993, the American Institute of Certified Public Accountants issued Statement of Position No. 93-6 "Employers' Accounting for Employee Stock Option Plans" (SOP 93-6). SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and its accounting provisions are only required for shares purchased by Employee Stock Option Plans after December 31, 1992. Accordingly, the Company does not anticipate any impact of the SOP on the consolidated financial statements.

Market and Dividend Information

       The common stock of the Company is quoted and traded on NASDAQ National Market System under the FFHP symbol. As of December 31, 1994, there were approximately 1,100 stockholders of record.

       The Company has paid a quarterly cash dividend since the third quarter of 1987. In addition, in December 1994, the Company declared a two for one stock split payable on January 17, 1995, to shareholders of record at the close of business on January 3, 1995. The following table summarizes the common stock price ranges, as provided by NASDAQ, and dividends paid for each quarter. The prices per share and the dividends per share have been retroactively adjusted to give effect to the two for one stock split effective January 1995 and the 20% stock dividend paid in November 1993.


                                          Cash Dividend
1994                     High       Low     Per Share

----                     ----       ---   -------------

First quarter          $12.00     $11.00      $.050
Second quarter          12.00      10.38       .050
Third quarter           16.00      10.25       .050
Fourth quarter          15.75      10.00       .050


1993

----
First quarter          $ 7.68     $ 6.02      $.041
Second quarter           8.51       6.85       .042
Third quarter           12.04       7.68       .042
Fourth quarter          12.00      10.83       .050


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
-----------------------------------------------------------------------------


Selected Balance Sheet Data:                                                       December 31,
                                                          -------------------------------------------------------------
                                                            1994          1993          1992          1991         1990
                                                            ----          ----          ----          ----         ----
                                                                                 (In Thousands)
     Total Assets                                         $269,985      $266,417      $232,011      $234,830     $237,456
     Loans receivable, net(1)                              234,308       228,468       175,381       194,935      209,168
     Investment securities and interest-bearing
        deposits(2)                                         22,589        24,731        44,348        28,915       15,991
     Deposits                                              151,460       164,404       182,693       211,151      205,226
     FHLB advances                                          22,011        24,600        19,000         1,000       10,000
     Short-term borrowings                                  64,980        46,295         5,717            --        3,148
     Stockholders' equity                                   23,399        21,023        17,456        15,652       15,110

Selected Operating Data:                                                       Year Ended December 31,
                                                             1994          1993          1992          1991         1990
                                                             ----          ----          ----          ----         ----
                                                                        (In Thousands, except per share data)
     Total interest income                                 $18,593       $17,253       $19,048        $22,046     $23,788
     Total interest expense                                  9,274         8,935        11,488         15,040      16,934
                                                          --------       -------      --------        -------     -------

     Net interest income                                     9,319         8,318         7,560          7,006       6,854
     Provision for loan losses                                  --            --           105            366       1,630
                                                          --------       -------      --------        -------     -------
     Net interest income after provision for loan
       losses                                                9,319         8,318         7,455          6,640       5,224
     Gain (loss) on sale of investment and trading
       securities                                              (11)           --           (17)             8       1,746
     Unrealized losses on securities held for sale              --           (16)           --             --          --
     Gain on sale of mortgage-backed securities                 --            --            --              6          --
     Gain on sale of mortgages                               1,338         2,173         1,450            773         502
     Gain (loss) on sale of property and equipment              (7)           17            --             --          --
     Gain on sale of servicing                                 114            --            22             --          --
     Income (loss) from real estate operations                 176           (35)          156            615         128
     Other income excluding gains (losses)
        on above sales                                       1,440         1,689         1,196          1,110       1,108
     Noninterest expenses                                    7,850         7,738         6,963          6,373       6,522
                                                          --------     ---------     ---------       --------    --------
     Income before income taxes and cumulative effect
         of change in accounting for income taxes            4,519         4,408         3,299          2,779       2,186
     Income taxes                                            1,913         1,517         1,290          1,149       1,644
                                                         --------     ---------      ---------       --------    --------

     Income before cumulative effect of change in
         accounting for income taxes                        2,606         2,891          2,009          1,630         542
     Cumulative effect of change in accounting for
         income taxes                                          --           717             --             --          --
                                                         --------     ---------      ---------       --------    --------
     Net income                                           $ 2,606      $  3,608        $ 2,009        $ 1,630     $   542
                                                         ========     =========       ========        =======     =======
     Earnings per share(3)                                  $1.08         $1.51          $ .86          $ .71       $ .24
                                                           ======        ======         ======          =====       =====

Other Selected Data:                                                            Year Ended December 31,
                                                               1994          1993        1992        1991         1990
                                                               ----          ----        ----        ----         ----
Average yield earned on all interest-earning assets            7.70%        7.76%       8.46%       9.86%        10.31%
Average rate paid on interest-bearing liabilities              4.19         4.32        5.42        6.98          7.63
Average interest rate spread:
   During period                                               3.51         3.44        3.04        2.88          2.68
   At end of period                                            3.83         3.54        3.47        2.79          2.94
Ratio of noninterest expense to average total assets           3.02         3.25        2.95        2.68          2.67
Return on average assets                                       1.00         1.52         .85         .68           .22
Return on average equity                                      11.73        18.59       12.12       10.50          3.66
Average equity to average assets                               8.54         8.16        7.03        6.52          6.08
Dividend payout ratio                                         18.52        11.59       17.96       19.58         49.22
Number of full service offices at end of period                8            8           8           7             7

----------------------
(1)  Includes mortgage-backed securities and loans held for sale.
(2) Includes securities held for sale, stock in the Federal Home Loan Bank ("FHLB") of Pittsburgh and interest-bearing accounts. At December 31, 1994,

     the interest-bearing accounts amounted to $1.9 million.
(3) Earnings per share were adjusted retroactively to reflect the two for one stock split effective January 1995, the 20% stock dividend paid in November of 1993 and the 10% stock dividends paid in November 1992 and November 1991.

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